As filed with the Securities and Exchange Commission on January 8, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEVELAND-CLIFFS INC.

(Exact name of registrant as specified in its charter)

Ohio	1000	34-1464672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Telephone: (216) 694-5700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James D. Graham

Executive Vice President, Chief Legal Officer & Secretary

Cleveland-Cliffs Inc.

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Telephone: (216) 694-5700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

James P. Dougherty, Esq. Benjamin L. Stulberg, Esq. Michael J. Solecki, Esq. Jones Day 901 Lakeside Avenue Cleveland, Ohio 44114 (216) 586-3939	Joseph C. Alter Vice President, General Counsel and Corporate Secretary AK Steel Holding Corporation 9227 Centre Pointe Drive West Chester, Ohio 45069 (513) 425-5000	Raymond O. Gietz, Esq. Amanda Fenster, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective and upon completion of the proposed merger described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common shares, par value $0.125 per share	133,135,043	N/A	$1,031,796,585	$133,927.20

(1)

Represents the estimated maximum number of common shares, par value $0.125 per share, of Cleveland-Cliffs Inc. (“Cliffs”) issuable upon completion of the merger described in the joint proxy statement/prospectus contained herein, calculated as the product of (a) the sum of (i) 316,466,553 shares of common stock, $0.01 par value per share (“AK Steel common stock”), of AK Steel Holding Corporation (“AK Steel”), issued and outstanding as of January 3, 2020 (excluding shares held by Cliffs, Merger Sub and AK Steel, other than shares held on behalf of third parties), (ii) 11,015,962 shares of AK Steel common stock associated with stock-based equity awards (other than stock options and already outstanding restricted securities) outstanding as of January 3, 2020 or that may be granted after January 3, 2020 and prior to the completion of the merger and (iii) 5,355,093 shares of AK Steel common stock underlying AK Steel stock options outstanding as of January 3, 2020 or that may be granted after January 3, 2020 and prior to the completion of the merger, multiplied by (b) 0.400 (the exchange ratio in the merger).

(2)

Pursuant to Rule 457(c) and Rule 457(f)(1) promulgated under the Securities Act of 1933 (the “Securities Act”) and solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act, the proposed maximum aggregate offering price is equal to the product of (x) $3.10 (the average of the high and low per share prices of AK Steel common stock on the New York Stock Exchange on January 3, 2020) multiplied by (y) 332,837,608 (the estimated maximum number of shares of AK Steel common stock that may be exchanged for the merger consideration).

(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $133,927.20 (which is equal to 0.00012980 multiplied by the proposed maximum aggregate offering price of 1,031,796,585).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein, including in the accompanying joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JANUARY 8, 2020

Dear Shareholders and Stockholders:

As previously announced, on December 2, 2019, Cleveland-Cliffs Inc., which is referred to as Cliffs, AK Steel Holding Corporation, which is referred to as AK Steel, and Pepper Merger Sub Inc., which is referred to as Merger Sub, entered into an Agreement and Plan of Merger, which is referred to as the Merger Agreement, providing for Cliffs’ acquisition of AK Steel. Under the terms of the Merger Agreement, Merger Sub will merge with and into AK Steel, which is referred to as the Merger, and AK Steel will survive the Merger and become a direct, wholly owned subsidiary of Cliffs. Cliffs shareholders as of the close of business on [                ], 2020, the record date, are invited to attend a special meeting of Cliffs shareholders, to be held on [                ], 2020, at [                ] Eastern Time, to consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of common shares, par value $0.125 per share, of Cliffs, which are referred to as Cliffs common shares, in connection with the Merger as well as a proposal regarding the potential adjournment of the Cliffs special meeting. AK Steel stockholders as of the close of business on the record date are invited to attend a special meeting of AK Steel stockholders, to be held on [                ], 2020, at [                ] Eastern Time, to consider and vote on a proposal to adopt the Merger Agreement as well as proposals regarding certain other matters related to the Merger and the AK Steel special meeting.

If the Merger is completed, each share of common stock, par value $0.01 per share, of AK Steel, which is referred to as AK Steel common stock, issued and outstanding immediately prior to the effective time of the Merger (other than AK Steel restricted shares and any shares of AK Steel common stock owned by Cliffs, Merger Sub or AK Steel, unless held on behalf of third parties) will be converted into the right to receive 0.400 Cliffs common shares, which is referred to as the merger consideration, and, if applicable, cash in lieu of any fractional shares. For more details on the merger consideration, see the section entitled “The Merger—Consideration to AK Steel Stockholders” beginning on page [    ] of the accompanying joint proxy statement/prospectus.

The market value of the merger consideration will fluctuate with the market price of Cliffs common shares and will not be known at the time both Cliffs shareholders and AK Steel stockholders vote on the Merger. Based on the closing share price of Cliffs common shares on the New York Stock Exchange, which is referred to as the NYSE, on December 2, 2019, the last full trading day before the public announcement of the Merger Agreement, of $8.41 per share, the implied value of the merger consideration to AK Steel stockholders was approximately $3.36 per share of AK Steel common stock. On January 3, 2020, the last practicable trading day before the date of the filing of the accompanying joint proxy statement/prospectus, the closing share price of Cliffs common shares on the NYSE was $7.82 per share, resulting in an implied value to AK Steel stockholders of $3.13 per share of AK Steel common stock. We urge you to obtain current market quotations for Cliffs common shares and AK Steel common stock.

Cliffs common shares are traded on the NYSE under the symbol “CLF,” and AK Steel common stock is traded on the NYSE under the symbol “AKS.” Cliffs expects to issue approximately 133.1 million Cliffs common shares to AK Steel stockholders in the Merger (including shares underlying AK Steel equity awards expected to be outstanding at the effective time of the Merger, which will be converted into awards with respect to Cliffs common shares). Based on the number of shares of AK Steel common stock and Cliffs common shares outstanding as of January 3, 2020, we estimate that, immediately following completion of the Merger, former holders of AK Steel common stock will own approximately 32% of the outstanding Cliffs common shares.

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming the Merger qualifies as a reorganization, a stockholder of AK Steel generally will not recognize any gain or loss upon receipt of Cliffs common shares in the Merger, and will recognize gain or loss with respect to any cash received in lieu of a fractional Cliffs common share, as discussed in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of the accompanying joint proxy statement/prospectus.

Each of Cliffs and AK Steel will hold a special meeting of its shareholders or stockholders, as applicable, to consider certain matters relating to the proposed Merger, as well as certain other matters. Cliffs and AK Steel cannot complete the proposed Merger unless, among other things, Cliffs shareholders approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger, and AK Steel stockholders adopt the Merger Agreement.

Your vote is very important. To ensure your representation at your company’s special meeting, please complete and return the enclosed proxy card or submit your proxy via the Internet or by telephone. Please vote promptly whether or not you expect to attend your company’s special meeting. Submitting a proxy now will not prevent you from being able to vote in person at your company’s special meeting if you are otherwise eligible to vote at such meeting.

The Cliffs board of directors has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger, are in the best interests of Cliffs and its shareholders; has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger; and unanimously recommends that Cliffs shareholders vote “FOR” the proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger, and “FOR” the adjournment proposal, as described in the accompanying joint proxy statement/prospectus.

The AK Steel board of directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and in the best interests of AK Steel and its stockholders; has unanimously approved the Merger Agreement; and unanimously recommends that AK Steel stockholders vote “FOR” the proposal to adopt the Merger Agreement and “FOR” each of the other proposals at the AK Steel special meeting, as described in the accompanying joint proxy statement/prospectus.

The obligations of Cliffs and AK Steel to complete the Merger are subject to the satisfaction or waiver (if permitted) of the conditions set forth in the Merger Agreement, a copy of which is included as part of the accompanying joint proxy statement/prospectus. The accompanying joint proxy statement/prospectus provides you with detailed information about the proposed Merger and the transactions contemplated by the Merger Agreement. It also contains or references information about Cliffs and AK Steel and certain related matters. You are encouraged to read the accompanying joint proxy statement/prospectus carefully and in its entirety.

In particular, you should carefully read the section entitled “Risk Factors” beginning on page [    ] of the accompanying joint proxy statement/prospectus for a discussion of risks you should consider in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger and how they will affect you.

We look forward to the successful completion of the Merger.

Lourenco Goncalves Chairman, President and Chief Executive Officer Cleveland-Cliffs Inc.	Roger K. Newport Chief Executive Officer AK Steel Holding Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement, the Cliffs common shares to be issued in connection with the Merger or any other transactions described in the accompanying joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This document is dated [                ], 2020, and is first being mailed to Cliffs shareholders and AK Steel stockholders on or about [                ], 2020.

CLEVELAND-CLIFFS INC. NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [                ], 2020 AT [                ]

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Cleveland-Cliffs Inc., which is referred to as Cliffs, will be held on [                ], 2020, at [                ] Eastern Time at [                ], for the following purposes:

•

to consider and vote on a proposal to approve the Merger Agreement (as defined below) and the transactions contemplated by the Merger Agreement, including the issuance of common shares, par value $0.125 per share, of Cliffs, which are referred to as Cliffs common shares, in connection with the Merger (as defined below), which is referred to as the Cliffs merger proposal; and

•

to consider and vote on a proposal to adjourn the Cliffs special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Cliffs special meeting to approve the Cliffs merger proposal, which is referred to as the Cliffs adjournment proposal.

Cliffs shareholders’ approval of the Cliffs merger proposal is required to complete the acquisition of AK Steel Holding Corporation, which is referred to as AK Steel, by Cliffs by way of the merger of Pepper Merger Sub Inc., which is referred to as Merger Sub, with and into AK Steel, with AK Steel continuing as the surviving corporation and as a direct, wholly owned subsidiary of Cliffs, which is referred to as the Merger, pursuant to the Agreement and Plan of Merger, dated as of December 2, 2019, among Cliffs, AK Steel and Merger Sub, which, as such agreement may be amended from time to time, is referred to as the Merger Agreement. If necessary, Cliffs shareholders will be asked to approve the Cliffs adjournment proposal. Cliffs does not intend to transact any other business at the Cliffs special meeting. The record date for the Cliffs special meeting has been set as [                ], 2020. Only Cliffs shareholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Cliffs special meeting or any adjournments and postponements thereof. For additional information, see the section entitled “Special Meeting of Cliffs Shareholders” beginning on page [    ] of the joint proxy statement/prospectus accompanying this notice.

The Cliffs board of directors unanimously recommends that you vote “FOR” the Cliffs merger proposal and “FOR” the Cliffs adjournment proposal.

The Cliffs special meeting proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE CLIFFS SPECIAL MEETING. IF YOU DESIRE AT A LATER TIME TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is important. Approval of the Cliffs merger proposal by the Cliffs shareholders is a condition to the Merger and requires the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. Cliffs shareholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically via the Internet or by telephone. Simply follow the instructions provided on the enclosed proxy card. The failure to submit a proxy card or to vote in person at the Cliffs special meeting or the abstention from voting by Cliffs shareholders, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Cliffs merger proposal, will have the same effect as a vote “AGAINST” the Cliffs merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

James D. Graham
Executive Vice President, Chief Legal Officer & Secretary
Cleveland-Cliffs Inc.
Cleveland, Ohio
[ ], 2020

AK STEEL HOLDING CORPORATION

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                ], 2020

AT [                ]

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AK Steel Holding Corporation, which is referred to as AK Steel, will be held on [                ], 2020, at [                ], Eastern Time, at [                ], which is referred to as the AK Steel special meeting, for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 2, 2019, which, as such agreement may be amended from time to time, is referred to as the Merger Agreement, among Cleveland-Cliffs Inc., AK Steel and Pepper Merger Sub Inc., which is referred to as the AK Steel merger proposal;

•

to consider and vote on a non-binding, advisory proposal to approve the compensation that may be paid or become payable to AK Steel’s named executive officers that is based on or otherwise relates to the merger contemplated by the Merger Agreement, which is referred to as the AK Steel compensation proposal; and

•

to consider and vote on a proposal to adjourn the AK Steel special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the AK Steel special meeting to approve the AK Steel merger proposal, which is referred to as the AK Steel adjournment proposal.

Approval of the AK Steel merger proposal is required to complete the merger and other transactions contemplated by the Merger Agreement. AK Steel stockholders will also be asked to approve, by an advisory, non-binding vote, the AK Steel compensation proposal and, if necessary, the AK Steel adjournment proposal. AK Steel does not intend to transact any other business at the AK Steel special meeting. The record date for the AK Steel special meeting has been set as [                ], 2020. Only AK Steel stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the AK Steel special meeting or any adjournments and postponements thereof. For additional information, see the section entitled “Special Meeting of AK Steel Stockholders” beginning on page [    ] of the joint proxy statement/prospectus accompanying this notice.

The AK Steel board of directors unanimously recommends that you vote “FOR” the AK Steel merger proposal, “FOR” the AK Steel compensation proposal and “FOR” the AK Steel adjournment proposal.

The AK Steel special meeting proposals are described in more detail in the accompanying joint proxy statement/prospectus, which you should read carefully in its entirety before you vote. A copy of the Merger Agreement is attached as Annex A to the accompanying joint proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE AK STEEL SPECIAL MEETING. IF YOU DESIRE AT A LATER TIME TO CHANGE YOUR VOTE OR REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, HOW TO VOTE AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

Your vote is important. Approval of the AK Steel merger proposal by the AK Steel stockholders is a condition to completing the merger and other transactions contemplated by the Merger Agreement and requires the affirmative vote of holders of a majority of the outstanding shares of AK Steel common stock entitled to vote on the proposal. AK Steel stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically via the Internet or by telephone. Simply follow the instructions provided on the enclosed proxy card. The failure to submit a proxy card or to vote in person at the AK Steel special meeting or the abstention from voting by AK Steel stockholders, or the failure of any AK Steel stockholder who holds shares of AK Steel common stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the AK Steel merger proposal, will have the same effect as a vote “AGAINST” the AK Steel merger proposal.

BY ORDER OF THE BOARD OF DIRECTORS,

Joseph C. Alter
Vice President, General Counsel and Corporate Secretary
AK Steel Holding Corporation
West Chester, Ohio
[ ], 2020

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Cleveland-Cliffs Inc., which is referred to as Cliffs, and AK Steel Holding Corporation, which is referred to as AK Steel, from other documents that Cliffs and AK Steel have filed with the Securities and Exchange Commission, which is referred to as the SEC, and that are not contained herein or delivered herewith. For a listing of documents incorporated by reference herein and additional information on how you can obtain copies of these documents free of charge from Cliffs or AK Steel (as applicable), please see the section entitled “Where You Can Find More Information” beginning on page [    ]. This information is also available for you to review free of charge through the SEC’s website at www.sec.gov.

This joint proxy statement/prospectus is first being mailed to Cliffs shareholders and AK Steel stockholders on or about [                ], 2020.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein without charge upon written or oral request to the applicable company’s principal executive office. The respective addresses and telephone numbers of such principal executive offices are listed below.

For Cliffs Shareholders:	For AK Steel Stockholders:

Cleveland-Cliffs Inc. 200 Public Square, Suite 3300 Cleveland, OH 44114 Attention: Investor Relations 1-800-214-0739	AK Steel Holding Corporation 9227 Centre Pointe Drive West Chester, OH 45069 Attention: Investor Relations 1-513-425-5000

To obtain timely delivery of these documents before Cliffs’ special meeting of shareholders, Cliffs shareholders must request the information no later than [                ], 2020, which is five business days before the date of the Cliffs special meeting.

To obtain timely delivery of these documents before AK Steel’s special meeting of stockholders, AK Steel stockholders must request the information no later than [                ], 2020, which is five business days before the date of the AK Steel special meeting.

In addition, if you have questions about the Merger or this joint proxy statement/prospectus or would like additional copies of the joint proxy statement/prospectus, please contact the appropriate company at the contact listed above. You will not be charged for any of the documents that you request.

If you have any questions about the Cliffs special meeting or the AK Steel special meeting, or need to obtain proxy cards or other information related to the proxy solicitation, please contact the applicable company’s proxy solicitor set forth below:

CLIFFS PROXY SOLICITOR	AK STEEL PROXY SOLICITOR

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and brokers call: +1-212-297-0720

Shareholders and all others call toll-free:

+ 1-877-869-0171

Email: info@okapipartners.com

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 Toll-free: +1-866-413-5899

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Cliffs (Registration No. 333-[                ]), constitutes a prospectus of Cliffs under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the common shares, par value $0.125 per share, of Cliffs, which are referred to as Cliffs common shares, to be issued to AK Steel stockholders pursuant to the Agreement and Plan of Merger, dated as of December 2, 2019, which, as such agreement may be amended from time to time, is referred to as the Merger Agreement, among Cliffs, AK Steel and Pepper Merger Sub Inc., which is referred to as Merger Sub, providing for Cliffs’ acquisition of AK Steel by way of the merger of Merger Sub with and into AK Steel, with AK Steel continuing as the surviving corporation and as a direct, wholly owned subsidiary of Cliffs, which is referred to as the Merger. This document also constitutes a proxy statement of each of Cliffs and AK Steel under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.

Cliffs has supplied all information contained in or incorporated by reference herein relating to Cliffs and Merger Sub, and AK Steel has supplied all information contained in or incorporated by reference herein relating to AK Steel. Cliffs and AK Steel have both contributed to the information relating to the Merger Agreement and related transactions contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy, or any investment decision in connection with the Merger. Cliffs and AK Steel have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This joint proxy statement/prospectus is dated [                ], 2020, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Cliffs shareholders or AK Steel stockholders nor the issuance of Cliffs common shares pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

-i-

(continued)

-ii-

(continued)

-iii-

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the Merger and the Cliffs and AK Steel special meetings. Cliffs and AK Steel urge you to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document. See “References to Additional Information” at the beginning of this document.

Q.	Why am I receiving this joint proxy statement/prospectus?

A.

You, as a Cliffs shareholder or an AK Steel stockholder, are receiving this joint proxy statement/prospectus because Cliffs and AK Steel have entered into the Merger Agreement pursuant to which, on the terms and subject to the conditions included in the Merger Agreement, Merger Sub will merge with and into AK Steel, with AK Steel surviving the Merger as a direct, wholly owned subsidiary of Cliffs. Your vote is required in connection with the Merger. The Merger Agreement, which governs the terms of the Merger, is attached to this joint proxy statement/prospectus as Annex A.

Cliffs. Completion of the Merger requires that the Merger Agreement and the transactions contemplated thereby, including the issuance of Cliffs common shares in connection with the Merger, be approved by the shareholders of Cliffs in accordance with the rules of the NYSE and the Ohio Revised Code, which is referred to as the ORC. Cliffs is holding a special meeting of its shareholders, which is referred to as the Cliffs special meeting, to obtain that approval. If necessary or appropriate, Cliffs shareholders will also be asked to approve the adjournment of the Cliffs special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the Cliffs special meeting to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger.

AK Steel. Completion of the Merger requires that the Merger Agreement be adopted by AK Steel stockholders in accordance with the General Corporation Law of the State of Delaware, which is referred to as the DGCL. AK Steel is holding a special meeting of its stockholders, which is referred to as the AK Steel special meeting, to obtain that approval. At the AK Steel special meeting, AK Steel stockholders will also be asked to vote on the AK Steel compensation proposal, as defined below, and, if necessary or appropriate, a proposal to adjourn the AK Steel special meeting to solicit additional proxies in the event there are not sufficient votes at the time of the meeting to adopt the Merger Agreement.

Q:	When and where will the special meetings take place?

A:	Cliffs. The Cliffs special meeting will be held at [ ] Eastern Time on [ ], 2020, at [ ].

AK Steel. The AK Steel special meeting will be held at [ ] Eastern Time on [ ], 2020, at [ ].

Q:	What matters will be considered at the special meetings?

A:	Cliffs. Cliffs shareholders will be asked to:

•

consider and vote on a proposal to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger, which is referred to as the Cliffs merger proposal; and

•

consider and vote on a proposal to adjourn the Cliffs special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the Cliffs special meeting to approve the Cliffs merger proposal, which is referred to as the Cliffs adjournment proposal.

AK Steel. AK Steel stockholders will be asked to:

•	consider and vote on a proposal to adopt the Merger Agreement, which is referred to as the AK Steel merger proposal;

•

consider and vote on a proposal to approve, by a non-binding, advisory vote, certain compensation that may be paid or become payable to AK Steel’s named executive officers that is based on or otherwise relates to the Merger, which is referred to as the AK Steel compensation proposal; and

•

consider and vote on a proposal to adjourn the AK Steel special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes at the time of the AK Steel special meeting to approve the AK Steel merger proposal, which is referred to as the AK Steel adjournment proposal.

Q:	Is my vote important?

A:

Cliffs. Yes. The Merger cannot be completed unless the Cliffs merger proposal is approved by the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. Only Cliffs shareholders as of the close of business on [                ], 2020, which is referred to as the record date, are entitled to vote at the Cliffs special meeting. The Cliffs board of directors, which is referred to as the Cliffs board, unanimously recommends that Cliffs shareholders vote “FOR” the approval of the Cliffs merger proposal and “FOR” the approval of the Cliffs adjournment proposal.

AK Steel. Yes. The Merger cannot be completed unless the Merger Agreement is adopted by AK Steel stockholders representing a majority of the outstanding shares of common stock, par value $0.01 per share, of AK Steel, which is referred to as AK Steel common stock, entitled to vote thereon at the AK Steel special meeting. Only AK Steel stockholders as of the close of business on the record date are entitled to vote at the AK Steel special meeting.

The board of directors of AK Steel, which is referred to as the AK Steel board, unanimously recommends that AK Steel stockholders vote “FOR” the approval of the AK Steel merger proposal, “FOR” the approval of the AK Steel compensation proposal and “FOR” the approval of the AK Steel adjournment proposal.

Q:

If my Cliffs common shares or my shares of AK Steel common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. If you hold your shares in a stock brokerage account or if your shares are held by a bank or nominee, your bank, broker or other nominee cannot vote your shares on any of the proposals at the Cliffs special meeting or AK Steel special meeting without instructions from you.

Under the NYSE rules, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Under the NYSE rules, brokers are not permitted to vote on any of the matters to be considered at the Cliffs special meeting or the AK Steel special meeting unless they have received instructions from the beneficial owners. As a result, your shares will not be voted on any matter unless you affirmatively instruct your broker, bank or nominee how to vote your shares in one of the ways indicated by your broker, bank or other nominee.

A “broker non-vote” occurs when a broker submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions. Because brokers will not have discretionary authority to vote on any of the proposals at the special meetings, no “broker non-votes” can occur at the Cliffs special meeting or AK Steel special meeting.

Q:	What Cliffs shareholder vote is required for the approval of each proposal brought before the Cliffs special meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The Cliffs merger proposal. Approval of the Cliffs merger proposal requires the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. The failure to submit a proxy card or to vote in person at the Cliffs special meeting or the abstention from voting by Cliffs shareholders, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Cliffs merger proposal, will have the same effect as a vote “AGAINST” the Cliffs merger proposal.

The Cliffs adjournment proposal. Approval of the Cliffs adjournment proposal requires the affirmative vote of the holders of a majority of the Cliffs common shares present in person or represented by proxy at the Cliffs special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cliffs adjournment proposal, while the failure to submit a proxy card or to vote in person at the Cliffs special meeting, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee on the Cliffs merger proposal and the Cliffs adjournment proposal, will have no effect on the Cliffs adjournment proposal.

Q:	What vote is required for AK Steel stockholders to approve each proposal brought before the AK Steel special meeting? What will happen if I fail to vote or abstain from voting on each proposal?

A:

The AK Steel merger proposal. Approval of the AK Steel merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of AK Steel common stock entitled to vote on the proposal. If you fail to vote, or vote to abstain, it will have the same effect as a vote “AGAINST” the proposal. The failure of any AK Steel stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the AK Steel merger proposal will have the same effect as a vote “AGAINST” the AK Steel merger proposal.

The AK Steel compensation proposal. Approval of the AK Steel compensation proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the AK Steel compensation proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel compensation proposal, assuming a quorum is present at the AK Steel special meeting.

The AK Steel adjournment proposal. Approval of the AK Steel adjournment proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the AK Steel adjournment proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel adjournment proposal.

Q:	What will AK Steel stockholders receive if the Merger is completed?

A:

As a result of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares, as defined in the section entitled “The Merger—Consideration to AK Steel Stockholders” beginning on page [    ]) will be converted into the right

to receive 0.400 Cliffs common shares, which is referred to as the merger consideration, and such ratio is referred to as the exchange ratio.

If you would otherwise be entitled to receive a fractional Cliffs common share you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share.

For more information regarding the merger consideration to be provided to AK Steel stockholders, see the section entitled “The Merger—Consideration to AK Steel Stockholders” beginning on page [    ]. For more information regarding exchange procedures, see the section entitled “The Merger Agreement—Exchange Procedures” beginning on page [    ].

Q:	What will holders of AK Steel equity awards receive in the Merger?

A:

At the effective time of the Merger, each outstanding AK Steel equity award (other than any cash-out options, as described below and in the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [    ]) will be converted into equity awards with respect to Cliffs common shares.

AK Steel Options

Holders of options to purchase AK Steel common stock that were granted under an AK Steel stock incentive plan other than the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan and the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of May 26, 2016), which are referred to as pre-2016 options, will have the right, no later than one day prior to the date of the closing of the Merger, to elect to have their pre-2016 options, whether vested or unvested, cancelled in exchange for a cash payment (without interest and less applicable withholding taxes) in an amount equal to the product of (i) the number of shares of AK Steel common stock subject to such pre-2016 option as of immediately prior to the effective time of the Merger and (ii) the excess, if any, of the per share option consideration (as described below) over the exercise price per share of AK Steel common stock subject to such pre-2016 option, which cash amount is referred to as the cash-out option payment. For purposes of the Merger Agreement, the per share option consideration means the greater of (x) the product of the exchange ratio multiplied by the volume weighted average trading price per Cliffs common share for the five consecutive trading days ending with, and including, the trading day immediately prior to the closing date, or (y) the highest average of the highest and lowest sales price per share of AK Steel common stock on a trading day during the 90-day period ending on the day immediately prior to the closing date. Each pre-2016 option for which a holder makes an election described in this paragraph is referred to as a cash-out option.

At the effective time of the Merger, each outstanding option to purchase AK Steel common stock that is not a cash-out option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into an option to acquire a number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock subject to such AK Steel option immediately prior to the effective time of the Merger multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of AK Steel common stock of such AK Steel option immediately prior to the effective time of the Merger divided by (y) the exchange ratio. Following the effective time of the Merger, each such converted option will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel option immediately prior to the effective time of the Merger.

AK Steel Restricted Stock Units

At the effective time of the Merger, each outstanding restricted stock unit in respect of AK Steel common stock with only time-based vesting requirements, which is referred to as an AK Steel RSU, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock subject to such AK Steel RSU immediately prior to the effective time of the Merger multiplied by (ii) the exchange ratio. Following the effective time of the Merger, each such restricted stock unit will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel RSU immediately prior to the effective time of the Merger.

AK Steel Performance Share Awards

At the effective time of the Merger, each outstanding performance share award in respect of AK Steel common stock with any performance-based vesting requirements, which is referred to as an AK Steel PSA, will, automatically and without any action on the part of the holder thereof, be converted into a performance share award denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock that would have been issued under such AK Steel PSA at the achievement of target performance, multiplied by (ii) the exchange ratio. The performance goals applicable to each AK Steel PSA will be adjusted by the Management Development and Compensation Committee of the AK Steel board, as mutually determined by Cliffs and AK Steel, to take into account the transactions contemplated by the Merger Agreement, which shall include the same opportunity to earn the maximum percentage of performance shares as under the AK Steel PSA award agreement immediately prior to the effective time of the Merger. Following the effective time of the Merger, each such performance share award will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel PSA immediately prior to the effective time of the Merger.

AK Steel Restricted Shares

At the effective time of the Merger, each outstanding share of AK Steel common stock that is subject to vesting, repurchase, or other lapse restrictions, which is referred to as an AK Steel restricted share, will, automatically and without any action on the part of the holder thereof, be converted into restricted shares denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of AK Steel restricted shares held by a holder, multiplied by (ii) the exchange ratio. Following the effective time of the Merger, each such restricted share will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel restricted share immediately prior to the effective time of the Merger.

Q:	How do the boards of directors of Cliffs and AK Steel recommend that I vote?

A:

Cliffs. The Cliffs board recommends that Cliffs shareholders vote “FOR” the approval of the Cliffs merger proposal and “FOR” the approval of the Cliffs adjournment proposal. For more information regarding how the Cliffs board recommends that Cliffs shareholders vote, see the section entitled “The Merger—Recommendation of the Cliffs Board and Reasons for the Merger” beginning on page [    ].

AK Steel. The AK Steel board recommends that you vote “FOR” the approval of the AK Steel merger proposal, “FOR” the approval of the AK Steel compensation proposal and “FOR” the approval of the AK Steel adjournment proposal. For more information regarding how the AK Steel board recommends that you vote, see the section entitled “The Merger—Recommendation of the AK Steel Board and Reasons for the Merger” beginning on page [    ].

Q:	Why are AK Steel stockholders being asked to vote on certain named executive officer compensation arrangements?

A:

The SEC has adopted rules that require AK Steel to provide its stockholders with the opportunity to approve the compensation that may be paid or become payable to AK Steel’s named executive officers that is based on, or otherwise relates to, the Merger. The AK Steel compensation proposal is a non-binding, advisory vote. For further information on these arrangements and the potential payments, see the sections entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” and “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” beginning on pages [    ] and [    ], respectively.

Q:	Who is entitled to vote at the special meeting?

A:

Cliffs special meeting. The Cliffs board has fixed [                 ], 2020 as the record date for the Cliffs special meeting. All holders of record of Cliffs common shares as of the close of business on the record date are entitled to receive notice of, and to vote at, the Cliffs special meeting, provided that those shares remain outstanding on the date of the Cliffs special meeting. Physical attendance at the Cliffs special meeting is not required to vote. See the section entitled “Questions and Answers About the Merger and the Special Meetings—How can I vote my shares without attending the special meeting?” beginning on page [    ] for instructions on how to vote your shares without attending the Cliffs special meeting.

AK Steel special meeting. The AK Steel board has fixed [                 ], 2020 as the record date for the AK Steel special meeting. All holders of record of shares of AK Steel common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the AK Steel special meeting. Physical attendance at the AK Steel special meeting is not required to vote. See the section entitled “Questions and Answers About the Merger and the Special Meetings—How can I vote my shares without attending the special meeting?” beginning on page [    ] for instructions on how to vote your shares without attending the AK Steel special meeting.

Q:	What if my shares are held in an AK Steel Corporation Thrift Plan?

A:

If you hold shares of AK Steel common stock in an AK Steel stock fund through certain AK Steel thrift plans, including the AK Steel Corporation Thrift Plan A, AK Steel Corporation Thrift Plan B and AK Steel Corporation Thrift Plan C, which are collectively referred to as the AK Steel thrift plans, you must timely provide the applicable AK Steel thrift plan trustee with voting instructions with respect to the shares you hold in such AK Steel thrift plan. If you do not provide the AK Steel thrift plan trustee with voting instructions, neither the AK Steel thrift plan trustee nor the applicable fiduciary committee for such AK Steel thrift plan will be able to vote the shares of AK Steel common stock held for your benefit through such AK Steel thrift plan at the AK Steel special meeting.

Q:	What is a proxy?

A:	A proxy is a legal authorization of another person to vote the stock you own on your behalf.

Cliffs shareholders. If you are a shareholder of record of Cliffs common shares as of the close of business on the record date, and you vote via the Internet, by telephone or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate certain of Cliffs’ officers as your proxies at the Cliffs special meeting. Each such officer will have the power to act on your behalf to vote your shares at the Cliffs special meeting as directed in your proxy. If you submit an executed proxy without indicating instructions with respect to any proposal, then such officers will vote your shares consistent with the recommendation of the Cliffs board on such proposal.

AK Steel stockholders. If you are a stockholder of record of AK Steel common stock as of the close of business on the record date, and you vote via the Internet, by telephone or by signing, dating and returning your proxy card in the enclosed postage-paid envelope, you designate certain of AK Steel’s officers as your proxies at the AK Steel special meeting. Each such officer will have the power to act on your behalf to vote your shares at the AK Steel special meeting as directed in your proxy. If you submit an executed proxy without indicating instructions with respect to any proposal, then such officers will vote your shares consistent with the recommendation of the AK Steel board on such proposal.

Q:	How many votes do I have?

A:	Cliffs shareholders. Each Cliffs shareholder of record is entitled to one vote for each Cliffs common share held of record by him or her as of the close of business on the record date.

AK Steel stockholders. Each AK Steel stockholder of record is entitled to one vote for each share of AK Steel common stock held of record by him or her as of the close of business on the record date.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum is the minimum number of shares required to be represented, either by the appearance of the stockholder or shareholder in person or through representation by proxy, to hold a valid meeting.

Quorum for Cliffs special meeting. A quorum will exist at the Cliffs special meeting if shares representing not less than a majority of the voting power of Cliffs are present, in person or represented by proxy, with respect to any matter to be considered at the Cliffs special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum, including abstentions. Cliffs common shares held in “street name” will be counted as present for the purpose of determining the existence of a quorum at the Cliffs special meeting so long as the beneficial owner of the shares has given its bank, broker or other nominee voting instructions on at least one of the proposals brought before the Cliffs special meeting. The proposals for consideration at the Cliffs special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, no “broker non-votes” can occur at the meeting. Cliffs common shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided on how to vote on either of the proposals.

Quorum for AK Steel special meeting. A quorum will exist with respect to each matter to be considered at the AK Steel special meeting if holders of record of shares of AK Steel common stock representing not less than a majority of the issued and outstanding shares of AK Steel common stock entitled to vote at the AK Steel special meeting are present in person or represented by proxy. Shares of AK Steel common stock held in “street name” will be counted as present for the purpose of determining the existence of a quorum at the AK Steel special meeting so long as a stockholder has given the bank, broker or other nominee voting instructions on at least one of the proposals brought before the AK Steel special meeting. The proposals for consideration at the AK Steel special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, banks, brokers and other nominees cannot vote any shares unless they have received instructions on how to vote the shares. As a result, no “broker non-votes” can occur at the meeting and shares of AK Steel common stock held in “street name” will not be counted as present for the purpose of determining the existence of a quorum at the AK Steel special meeting if no instructions have been provided on how to vote on any such proposals.

Q:	What will happen to AK Steel as a result of the Merger?

A:

If the Merger is completed, Merger Sub will merge with and into AK Steel. As a result of the Merger, the separate corporate existence of Merger Sub will cease and AK Steel will continue as the surviving corporation and as a direct, wholly owned subsidiary of Cliffs. Further, if the Merger is completed, AK Steel will no longer be a public company, and the AK Steel common stock will be de-listed from the NYSE.

Q:	I own shares of AK Steel common stock. What will happen to those shares as a result of the Merger?

A:

If the Merger is completed, each of your shares of AK Steel common stock will be cancelled and thereafter represent only the right to receive, on the terms and subject to the conditions set forth in the Merger Agreement, the merger consideration as well as cash in lieu of any fractional Cliffs common shares and any dividends or distributions on the Cliffs common shares with a record date at or after the effective time of the Merger. See the section entitled “The Merger Agreement—Merger Consideration” beginning on page [    ].

Q:	Where will the Cliffs common shares that AK Steel stockholders receive in the Merger be publicly listed and traded?

A:	The Cliffs common shares issued to AK Steel stockholders in connection with the Merger will be listed and traded on the NYSE under the ticker symbol, “CLF.”

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger, is not approved by Cliffs shareholders or if the Merger Agreement is not adopted by AK Steel stockholders, or if the Merger is not completed for any other reason, AK Steel stockholders will not receive the merger consideration or any other consideration in connection with the Merger, and their shares of AK Steel common stock will remain outstanding.

If the Merger is not completed, AK Steel will remain an independent public company and its common stock will continue to be listed and traded on the NYSE. If the Merger is not completed, Cliffs will not issue Cliffs common shares to AK Steel stockholders pursuant to the Merger Agreement, regardless of whether the Cliffs merger proposal is approved. If the Merger Agreement is terminated under specified circumstances, either AK Steel or Cliffs (depending on the circumstances) may be required to pay the other party a termination fee. See “The Merger Agreement—Termination” beginning on page [    ] for a more detailed discussion of the termination fees.

Q:	How can I vote my shares in person at the special meeting?

A:

Cliffs. Cliffs common shares held directly in your name as the shareholder of record of such Cliffs common shares as of the close of business on [                 ], 2020, the record date, may be voted in person at the Cliffs special meeting. If you choose to attend the Cliffs special meeting, you will need to bring valid, government-issued photo identification.

If you are a beneficial owner of Cliffs common shares but not the shareholder of record of such Cliffs common shares, you will also need proof of stock ownership to be admitted to the Cliffs special meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. Please note that if your shares are held in “street name” by a bank, broker or other nominee and you wish to vote at the Cliffs special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the Cliffs special meeting. To request a legal proxy, please contact your bank, broker or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the Cliffs special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending or voting in person at the Cliffs special meeting. The doors to the meeting room will be closed promptly at the start of the Cliffs special meeting, and shareholders will not be permitted to enter after that time.

AK Steel. Shares of AK Steel common stock held directly in your name as the stockholder of record as of the close of business on [                 ], 2020, the record date, may be voted in person at the AK Steel special meeting. If you choose to attend the AK Steel special meeting, you will need to bring valid, government-issued photo identification.

If you are a beneficial owner of AK Steel common stock but not the stockholder of record of such shares (for example, if your shares are held in “street name” by a bank, broker or other nominee) you will also need proof of stock ownership to be admitted to the AK Steel special meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you wish to vote at the AK Steel special meeting, you will not be permitted to vote in person unless you first obtain a legal proxy issued in your name from the record owner and present it to the inspector of election with your ballot at the AK Steel special meeting. To request a legal proxy please contact your bank, broker or other nominee holder of record. It is suggested you do so in a timely manner to ensure receipt of your legal proxy prior to the AK Steel special meeting.

Failure to bring the appropriate documentation may delay your entry into or prevent you from attending or voting in person at the AK Steel special meeting.

Q:	How can I vote my shares without attending the special meeting?

A:

Cliffs. If you are a shareholder of record of Cliffs common shares as of the close of business on [                 ], 2020, the record date, you can vote by proxy via the Internet, by telephone or by mail by following the instructions provided on the enclosed proxy card. If your Cliffs common shares are held in “street name,” you may vote by following the voting instructions provided by your bank, broker or other nominee. Internet and telephone voting may be available to beneficial owners of Cliffs common shares. Please refer to the voting instruction form provided by your bank, broker or other nominee.

AK Steel. If you are a stockholder of record of AK Steel common stock as of the close of business on [                ], 2020, the record date, you can vote by proxy via the Internet, by telephone or by mail by following the instructions provided on the enclosed proxy card.

If your shares of AK Steel common stock are held in “street name,” you may vote by following the voting instructions provided by your bank, broker or other nominee. Internet and telephone voting may be available to beneficial owners of AK Steel common stock. Please refer to the voting instruction form provided by your bank, broker or other nominee.

Q:	What is the difference between holding shares as a record owner and as a beneficial owner?

A:

Cliffs. If your Cliffs common shares are registered directly in your name with Cliffs’ transfer agent, Broadridge Corporate Issuer Solutions, you are considered the shareholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held by a bank, in a stock brokerage account or by another nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your bank, broker or other nominee who is considered the shareholder of record with respect to those shares.

AK Steel. If your shares of AK Steel common stock are registered directly in your name with AK Steel’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and access to proxy materials is being provided directly to you. If your shares are held by a bank, in a stock brokerage account or by another nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” Access to proxy materials is being provided to you by your bank, broker or other nominee who is considered the stockholder of record with respect to those shares.

Q:	I hold Cliffs common shares and shares of AK Steel common stock. Do I need to vote separately for each company?

A:

Yes. Cliffs and AK Steel will hold separate meetings and their shareholders and stockholders, respectively, are being asked to vote on different matters. You will need to separately follow the applicable procedures described in this joint proxy statement/prospectus both with respect to the voting of Cliffs common shares and with respect to the voting of shares of AK Steel common stock in order to effectively vote the shares of common stock you hold in each company.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the Cliffs special meeting or the AK Steel special meeting if you hold Cliffs common shares or shares of AK Steel common stock in “street name” and also directly in your name as a shareholder or stockholder of record or otherwise or if you hold Cliffs common shares or shares of AK Steel common stock in more than one brokerage account. You may also receive more than one set of materials if you hold shares of both Cliffs and AK Steel.

Direct holders (Cliffs shareholders of record or AK Steel stockholders of record)

For Cliffs common shares or shares of AK Steel common stock held directly, please complete, sign, date and return each proxy card that you receive (or cast your vote via the Internet or by telephone as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your Cliffs common shares and/or shares of AK Steel common stock are voted.

Shares in “street name”

For Cliffs common shares or shares of AK Steel common stock held in “street name” through a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to vote your shares.

Q:	If a Cliffs shareholder or an AK Steel stockholder gives a proxy, how will the Cliffs common shares or shares of AK Steel common stock, as applicable, covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy via the Internet, by telephone or by completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote the Cliffs common shares or the shares of AK Steel common stock, as applicable, represented by the proxy in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your Cliffs common shares or your shares of AK Steel common stock, as applicable, should be voted for or against (or to abstain from voting on) all, some or none of the specific items of business to come before the Cliffs special meeting or the AK Steel special meeting, as applicable.

Q:	How will my shares be voted if I return a blank proxy?

A:

Cliffs. If you sign, date and return your proxy and do not indicate how you want your Cliffs common shares to be voted, then your Cliffs common shares will be voted in accordance with the recommendation of the Cliffs board.

AK Steel. If you sign, date and return your proxy and do not indicate how you want your shares of AK Steel common stock to be voted, then your shares of AK Steel common stock will be voted in accordance with the recommendation of the AK Steel board.

Q:	Can I change my vote after I have submitted my proxy?

A:

Cliffs. Yes. If you are a shareholder of record of Cliffs common shares as of the close of business on the record date, whether you vote via the Internet, by telephone or mail, you can change or revoke your proxy before it is voted at the Cliffs special meeting in any of the following ways:

•	you can submit a new proxy card bearing a later date;

•	you can vote again via the Internet or by telephone at a later time;

•	you can deliver a written notice of your revocation to Cliffs’ Secretary at the address listed for Cliffs in the section entitled “Where You Can Find More Information” beginning on page [ ]; or

•	you can vote in person at the Cliffs special meeting. Please note that your attendance at the Cliffs special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of Cliffs common shares as of the close of business on the record date, you must follow the instructions of your bank, broker or other nominee to revoke or change your voting instructions.

AK Steel. Yes. If you are a stockholder of record of shares of AK Steel common stock as of the close of business on the record date, whether you vote via the Internet, by telephone or mail, you can change or revoke your proxy before it is voted at the AK Steel special meeting in any of the following ways:

•	you can submit a new proxy card bearing a later date;

•	you can vote again via the Internet or by telephone at a later time;

•	you can deliver a written notice of your revocation to AK Steel’s Corporate Secretary at 9227 Centre Pointe Drive, West Chester, Ohio 45069; or

•	you can vote in person at the AK Steel special meeting. Please note that your attendance at the AK Steel special meeting will not alone serve to revoke your proxy.

If you are a beneficial owner of AK Steel common stock as of the close of business on the record date, you must follow the instructions of your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:

The preliminary voting results are expected to be announced at each of the special meetings. In addition, within four business days following their respective meetings, Cliffs and AK Steel each will file the final voting results of its special meeting (or, if the final voting results have not yet been certified, the preliminary results) with the SEC in a Current Report on Form 8-K.

Q:

If I am a Cliffs shareholder and I am not in favor of the approval of the Merger Agreement and the transactions contemplated thereby, including the issuance of Cliffs common shares in connection with the Merger, what are my rights?

A:

You may abstain from voting on, or vote against, the Cliffs merger proposal. However, if Cliffs shareholders approve the Cliffs merger proposal and the Merger is completed, in accordance with Section 1701.84 of the ORC, no appraisal rights will be available to the holders of Cliffs common shares in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	If I am an AK Steel stockholder and I am not in favor of the Merger, what are my rights?

A:

You may abstain from voting on, or vote against, the AK Steel merger proposal. However, if AK Steel stockholders approve the AK Steel merger proposal and the Merger is completed, in accordance with Section 262 of the DGCL, no appraisal rights will be available to the holders of shares of AK Steel common stock in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	Are there any risks that I should consider as a Cliffs shareholder or AK Steel stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page [    ] as well as the factors considered by the Cliffs board and AK Steel board in determining to approve the Merger Agreement and related transactions in the sections entitled “The Merger—Recommendation of the Cliffs Board and Reasons for the Merger” and “The Merger—Recommendation of the AK Steel Board and Reasons for the Merger” beginning on pages [ ] and [ ], respectively. You also should read and carefully consider the risk factors of Cliffs and AK Steel contained in the documents that are incorporated by reference herein.

Q:	What happens if I sell my Cliffs common shares before the Cliffs special meeting?

A:

The record date for Cliffs shareholders entitled to vote at the Cliffs special meeting is earlier than the date of the Cliffs special meeting. If you transfer your Cliffs common shares after the record date but before the Cliffs special meeting, you will, unless special arrangements are made, retain your right to vote at the Cliffs special meeting.

Q:	What happens if I sell my shares of AK Steel common stock before the AK Steel special meeting?

A:

The record date for AK Steel stockholders entitled to vote at the AK Steel special meeting is earlier than the date of the AK Steel special meeting. If you transfer your shares of AK Steel common stock after the record date but before the AK Steel special meeting, you will, unless special arrangements are made, retain your right to vote at the AK Steel special meeting but will have transferred the right to receive the merger consideration for such shares in connection with the Merger to the person to whom you transferred your shares of AK Steel common stock.

Q:	What are the material U.S. federal income tax consequences of the Merger to me?

A:

It is intended that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, of 1986, as amended, which is referred to as the Code, and it is a condition to the parties’ respective obligations to consummate the Merger that AK Steel receive a tax opinion from Weil, Gotshal & Manges LLP, AK Steel’s tax counsel, which is referred to as Weil, that the Merger will so qualify; provided, that if Weil is unwilling or unable to provide such tax opinion, (i) Cliffs’ tax counsel may, at the election of Cliffs, deliver such a tax opinion to AK Steel or (ii) if Cliffs does not elect to have its tax counsel deliver such tax opinion, AK Steel must use its reasonable best efforts to obtain such a tax opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel. Assuming the Merger qualifies for the intended tax treatment, a U.S. holder of shares of AK Steel common stock generally will not recognize any gain or loss for United States federal income tax purposes upon the exchange of such holder’s shares of AK Steel common stock for shares of Cliffs common shares in the Merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Cliffs common shares.

For a more detailed discussion of the material United States federal income tax consequences of the Merger, please carefully review the information set forth in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ] of this joint proxy statement/prospectus.

The tax consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your own tax advisor as to the specific tax consequences of the Merger.

Q:	When is the Merger expected to be completed?

A:

The Merger will be completed only following the satisfaction or waiver (if permitted) of the closing conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [    ]. The Merger is currently expected to close in the first half of 2020. However, it is possible that factors outside the control of both companies could result in the Merger being completed at a later time or not being completed at all.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Cliffs. The Cliffs board is soliciting proxies from Cliffs shareholders in connection with the Cliffs special meeting. Cliffs will bear the cost of solicitation of such proxies. Cliffs has retained Okapi Partners LLC, which is referred to as Okapi Partners, to assist in the solicitation process. Cliffs will pay Okapi Partners a fee of approximately $50,000, as well as reasonable and documented out-of-pocket expenses. Cliffs also has agreed to indemnify Okapi Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

AK Steel. The AK Steel board is soliciting proxies from AK Steel stockholders in connection with the AK Steel special meeting. AK Steel will bear the cost of solicitation of such proxies. AK Steel has retained Georgeson LLC, which is referred to as Georgeson, to assist in the solicitation process. AK Steel will pay Georgeson a fee of approximately $17,500, as well as reasonable and documented out-of-pocket expenses. AK Steel also has agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What are the conditions to the completion of the Merger?

A:

In addition to the approval of the Cliffs merger proposal by Cliffs shareholders and the adoption of the Merger Agreement by AK Steel stockholders as described above, completion of the Merger is subject to the satisfaction or waiver (if permitted) of a number of other conditions, including, among others:

•	The Cliffs common shares issuable to AK Steel stockholders pursuant to the Merger Agreement must have been authorized for listing on the NYSE, subject to official notice of issuance;

•

The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, applicable to the completion of the Merger and the other transactions contemplated by the Merger Agreement must have expired or been terminated, and all approvals, notices or other requirements under the Canadian Competition Act and from the Mexican Competition Commission must have been obtained, made or satisfied; see the section entitled “The Merger—Regulatory Approvals” beginning on page [    ];

•

There must not have been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction any applicable law or order that is in effect and restrains, enjoins or otherwise prohibits the completion of the Merger or the other transactions contemplated by the Merger Agreement;

•

The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC or any pending proceedings initiated by the SEC seeking such a stop order;

•

AK Steel must have received the tax opinion referred to in the section entitled “The Merger Agreement—Tax Treatment” from its tax counsel; provided, that if AK Steel’s tax counsel is unwilling or unable to provide such tax opinion, (i) Cliffs’ tax counsel may, at the election of Cliffs, deliver its tax opinion to AK Steel or (ii) if Cliffs does not elect to have its tax counsel deliver its tax opinion, AK Steel must use its reasonable best efforts to obtain the tax opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel;

•	The accuracy of Cliffs’ and AK Steel’s respective representations and warranties under the Merger Agreement (subject to certain materiality qualifiers); and

•	Cliffs’ and AK Steel’s performance of their respective obligations under the Merger Agreement in all material respects.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the Merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [    ].

Q:	I am an AK Steel stockholder. How do I exchange my shares of AK Steel common stock for the merger consideration? Should I send in my AK Steel stock certificates now?

A:	No. To the extent you hold shares that are represented by a certificate, you should keep your existing stock certificates at this time.

Once the Merger has been completed, AK Steel stockholders will receive a letter of transmittal and written instructions for exchanging their stock certificates or surrendering their book-entry shares from the exchange agent. Each AK Steel stockholder that holds shares represented by a certificate must deliver to the exchange agent the certificate representing such shares (or an affidavit of loss in lieu of the certificate) together with such other documents and information as are required by the letter of transmittal and accompanying instructions. Each AK Steel stockholder who holds book-entry shares of AK Steel common stock will be required to deliver to the exchange agent customary evidence of ownership of such shares (including the delivery of an “agent’s message”) as determined by the exchange agent and set forth in the letter of transmittal.

After receiving the proper documentation from you, following the effective time of the Merger, the exchange agent will deliver to you, for each share of AK Steel common stock, the merger consideration to which you are entitled as well as cash in lieu of any fractional Cliffs common shares and any applicable dividends or other distributions payable on your Cliffs common shares with a record date at or after the effective time of the Merger. See the section entitled “The Merger Agreement—Exchange Procedures” beginning on page [    ].

Q:	What equity stake will AK Steel stockholders hold in Cliffs immediately following the Merger?

A:

Based on the number of issued and outstanding Cliffs common shares and shares of AK Steel common stock as of January 3, 2020, holders of shares of AK Steel common stock as of immediately prior to the closing of the Merger would hold, in the aggregate, approximately 32% of the issued and outstanding Cliffs common shares immediately following the closing of the Merger. The exact equity stake of AK Steel stockholders in Cliffs immediately following the Merger will depend on the number of Cliffs common shares and shares of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger, as described in the section entitled “The Merger Agreement—Merger Consideration” beginning on page [    ].

Q:	I am an AK Steel stockholder. Will the Cliffs common shares issued in the Merger receive a dividend?

A:

After the closing of the Merger, the Cliffs common shares issued in connection with the Merger will carry with them the right to receive (upon the exchange or surrender of your shares of AK Steel common stock) the same dividends on the Cliffs common shares as all other holders of Cliffs common shares with respect to any dividends or distributions that are declared with a record date at or after the effective time of the Merger.

Cliffs has declared a quarterly cash dividend on Cliffs common shares during each of the last five completed fiscal quarters, including a dividend of $0.06 per Cliffs common share that was declared on December 2, 2019 and is payable on January 15, 2020 to holders of record of Cliffs common shares as of January 3, 2020. Any future Cliffs dividends will remain subject to approval by the Cliffs board. See the section entitled “Summary—Market and Dividend Information; Implied Value of Merger Consideration—Cliffs Trading Market and Dividend Information” beginning on page [    ].

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope or submit your voting instructions via the Internet or by telephone as soon as possible so that your Cliffs common shares or shares of AK Steel common stock will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the special meetings or how to vote?

A:

If you have questions about the Cliffs special meeting, the AK Steel special meeting, desire additional copies of this joint proxy statement/prospectus or additional proxies, or would like help in voting your shares, you may contact the applicable company’s proxy solicitor set forth below:

CLIFFS PROXY SOLICITOR	AK STEEL PROXY SOLICITOR

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Banks and brokers call: +1-212-297-0720

Shareholders and all others call toll-free:

+ 1-877-869-0171

Email: info@okapipartners.com

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, New York 10104 Toll-free: +1-866-413-5899

SUMMARY

This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should carefully read this entire document and its annexes and the other documents to which Cliffs and AK Steel refer before you decide how to vote with respect to the proposals to be considered and voted on at the Cliffs special meeting or AK Steel special meeting. In addition, Cliffs and AK Steel incorporate by reference important business and financial information about Cliffs and AK Steel into this document, as further described in the section entitled “Where You Can Find More Information” beginning on page [    ]. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [    ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

Information About the Companies

Cleveland-Cliffs Inc.

200 Public Square

Cleveland, OH 44114

Phone: 1-800-214-0739

Founded in 1847, Cliffs is the largest and oldest independent iron ore mining company in the United States. Cliffs is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron, or HBI, in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs employees endeavor to provide all stakeholders with operating and financial transparency.

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Phone: 513-425-5000

AK Steel was incorporated in Delaware in 1993. Through its wholly owned subsidiary, AK Steel Corporation, it is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, and distributors and converters markets. AK Steel’s downstream businesses also provide customer solutions with carbon and stainless steel tubing products, advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components, and complex assemblies. As the successor to Armco Inc., AK Steel continues a rich history of creating leading-edge steel innovations that began in 1899.

Pepper Merger Sub Inc.

c/o Cleveland-Cliffs Inc.

200 Public Square

Cleveland, OH 44114

Phone: 1-800-214-0739

Merger Sub is a direct, wholly owned subsidiary of Cliffs. Upon the completion of the Merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on November 26, 2019 for the sole purpose of effecting the Merger and to date has undertaken no activities other than those incident to its formation and the matters contemplated by the Merger Agreement in connection with the Merger.

The Merger and the Merger Agreement

The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. Cliffs and AK Steel encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Cliffs board and the AK Steel board have each unanimously approved the Merger Agreement. The Merger Agreement provides for Cliffs’ acquisition of AK Steel through the merger of Merger Sub with and into AK Steel, with AK Steel continuing as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Cliffs.

Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than AK Steel restricted shares and shares of AK Steel common stock owned by Cliffs, Merger Sub or AK Steel) will be converted into the right to receive 0.400 Cliffs common shares (as well as cash in lieu of any fractional Cliffs common shares and any dividends or distributions on the Cliffs common shares with a record date at or after the effective time of the Merger).

Recommendation of the Cliffs Board

The Cliffs board recommends that you vote “FOR” the Cliffs merger proposal and “FOR” the Cliffs adjournment proposal.

Recommendation of the AK Steel Board

The AK Steel board recommends that you vote “FOR” the AK Steel merger proposal, “FOR” the AK Steel compensation proposal and “FOR” the AK Steel adjournment proposal.

Opinions of Financial Advisors

Opinion of Moelis, Cliffs’ financial advisor

Cliffs retained Moelis & Company LLC, which is referred to as Moelis, to act as its financial advisor in connection with the Merger. At the meeting of the Cliffs board on December 2, 2019 to evaluate and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated December 2, 2019, addressed to the Cliffs board as to the fairness, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, of the exchange ratio in the Merger to Cliffs.

The full text of Moelis’ written opinion dated December 2, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Cliffs board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion was limited solely to the fairness, from a financial point of view, of the exchange ratio to Cliffs, and does not address Cliffs’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Cliffs. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Cliffs or AK Steel should vote or act with respect to the Merger or any other matter.

For a further discussion of Moelis’ opinion, see “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

Opinion of Goldman Sachs, AK Steel’s financial advisor

At a meeting of the AK Steel board held on December 2, 2019, representatives of Goldman Sachs & Co. LLC, which is referred to as Goldman Sachs, rendered to the AK Steel board the oral opinion of Goldman Sachs, subsequently confirmed by delivery of Goldman Sachs’ written opinion, dated December 2, 2019, to the AK Steel board, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Cliffs and its affiliates) of shares of AK Steel common stock.

The full text of the written opinion of Goldman Sachs, dated December 2, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated herein by reference. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the AK Steel board in connection with its consideration of the Merger and the opinion does not constitute a recommendation as to how any AK Steel stockholder should vote with respect to the Merger or any other matter.

For more information, see the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ].

Special Meeting of Cliffs Shareholders

The Cliffs special meeting will be held on [                 ], 2020, at [                 ], Eastern Time, at [                 ]. The purpose of the Cliffs special meeting is to consider and vote on the Cliffs merger proposal and, if necessary, the Cliffs adjournment proposal. Approval of the Cliffs merger proposal is a condition to the obligations of Cliffs and AK Steel to complete the Merger.

Only holders of record of issued and outstanding Cliffs common shares as of the close of business on [                ], 2020, the record date for the Cliffs special meeting, are entitled to notice of, and to vote at, the Cliffs special meeting or any adjournment or postponement of the Cliffs special meeting. You may cast one vote for each Cliffs common share that you owned as of the close of business on the record date. As of the close of business on the record date, there were issued and outstanding a total of [                ] Cliffs common shares entitled to vote at the Cliffs special meeting. As of the close of business on January 3, 2020, approximately 1.5% of the issued and outstanding Cliffs common shares were held by Cliffs’ directors, executive officers and their affiliates.

A quorum of shareholders is necessary to hold a valid meeting. A quorum will exist at the Cliffs special meeting if shares representing not less than a majority of the voting power of Cliffs are present, in person or represented by proxy, with respect to any matter to be considered at the Cliffs special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum, including abstentions. Cliffs common shares held in “street name” will be counted as present for the purpose of determining the existence of a quorum at the Cliffs special meeting so long as the beneficial owner of the shares has given its bank, broker or other nominee voting instructions on at least one of the proposals brought before the Cliffs special meeting. The proposals for consideration at the Cliffs special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, no “broker non-votes” can occur at the meeting. Cliffs common shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided on how to vote on either of the proposals.

Approval of the Cliffs merger proposal requires the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. The failure to submit a proxy card or to vote in person at the Cliffs special meeting or the abstention from voting by Cliffs shareholders, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Cliffs merger proposal, will have the same effect as a vote “AGAINST” the Cliffs merger proposal.

Approval of the Cliffs adjournment proposal requires the affirmative vote of the holders of a majority of the Cliffs common shares present in person or represented by proxy at the Cliffs special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cliffs adjournment proposal, while the failure to submit a proxy card or to vote in person at the Cliffs special meeting, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee on the Cliffs merger proposal and the Cliffs adjournment proposal, will have no effect on the Cliffs adjournment proposal.

Both of the proposals for consideration at the Cliffs special meeting are considered “non-routine” matters under NYSE Rule 452. Under the NYSE rules, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE rules determine to be “non-routine.” A broker, therefore, does not have discretionary authority to vote on “non-routine” matters in the absence of specific instructions and cannot vote on any “non-routine” proposal if the broker has not received instructions from the beneficial owners of the shares on how to vote on the proposal. Because both of the proposals for consideration at the Cliffs special meeting are considered “non-routine” under the NYSE rules, brokers will not be permitted to vote on any of the matters to be considered at the Cliffs special meeting unless they have received specific instructions from the beneficial owners. As a result, if your Cliffs common shares are held in “street name,” they will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your Cliffs common shares in one of the ways indicated by your bank, broker or other nominee.

Special Meeting of AK Steel Stockholders

The AK Steel special meeting will be held on [                 ], 2020, at [                 ], Eastern Time, at [                ]. The purpose of the AK Steel special meeting is to consider and vote on the AK Steel merger proposal, the AK Steel compensation proposal and, if necessary, the AK Steel adjournment proposal. Approval of the AK Steel merger proposal is a condition to the obligations of Cliffs and AK Steel to complete the Merger.

Only holders of record of shares of AK Steel common stock issued and outstanding as of the close of business on [                ], 2020, the record date for the AK Steel special meeting, are entitled to notice of, and to vote at, the AK Steel special meeting or any adjournment or postponement thereof. You may cast one vote for each share of AK Steel common stock that you owned as of the close of business on the record date. As of the close of business on the record date, there were a total of [                ] shares of AK Steel common stock issued and outstanding and entitled to vote at the AK Steel special meeting. As of the close of business on January 3, 2020, less than 1.0% of the issued and outstanding shares of AK Steel common stock were held by AK Steel’s directors, executive officers and their affiliates.

A quorum of AK Steel stockholders is necessary to hold a valid meeting. A quorum will exist at the AK Steel special meeting if holders of record of shares of AK Steel common stock representing not less than a majority of the issued and outstanding shares of AK Steel common stock entitled to vote at the meeting are present, in person or represented by proxy. All shares of AK Steel common stock represented by proxy will be counted as present for purposes of establishing a quorum, including abstentions. AK Steel stockholders who hold their shares in “street name” will be counted as present for the purpose of determining the existence of a quorum at the AK Steel special meeting so long as the stockholder has given the bank, broker or other nominee voting instructions on at least one of the proposals brought before the AK Steel special meeting. The proposals for consideration at the AK Steel special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the AK Steel special meeting unless they have received instructions from the beneficial owners. As a result, no “broker non-votes” can occur at the meeting, and shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided on how to vote on any of the proposals.

Approval of the AK Steel merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of AK Steel common stock entitled to vote on the proposal. The failure to submit a proxy card or to vote in person at the AK Steel special meeting or voting to abstain on the AK Steel merger proposal, will have the same effect as a vote “AGAINST” the AK Steel merger proposal. The failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee, will also have the same effect as a vote “AGAINST” the AK Steel merger proposal.

Approval of the AK Steel compensation proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the AK Steel compensation proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel compensation proposal, assuming a quorum is present at the AK Steel special meeting.

Approval of the AK Steel adjournment proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the AK Steel adjournment proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds common stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel adjournment proposal.

Executed proxies that do not include a vote on any proposal will be voted in accordance with the recommendation of the AK Steel board for such proposal.

All of the proposals for consideration at the AK Steel special meeting are considered “non-routine” matters under NYSE Rule 452. Under the NYSE rules, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE rules determine to be “non-routine.” A broker, therefore, does not have discretionary authority to vote on “non-routine” matters in the absence of specific instructions, and cannot vote on any “non-routine” proposal if the broker has not received instructions from the beneficial owners of the shares on how to vote on the proposal. Because all of the proposals for consideration at the AK Steel special meeting are considered “non-routine” under the NYSE rules, brokers will not be permitted to vote on any of the matters to be considered at the AK Steel special meeting unless they have received specific instructions from the beneficial owners. As a result, if your shares of AK Steel common stock are held in “street name” they will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of AK Steel common stock in one of the ways indicated by your bank, broker or other nominee.

Directors of Cliffs Following the Merger

The Cliffs board is currently comprised of 11 directors. Pursuant to the terms of the Merger Agreement, Cliffs will, effective as of the effective time of the Merger, (i) cause two members of the Cliffs board, determined by Cliffs in its sole discretion, to resign, (ii) increase the size of the Cliffs board by one member and (iii) cause three current members of the AK Steel board, as mutually agreed to by AK Steel and Cliffs, to be appointed to Cliffs’ board.

In the event that the Merger is completed prior to Cliffs’ annual meeting of shareholders for the year in which the Merger occurs, Cliffs will include the three former AK Steel directors in its slate for election at such year’s annual meeting.

Interests of AK Steel Directors and Executive Officers in the Merger

AK Steel’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of AK Steel stockholders generally. These interests include, but are not limited to, the treatment in the merger of AK Steel stock options, AK Steel restricted shares, AK Steel RSUs and AK Steel PSAs, as described in the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [    ], the vesting of awards upon a qualifying termination of employment during the 24-month period following the closing of the Merger, certain enhanced nonqualified retirement benefits to which executive officers may become entitled on completion of the Merger, as well as the right of certain executive officers to receive enhanced severance upon a qualifying termination of employment during the 24-month period following the completion of the Merger under certain severance and change of control agreements. These interests are described in more detail in the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” beginning on page [    ].

The members of the AK Steel board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and recommending that AK Steel stockholders vote to adopt the Merger Agreement.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligations of AK Steel, Cliffs and Merger Sub to complete the Merger are subject to the satisfaction or waiver (if permitted) at or prior to the effective time of the Merger of the following conditions:

•

Cliffs Shareholder Approval. The Merger Agreement and the transactions contemplated thereby, including the issuance of Cliffs common shares in connection with the Merger, must have been approved by a majority of the outstanding Cliffs common shares entitled to vote on such matter at the Cliffs special meeting.

•	AK Steel Stockholder Approval. The Merger Agreement must have been adopted by a majority of the outstanding shares of AK Steel common stock entitled to vote thereon at the AK Steel special meeting.

•	NYSE Listing. The Cliffs common shares issuable to AK Steel stockholders pursuant to the Merger Agreement must have been authorized for listing on the NYSE, subject to official notice of issuance.

•

Regulatory Consents. The waiting period under the HSR Act applicable to the completion of the Merger and the other transactions contemplated by the Merger Agreement must have expired or been terminated, and any approvals, notices or other requirements under the Canadian Competition Act and from the Mexican Competition Commission must have been made, obtained or satisfied.

•	Legal Restraints. There must not have been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction any applicable law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the Merger or the other transactions contemplated by the Merger Agreement.

•

Effectiveness of the Registration Statement. The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC suspending its effectiveness or any pending proceedings initiated by the SEC seeking such a stop order.

•

Tax Opinion. AK Steel must have received the tax opinion referred to in the section entitled “The Merger Agreement—Tax Treatment” beginning on page [    ], from its tax counsel. If AK Steel’s tax counsel is unwilling or unable to provide such tax opinion, (i) Cliffs’ tax counsel may, at the election of Cliffs, deliver the tax opinion to AK Steel or (ii) if Cliffs does not elect to have its tax counsel deliver the tax opinion, AK Steel must use its reasonable best efforts to obtain the tax opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel.

Under the Merger Agreement, the obligations of Cliffs and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Cliffs of the following additional conditions:

•

certain representations and warranties of AK Steel regarding aspects of its capitalization and the exercise price of outstanding AK Steel stock options must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for immaterial inaccuracies;

•

certain representations and warranties of AK Steel regarding due organization and validity of existence; corporate authority, approval and receipt of an opinion of its financial advisor; and broker’s and finder’s fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the representations and warranties of AK Steel regarding the absence of any material adverse effect on AK Steel and its subsidiaries since September 30, 2019 must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date;

•

the other representations and warranties of AK Steel must be true and correct, without regard to materiality, company material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page [    ]) or similar qualifiers, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a company material adverse effect;

•	AK Steel must have performed and complied with in all material respects its obligations under the Merger Agreement required to be performed or complied with at or prior to the closing; and

•	Cliffs must have received a certificate signed by an executive officer of AK Steel to the effect that the foregoing closing conditions have been satisfied.

Under the Merger Agreement, the obligation of AK Steel to complete the Merger is subject to the satisfaction or waiver by AK Steel of the following additional conditions:

•

certain representations and warranties of Cliffs regarding aspects of its capitalization must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for immaterial inaccuracies;

•

certain representations and warranties of Cliffs and Merger Sub regarding due organization and validity of existence; corporate authority, approval and receipt of an opinion of its financial advisor; and broker’s and finder’s fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the representations and warranties of Cliffs and Merger Sub regarding the absence of any material adverse effect on Cliffs and its subsidiaries since September 30, 2019 must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date;

•

the other representations and warranties of Cliffs and Merger Sub must be true and correct without regard to materiality, parent material adverse effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page [    ]) or similar qualifiers, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a parent material adverse effect;

•

Cliffs and Merger Sub must have performed and complied with in all material respects all of their respective obligations under the Merger Agreement required to be performed or complied with by them at or prior to the closing; and

•

AK Steel must have received a certificate signed by an executive officer of each of Cliffs and Merger Sub on behalf of Cliffs and Merger Sub to the effect that the foregoing closing conditions have been satisfied.

No-Solicitation by Cliffs or AK Steel

As more fully described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—No-Solicitation” beginning on page [    ], subject to the exceptions described below and in the Merger Agreement, each of Cliffs and AK Steel has agreed not to, and to cause their respective subsidiaries and representatives not to, directly or indirectly, among other things:

•

initiate, solicit or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Acquisition Proposal” beginning on page [    ]);

•

enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with any third party that is reasonably likely to be considering or seeking to make, or has made since December 2, 2018, an acquisition proposal relating to, or that would reasonably be expected to lead to, an acquisition proposal;

•

make any non-public information or data available to any third party that is reasonably likely to be considering or seeking to make, or has made since December 2, 2018, an acquisition proposal relating to, or that would reasonably be expected to lead to, an acquisition proposal; or

•

enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding or other contract relating to, or that would reasonably be expected to lead to, an acquisition proposal.

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders or the AK Steel merger proposal has been approved by AK Steel stockholders, as applicable, if Cliffs (or, as applicable, AK Steel) receives a bona fide acquisition proposal that did not result from a breach by it, its subsidiaries or representatives of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]) and that the applicable board of directors determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ]), then it may take any of the following actions so long as the board has determined in good faith (after consultation with outside legal counsel) that its failure to take such action would be inconsistent with its fiduciary duties under applicable law:

•	engage in negotiations or discussions with the third party making the acquisition proposal regarding the acquisition proposal;

•

furnish to the third party making the acquisition proposal or its representatives information relating to such party and its subsidiaries, including material non-public information (pursuant to a confidentiality agreement with confidentiality terms that are no less restrictive, in the aggregate, than those contained in the confidentiality agreement between AK Steel and Cliffs); and

•

afford the third party making the acquisition proposal and its representatives access to its and its subsidiaries’ business, properties, assets, books and records pursuant to an acceptable confidentiality agreement.

Changes of Recommendation

Cliffs Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Cliffs board (and each committee thereof) may not, directly or indirectly:

•	fail to include in this joint proxy statement/prospectus its recommendation that Cliffs shareholders vote to approve the Cliffs merger proposal;

•	withdraw, or qualify or modify in a manner that is adverse to AK Steel, its recommendation that Cliffs shareholders vote to approve the Cliffs merger proposal, or publicly propose to do so;

•

make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such tender or exchange offer by close of business on the earlier of the 10th business day after the commencement of such offer and the second business day prior to the Cliffs special meeting;

•

adopt, approve, recommend to its shareholders, endorse or otherwise declare advisable any acquisition proposal for Cliffs, or resolve or agree to publicly propose to do so, except as set forth below; or

•

except with respect to tender and exchange offers (discussed above), fail to publicly reaffirm its recommendation that Cliffs shareholders approve the Cliffs merger proposal within three business days following receipt of a written notice from AK Steel requesting such a reaffirmation if such request is delivered after a Cliffs acquisition proposal has become publicly known (or if earlier, by the date that is two business days prior to the Cliffs special meeting).

The taking of any of the actions described in any of the five bullets above is referred to in this joint proxy statement/prospectus as an adverse Cliffs recommendation change.

AK Steel Restrictions on Changes of Recommendation

Similarly, and subject to certain exceptions described below, the AK Steel board (and each committee thereof) may not, directly or indirectly:

•	fail to include in this joint proxy statement/prospectus its recommendation that AK Steel stockholders vote to approve the AK Steel merger proposal;

•

withdraw, or qualify or modify in a manner that is adverse to Cliffs or Merger Sub, its recommendation that AK Steel stockholders vote to approve the AK Steel merger proposal, or publicly propose to do so;

•

make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such tender or exchange offer by close of business on the earlier of the 10th business day after the commencement of such offer and the second business day prior to the AK Steel special meeting;

•

adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any acquisition proposal for AK Steel, or resolve or agree to publicly propose to do so, except as set forth below; or

•

except with respect to tender and exchange offers (discussed above), fail to publicly reaffirm its recommendation that AK Steel stockholders approve the AK Steel merger proposal within three business days following receipt of a written notice from Cliffs requesting such a reaffirmation if such request is delivered after an acquisition proposal for AK Steel has become publicly known (or if earlier, by the date that is two business days prior to the AK Steel special meeting).

The taking of any of the actions described in any of the five bullets above is referred to in this joint proxy statement/prospectus as an adverse AK Steel recommendation change.

Cliffs: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders, if Cliffs receives a bona fide acquisition proposal that did not result from a breach of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]), Cliffs may make an adverse Cliffs recommendation change or terminate the Merger Agreement and pay the termination fee to AK Steel in order to enter into a definitive agreement with respect to a superior proposal if the Cliffs board first:

•	determines in good faith after consultation with its outside legal counsel and financial advisor that such acquisition proposal constitutes a superior proposal;

•

determines in good faith after consultation with its outside legal counsel and financial advisor that the failure to take such action would be inconsistent with its fiduciary duties under applicable law; and

•

complies with the match right obligations under the Merger Agreement, which are described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Cliffs: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ].

Cliffs: Permitted Changes of Recommendation in Connection with Intervening Events

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders, if a Cliffs intervening event (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Cliffs: Permitted Changes of

Recommendation in Connection with Intervening Events” beginning on page [    ]) occurs, then the Cliffs board may make an adverse Cliffs recommendation change if the Cliffs board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an adverse Cliffs recommendation change in response to such Cliffs intervening event would be inconsistent with its fiduciary duties under applicable law, so long as it first complies with the match right obligations under the Merger Agreement, which are described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Cliffs: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [    ].

AK Steel: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

At any time prior to the time that the AK Steel merger proposal has been approved by AK Steel stockholders, if AK Steel receives a bona fide acquisition proposal that did not result from a breach of the no-solicitation provisions of the Merger Agreement, the AK Steel board may make an adverse AK Steel recommendation change or terminate the Merger Agreement, pay the termination fee to Cliffs and enter into an alternative acquisition agreement with respect to an acquisition proposal if the AK Steel board:

•	determines in good faith after consultation with outside legal counsel and financial advisor that failure to take such actions would be inconsistent with its fiduciary duties under applicable law;

•	determines in good faith, after consultation with its outside legal counsel and financial advisor that such acquisition proposal constitutes a superior proposal; and

•

has complied with the match right obligations under the Merger Agreement, which are described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—AK Steel: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ].

AK Steel: Permitted Changes of Recommendation in Connection with Intervening Events

At any time prior to (but not after) the time that the AK Steel merger proposal has been approved by AK Steel stockholders, if an AK Steel intervening event (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—AK Steel: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [    ]) occurs, then the AK Steel board may make an adverse AK Steel recommendation change if the AK Steel board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an adverse AK Steel recommendation change in response to such AK Steel intervening event would be inconsistent with its fiduciary duties under applicable law, so long as AK Steel first complies with the match right obligations under the Merger Agreement, which are described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—AK Steel: Permitted Changes of Recommendation in Connection with Intervening Events” beginning on page [    ].

Termination

Cliffs and AK Steel may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of Cliffs and AK Steel.

The Merger Agreement may also be terminated by either Cliffs or AK Steel at any time prior to the effective time of the Merger in any of the following situations if the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure of a condition to the completion of the Merger or the failure of the completion of the Merger to occur:

•	the completion of the Merger does not occur by June 30, 2020, which is referred to as the end date; provided, that if either of the conditions set forth in the sections entitled “The Merger Agreement—

Conditions to the Completion of the Merger—Regulatory Consents” and “The Merger Agreement —Conditions to the Completion of the Merger— Legal Restraints” beginning on page [    ], in each case, as the conditions relate to antitrust, are not satisfied or waived (i) by June 30, 2020, then Cliffs or AK Steel may extend the end date to September 30, 2020 or (ii) by September 30, 2020, then Cliffs or AK Steel may extend the end date to December 31, 2020, which is referred to as an end date termination event;

•

the Cliffs special meeting is held and the Cliffs shareholders do not approve the Cliffs merger proposal at such meeting or at any adjournment or postponement of such meeting, which is referred to as a Cliffs shareholder approval termination event;

•

the AK Steel special meeting is held and the AK Steel stockholders do not approve the AK Steel merger proposal at such meeting or at any adjournment or postponement of such meeting, which is referred to as an AK Steel stockholder approval termination event; or

•	any law or order permanently restraining, enjoining or otherwise prohibiting the completion of the Merger becomes final and non-appealable.

In addition, the Merger Agreement may be terminated by Cliffs at any time prior to the effective time of the Merger:

•	if an adverse AK Steel recommendation change has occurred;

•

if there is a breach of any representation, warranty, covenant or agreement made by AK Steel in the Merger Agreement, or any such representation and warranty or covenant becomes untrue after the date of the Merger Agreement, such that the condition to closing above relating to the accuracy of the representations and warranties of AK Steel or the condition to closing above relating to AK Steel performing its covenants or agreements under the Merger Agreement would not be satisfied, and such breach or condition is not curable, or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Cliffs to AK Steel and (ii) the third business day prior to June 30, 2020 (as may be extended in accordance with the first bullet in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [    ]), which is referred to as the AK Steel breach termination event;

•

if AK Steel has (i) materially breached certain of its no-solicitation obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ] or (ii) materially breached certain covenants by not filing this joint proxy statement/prospectus or by not holding the AK Steel special meeting, which together are referred to as an AK Steel meeting breach termination event; or

•

if, at any time prior to the approval by Cliffs shareholders of the Cliffs merger proposal, (i) the Cliffs board authorizes Cliffs to enter into a definitive written agreement constituting a superior proposal, as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ], (ii) the Cliffs board has complied in all material respects with its obligations, including the match rights, described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Cliffs: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ], and (iii) Cliffs has paid, or simultaneously with the termination of the Merger Agreement pays, a termination fee of $30 million to AK Steel.

Further, the Merger Agreement may be terminated by AK Steel at any time prior to the effective time of the Merger:

•	if an adverse Cliffs recommendation change has occurred;

•

if there is a breach of any representation, warranty, covenant or agreement made by Cliffs or Merger Sub in the Merger Agreement, or any such representation and warranty or covenant becomes untrue after the date of the Merger Agreement, such that the condition to closing above relating to the accuracy of the representations and warranties of Cliffs and Merger Sub or the condition to closing above relating to Cliffs and Merger Sub performing their covenants or agreements under the Merger Agreement would not be satisfied, and such breach or condition is not curable, or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by AK Steel to Cliffs and (ii) the third business day prior to June 30, 2020 (as may be extended in accordance with the first bullet in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [    ]), which is referred to as a Cliffs breach termination event;

•

if Cliffs has (i) materially breached certain of its no-solicitation obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ] or (ii) materially breached certain covenants related to the filing of this joint proxy statement/prospectus and calling the Cliffs special meeting, which together are referred to as a Cliffs meeting breach termination event; or

•

if, at any time prior to the approval by AK Steel stockholders of the AK Steel merger proposal, (i) the AK Steel board authorizes AK Steel to enter into a definitive written agreement constituting a superior proposal, as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ], (ii) the AK Steel board has complied in all material respects with its obligations, including the match rights, described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—AK Steel: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ], and (iii) AK Steel has paid, or simultaneously with the termination of the Merger Agreement pays, a termination fee of $30 million to Cliffs.

For more information, see the section entitled “The Merger Agreement—Termination” beginning on page [    ].

Termination Fees

Termination Fees Payable by Cliffs

The Merger Agreement requires Cliffs to pay AK Steel a termination fee of $30 million, which is referred to as the termination fee, if:

•	AK Steel terminates the Merger Agreement due to an adverse Cliffs recommendation change;

•	AK Steel terminates the Merger Agreement due to a Cliffs meeting breach termination event;

•	Cliffs terminates the Merger Agreement to enter into an alternative acquisition agreement providing for the consummation of a superior proposal in accordance with the Merger Agreement; or

•

(i) the Merger Agreement is terminated by Cliffs or AK Steel because there has been an end date termination event or a Cliffs shareholder approval termination event, or by AK Steel because of a Cliffs breach termination event, (ii) an acquisition proposal with respect to Cliffs was publicly announced after December 2, 2019 and not publicly withdrawn before the date of termination (in the case of an end date termination event or a Cliffs breach termination event) or before the Cliffs special meeting (in the case of a Cliffs shareholder approval termination event) and (iii) within 12 months after such termination:

•	the Cliffs board recommends that Cliffs shareholders vote in favor of or tender into a Cliffs acquisition proposal;

•	Cliffs enters into an alternative acquisition agreement providing for a Cliffs acquisition proposal; or

•	a Cliffs acquisition proposal is consummated.

In no event will Cliffs be required to pay the termination fee on more than one occasion.

Termination Fees Payable by AK Steel

The Merger Agreement requires AK Steel to pay Cliffs the termination fee of $30 million if:

•	Cliffs terminates the Merger Agreement due to an adverse AK Steel recommendation change;

•	Cliffs terminates the Merger Agreement due to an AK Steel meeting breach termination event;

•	AK Steel terminates the Merger Agreement to enter into an alternative acquisition agreement providing for the consummation of a superior proposal in accordance with the Merger Agreement; or

•

(i) the Merger Agreement is terminated by Cliffs or AK Steel because there has been an end date termination event or an AK Steel stockholder approval termination event, or by Cliffs because there has been an AK Steel breach termination event, (ii) an acquisition proposal with respect to AK Steel was publicly announced after December 2, 2019 and not withdrawn before the date of termination (in the case of an end date termination event or an AK Steel breach termination event) or before the AK Steel special meeting (in the case of an AK Steel stockholder approval termination event) and (iii) within 12 months after such termination:

•	the AK Steel board recommends that AK Steel stockholders vote in favor of or tender into an AK Steel acquisition proposal;

•	AK Steel enters into an alternative acquisition agreement providing for an AK Steel acquisition proposal; or

•	an AK Steel acquisition proposal is consummated.

In no event will AK Steel be required to pay the termination fee on more than one occasion.

Regulatory Approvals

U.S. Antitrust

The completion of the Merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until notification and report forms have been filed with the United States Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the United States Department of Justice, which is referred to as the DOJ, and the applicable waiting period (or any extension thereof) has expired or been terminated and the FTC or DOJ has not taken action to prevent the Merger from occurring.

On January 6, 2020, Cliffs and AK Steel each filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the proposed Merger. For additional information see the section entitled “The Merger Agreement—Reasonable Best Efforts; Regulatory Filings and Other Actions—Reasonable Best Efforts” beginning on page [    ].

Other Regulatory Approvals

The obligation of each of Cliffs and AK Steel to effect the Merger is also subject to obtaining regulatory approval from the antitrust authorities in Canada and Mexico. Cliffs and AK Steel will submit premerger notification forms and a joint request for an Advance Ruling Certificate with the Canadian Commissioner of Competition. On January 6, 2020, Cliffs and AK Steel submitted notifications and an application for Mexican Competition Commission (Comisión Federal de Competencia Económica) clearance of the Merger.

Cliffs and AK Steel have agreed to use their reasonable best efforts to take, or cause to be taken, all actions that are reasonably necessary, proper or advisable to obtain any consents, approvals and authorizations that are required under applicable antitrust laws and regulations, including the HSR Act and other applicable U.S. or foreign antitrust laws, to complete and effect the Merger as soon as practicable, subject to Cliffs not being required to agree to any divestitures with respect to Cliffs, AK Steel or their respective businesses.

No Appraisal Rights

No appraisal rights will be available to the holders of shares of AK Steel common stock or Cliffs common shares in connection with the Merger or the other transactions contemplated by the Merger Agreement. See the section entitled “Appraisal Rights” beginning on page [    ].

Material U.S. Federal Income Tax Consequences of the Merger

For a detailed discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [    ]. The tax consequences of the Merger to any particular AK Steel stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, please consult your tax advisor to determine the tax consequences to you from the Merger.

Comparison of Stockholders’ and Shareholders’ Rights

The rights of AK Steel stockholders will change as a result of the Merger due to differences in the laws of the respective states of incorporation of Cliffs and AK Steel and in AK Steel’s and Cliffs’ respective governing documents. The rights of AK Steel stockholders are governed by Delaware law, and by AK Steel’s certificate of incorporation and by-laws, each as amended to date. Upon the completion of the Merger, AK Steel stockholders will cease to hold shares of AK Steel and will become shareholders of Cliffs. Their rights as Cliffs shareholders will be governed by Ohio law, and by Cliffs’ articles of incorporation and regulations, each as amended to date. As a result, AK Steel stockholders will have different rights once they become shareholders of Cliffs due to the differences in the state law and governing documents of AK Steel and Cliffs. The key differences are described in the section entitled “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page [    ].

Selected Historical Consolidated Financial Data of Cliffs

The following table presents selected historical consolidated financial data for Cliffs as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and as of and for the nine months ended September 30, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from Cliffs’ audited consolidated financial statements and related notes included in its Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from Cliffs’ audited consolidated financial statements and related notes for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 have been derived from Cliffs’ unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is incorporated by reference herein. The selected historical consolidated balance sheet data as of September 30, 2018 has been derived from Cliffs’ unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which has not been incorporated by reference herein. The interim unaudited financial data have been prepared on the same basis as the audited financial data, other than the absence of required footnotes and customary year-end adjustments, and include, in the opinion of Cliffs management, such adjustments, as Cliffs management believes are necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes therein.

	Year Ended December 31,					Nine Months Ended September 30,
	2018(a)	2017(b)	2016(c)	2015(d)	2014(e)	2019	2018
Financial data (in millions, except for per share amounts)
Revenue from product sales and services	$2,332.4	$1,866.0	$1,554.5	$1,525.4	$2,506.5	$1,455.8	$1,636.1
Income from continuing operations	$1,039.9	$360.6	$122.6	$134.3	$607.5	$231.1	$415.8
Income (loss) from discontinued operations, net of tax	$88.2	$2.5	$76.7	$(882.7)	$(8,919.1)	$(1.5)	$102.8
Earnings (loss) per common share attributable to Cliffs common shareholders—basic
Continuing operations	$3.50	$1.27	$0.49	$0.57	$3.46	$0.83	$1.40
Discontinued operations	$0.30	$0.01	$0.39	$(5.71)	$(50.98)	$(0.01)	$0.35

	Year Ended December 31,					Nine Months Ended September 30,
	2018(a)	2017(b)	2016(c)	2015(d)	2014(e)	2019	2018
Earnings (loss) per common share attributable to Cliffs common shareholders—basic	$3.80	$1.28	$0.88	$(5.14)	$(47.52)	$0.82	$1.75
Earnings (loss) per common share attributable to Cliffs common shareholders—diluted
Continuing operations	$3.42	$1.25	$0.49	$0.57	$3.46	$0.80	$1.37
Discontinued operations	$0.29	$0.01	$0.38	$(5.70)	$(50.98)	$—	$0.34

Earnings (loss) per common share attributable to Cliffs common shareholders—diluted	$3.71	$1.26	$0.87	$(5.13)	$(47.52)	$0.80	$1.71
Total assets	$3,529.6	$2,953.4	$1,923.9	$2,135.5	$3,147.2	$3,491.2	$3,125.0
Long-term debt obligations (including finance leases)	$2,104.5	$2,311.8	$2,178.6	$2,704.1	$2,834.6	$2,141.8	$2,312.4
Cash dividends declared to preferred shareholders
- Per depositary share	$—	$—	$—	$1.32	$1.76	$—	$—
- Total	$—	$—	$—	$38.4	$51.2	$—	$—
Cash dividends declared to common shareholders
- Per share	$0.05	$—	$—	$—	$0.60	$0.21	$—
- Total	$15.0	$—	$—	$—	$92.5	$58.4	$—

(a)

On January 1, 2018, Cliffs adopted Accounting Standards Codification, which is referred to as ASC, Topic 606, Revenue from Contracts with Customers, which is referred to as ASC Topic 606, and applied it to all contracts that were not completed using the modified retrospective method. Cliffs recognized the cumulative effect of initially applying ASC Topic 606 as an adjustment of $34.0 million to the opening balance of Retained deficit. The comparative period information has not been retrospectively revised and continues to be reported under the accounting standards in effect for those periods.

(b)

During 2017, Cliffs issued 63.25 million Cliffs common shares in an underwritten public offering. Cliffs received net proceeds of $661.3 million at a public offering price of $10.75 per Cliffs common share. The net proceeds from the issuance of Cliffs common shares and the net proceeds from the issuance of $1.075 billion 5.75% 2025 Senior Notes were used to redeem in full all of Cliffs’ outstanding 8.25% 2020 First Lien Notes, 8.00% 2020 1.5 Lien Notes and 7.75% 2020 Second Lien Notes. Additionally, through tender offers, Cliffs purchased certain of its 5.90% 2020 Senior Notes, 4.80% 2020 Senior Notes and 4.875% 2021 Senior Notes. The aggregate principal amount outstanding of debt redeemed was $1.611 billion, which resulted in a loss on extinguishment of $165.4 million. During 2017, Cliffs’ ownership interest in Empire Iron Mining Partnership increased to 100% as it reached an agreement to distribute the noncontrolling interest net assets of $132.7 million to ArcelorMittal, in exchange for its interest in Empire Iron Mining Partnership. Cliffs also acquired the remaining 15% equity interest in Tilden Mining Company L.C. owned by United States Steel Corporation for $105.0 million. Prior to the end of the year Public Law 115–97, commonly known as the “Tax Cuts and Jobs Act”, was signed into law and among other items repealed the corporate Alternative Minimum Tax, which is referred to as AMT, and reduced the federal corporate tax rate to 21% for tax years beginning January 1, 2018. Along with the repeal of AMT, Public Law 115–97 provided that existing AMT credit carryovers are refundable beginning with the filing of the calendar year 2018 tax return. Cliffs had $235.3 million of AMT credit carryovers that are expected to be fully refunded between 2019 and 2022.

(c)

During 2016, Cliffs recorded a net gain of $166.3 million related to debt restructuring activities that occurred throughout the year, including the issuance of $218.5 million aggregate principal of Cliffs’ 8.00% 2020 1.5 Lien Notes in exchange for $512.2 million of Cliffs’ existing senior notes, the issuance of an aggregate of 8.2 million Cliffs common shares in exchange for $56.9 million aggregate principal amount of Cliffs’ existing senior notes and a loss on the redemption of the full $283.6 million outstanding of Cliffs’ 3.95% 2018 Senior Notes at a total redemption price of $301.0 million. Cliffs also issued 44.4 million Cliffs common shares in an underwritten public offering. Cliffs received net proceeds of $287.6 million at a public offering price of $6.75 per Cliffs common share.

(d)

During 2015, Cliffs’ Eastern Canada Iron Ore segment commenced restructuring proceedings in Montreal, Quebec under the Companies’ Creditors Arrangement Act (Canada). As a result of these proceedings, the Canadian entities were deconsolidated and all financial results were classified within discontinued operations. During 2015, Cliffs’ North American Coal operating segment continued to meet the criteria to be classified as held for sale under ASC Topic 205, Presentation of Financial Statements, until the operations were sold during the fourth quarter, and as a result, all financial results were classified within discontinued operations.

(e)

During 2014, Cliffs recorded an impairment of other long-lived assets of $11.2 million related to Cliffs continuing operations. Cliffs also recorded goodwill and other long-lived asset impairment charges related to its discontinued operations of $9,018.7 million. The impairment charges were primarily a result of changes in life-of-mine cash flows due to declining pricing for both global iron ore and low-volatile metallurgical coal, along with changes in strategic focus of the divestiture of the Eastern Canadian Iron Ore, Asia Pacific Iron Ore, North American Coal and Ferroalloys operations. The Cliffs Logan County Coal LLC assets were sold in the fourth quarter of 2014 on December 31, 2014, resulting in a loss on sale of $419.6 million. For the year ended December 31, 2014, Cliffs had a loss attributable to noncontrolling interest of $1,087.4 million, of which, $1,114.3 million related to discontinued operations.

Selected Historical Consolidated Financial Data of AK Steel

The following table presents selected historical consolidated financial data of AK Steel as of and for the years ended December 31, 2018, 2017, 2016, 2015 and 2014 and as of and for the nine months ended September 30, 2019 and 2018. The selected historical consolidated financial data for each of the years ended December 31, 2018, 2017 and 2016 and as of December 31, 2018 and 2017 have been derived from AK Steel’s audited consolidated financial statements and related notes included in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference herein. The selected historical consolidated financial data for each of the years ended December 31, 2015 and 2014 and as of December 31, 2016, 2015 and 2014 have been derived from AK Steel’s audited consolidated financial statements and related notes for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data as of September 30, 2019 and for the nine months ended September 30, 2019 and 2018 have been derived from AK Steel’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which is incorporated by reference herein. The selected historical consolidated balance sheet data as of September 30, 2018 has been derived from AK Steel’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which has not been incorporated by reference herein. The interim unaudited financial data have been prepared on the same basis as the audited financial data, other than the adoption of Accounting Standards Update No. 2016-02, Leases (Topic 842), on January 1, 2019, and the absence of required footnotes and customary year-end adjustments, and include, in the opinion of AK Steel’s management, such adjustments as AK Steel management believes are necessary to present fairly the data for such periods and may not necessarily be indicative of full-year results.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes therein. See “Where You Can Find More Information” beginning on page [    ].

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2017	2016	2015	2014	2019	2018
	(in millions, except for per share amounts or as otherwise noted)
Statement of Operations Data
Net sales	$6,818.2	$6,080.5	$5,882.5	$6,692.9	$6,505.7	$4,913.7	$5,141.1
Operating profit (loss)	$364.4	$260.2	$217.6	$(67.4)	$17.6	$198.9	$277.9
Net income (loss) attributable to AK Steel Holding Corporation(a)	$186.0	$103.5	$(16.8)	$(652.3)	$(114.2)	$65.1	$152.5
Earnings (loss) per share attributable to AK Steel stockholders
- Basic	$0.59	$0.33	$(0.07)	$(3.67)	$(0.77)	$0.21	$0.48
- Diluted(a)	$0.59	$0.32	$(0.07)	$(3.67)	$(0.77)	$0.21	$0.48

Other Data
Total flat-rolled shipments (in thousands of tons)	5,683.4	5,596.2	5,936.4	6,974.0	6,007.2	4,082.8	4,294.7
Selling price per flat-rolled ton	$1,091	$1,022	$955	$929	$1,042	$1,094	$1,087

Balance Sheet Data
Total assets(b)	$4,515.7	$4,474.8	$4,101.7	$4,157.8	$5,052.8	$4,604.6	$4,487.9
Long-term debt	$1,993.7	$2,110.1	$1,816.6	$2,354.1	$2,422.0	$1,969.7	$2,034.9

	Year Ended December 31,					Nine Months Ended September 30,
	2018	2017	2016	2015	2014	2019	2018
(in millions, except for per share amounts or as otherwise noted)

Cash dividends declared to AK Steel stockholders
- Per share	$—	$—	$—	$—	$—	$—	$—
- Total	$—	$—	$—	$—	$—	$—	$—

(a)

In the nine months ended September 30, 2019, AK Steel recorded a charge of $77.4 million ($0.24 per diluted share) to permanently close its Ashland Works facility. Under its method of accounting for pensions and other postretirement benefits, which are referred to as OPEB, AK Steel recorded pension corridor charges of $78.4 million ($0.34 per diluted share), $144.3 million ($0.81 per diluted share) and $2.0 million ($0.01 per diluted share) in 2016, 2015 and 2014, and OPEB corridor credits of $35.3 million ($0.15 per diluted share) and $13.1 million ($0.07 per diluted share) in 2016 and 2015. In 2018, AK Steel also recorded pension settlement charges of $14.5 million ($0.05 per diluted share). In 2017, AK Steel recorded an asset impairment charge of $75.6 million ($0.24 per diluted share) related to the temporarily idled Ashland Works Hot End and a credit of $19.3 million ($0.06 per diluted share) for the reversal of a liability for transportation costs. In 2016, AK Steel also recorded pension settlement charges of $25.0 million ($0.11 per diluted share) and costs of $69.5 million ($0.30 per diluted share) to terminate a pellet offtake agreement and for related transportation costs. In 2015, AK Steel also recorded a charge for a temporary facility idling of $28.1 million ($0.16 per diluted share) and impairments of its investments in its former Magnetation LLC joint venture of $256.3 million ($1.44 per diluted share) and AFSG Holdings, Inc. of $41.6 million ($0.23 per diluted share).

(b)

AK Steel adopted Accounting Standards Update No. 2016-02, Leases (Topic 842), as of January 1, 2019 through the modified retrospective method and recorded additional lease assets and liabilities of $291.1 million as of January 1, 2019.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following table presents selected unaudited pro forma condensed combined financial data of Cliffs after giving effect to the Merger, which is referred to as the “selected pro forma financial data.” The information under “Pro Forma Statements of Income Data” in the table below gives effect to the Merger as if it had been consummated on January 1, 2018, the beginning of the earliest period for which unaudited pro forma condensed combined financial statements have been presented. The information under “Pro Forma Balance Sheet Data” in the table below assumes the Merger had been consummated on September 30, 2019. This pro forma financial data was prepared using the acquisition method of accounting with Cliffs considered the accounting acquirer of AK Steel. See the section entitled “The Merger—Accounting Treatment of the Merger” beginning on page [    ].

The selected pro forma financial data reflects preliminary pro forma adjustments that have been made solely for the purpose of providing the pro forma financial data presented in this joint proxy statement/prospectus. Cliffs estimated the fair value of AK Steel’s assets and liabilities based on discussions with AK Steel’s management, due diligence information, preliminary valuation analyses performed by a third-party specialist and reviewed by Cliffs, information presented in AK Steel’s SEC filings and other publicly available information. Until the Merger is completed, both companies are limited in their ability to share certain information. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

Upon completion of the Merger, a final determination of the fair value of AK Steel’s assets and liabilities will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the pro forma financial data may change the amount of the total purchase consideration allocated to goodwill and other assets and liabilities and may impact the combined company statements of income due to adjustments in depreciation and amortization of the adjusted assets or liabilities and related deferred income tax effects. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the pro forma financial data.

The information presented below should be read in conjunction with the historical consolidated financial statements and related notes of Cliffs and AK Steel, as filed by each with the SEC in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements of Cliffs and AK Steel, including the related notes, appearing in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages [    ] and [    ], respectively. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of results that actually would have occurred or that may occur in the future had the Merger been completed on the dates indicated, or the future operating results or financial position of the combined company following the Merger. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page [    ].

(In millions, except per share amounts)	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro forma Statements of Income Data:
Revenues from product sales and services	$5,950.0	$8,551.8
Income from continuing operations	$284.0	$1,158.0
Income (loss) from discontinued operations, net of tax	$(1.5)	$88.2
Earnings per common share attributable to common shareholders
Basic	$0.60	$2.80
Diluted	$0.58	$2.75
Cash dividends declared to common shareholders(1)	N/A	N/A

(In millions)	September 30, 2019
Pro forma Balance Sheet Data:
Total assets	$8,813.7
Long-term debt obligations (including finance leases)	$4,265.1

(1)

Pro forma dividends per share data is not presented, as the dividend per share for the combined company will be determined by the board of directors of the combined company following the completion of the Merger.

Comparative Historical and Unaudited Pro Forma Per Share Financial Data

Presented below are Cliffs’ and AK Steel’s historical and unaudited pro forma per share financial data for the nine months ended September 30, 2019 and the year ended December 31, 2018. Except for the historical financial data for the year ended December 31, 2018, the financial data provided in the table below is unaudited. This financial data should be read together with the historical consolidated financial statements and related notes of Cliffs and AK Steel, as filed by each with the SEC in their respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018 and Quarterly Reports on Form 10-Q for the quarter ended September 30, 2019, which are incorporated by reference into this joint proxy statement/prospectus, and with the unaudited pro forma condensed combined financial statements, including the related notes, appearing in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages [    ] and [    ], respectively.

The pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been completed as of the beginning of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The pro forma financial data, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings (or associated costs or capital expenditures to achieve such savings), opportunities to earn additional revenue, the impact of restructuring, or other factors that may result as a consequence of the Merger and, accordingly, does not attempt to predict or suggest future results.

The historical net book value per share is computed by dividing stockholders’ or shareholders’ equity, as applicable, by the number of shares of AK Steel common stock or Cliffs common shares, as applicable, outstanding at the end of the period. The pro forma earnings per share of the combined company is computed by dividing the pro forma earnings by the pro forma weighted average number of shares outstanding. The pro forma net book value per share of the combined company is computed by dividing total pro forma shareholders’ equity by the pro forma number of common shares outstanding at September 30, 2019, the date upon which the pro forma balance sheet assumes the Merger had been completed.

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Cliffs historical data:
Earnings per common share attributable to Cliffs common shareholders per basic share	$0.82	$3.80
Earnings per common share attributable to Cliffs common shareholders per diluted share	0.80	3.71
Cash dividends declared per share	0.21	0.05
Net book value per share	1.33	1.45
AK Steel historical data:
Net income per share attributable to AK Steel common stockholders per basic share	$0.21	$0.59
Net income per share attributable to AK Steel common stockholders per diluted share	0.21	0.59
Cash dividends declared per share	—	—
Net book value per share	0.43	0.32

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Pro forma combined data:
Earnings per common share attributable to common shareholders per basic share	$0.60	$2.80
Earnings per common share attributable to common shareholders per diluted share	0.58	2.75
Cash dividends declared per share(1)	N/A	N/A
Net book value per share	2.93	N/A
Pro forma combined equivalent data(2):
Earnings per common share attributable to common shareholders per basic share	$0.24	$1.12
Earnings per common share attributable to common shareholders per diluted share	0.23	1.10
Cash dividends declared per share(1)	N/A	N/A
Net book value per share	1.17	N/A

(1)

Pro forma dividends per share data is not presented, as the dividend per share for the combined company will be determined by the board of directors of the combined company following the completion of the Merger.

(2)	Determined using the pro forma combined per share data multiplied by 0.400 (the exchange ratio in the Merger of 0.400 Cliffs common shares for each outstanding share of AK Steel common stock).

Market And Dividend Information; Implied Value of Merger Consideration

Cliffs Trading Market and Dividend Information

Cliffs common shares are listed on the NYSE under the symbol “CLF.” Cliffs has declared a quarterly cash dividend during each of the last five completed fiscal quarters, including a dividend of $0.06 per Cliffs common share declared on December 2, 2019, which is payable on January 15, 2020 to holders of record of Cliffs common shares as of January 3, 2020.

You should obtain current market quotations for Cliffs common shares, as the market price of Cliffs common shares will fluctuate between the date of this joint proxy statement/prospectus and the date on which the Merger is completed, at times in between and thereafter. You can obtain these quotations from publicly available sources.

The declaration of dividends, whether before or after the Merger, is at the discretion of the Cliffs board. Any determination to pay dividends on Cliffs common shares in the future will be at the discretion of the Cliffs board and dependent upon then-existing conditions, including Cliffs operating results and financial condition, capital requirements, contractual restrictions, business prospects and other factors that the Cliffs board may deem relevant. Under the Merger Agreement, Cliffs is permitted to continue paying regularly quarterly cash dividends to its shareholders in accordance with past practice to the extent doing so would be in compliance with the terms of Cliffs’ agreements governing its debt and other contractual obligations.

AK Steel Trading Market and Dividend Information

AK Steel common stock is listed on the NYSE under the symbol “AKS.”

You should obtain current market quotations for shares of AK Steel common stock, as the market price of AK Steel common stock will fluctuate between the date of this joint proxy statement/prospectus and the date on which the Merger is completed. You can obtain these quotations from publicly available sources.

AK Steel has not paid dividends on shares of AK Steel common stock during the last five years and does not intend to do so prior to the completion of the Merger. Under the Merger Agreement, AK Steel is not permitted to pay dividends on shares of AK Steel common stock without Cliffs’ prior consent.

Comparison of Cliffs and AK Steel Market Prices and Implied Value of Merger Consideration

The following table sets forth the closing sale price for Cliffs common shares and AK Steel common stock on the NYSE on December 2, 2019, the last trading day prior to the public announcement of the Merger, and on January 3, 2020, the latest practicable trading day before the filing of this joint proxy statement/prospectus with the SEC. The table also shows the estimated implied value of the merger consideration for each share of AK Steel common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a Cliffs common share on the relevant date by the exchange ratio in the Merger of 0.400 Cliffs common shares for each share of AK Steel common stock.

	Cliffs Common Shares	AK Steel Common Stock	Implied Value of Merger Consideration
December 2, 2019	$8.41	$2.89	$3.36
January 3, 2020	$7.82	$3.11	$3.13

The market prices of Cliffs common shares and AK Steel common stock have fluctuated since the date of the announcement of the parties’ entry into the Merger Agreement and will continue to fluctuate prior to, and in the case of Cliffs common shares, after, completion of the Merger. No assurance can be given concerning the market prices of Cliffs common shares or AK Steel common stock before completion of the Merger or of Cliffs common shares after completion of the Merger. The exchange ratio is fixed in the Merger Agreement, but the market price of Cliffs common shares will continue to fluctuate. As a result, the value of the merger consideration, when received by AK Steel stockholders after the Merger is completed, could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to AK Steel stockholders in determining whether to vote to approve the AK Steel merger proposal, or to Cliffs shareholders in determining whether to vote to approve the Cliffs merger proposal. Cliffs shareholders and AK Steel stockholders are encouraged to obtain current market quotations for Cliffs common shares and AK Steel common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference herein. For more information, see the section entitled “Where You Can Find More Information” beginning on page [    ].

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ], AK Steel stockholders should carefully consider the following risks before deciding how to vote with respect to the proposals to be considered and voted on at the AK Steel special meeting, and Cliffs shareholders should carefully consider the following risks before deciding how to vote with respect to the proposals to be considered and voted on at the Cliffs special meeting. AK Steel stockholders and Cliffs shareholders should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference herein, particularly the risk factors contained in Cliffs’ and AK Steel’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Risks Relating to the Merger

Because the market price of Cliffs common shares will fluctuate, AK Steel stockholders cannot be certain of the market value of the consideration they will receive in the Merger until the Merger is completed.

Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than AK Steel restricted shares and shares of AK Steel common stock owned by Cliffs, Merger Sub or AK Steel) will be converted into the right to receive 0.400 Cliffs common shares (as well as cash in lieu of any fractional Cliffs common shares and any dividends or distributions on the Cliffs common shares with a record date at or after the effective time of the Merger). The exchange ratio in the Merger is fixed, and there will be no adjustment to the merger consideration for changes in the market price of Cliffs common shares or AK Steel common stock prior to the completion of the Merger.

If the Merger is completed, there will be a time lapse between the date of this joint proxy statement/prospectus, the dates on which AK Steel stockholders vote to approve the AK Steel merger proposal at the AK Steel special meeting and Cliffs shareholders vote to approve the Cliffs merger proposal at the Cliffs special meeting, and the date on which AK Steel stockholders actually receive the merger consideration. The market value of Cliffs common shares may fluctuate during and after these periods as a result of a variety of factors, including general market and economic conditions, changes in Cliffs’ business, operations and prospects and regulatory considerations. Such factors are difficult to predict and in many cases may be beyond the control of Cliffs and AK Steel. Consequently, at the time AK Steel stockholders must decide whether to adopt the Merger Agreement, they will not know the actual market value of the merger consideration they will receive for each of their shares of AK Steel common stock when the Merger is completed.

The actual value of the merger consideration received by AK Steel stockholders at the completion of the Merger will depend on the market value of the Cliffs common shares at that time. This market value may differ, possibly materially, from the market value of Cliffs common shares at the time the Merger Agreement was entered into or at any other time. AK Steel stockholders should obtain current stock quotations for Cliffs common shares, which are traded on the NYSE under the ticker symbol, “CLF,” before voting their shares of AK Steel common stock. For additional information about the AK Steel merger consideration, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page [    ].

The market price of Cliffs common shares will continue to fluctuate after the Merger.

Upon completion of the Merger, holders of AK Steel common stock will become holders of Cliffs common shares. The market price of Cliffs common shares may fluctuate significantly following completion of the Merger and holders of AK Steel common stock could lose some or all of the value of their investment in Cliffs common shares. In addition, any significant price or volume fluctuations in the stock market generally could have a material adverse effect on the market for, or liquidity of, the Cliffs common shares, regardless of Cliffs’ actual operating performance.

Former AK Steel stockholders will have a lesser ownership and voting interest in the combined company after the Merger than they do in AK Steel today and will exercise less influence over management.

Currently, AK Steel stockholders have the right to vote in the election of directors to the AK Steel board and the power to approve or reject any matters requiring stockholder approval under Delaware law and AK Steel’s certificate of incorporation and by-laws. Following the completion of the Merger, each former AK Steel stockholder’s ownership interest in Cliffs, in respect of such shareholder’s former shares of AK Steel common stock, will be less than the AK Steel stockholder’s current percentage ownership of AK Steel. Based on the number of issued and outstanding Cliffs common shares and shares of AK Steel common stock as of January 3, 2020 and the exchange ratio of 0.400, former AK Steel stockholders are expected to own approximately 32% of the outstanding Cliffs common shares after the Merger, without giving effect to any Cliffs common shares held by AK Steel stockholders prior to the completion of the Merger. Even if all former AK Steel stockholders voted together on all matters presented to Cliffs shareholders from time to time, the former AK Steel stockholders would exercise significantly less influence over Cliffs after the completion of the Merger relative to their influence over AK Steel prior to the completion of the Merger, and thus would have a less significant impact on the election of the Cliffs board and on the approval or rejection of future Cliffs proposals submitted to a shareholder vote.

The Cliffs common shares received by AK Steel stockholders as a result of the Merger will have different rights from shares of AK Steel common stock.

Upon completion of the Merger, AK Steel stockholders will no longer be stockholders of AK Steel, and AK Steel stockholders will become shareholders of Cliffs. There will be important differences between the current rights of AK Steel stockholders and the rights such stockholders will have as shareholders of Cliffs, including that Cliffs shareholders do not have any specific rights under the ORC or Cliffs’ organizational documents to make shareholder proposals. See the section entitled “Comparison of Stockholders’ and Shareholders’ Rights” beginning on page [    ] for a discussion of the rights associated with AK Steel common stock and Cliffs common shares.

The market price of Cliffs common shares may be affected by factors different from those that historically have affected shares of AK Steel common stock.

Upon completion of the Merger, holders of AK Steel common stock will become holders of Cliffs common shares. The business of Cliffs differs from that of AK Steel, and, accordingly, the financial position or results of operations or cash flows of Cliffs after the Merger, as well as the market price of Cliffs common shares, may be affected by factors different from those currently affecting the financial position or results of operations or cash flows of AK Steel. Following the completion of the Merger, AK Steel will be part of a larger company with other lines of business and a broader geographic footprint, so decisions affecting AK Steel may be made in respect of the larger combined business as a whole rather than the AK Steel business individually.

The Merger Agreement limits Cliffs’ ability and AK Steel’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Cliffs or AK Steel that might result in greater value to Cliffs shareholders or AK Steel stockholders than the Merger, or may result in a potential acquirer of Cliffs, or a potential competing acquirer of AK Steel proposing to pay a lower per share price to acquire Cliffs or AK Steel, respectively, than it might otherwise have proposed to pay. These provisions include a general prohibition on Cliffs and AK Steel from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Cliffs board or the AK Steel board, entering into discussions with any third party regarding any acquisition proposal or offer for a competing transaction, and a termination fee that is payable if the Merger Agreement is terminated to accept a superior acquisition proposal. See the section entitled “The Merger Agreement—Termination” beginning on page [    ].

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement contains a number of conditions that must be satisfied or waived in order to complete the Merger. Those conditions include, among others:

•	the adoption of the Merger Agreement by AK Steel stockholders;

•	the approval by Cliffs shareholders of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger;

•	the approval to list the Cliffs common shares issuable in connection with the Merger on the NYSE;

•	the expiration or termination of the waiting period applicable to the Merger under the HSR Act and receipt of required regulatory approvals in Canada and Mexico;

•	the absence of any governmental order or law prohibiting the consummation of the Merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part;

•	the accuracy of Cliffs’ and AK Steel’s respective representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement);

•	Cliffs’ and AK Steel’s performance of their respective obligations under the Merger Agreement in all material respects;

•	the absence of a material adverse effect on Cliffs (as described in the Merger Agreement); and

•

AK Steel’s receipt of a written opinion of AK Steel’s tax counsel (or, if AK Steel’s tax counsel is unwilling or unable to deliver such tax opinion, Cliffs’ tax counsel, or, if Cliffs’ tax counsel does not deliver such an opinion, subject to AK Steel using reasonable best efforts to obtain the tax opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel) regarding the U.S. federal income tax treatment of the transaction.

These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, if the Merger is not completed by June 30, 2020 (subject to Cliffs and AK Steel each being entitled to extend the date to September 30, 2020 and then December 31, 2020 if required antitrust approvals have not yet been obtained or there is an impediment under any antitrust law), either Cliffs or AK Steel may choose not to proceed with the Merger. The parties can mutually decide to terminate the Merger Agreement at any time, before or after the receipt of AK Steel stockholder approval or Cliffs shareholder approval. See the section entitled “The Merger Agreement—Termination” beginning on page [    ] for more detail on these and other circumstances in which Cliffs and AK Steel may elect to terminate the Merger Agreement.

Failure to complete the Merger could negatively impact the price of Cliffs common shares and the price of shares of AK Steel common stock, as well as Cliffs’ and AK Steel’s respective future businesses and financial results.

If the Merger is not completed for any reason, including the failure of Cliffs shareholders to approve the Cliffs merger proposal or AK Steel stockholders to adopt the Merger Agreement, Cliffs’ and AK Steel’s respective businesses and financial results may be adversely affected, including as follows:

•	Cliffs and AK Steel may experience negative reactions from the financial markets, including negative impacts on the market price of Cliffs common shares and shares of AK Steel common stock;

•

the manner in which customers, vendors, business partners and other third parties perceive Cliffs and AK Steel may be negatively impacted, which in turn could affect Cliffs’ and AK Steel’s ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Cliffs and AK Steel may experience negative reactions from employees, which may adversely affect, among other things, productivity and occupational safety; and

•

Cliffs and AK Steel will have expended significant time and resources that could otherwise have been spent on Cliffs’ and AK Steel’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Cliffs’ and AK Steel’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the Merger Agreement is terminated and either Cliffs’ or AK Steel’s board seeks an alternative transaction, Cliffs shareholders or AK Steel stockholders cannot be certain that Cliffs or AK Steel will be able to find a party willing to engage in a transaction on more attractive terms than the Merger. If the Merger Agreement is terminated under specified circumstances, either Cliffs or AK Steel may be required to pay the other party a termination fee. See the section entitled “The Merger Agreement—Termination” beginning on page [    ] for a description of these circumstances.

Required regulatory approvals may impose conditions that are not presently anticipated or cannot be met. In addition, an adverse outcome of any antitrust or similar review undertaken by a governmental authority could prevent the Merger from being completed or have an adverse effect on Cliffs following the Merger.

Completion of the Merger is conditioned upon the approval by the NYSE of the listing of the Cliffs common shares to be issued in the Merger (subject to official notice of issuance) and the expiration or termination of the waiting period (or any extension thereof) applicable to the Merger under the HSR Act and required clearance by the Canadian Competition Bureau and Mexican Competition Commission. In deciding whether to grant the required antitrust clearances, the relevant governmental entities will consider the anticipated effect of the Merger within their relevant jurisdiction, including, among other things, the impact on the parties’ respective customers and suppliers. The terms and conditions of any approval that is granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business or may materially delay the completion of the Merger.

The waiting period applicable to the Merger under the HSR Act will expire at 11:59 p.m. on February 5, 2020 unless there is a Request for Additional Information and Documentary Material issued by either the FTC or DOJ, the parties voluntarily withdraw the HSR filing and re-file such HSR filing, or the parties agree with the FTC or DOJ not to close before a certain date or certain time period during a regulatory investigation. The FTC and DOJ may also grant early termination of the waiting period prior to 11:59 P.M. on February 5, 2020.

Under the Merger Agreement, the parties agreed to use their respective reasonable best efforts to obtain these authorizations and consents and to take any and all steps necessary to avoid or eliminate impediments under any antitrust laws that may be asserted by any governmental authority so as to enable the completion of the Merger as promptly as practicable. However, Cliffs’ obligations to take such actions are subject to limitations, including that Cliffs will not be required to commit to agree to effect any sale, divestiture, lease, license, transfer or otherwise dispose of or hold separate any of the assets or business of Cliffs or AK Steel. Further, Cliffs is not required to agree to certain other restrictions or actions if such actions in the aggregate would or would reasonably be expected to have a materially adverse effect on the combined company, taken as a whole after giving effect to the Merger, or have an economic effect on Cliffs or AK Steel in an amount that would be material when compared to the benefits anticipated to be derived by Cliffs from the Merger.

Even after the expiration of the waiting period under the HSR Act, the FTC or the DOJ could take action under antitrust laws to prevent or unwind the Merger, require the divestiture of assets, impose conditions on the completion of the Merger or require changes to the terms of the Merger or Merger Agreement.

If the Canadian Competition Bureau or the Mexican Competition Commission determine that the Merger is likely to substantially prevent or lessen competition in Canada or Mexico, respectively, they could take action under applicable antitrust laws to require the divestiture of assets, impose conditions on the completion of the Merger or require changes to the terms of the Merger or Merger Agreement.

Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding completion of the Merger or of imposing additional costs or limitations on Cliffs following completion of the Merger, any of which might have an adverse effect on Cliffs following completion of the Merger. Additionally, state attorneys general could seek to block or challenge the Merger as they deem necessary or desirable in the public interest at any time, including after completion of the Merger. In addition, in some circumstances, a third party could initiate a private action under antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed.

Cliffs and AK Steel will be subject to business uncertainties while the Merger is pending, which could adversely affect their respective businesses.

Uncertainty about the effect of the Merger on employees, suppliers and customers may have an adverse effect on Cliffs and AK Steel. These uncertainties may impair Cliffs’ and AK Steel’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause suppliers, customers and others that deal with Cliffs and AK Steel to seek to change their existing business relationships with Cliffs and AK Steel, respectively. For example, Cliffs’ customers may not want to purchase their iron ore from a company that is also a competitor. Employee retention at AK Steel may also be challenging during the pendency of the Merger, as employees may experience uncertainty about their roles with Cliffs following the Merger. In addition, the Merger Agreement restricts Cliffs and AK Steel from entering into certain corporate transactions and taking other specified actions without the consent of the other party, and generally requires AK Steel to continue its operations in the ordinary course, until completion of the Merger. These restrictions may prevent Cliffs and AK Steel from pursuing attractive business opportunities that may arise prior to the completion of the Merger. Please see the section entitled “The Merger Agreement—Interim Operations of AK Steel and Cliffs Pending the Merger” beginning on page [    ], for a description of the restrictive covenants to which Cliffs and AK Steel are subject.

Directors and executive officers of AK Steel may have interests in the Merger that are different from, or in addition to, the interests of AK Steel stockholders.

Directors and executive officers of AK Steel may have interests in the Merger that are different from, or in addition to, the interests of AK Steel stockholders generally. These interests include, among others, the treatment of outstanding equity and equity-based awards pursuant to the Merger Agreement, certain enhanced nonqualified retirement benefits to which the executive officers may become entitled on completion of the Merger, and potential severance and other benefits upon a qualifying termination in connection with the Merger. These interests are described in more detail in the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” beginning on page [    ]. In addition, Cliffs has agreed to appoint three current members of the AK Steel board to the Cliffs board upon the closing of the Merger, and certain current and former directors and officers of AK Steel will be entitled to ongoing indemnification and insurance coverage as described in the section entitled “The Merger—Indemnification and Insurance” beginning on page [    ].

The Merger may be less accretive than expected, or may be dilutive, to Cliffs’ earnings per share, which may negatively affect the market price of Cliffs common shares.

The Merger may be less accretive than expected, or may be dilutive, to Cliffs’ earnings per share. Estimates of Cliffs’ earnings per share in the future are based on preliminary estimates that may materially change. In addition, future events and conditions could decrease or delay any accretion, result in dilution or cause greater dilution than is currently expected, including:

•	adverse changes in market conditions;

•	commodity prices for iron ore and steel;

•	production levels;

•	operating results;

•	competitive conditions;

•	laws and regulations affecting the iron ore and steel businesses;

•	capital expenditure obligations;

•	higher than expected integration costs;

•	lower than expected synergies; and

•	general economic conditions.

Any dilution of, or decrease or delay of any accretion to, Cliffs’ earnings per share could cause the price of Cliffs common shares to decline.

Cliffs and AK Steel will incur significant transaction and Merger-related costs in connection with the Merger, which may be in excess of those anticipated by Cliffs or AK Steel.

Each of Cliffs and AK Steel has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, including the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the Merger.

Cliffs and AK Steel expect to continue to incur a number of non-recurring costs associated with completing the Merger, combining the operations of the two companies and achieving anticipated synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Merger and include, among others, fees paid to financial, legal and accounting advisors, employee retention costs, severance and benefit costs and filing fees.

Cliffs and AK Steel will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Cliffs and AK Steel will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses. Although Cliffs and AK Steel each expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Cliffs and AK Steel to offset integration-related costs over time, this net benefit may not be achieved in the near term or at all. See the section entitled “Risk Factors—The integration of AK Steel into Cliffs may not be as successful as anticipated” beginning on page [    ].

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Cliffs following the completion of the Merger.

Many of these costs will be borne by Cliffs or AK Steel even if the Merger is not completed.

Cliffs, AK Steel and their respective Directors may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against public companies and their directors when companies enter into agreements for transactions similar to those contemplated by the Merger Agreement, and such lawsuits may be brought against Cliffs, AK Steel or their respective directors in connection with the Merger Agreement. Even if the lawsuits are without merit, these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Cliffs’ and AK Steel’s respective liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Cliffs’ and AK Steel’s respective business, financial position and results of operations. Currently, neither Cliffs nor AK Steel is aware of any securities class action lawsuits or derivative lawsuits having been filed in connection with the Merger.

The opinions of Cliffs’ and AK Steel’s respective financial advisors will not reflect changes in circumstances between the signing of the Merger Agreement and the completion of the Merger.

The Cliffs board and the AK Steel board received opinions from Moelis and Goldman Sachs, respectively, in connection with the signing of the Merger Agreement regarding the fairness (from a financial point of view) of the exchange ratio to Cliffs and the AK Steel stockholders (other than Cliffs and its affiliates), respectively. Cliffs and AK Steel have not requested or obtained updated opinions from their respective financial advisors as of the date of this joint proxy statement/prospectus, nor do they anticipate requesting or obtaining updated opinions in the future, including as of the closing date of the Merger. Changes in the operations and prospects of Cliffs or AK Steel, general market and economic conditions and other factors that may be beyond the control of Cliffs or AK Steel, and on which Cliffs’ and AK Steel’s financial advisors’ opinions were based, may significantly alter the value of Cliffs or AK Steel or the prices of the Cliffs common shares or of the shares of AK Steel common stock by the time the Merger is completed. The opinions do not speak as of the time the Merger will be completed or as of any date other than the dates referenced in such opinions. Because Cliffs and AK Steel do not currently anticipate asking their respective financial advisors to update their opinions, the opinions will not address the fairness of the exchange ratio, from a financial point of view, at the time of the Cliffs special meeting or AK Steel special meeting, respectively, or at the time the Merger is completed. The Cliffs board’s recommendation that Cliffs shareholders vote “FOR” approval of the Cliffs merger proposal and the AK Steel board’s recommendation that AK Steel stockholders vote “FOR” adoption of the Merger Agreement, however, are each made as of the date of this joint proxy statement/prospectus. For a description of the opinions that Cliffs and AK Steel received from their respective financial advisors, please see the sections entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” and “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on pages [    ] and [    ], respectively.

Completion of the Merger may trigger change in control or other provisions in certain agreements to which AK Steel is a party.

The completion of the Merger may trigger change in control or other provisions in certain agreements to which AK Steel is a party. If Cliffs and AK Steel are unable to obtain the consent of the counterparties to the Merger or negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, which may include terminating the agreements or seeking monetary damages. Even if Cliffs and AK Steel are able to obtain consents or negotiate waivers, the counterparties may require consideration for granting such consents or waivers or seek to renegotiate the agreements on terms less favorable to AK Steel.

The combined company’s debt may limit its financial flexibility.

As of September 30, 2019, Cliffs had approximately $2.1 billion of outstanding indebtedness and AK Steel had approximately $2.0 billion of outstanding indebtedness. Cliffs continues to review the treatment of its and AK Steel’s existing indebtedness and Cliffs and/or AK Steel may seek to repay, refinance, repurchase, redeem, exchange or otherwise terminate Cliffs’ or AK Steel’s existing indebtedness prior to, in connection with or following the completion of the Merger. If Cliffs does seek to refinance its or AK Steel’s existing indebtedness, there can be no guarantee that Cliffs would be able to execute the refinancing on favorable terms or at all. In addition, in connection with entering into the Merger Agreement, Cliffs obtained commitments to provide debt financing in an amount sufficient to repay AK Steel’s outstanding indebtedness under its revolving credit facility as well as AK Steel’s outstanding senior secured notes. Although the receipt of such financing is not a condition to the closing of the Merger, the unavailability of such financing could adversely impact the financial condition and liquidity of the combined company.

Assuming Cliffs and AK Steel do not repay, repurchase, redeem, exchange or otherwise terminate any of Cliffs’ or AK Steel’s existing indebtedness, immediately following the completion of the Merger, Cliffs is expected to have outstanding indebtedness of approximately $4.2 billion, based on Cliffs’ and AK Steel’s outstanding indebtedness as of September 30, 2019 and the financing activities expected to be completed in conjunction with the Merger.

Any increase in Cliffs’ indebtedness could have adverse effects on its financial condition and results of operations, including:

•	increasing Cliffs’ vulnerability to changing economic, regulatory and industry conditions;

•	limiting Cliffs’ ability to compete and Cliffs’ flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting Cliffs’ ability to pay dividends to its shareholders;

•	limiting Cliffs’ ability to borrow additional funds; and

•

requiring Cliffs to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, share repurchases, dividends and other purposes.

In addition, in connection with executing Cliffs’ business strategies following the Merger, Cliffs expects to continue to evaluate the possibility of acquiring additional assets and making further strategic investments, and Cliffs may elect to finance these endeavors by incurring additional indebtedness.

Cliffs’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, Cliffs’ financial position and performance, as well as prevailing market conditions and other factors beyond Cliffs’ control. Cliffs cannot assure you that it will be able to obtain such financing on acceptable terms or at all.

The unaudited pro forma condensed combined financial information and unaudited forecasted financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only and does not represent the actual financial position or results of operations of the combined company following the completion of the Merger. Future results of the combined company may differ, possibly materially, from the unaudited pro forma condensed combined financial information and unaudited forecasted financial information presented in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements and unaudited forecasted financial information included in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates and does not represent the actual financial position or results of operations of Cliffs and AK Steel prior to the Merger or that of the combined company following the Merger for several reasons. Specifically, Cliffs has not completed the detailed valuation analyses to arrive at the final estimates of the fair values of the assets to be acquired and liabilities to be assumed and the related allocation of purchase price and the unaudited pro forma condensed combined financial statements do not reflect the effects of transaction-related costs and integration costs. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements” and “Notes to Unaudited Pro Forma Condensed Combined Financial Statements” beginning on pages [    ] and [    ], respectively. In addition, the Merger and post-Merger integration process may give rise to unexpected liabilities and costs, including costs associated with transaction-related litigation or other claims. Unexpected delays in completing the Merger or in connection with the post-Merger integration process may significantly increase the related costs and expenses incurred by Cliffs. The actual financial positions and results of operations of Cliffs and AK Steel prior to the Merger and that of the combined company following the Merger may be different, possibly materially, from the unaudited pro forma condensed combined financial statements or unaudited forecasted financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial statements and unaudited forecasted financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors. Any significant changes in the market price of Cliffs common shares may cause a significant change in the purchase price used for Cliffs’ accounting purposes and the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

The integration of AK Steel into Cliffs may not be as successful as anticipated.

The Merger involves numerous operational, strategic, financial, accounting, legal, tax and other functions that must be integrated. Difficulties in integrating AK Steel into Cliffs may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Cliffs’ and AK Steel’s existing businesses could also be negatively impacted by the Merger. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate the businesses of AK Steel into Cliffs in a manner that permits Cliffs to achieve the anticipated benefits and cost savings from the Merger;

•	challenges associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies or incurring unexpected costs to realize such synergies;

•	integrating personnel from the two companies while maintaining focus on providing consistent, high-quality products;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Merger;

•	uncertainties related to the entry into a new line of business;

•	loss of key employees;

•	integrating relationships with customers, vendors and business partners;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the Merger and integrating AK Steel’s operations into Cliffs; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Cliffs’ results may suffer if it does not effectively manage its expanded operations following the Merger.

Following completion of the Merger, Cliffs’ success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of AK Steel into its existing business in an efficient and timely manner, to combine systems and management controls.

Even if Cliffs and AK Steel complete the Merger, Cliffs may fail to realize all of the anticipated benefits of the proposed Merger.

The success of the proposed Merger will depend, in part, on Cliffs’ ability to realize the anticipated benefits and cost savings from combining Cliffs’ and AK Steel’s businesses. The anticipated benefits and cost savings of the proposed Merger may not be realized fully or at all, may take longer to realize than expected, may require more non-recurring costs and expenditures to realize than expected or could have other adverse effects that Cliffs does not currently foresee. Some of the assumptions that Cliffs has made, such as with respect to anticipated operating synergies or the costs associated with realizing such synergies; significant long-term cash flow generation; and the benefits of being a vertically integrated value-added iron ore and steel producing enterprise, may not be realized. The integration process may, for each of Cliffs and AK Steel, result in the loss of key employees, the disruption of ongoing businesses or inconsistencies in standards, controls, procedures and policies. There could be potential unknown liabilities and unforeseen expenses associated with the Merger that were not discovered in the course of performing due diligence.

Uncertainties associated with the Merger may cause a loss of management personnel and other employees, which could adversely affect the future business and operations of the combined company.

Cliffs and AK Steel are dependent on the experience and industry knowledge of their officers and other employees to execute their business plans. Each company’s success until the Merger and the combined company’s success after the Merger will depend in part upon the ability of Cliffs and AK Steel to retain management personnel and other employees. Current and prospective employees of Cliffs and AK Steel may experience uncertainty about their roles within the combined company following the Merger, which may have an adverse effect on the ability of each of Cliffs and AK Steel to attract or retain management and other personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain management personnel and other employees of Cliffs and AK Steel to the same extent that Cliffs and AK Steel have previously been able to attract or retain their own employees.

The market price of Cliffs common shares may decline in the future as a result of the sale of Cliffs common shares held by former AK Steel stockholders or current Cliffs shareholders.

Cliffs expects to issue approximately 133.1 million Cliffs common shares to AK Steel stockholders in the Merger (including shares underlying AK Steel equity awards expected to be outstanding at the effective time of the Merger, which will be converted into awards with respect to Cliffs common shares). Following their receipt of Cliffs common shares as merger consideration, former AK Steel stockholders may seek to sell the Cliffs common shares delivered to them. Other Cliffs shareholders may also seek to sell Cliffs common shares held by them following, or in anticipation of, completion of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Cliffs common shares, may affect the market for, and the market price of, Cliffs common shares in an adverse manner.

The combined company may record tangible and intangible assets, including goodwill, that could become impaired and result in material non-cash charges to the results of operations of the combined company in the future.

The Merger will be accounted for as an acquisition by Cliffs in accordance with accounting principles generally accepted in the United States. Under the acquisition method of accounting, the assets and liabilities of AK Steel and its subsidiaries will be recorded, as of completion of the Merger, at their respective fair values and added to those of Cliffs. The reported financial condition and results of operations of Cliffs for periods after completion of the Merger will reflect AK Steel balances and results after completion of the Merger but will not be restated retroactively to reflect the historical financial position or results of operations of AK Steel and its subsidiaries for periods prior to the Merger. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [    ].

Under the acquisition method of accounting, the total purchase price will be allocated to AK Steel’s tangible assets and liabilities and identifiable intangible assets based on their fair values as of the date of completion of the Merger. The excess, if any, of the purchase price over those fair values will be recorded as goodwill. To the extent the value of tangible or intangible assets, including goodwill, becomes impaired, the combined company may be required to incur material non-cash charges relating to such impairment. The combined company’s operating results may be significantly impacted from both the impairment and the underlying trends in the business that triggered the impairment.

The ability to use AK Steel’s and Cliffs’ respective pre-Merger net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations.

If a corporation undergoes an “ownership change” within the meaning of Section 382 of the Code, the corporation’s net operating loss carryforwards and certain other tax attributes arising before the “ownership change” are subject to limitations after the “ownership change.” An “ownership change” under Section 382 of the Code generally occurs if one or more shareholders or groups of shareholders who own at least 5% of the corporation’s equity increase their ownership in the aggregate by more than 50 percentage points over their lowest ownership percentage within a rolling period that begins on the later of three years prior to the testing date and the date of the last “ownership change.” If an “ownership change” were to occur, Section 382 of the Code would impose an annual limit on the amount of pre-ownership change net operating loss carryforwards and other tax attributes the corporation could use to reduce its taxable income, potentially increasing and accelerating the corporation’s liability for income taxes, and also potentially causing tax attributes to expire unused. The amount of the annual limitation is determined based on a corporation’s value immediately prior to the ownership change.

As of December 31, 2018, AK Steel had U.S. federal net operating loss carryforwards of approximately $2.2 billion and approximately $89.2 million in deferred tax assets for state net operating loss carryforwards and tax credit carryforwards. The Merger likely will result in an “ownership change” with respect to AK Steel. Accordingly, all or a portion of AK Steel’s U.S. federal net operating loss carryforwards and certain other tax attributes likely would be subject to limitations (or disallowance) on their use after the Merger. Similar rules with respect to the state net operating loss carryforwards may apply under state tax laws.

As of December 31, 2018, Cliffs had U.S. federal net operating loss carryforwards of approximately $2.1 billion and state net operating loss carryforwards of approximately $1.5 billion. Cliffs’ ability to utilize the $2.1 billion U.S. federal net operating loss carryforwards may be limited if Cliffs experiences an “ownership change” under Section 382 of the Code. Similar rules with respect to the $1.5 billion state net operating loss carryforwards may apply under state tax laws. The issuance of Cliffs common shares to AK Steel stockholders in the Merger or in connection with other issuances or sales of Cliffs common shares (including certain transactions involving Cliffs common shares that are outside of Cliffs’ control) could cause an “ownership change.”

Subsequent “ownership changes” may further affect the limitation in future years, and similar rules may also apply under state and foreign tax laws. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of AK Steel’s, Cliffs’ or the combined company’s net operating loss carryforwards and other tax attributes, which, in addition to increasing the combined company’s U.S. federal income tax liability, could adversely affect the combined company’s share price, financial condition, results of operations and cash flows.

Risks Relating to Cliffs’ Business

You should read and consider risk factors specific to Cliffs’ businesses that may also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page [    ] for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Relating to AK Steel’s Business

You should read and consider risk factors specific to AK Steel’s businesses that may also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2018, and in other documents that are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page [    ] for the location of information incorporated by reference in this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents filed with the SEC by AK Steel and Cliffs that are incorporated by reference herein, as well as oral statements made or to be made by AK Steel and Cliffs, include certain “forward-looking statements” within the meaning of, and subject to the safe harbor created by, Section 27A of the Securities Act and Section 21E of the Exchange Act, which are referred to as the safe harbor provisions. Words such as “anticipate,” “assume,” “believe,” “build,” “continue,” “create,” “design,” “estimate,” “expect,” “focus,” “forecast,” “future,” “goal,” “guidance,” “imply,” “intend,” “look,” “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “strategy,” “target,” “work,” “could,” “may,” “should,” “would,” “will” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements with respect to the businesses, strategies and plans of AK Steel and Cliffs, their expectations relating to the Merger and their future financial condition and performance. Cliffs and AK Steel caution investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements. Among the risks and uncertainties that could cause actual results to differ from those described in forward-looking statements are the following:

•	the risk that the Merger Agreement may be terminated in accordance with its terms and that the Merger may not be completed;

•

the possibility that Cliffs shareholders may not approve the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs common shares in connection with the Merger;

•	the possibility that AK Steel stockholders may not adopt the Merger Agreement;

•	the risk that the parties may not be able to satisfy any or all of the conditions to the completion of the Merger in a timely manner or at all;

•

the risk that governmental agencies may require Cliffs to agree to certain restrictions on the combined company’s business in order to obtain the required regulatory approvals for the Merger, which may negatively impact the combined company’s results of operations;

•	the risk that the Merger may be less accretive than expected, or may be dilutive, to Cliffs’ earnings per share, which may negatively affect the market price of Cliffs common shares;

•	the possibility that Cliffs and AK Steel will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by Cliffs or AK Steel;

•	the risk that the financing transactions to be undertaken in connection with the Merger have a negative impact on the combined company’s credit profile or financial condition;

•	the risk that Cliffs may fail to realize the benefits expected from the Merger;

•	the risk that the combined company may be unable to achieve anticipated synergies or that it may take longer than expected to achieve those synergies;

•	the risk that any announcements relating to, or the completion of, the Merger could have adverse effects on the market price of Cliffs common shares;

•	the risk related to any unforeseen liability and future capital expenditure of AK Steel or Cliffs;

•	the risk that litigation relating to the Merger may be brought against Cliffs, AK Steel or their respective directors;

•

the risk that the Merger and its announcement or completion could have an adverse effect on the ability of Cliffs and AK Steel to retain customers, retain and hire key personnel and/or maintain relationships with their suppliers and business partners;

•	the risk of any changes in general economic, market or business conditions, or changes in the economic or financial condition of Cliffs and AK Steel; and

•	the risks to their operating results and businesses generally.

Such factors are difficult to predict and in many cases may be beyond the control of Cliffs and AK Steel. Cliffs’ and AK Steel’s forward-looking statements are based on assumptions that Cliffs and AK Steel, respectively, believe to be reasonable but that may not prove to be accurate. Consequently, all of the forward-looking statements Cliffs and AK Steel make in this document are qualified by the information contained in or incorporated by reference herein, including the information contained under this heading and the information detailed in Cliffs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and its subsequent Quarterly Reports on Form 10-Q, and in AK Steel’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and AK Steel’s subsequent Quarterly Reports on Form 10-Q. See the section entitled “Where You Can Find More Information” beginning on page [    ].

Cliffs and AK Steel undertake no obligation to update or publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which they become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Cleveland-Cliffs Inc.

200 Public Square

Suite 3300

Cleveland, OH 44114

Phone: 1-800-214-0739

Founded in 1847, Cliffs is the largest and oldest independent iron ore mining company in the United States. Cliffs is a major supplier of iron ore pellets to the North American steel industry from its mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of HBI in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, Cliffs employees endeavor to provide all stakeholders with operating and financial transparency.

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, OH 45069

Phone: 513-425-5000

AK Steel was incorporated in Delaware in 1993. Through its wholly owned subsidiary, AK Steel Corporation, it is a leading producer of flat-rolled carbon, stainless and electrical steel products, primarily for the automotive, infrastructure and manufacturing, and distributors and converters markets. AK Steel’s downstream businesses also provide customer solutions with carbon and stainless steel tubing products, advanced-engineered solutions, tool design and build, hot- and cold-stamped steel components, and complex assemblies. As the successor to Armco Inc., AK Steel continues a rich history of creating leading-edge steel innovations that began in 1899.

Pepper Merger Sub Inc.

c/o Cleveland-Cliffs Inc.

200 Public Square

Suite 3300

Cleveland, OH 44114

Phone: 1-800-214-0739

Merger Sub is a direct, wholly owned subsidiary of Cliffs. Upon the completion of the Merger, Merger Sub will cease to exist. Merger Sub was incorporated in Delaware on November 26, 2019 for the sole purpose of effecting the Merger and to date has undertaken no activities other than those incident to its formation and the matters contemplated by the Merger Agreement in connection with the Merger.

SPECIAL MEETING OF CLIFFS SHAREHOLDERS

Date, Time and Place

The Cliffs special meeting will be held at [                ] Eastern Time on [                ], 2020, at [                ].

Purpose of the Cliffs Special Meeting

The purpose of the Cliffs special meeting is as follows:

•	to consider and vote on the Cliffs merger proposal; and

•	if necessary, to consider and vote on the Cliffs adjournment proposal.

Cliffs will transact no other business at the Cliffs special meeting.

Recommendation of the Cliffs Board

The Cliffs board recommends that Cliffs shareholders vote:

1.	“FOR” the approval of the Cliffs merger proposal; and

2.	“FOR” the approval of the Cliffs adjournment proposal.

See the section entitled “The Merger—Recommendation of the Cliffs Board and Reasons for the Merger” beginning on page [    ].

Record Date; Shareholders Entitled to Vote

Only holders of record of issued and outstanding Cliffs common shares as of the close of business on [                ], 2020, the record date for the Cliffs special meeting, are entitled to notice of, and to vote at, the Cliffs special meeting or any adjournment or postponement of the Cliffs special meeting. As of the close of business on the record date, there were issued and outstanding a total of [                ] Cliffs common shares entitled to vote at the Cliffs special meeting. As of the close of business on January 3, 2020, approximately 1.5% of the issued and outstanding Cliffs common shares were held by Cliffs’ directors, executive officers and their affiliates.

Quorum; Required Votes; Abstentions and Broker Non-Votes

A quorum of Cliffs shareholders is necessary to hold a valid meeting. A quorum will exist at the Cliffs special meeting if shares representing not less than a majority of the voting power of Cliffs are present, in person or represented by proxy, with respect to any matter to be considered at the Cliffs special meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum, including abstentions. Cliffs common shares held in “street name” will be counted as present for the purpose of determining the existence of a quorum at the Cliffs special meeting so long as the beneficial owner of the shares has given their bank, broker or other nominee voting instructions on at least one of the proposals brought before the Cliffs special meeting. The proposals for consideration at the Cliffs special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, no “broker non-votes” can occur at the meeting. Cliffs common shares held in “street name” will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided on how to vote on either of the proposals. Because both of the proposals for consideration at the Cliffs special meeting are considered “non-routine” under the NYSE rules, brokers will not be permitted to vote on any of the matters to be considered at the Cliffs special meeting unless they have received specific instructions from the beneficial owners. As a result, if your Cliffs common shares are held in “street name,” they will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your Cliffs common shares in one of the ways indicated by your bank, broker or other nominee.

If you are a holder of record of Cliffs common shares and you submit a properly executed proxy card, even if you do not vote for some or all of the proposals or vote to “ABSTAIN” in respect of some or all of the proposals, your Cliffs common shares will be counted for purposes of calculating whether a quorum is present at the Cliffs special meeting. Proxies that have been executed but do not reflect a vote on any proposal will be voted in accordance with the recommendation of the Cliffs board on such proposal. If additional votes must be solicited to approve the Cliffs merger proposal, it is expected that the Cliffs special meeting will be adjourned to solicit additional proxies.

Approval of the Cliffs merger proposal requires the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. The failure to submit a proxy card or to vote in person at the Cliffs special meeting or the abstention from voting by Cliffs shareholders, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Cliffs merger proposal, will have the same effect as a vote “AGAINST” the Cliffs merger proposal.

Approval of the Cliffs adjournment proposal requires the affirmative vote of the holders of a majority of the Cliffs common shares present in person or represented by proxy at the Cliffs special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cliffs adjournment proposal, while the failure to submit a proxy card or to vote in person at the Cliffs special meeting, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee on the Cliffs merger proposal and Cliffs adjournment proposal, will have no effect on the Cliffs adjournment proposal.

The matters to be voted on at the Cliffs special meeting are described in the section entitled “Cliffs Proposals” beginning on page [    ].

Methods of Voting

If your Cliffs common shares are registered in your name with Cliffs’ transfer agent, Broadridge Corporate Issuer Solutions, you are a shareholder of record with respect to those shares and you received printed proxy materials directly from us. If your shares are held in an account at a bank, broker or other similar organization, you are the “beneficial owner” of such shares and the printed proxy materials were forwarded to you by that organization. In that circumstance, the organization is considered the shareholder of record for purposes of voting at the Cliffs special meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares held in your account.

If you are a shareholder of record of Cliffs common shares, you may vote:

•	via the Internet by proxy by following the instructions provided until 11:59 p.m. Eastern Time on [ ], 2020;

•	by telephone by proxy by calling the toll-free telephone number located on the proxy card or available via the Internet until 11:59 p.m. Eastern Time on [ ], 2020;

•

by completing, signing and returning your proxy or voting instruction card and returning it in the provided envelope via mail. If you vote by mail, your proxy card must be received by 11:59 p.m. Eastern Time on [                ], 2020; or

•

in person at the Cliffs special meeting. You will be required to present a valid form of government-issued photo identification to be admitted to the Cliffs special meeting and a ballot will be provided to you upon arrival.

If you are a beneficial owner of Cliffs common shares held in “street name,” you may vote:

•	via the Internet by following the instructions provided to you by your bank, broker or other nominee;

•	by telephone by calling the toll-free telephone number located on the voting instruction form or available via the Internet, provided to you by your bank, broker or other nominee;

•	by completing, signing and returning the voting instruction form and returning it in the provided envelope via mail provided to you by your bank, broker or other nominee; or

•

in person at the Cliffs special meeting but you must first obtain a legal proxy form from the bank, broker or other nominee that holds your Cliffs common shares. Please contact such broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the Cliffs special meeting, you will be required to present a valid form of government-issued photo identification.

Cliffs provides Internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your Internet access, such as usage charges from Internet access providers or telecommunication companies.

Voting in Person

Shareholders of record will need to have a valid form of government-issued photo identification to be admitted to the Cliffs special meeting. If your ownership is through a bank, broker or other nominee, then, in addition to a valid form of government-issued photo identification, you will also need to have proof of your share ownership to be admitted to the Cliffs special meeting. A recent account statement, letter or proxy from your bank, broker or other nominee will suffice. In order to vote at the Cliffs special meeting, if you are not an owner of record, you must first obtain a legal proxy form from the bank, broker or other nominee that holds your shares. Even if you plan to attend the Cliffs special meeting, the Cliffs board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Cliffs special meeting.

Voting by Proxy

Whether you hold your shares directly as the shareholder of record or beneficially in “street name,” you may direct your vote by proxy without attending the Cliffs special meeting. You can vote by proxy via the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card if you are a shareholder of record or by following the instructions provided to you by your bank, broker or other nominee.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your Cliffs common shares, you may contact Okapi Partners, Cliffs’ proxy solicitor, at:

•	Shareholders may call toll-free at +1-877-869-0171.

•	Banks and brokers may call collect at +1-212-297-0720.

Revocability of Proxies

If you are a shareholder of record of Cliffs, you may change your vote or revoke your proxy at any time before your shares are voted at the Cliffs special meeting by:

•	voting again via the Internet or by telephone;

•	sending a proxy card dated later than your last vote;

•

delivering a written notice to Cliffs’ Secretary at the address listed for Cliffs in the section entitled “Where You Can Find More Information” beginning on page [    ], stating that you are revoking your proxy; or

•	voting in person at the Cliffs special meeting.

If you are a beneficial owner of Cliffs common shares, you must contact your bank, broker or other nominee with whom you have an account to obtain information regarding changing your voting instructions.

Proxy Solicitation Costs

The enclosed proxy card is being solicited on behalf of the Cliffs board. In addition to solicitation by mail, Cliffs’ directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

Cliffs has retained Okapi Partners to assist in the solicitation process. Cliffs will pay Okapi Partners a fee of approximately $50,000 as well as reasonable and documented out-of-pocket expenses. Cliffs also has agreed to indemnify Okapi Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Cliffs will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of Cliffs common shares held of record by such nominee holders. Cliffs will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Other Information

The matters to be considered at the Cliffs special meeting are of great importance to the shareholders of Cliffs. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Vote of Cliffs Directors and Executive Officers

As of the close of business on January 3, 2020, Cliffs directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 4,106,907 Cliffs common shares, or approximately 1.5% of the total outstanding Cliffs common shares as of January 3, 2020. This is less than the number of Cliffs common shares beneficially owned by such persons as some forms of beneficial ownership do not confer voting rights.

Cliffs currently expects that all of its directors and executive officers will vote their shares “FOR” the Cliffs merger proposal and “FOR” the Cliffs adjournment proposal.

Attending the Cliffs Special Meeting

You are entitled to attend the Cliffs special meeting only if you were a shareholder of record of Cliffs at the close of business on the record date or if you held your Cliffs common shares beneficially in the name of a bank, broker or other nominee as of the record date, or you hold a valid proxy for the Cliffs special meeting from a shareholder who would otherwise be entitled to attend the meeting.

If you were a shareholder of record of Cliffs at the close of business on the record date and wish to attend the Cliffs special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of shareholders of record prior to your being admitted to the Cliffs special meeting.

If a bank, broker or other nominee is the record owner of your Cliffs common shares, you will need to have proof that you are the beneficial owner as of the record date to be admitted to the Cliffs special meeting. A recent statement or letter from your bank, broker or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present government-issued photo identification for admittance to the Cliffs special meeting. If you do not provide government-issued photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Cliffs special meeting.

Results of the Cliffs Special Meeting

The preliminary voting results are expected to be announced at the Cliffs special meeting. In addition, within four business days following the Cliffs special meeting, Cliffs intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, Cliffs will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

CLIFFS SHAREHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE CLIFFS MERGER PROPOSAL AND THE CLIFFS ADJOURNMENT PROPOSAL.

CLIFFS PROPOSALS

Cliffs Merger Proposal

It is a condition to completion of the Merger that Cliffs shareholders approve the Merger Agreement and the transactions contemplated thereby, including the issuance of Cliffs common shares in connection with the Merger. In the Merger, each AK Steel stockholder will receive, for each share of AK Steel common stock that is issued and outstanding as of immediately prior to the effective time of the Merger, 0.400 Cliffs common shares (together with cash in lieu of any fractional Cliffs common shares and any dividends or distributions on the Cliffs common shares with a record date at or after the effective time of the Merger). See the section entitled “The Merger Agreement—Merger Consideration” beginning on page [    ] for more information.

Approval of the Cliffs merger proposal requires the affirmative vote of the holders of Cliffs common shares entitling them to exercise a majority of the voting power of Cliffs on the proposal. The failure to submit a proxy card or to vote in person at the Cliffs special meeting or the abstention from voting by Cliffs shareholders, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to the Cliffs merger proposal, will have the same effect as a vote “AGAINST” the Cliffs merger proposal.

The Cliffs board recommends you vote “FOR” the Cliffs merger proposal.

Cliffs Adjournment Proposal

Cliffs shareholders are also being asked to approve a proposal to adjourn the Cliffs special meeting, if necessary, to solicit additional proxies in favor of the Cliffs merger proposal in the event there are not sufficient votes at the time of the Cliffs special meeting to approve the Cliffs merger proposal. If the Cliffs special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.

Approval of the Cliffs adjournment proposal requires the affirmative vote of the holders of a majority of the Cliffs common shares present in person or represented by proxy at the Cliffs special meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Cliffs adjournment proposal, while the failure to submit a proxy card or to vote in person at the Cliffs special meeting, or the failure of any Cliffs shareholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee on the Cliffs merger proposal and the Cliffs adjournment proposal, will have no effect on the Cliffs adjournment proposal.

The Cliffs board recommends you vote “FOR” the Cliffs adjournment proposal.

SPECIAL MEETING OF AK STEEL STOCKHOLDERS

Date, Time and Place

The AK Steel special meeting will be held at [                ] Eastern Time on [                ], 2020, at [                ].

Purpose of the AK Steel Special Meeting

The purpose of the AK Steel special meeting is as follows:

•	to consider and vote on the AK Steel merger proposal;

•	to consider and vote, on an advisory, non-binding basis, on the AK Steel compensation proposal; and

•	if necessary, to consider and vote on the AK Steel adjournment proposal.

AK Steel will transact no other business at the AK Steel special meeting.

Recommendation of the AK Steel Board

The AK Steel board recommends that AK Steel stockholders vote:

1.	“FOR” the approval of the AK Steel merger proposal;

2.	“FOR” the approval of the AK Steel compensation proposal; and

3.	“FOR” the approval of the AK Steel adjournment proposal.

See the section entitled “The Merger—Recommendation of the AK Steel Board and Reasons for the Merger” beginning on page [    ].

Record Date; Stockholders Entitled to Vote

Only holders of record of shares of AK Steel common stock issued and outstanding as of the close of business on [                ], 2020, the record date for the AK Steel special meeting, are entitled to notice of, and to vote at, the AK Steel special meeting or any adjournment or postponement of the AK Steel special meeting. As of the close of business on the record date, there were issued and outstanding a total of [                ] shares of AK Steel common stock. As of the close of business on January 3, 2020, less than 1.0% of the issued and outstanding shares of AK Steel common stock were held by AK Steel’s directors, executive officers and their affiliates.

Quorum; Broker Non-Votes

A quorum of AK Steel stockholders is necessary to hold a valid meeting. A quorum will exist at the AK Steel special meeting if holders of record of shares of AK Steel common stock representing not less than a majority of the issued and outstanding shares of AK Steel common stock entitled to vote at the meeting are present, in person or represented by proxy. All shares of AK Steel common stock represented by proxy will be counted as present for purposes of establishing a quorum, including abstentions.

If you are a holder of record of shares of AK Steel common stock and you submit a properly executed proxy card for the AK Steel special meeting, your shares of AK Steel common stock will be counted for purposes of calculating whether a quorum is present at the meeting, even if you do not vote for some or all of the proposals or vote to “ABSTAIN” in respect of some or all of the proposals.

AK Steel stockholders who hold their shares in “street name” will be counted as present for the purpose of determining the existence of a quorum at the AK Steel special meeting so long as the stockholder has given their bank, broker or other nominee voting instructions on at least one of the proposals brought before the AK Steel special meeting. The proposals for consideration at the AK Steel special meeting are considered “non-routine” matters under NYSE Rule 452, and, therefore, brokers are not permitted to vote on any of the matters to be considered at the AK Steel special meeting unless they have received specific instructions from the beneficial owners with respect to such matter. As a result, no “broker non-votes” can occur at the meeting and shares of AK Steel common stock will not be counted as present for the purpose of determining the existence of a quorum if no instructions have been provided on how to vote on any of the proposals.

If additional votes must be solicited to approve the AK Steel merger proposal, it is expected that the AK Steel special meeting will be adjourned to allow sufficient time to solicit additional proxies.

Required Votes; Abstentions

Approval of the AK Steel merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of AK Steel common stock entitled to vote on the proposal. The failure to submit a proxy card or to vote in person at the AK Steel special meeting or voting to abstain on the AK Steel merger proposal, will have the same effect as a vote “AGAINST” the AK Steel merger proposal. The failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee, will also have the same effect as a vote “AGAINST” the AK Steel merger proposal.

Approval of the AK Steel compensation proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the AK Steel compensation proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel compensation proposal, assuming a quorum is present at the AK Steel special meeting.

Approval of the AK Steel adjournment proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the AK Steel adjournment proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds common stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel adjournment proposal.

Executed proxies that do not include a vote on any proposal will be voted in accordance with the recommendation of the AK Steel board for such proposal. All of the proposals for consideration at the AK Steel special meeting are considered “non-routine” matters under NYSE Rule 452. As a result, if your shares of AK Steel common stock are held in “street name” they will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares of AK Steel common stock in one of the ways indicated by your bank, broker or other nominee.

The matters to be voted on at the AK Steel special meeting are described in the section entitled “AK Steel Proposals” beginning on page [    ].

Methods of Voting

If your shares of AK Steel common stock are registered in your name with AK Steel’s transfer agent, Computershare, you are a stockholder of record with respect to those shares of common stock and you received printed proxy materials directly from us. If your shares of AK Steel common stock are held in an account at a bank, broker or other similar organization, you are the “beneficial owner” of such shares and the printed proxy materials were forwarded to you by that organization and your shares are considered to be held in “street name.” If your shares are held in “street name,” your bank, broker or other nominee is considered the stockholder of record for purposes of voting at the AK Steel special meeting. As a beneficial owner, you have the right to instruct the organization how to vote the shares of AK Steel common stock held in your account.

If you are a stockholder of record of AK Steel common stock as of the close of business on the record date, you may vote:

•	via the Internet by following the instructions provided on your proxy card until 11:59 p.m. Eastern Time on [ ], 2020;

•	by telephone by calling the toll-free telephone number located on the proxy card until 11:59 p.m. Eastern Time on [ ], 2020;

•

by completing, signing and returning the enclosed proxy card and returning it in the provided envelope via mail. If you vote by mail, your proxy card must be received by AK Steel’s Corporate Secretary by the close of business on [                ], 2020; or

•

in person at the AK Steel special meeting. You will be required to present a valid form of government-issued photo identification to be admitted to the AK Steel special meeting and a ballot will be provided to you upon arrival.

AK Steel provides Internet proxy voting to allow you to vote your shares online; however, please be aware you must bear any costs associated with your Internet access, such as usage charges from Internet access providers or telecommunication companies.

If you are a beneficial owner of AK Steel common stock held in “street name,” you may instruct your bank, broker or other nominee to vote your shares by following the instructions that the bank, broker or other nominee provides to you. Most brokers offer stockholders the ability to vote via the Internet, by telephone or by completing, signing and returning a voting instruction form. If your shares are held in “street name,” you may vote in person at the AK Steel special meeting but you must first obtain a legal proxy form from the bank, broker or other nominee that holds your AK Steel common stock. Please contact your broker or organization for instructions regarding obtaining a legal proxy. If you do obtain a legal proxy and plan to attend the AK Steel special meeting, you will be required to present a valid form of government-issued photo identification.

Voting in Person

AK Steel stockholders of record will need to have a valid form of government-issued photo identification to be admitted to and receive a ballot to vote at the AK Steel special meeting.

If your ownership is through a bank, broker or other nominee, then, in addition to a valid form of government-issued photo identification, you will also need to have proof of your ownership of AK Steel common stock to be admitted to the AK Steel special meeting. A recent account statement, letter or proxy from your bank, broker or other nominee will suffice. In order to vote at the AK Steel special meeting, if you are not an owner of record, you must also first obtain a legal proxy form from the bank, broker or other nominee that holds your AK Steel common stock. Even if you plan to attend the AK Steel special meeting, the AK Steel board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the AK Steel special meeting.

Voting by Proxy

If you hold your AK Steel common stock directly as the stockholder of record, you may direct your vote by proxy without attending the AK Steel special meeting. You can vote by proxy via the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold your AK Steel shares beneficially in “street name,” you can instruct your bank, broker or other nominee how to vote by proxy by following the instructions provided to you by the bank, broker or other nominee.

Voting by Participants in AK Steel Thrift Plans

If you hold shares of AK Steel common stock in an AK Steel thrift plan, you must timely provide the applicable plan trustee with voting instructions with respect to the shares you hold in such AK Steel thrift plan. If you do not provide the AK Steel thrift plan trustee with voting instructions, neither the AK Steel thrift plan trustee nor the applicable fiduciary committee for such AK Steel thrift plan will be able to vote the shares of AK Steel common stock held for your benefit through such AK Steel thrift plan at the AK Steel special meeting.

Questions About Voting

If you have any questions about how to vote your shares of AK Steel common stock, you may contact AK Steel’s proxy solicitor, Georgeson, toll-free at 1-866-413-5899.

Revocability of Proxies

If you are an AK Steel stockholder of record, you may change your vote or revoke your proxy by:

•	voting again via the Internet or by telephone before 11:59 p.m. Eastern Time on [ ], 2020;

•	sending an executed proxy card dated later than your last vote that is received by AK Steel’s Corporate Secretary before the close of business on [ ], 2020;

•	delivering a written notice to AK Steel’s Corporate Secretary at 9227 Centre Pointe Drive, West Chester, Ohio 45069, stating that you are revoking your proxy; or

•	voting in person at the AK Steel special meeting.

If you are a beneficial owner of AK Steel common stock, you must contact your bank, broker or other nominee with whom you have an account to obtain information regarding changing your voting instructions.

Proxy Solicitation Costs

The enclosed proxy card is being solicited on behalf of the AK Steel board. In addition to solicitation by mail, AK Steel’s directors, officers and employees may solicit proxies in person, by telephone or by electronic means. These persons will not be specifically compensated for doing this.

AK Steel has retained Georgeson to assist in the solicitation process. AK Steel will pay Georgeson a fee of approximately $17,500 as well as reasonable and documented out-of-pocket expenses. AK Steel also has agreed to indemnify Georgeson against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

AK Steel will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of AK Steel common stock held of record by such nominee holders. AK Steel will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Other Information

The matters to be considered at the AK Steel special meeting are of great importance to AK Steel stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and to submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the AK Steel special meeting. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Vote of AK Steel Directors and Executive Officers

As of the close of business on January 3, 2020, AK Steel directors and executive officers and their respective affiliates, as a group, owned and were entitled to vote 2,486,581 shares of AK Steel common stock, representing less than 1.0% of the total number of shares AK Steel common stock outstanding as of January 3, 2020.

AK Steel currently expects that all of its directors and executive officers will vote their shares “FOR” the AK Steel merger proposal, “FOR” the AK Steel compensation proposal and “FOR” the AK Steel adjournment proposal.

Attending the AK Steel Special Meeting

You are entitled to attend the AK Steel special meeting only if you were a stockholder of record of AK Steel at the close of business on the record date or you held your shares of AK Steel common stock beneficially in the name of a bank, broker or other nominee as of the record date, or you hold a valid proxy from a record holder of AK Steel common stock for the AK Steel special meeting.

If a bank, broker or other nominee is the record owner of your AK Steel common stock, you will need to have proof that you were the beneficial owner of those shares as of the record date to be admitted to the AK Steel special meeting. A recent statement or letter from your bank, broker or other nominee confirming your ownership as of the record date, or presentation of a valid proxy from a bank, broker or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present government-issued photo identification for admittance to the AK Steel special meeting. If you do not provide government-issued photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the AK Steel special meeting.

Results of the AK Steel Special Meeting

The preliminary voting results are expected to be announced at the AK Steel special meeting. In addition, within four business days following the AK Steel special meeting, AK Steel intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four business day period, AK Steel will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four business days of the date that the final results are certified.

AK STEEL STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE AK STEEL MERGER PROPOSAL AND THE OTHER MATTERS TO BE VOTED ON AT THE AK STEEL SPECIAL MEETING.

AK STEEL PROPOSALS

AK Steel Merger Proposal

It is a condition to completion of the Merger that AK Steel’s stockholders adopt the Merger Agreement. In the Merger, each AK Steel stockholder will be entitled to receive, for each share of AK Steel common stock that is issued and outstanding as of immediately prior to the effective time of the Merger, 0.400 Cliffs common shares (together with cash in lieu of any fractional Cliffs common shares and any applicable dividends or distributions on the Cliffs common shares with a record date at or after the effective time of the Merger). See the section entitled “The Merger Agreement—Merger Consideration” beginning on page [    ] for more information.

Approval of the AK Steel merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of AK Steel common stock entitled to vote on the proposal. The failure to submit a proxy card or to vote in person at the AK Steel special meeting, an “ABSTAIN” vote on the AK Steel merger proposal, or the failure of any AK Steel stockholder who holds shares of AK Steel common stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee, will have the same effect as a vote “AGAINST” the AK Steel merger proposal.

The AK Steel board recommends you vote “FOR” the AK Steel merger proposal.

AK Steel Compensation Proposal

AK Steel is asking its stockholders to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to AK Steel’s named executive officers that is based on or otherwise relates to the Merger, as described in the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” beginning on page [    ]. This non-binding, advisory vote is required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act.

As an advisory vote, this proposal is not binding upon AK Steel or the AK Steel board and approval of this proposal is not a condition to the completion of the Merger. Because the compensation that may be paid or become payable to AK Steel’s named executive officers in connection with the Merger is based on the terms of the Merger Agreement as well as contractual arrangements with AK Steel’s named executive officers, such compensation will be payable to AK Steel’s named executive officers regardless of the outcome of this advisory vote, as long as the Merger Agreement is adopted and the Merger is completed (subject only to the contractual conditions applicable thereto). However, AK Steel seeks the support of its stockholders and believes that stockholder support is appropriate because AK Steel has a comprehensive executive compensation program designed to link the compensation of its executives with AK Steel’s performance and the interests of AK Steel stockholders. Accordingly, at the AK Steel special meeting, AK Steel stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to the named executive officers of AK Steel Holding Corporation that is based on or otherwise relates to the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K under the heading “Merger-Related Compensation for AK Steel’s Named Executive Officers” in the joint proxy statement/prospectus, including the associated narrative discussion, and the agreements, plans and other arrangements pursuant to which such compensation may be paid or become payable, be, and are hereby, APPROVED.”

Approval of the non-binding AK Steel compensation proposal requires the affirmative vote of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the AK Steel compensation proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds their shares in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel compensation proposal, assuming a quorum is present at the AK Steel special meeting.

The AK Steel board recommends that you vote “FOR” the AK Steel compensation proposal.

AK Steel Adjournment Proposal

AK Steel stockholders are also being asked to approve a proposal to adjourn the AK Steel special meeting to solicit additional proxies in favor of the AK Steel merger proposal in the event there are not sufficient votes at the time of the AK Steel special meeting to approve the AK Steel merger proposal. If the AK Steel special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their exercise at the adjourned meeting.

Approval of the AK Steel adjournment proposal requires the affirmative vote of the holders of a majority of the shares of AK Steel common stock present in person or represented by proxy at the AK Steel special meeting and entitled to vote on the proposal, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the AK Steel adjournment proposal, while the failure to submit a proxy card or to vote in person at the AK Steel special meeting, or the failure of any AK Steel stockholder who holds AK Steel common stock in “street name” through a bank, broker or other nominee to give voting instructions to such bank, broker or other nominee with respect to all of the AK Steel proposals, will have no effect on the AK Steel adjournment proposal.

The AK Steel board recommends you vote “FOR” the AK Steel adjournment proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this joint proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Transaction Structure

At the effective time of the Merger, Merger Sub will merge with and into AK Steel. As a result of the Merger, the separate corporate existence of Merger Sub will cease and AK Steel will continue as the surviving corporation and as a direct, wholly owned subsidiary of Cliffs.

Consideration to AK Steel Stockholders

As a result of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares, as defined below) will be converted into the right to receive the merger consideration of 0.400 Cliffs common shares as well as cash in lieu of any fractional Cliffs common shares as described below.

AK Steel stockholders will not be entitled to receive any fractional Cliffs common shares in the Merger, and no AK Steel stockholders will be entitled to any dividends or have any voting rights or any other rights in respect of any fractional Cliffs common shares. AK Steel stockholders that would have otherwise been entitled to receive a fractional Cliffs common share in the Merger will instead be entitled to receive, in lieu of fractional shares, an amount in cash, without interest, equal to the product of the average of the closing prices per Cliffs common share on the NYSE, as reported by The Wall Street Journal (or if not reported thereby, as reported in another authoritative source), for the five full trading days ending on the second business day immediately preceding the date on which the effective time of the Merger occurs, multiplied by the fraction of a Cliffs common share (after taking into account all of the shares of AK Steel common stock held by the holder at the effective time of the Merger and rounded to the nearest one thousandth) to which the holder would otherwise be entitled.

At the effective time of the Merger, all shares of AK Steel common stock (other than excluded shares) will cease to be outstanding and will automatically be cancelled and will cease to exist, and each certificate formerly representing any shares of AK Steel common stock, and each non-certificated share of AK Steel common stock represented by book entry will thereafter represent only the right to receive, without interest, the merger consideration, and the right, if any, to receive cash in lieu of any fractional Cliffs common shares into which such shares would have been converted and any distribution or dividend on Cliffs common shares issued in the Merger with a record date at or after the effective time of the Merger.

Restricted shares of AK Steel common stock and shares of AK Steel common stock owned as of immediately prior to the effective time of the Merger by Cliffs, Merger Sub or AK Steel (other than any shares of AK Steel common stock held by Cliffs, Merger Sub or AK Steel on behalf of third parties), which are referred to as the excluded shares, will be cancelled and will cease to exist, and no Cliffs common shares or other consideration will be delivered in exchange therefor (except with respect to AK Steel restricted shares which will be treated as described below under “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger—Treatment of AK Steel Restricted Shares” beginning on page [     ]).

Background of the Merger

The senior management team and board of directors of AK Steel regularly review and discuss AK Steel’s performance, strategy, competitive position and strategic options, and, from time to time, include AK Steel’s legal and financial advisors in such review and discussions. In this regard, AK Steel regularly reviews and evaluates potential strategic alternatives as part of its ongoing efforts to strengthen and grow its overall business and to enhance value for its stockholders.

Over the past several years, AK Steel has pursued a strategic agenda focused on working to transform its cost structure and operations with the goal of improving its competitive position and liquidity, decreasing its indebtedness and delivering value to its stockholders. As part of this strategic agenda, the AK Steel board and senior management team have evaluated a range of possible alternatives, taking into account, among other things, AK Steel’s existing operations, strategic priorities and capital requirements.

In early May 2018, Roger K. Newport, Chief Executive Officer of AK Steel, raised the possibility of Cliffs and AK Steel engaging in a strategic transaction with Lourenco Goncalves, Chairman, President and Chief Executive Officer of Cliffs. Mr. Newport inquired whether Mr. Goncalves would consider a potential joint venture involving the companies, focused on finding a potentially more productive use for one of AK Steel’s underperforming assets. In addition, Mr. Newport suggested that the companies might consider a more transformative transaction, as such an arrangement would secure for AK Steel reliable access to its most important raw material, while ensuring a long-term, dedicated customer for Cliffs. Mr. Goncalves indicated that, while he had not previously considered such a transaction, he could appreciate its strategic benefits and the potential value to both companies and would reflect on the idea.

There were no further discussions between the companies regarding potential joint venture opportunities, or any other material transaction, until mid-October 2018 when, at the request of Mr. Newport, Maurice A. Reed, Vice President, Strategic Planning and Business Development of AK Steel, contacted Mr. Goncalves to propose a meeting to discuss a potential joint venture opportunity involving AK Steel’s Ashland Works blast furnace. However, by late 2018, members of AK Steel management had concluded that, at that time, it was not economically feasible to implement the potential transaction in a manner that would generate meaningful value for AK Steel.

During the same period, the AK Steel board continued to evaluate and engage in discussions with members of AK Steel management and AK Steel’s legal and financial advisors with respect to, potential strategic alternatives available to AK Steel. At the AK Steel board’s October 18, 2018 meeting, members of AK Steel management reviewed with the AK Steel board various potential alternatives, including joint venture transactions involving several different U.S. and foreign steel producers and manufacturers that presented potential opportunities to (i) lower AK Steel’s costs of production, including through the sourcing of various raw materials, (ii) expand AK Steel’s scale and footprint, (iii) explore new alternatives both within and outside its existing footprint, (iv) create synergies through combining or optimizing production capabilities, (v) grow AK Steel’s downstream operations, (vi) make significant capital and other investments, including building or installing new technology in its existing mills, and (vii) improve the utilization of certain underperforming assets. During this meeting, members of AK Steel management also provided their views regarding the potential to pursue a more transformative transaction with certain of these identified joint venture counterparties, as well as other potential counterparties that may have interest in a significant transaction involving AK Steel. AK Steel management’s views were informed in part by certain in-depth and high-level discussions that AK Steel management had engaged in during 2017 and 2018 (and would continue to engage in during 2019) with over a dozen companies in the steel industry regarding potential joint venture and other opportunities for AK Steel to generate commercial and strategic value. In the course of certain of these discussions, AK Steel management, with the support of the AK Steel board, raised the possibility of undertaking a more transformative transaction, including a potential merger, sale or similar business combination. However, in each instance where AK Steel identified a transformative transaction that had the potential for execution, the potential counterparty indicated that, given its strategic agenda, the potential counterparty was not interested in pursuing such a transformative transaction, either at that time or at all.

During the latter part of 2018 (following the AK Steel board’s October 18, 2018 meeting) and the first half of 2019, AK Steel asked Goldman Sachs & Co. LLC, which is referred to as Goldman Sachs, and Credit Suisse Securities (USA) LLC, which is referred to as Credit Suisse, as well as a global management consulting firm to separately review potential strategic alternatives available to AK Steel, including the identification of potential counterparties to a transformative transaction involving AK Steel. None of these reviews, however, identified any potential counterparties that the AK Steel board and management viewed as likely having interest in pursuing an executable transaction that would generate meaningful value for AK Steel stockholders that had not already been considered or pursued by AK Steel.

As part of AK Steel’s continued evaluation of strategic alternatives, in November 2018 members of AK Steel management commenced discussions with a North American steel producer, which is referred to as Company A, with respect to a potential “merger of equals” transaction involving AK Steel and Company A. Over the next eleven months, AK Steel and Company A periodically engaged in a reciprocal due diligence review of their respective companies as well as preliminary negotiations regarding a potential transaction, including governance terms. AK Steel and Company A entered into a non-disclosure agreement, effective March 5, 2019, in connection with their consideration of the potential transaction, which included a customary mutual standstill provision that did not preclude private proposals to be made to the board of directors of the other party. AK Steel engaged Credit Suisse as its financial advisor in connection with a potential transaction involving Company A pursuant to an engagement letter effective February 1, 2019, while the AK Steel board worked with Goldman Sachs as its financial advisor. However, after further consideration, including unaddressed concerns regarding whether the potential transaction would improve AK Steel’s cost position and strengthen its credit profile, in September 2019, the AK Steel board, in consultation with management and AK Steel’s financial advisors, Credit Suisse and Goldman Sachs, determined not to proceed further with a potential transaction with Company A.

The AK Steel board also considered a potential transaction involving a different North American steel producer, which is referred to as Company B, with which AK Steel had previously discussed a potential combination and engaged in a reciprocal due diligence review in late 2016 and early 2017 before the AK Steel board determined in March 2017 that, at the time, pursuing a potential transaction with Company B was not in the best interests of AK Steel and its stockholders. In early April 2019, at the direction of the AK Steel board, Mr. Newport contacted the chief executive officer of Company B, who indicated he would be open to considering a potential transaction. However, after further consideration, in May 2019, the AK Steel board determined that it did not believe a transaction involving Company B would generate sufficient value for AK Steel stockholders in light of the risks associated with combining the companies and, accordingly, did not pursue any further discussions.

On August 20, 2019, Mr. Goncalves contacted Mr. Newport and indicated that Cliffs was interested in acquiring AK Steel’s Ashland Works blast furnace. Over the next few weeks, Mr. Goncalves and Mr. Newport engaged in a few additional preliminary discussions regarding the potential sale of the Ashland Works blast furnace.

On September 26, 2019, Mr. Newport and Mr. Goncalves spoke again to discuss next steps with respect to the potential sale of the Ashland Works blast furnace.

On September 27, 2019, Traci Forrester, Executive Vice President, Business Development of Cliffs, sent a proposed non-disclosure agreement for the potential acquisition by Cliffs of the Ashland Works blast furnace to Joseph C. Alter, Vice President, General Counsel and Corporate Secretary of AK Steel, which the parties finalized and entered into effective as of that same day.

On October 2, 2019, Mr. Newport and Mr. Goncalves met in Washington D.C. to discuss the status of the potential sale of the Ashland Works blast furnace, including the potential timeline for Cliffs to conduct its due diligence review and for the parties to negotiate and finalize the documentation for the transaction, as well as to obtain their requisite internal approvals. During this meeting, Mr. Goncalves and Mr. Newport again discussed the potential for (and agreed that it would be beneficial to both companies to continue discussions regarding) a more transformative transaction involving their companies, but decided at that time to focus on the proposed Ashland Works blast furnace transaction.

During the next two weeks, representatives of Cliffs and its advisors continued to conduct their due diligence review of the potential Ashland Works blast furnace transaction, including performing site visits to the Ashland Works facility.

During early October 2019, Cliffs informed its legal counsel, Jones Day, that Cliffs was considering the potential acquisition of AK Steel in its entirety. Cliffs also informed Moelis of, and commenced working with Moelis in connection with, the potential transaction. Cliffs subsequently entered into an engagement letter with Moelis dated November 27, 2019.

On October 14, 2019, representatives of Goldman Sachs (including certain members of the team that would advise AK Steel in connection with the potential transaction) informally discussed with members of the Cliffs management team certain asset-based lending considerations, funding options and strategic growth opportunities for Cliffs. AK Steel was identified in the materials used by Goldman Sachs in such meeting as one of thirteen companies that presented potential strategic growth opportunities for Cliffs. Goldman Sachs’ materials included only publicly available information (e.g., market capitalization, enterprise value, 2019E EBITDA/multiple and indebtedness information) and did not contain potential price ranges, synergy calculations, or other transaction-specific information.

On October 16, 2019, certain members of Cliffs’ management team and representatives from Moelis and Jones Day met to discuss the possibility of a potential acquisition of AK Steel.

On October 17, 2019, Mr. Goncalves contacted Mr. Newport to discuss the status and timeline of the potential sale of the Ashland Works blast furnace. During this discussion, Mr. Goncalves informed Mr. Newport that the Cliffs management team had continued to consider the possibility of a more transformative transaction as previously discussed with Mr. Newport, and at the upcoming Cliffs board meeting on October 21, 2019, the Cliffs board would discuss potentially making an offer for Cliffs to acquire AK Steel. Mr. Goncalves and Mr. Newport then proceeded to further discuss the potential value creation opportunities for Cliffs shareholders and AK Steel stockholders in connection with such a transaction, as well as Cliffs’ expectations regarding the potential timeline should such a transaction occur. Mr. Newport informed Mr. Goncalves that the AK Steel board had a regularly scheduled board meeting from October 23 to October 25, 2019, and that he would discuss with the AK Steel directors any offer that Cliffs might make at that time.

On October 19, 2019, at the request of AK Steel’s then Chief Financial Officer, a representative of Credit Suisse provided the then Chief Financial Officer and Mr. Newport with materials, based solely on publicly available information, containing a high level overview of Cliffs and certain other illustrative data, assuming a transaction between AK Steel and Cliffs. The overview identified Cliffs’ management team, its geographic footprint, facilities and other operational information, Cliffs’ current capitalization and market performance and certain financial information. The materials also included illustrative exchange ratio and pro forma ownership data based on the companies’ respective trading prices over the prior two years and certain illustrative financial metrics that would result from a combination of the two companies based on publicly available information and broker consensus estimates of the companies’ respective future performance. The materials also included information regarding the premia paid in all-stock transactions involving consideration of greater than $500 million since 2010.

Later in October 2019, Mr. Alter informed AK Steel’s outside legal counsel, Weil, about the potential transaction with Cliffs. AK Steel also commenced working with Goldman Sachs in connection with the potential transaction. Prior to AK Steel commencing work with Goldman Sachs in connection with the potential transaction involving Cliffs, Goldman Sachs informed AK Steel that representatives of Goldman Sachs (including members of its proposed team to advise AK Steel in connection with the potential transaction) had assisted Cliffs on several financing transactions and from time to time provided Cliffs with advice with respect to strategic matters over the past several years. Subsequently, on November 15, 2019, representatives of Goldman Sachs provided a letter to the AK Steel board that disclosed certain relationships between Goldman Sachs and Cliffs with respect to past financing transactions and confirmed that nothing would limit Goldman Sachs’ ability to fulfill its responsibilities as financial advisor to AK Steel in connection with the potential transaction. AK Steel decided to work with Goldman Sachs in connection with the potential transaction based on its substantial experience in transactions similar to the proposed transaction, its familiarity with the steel industry and the AK

Steel board’s view that Goldman Sachs had delivered excellent service during prior engagements with AK Steel, including during its consideration of a potential transaction involving Company A. AK Steel subsequently entered into an engagement letter with Goldman Sachs on November 27, 2019.

On October 21, 2019, the Cliffs board held its regularly scheduled meeting, which was attended by members of Cliffs management and representatives of Jones Day. The Cliffs board considered and discussed with members of Cliffs management a potential transaction with AK Steel, including the potential synergies of combining Cliffs and AK Steel and the potential upsides and potential challenges of a transaction with AK Steel. The Cliffs board then reviewed with members of Cliffs management and representatives of Jones Day a potential timeline for making an offer to acquire AK Steel and the transaction generally and considered the likely negotiation points to be resolved should the parties pursue a transaction. The members of the Cliffs board engaged in further discussions before it unanimously approved moving forward with submitting to AK Steel a non-binding proposal for the acquisition of AK Steel.

Later on October 21, 2019, on behalf of the Cliffs board, Mr. Goncalves delivered to Mr. Newport a written proposal, which is referred to as the October 21 proposal, for Cliffs’ acquisition of AK Steel in a stock-for-stock transaction with a fixed exchange ratio of 0.359 Cliffs common shares for each share of AK Steel common stock, which represented a premium of 10% to the thirty-day volume weighted average trading price for AK Steel common stock as of October 18, 2019, and would result in AK Steel stockholders, in their capacity as such, owning approximately 30% of the combined company immediately following the completion of the proposed transaction. The October 21 proposal indicated that Cliffs (i) believed two to three weeks would provide sufficient time for Cliffs and AK Steel to complete their respective reciprocal due diligence reviews, (ii) envisioned being in a position to sign a definitive agreement and announce a transaction by the first week of December, and (iii) required a response from AK Steel by 5:00 pm Eastern Time on October 30, 2019.

The AK Steel board held its regularly scheduled meeting at AK Steel’s headquarters in West Chester, Ohio from October 23 to October 25, 2019. During the course of these meetings, members of AK Steel management and representatives of Goldman Sachs reviewed with the AK Steel board their preliminary perspectives on the proposed transaction, as well as certain publicly available information and analyst reports regarding Cliffs. The materials reviewed with the AK Steel board by AK Steel management during its October 23, 2019 meeting included certain high-level information concerning Cliffs that was based, in part, on information previously reviewed with AK Steel’s then Chief Financial Officer and Mr. Newport on October 19, 2019, as described above.

In late October, Cliffs engaged Credit Suisse to, alongside Moelis, provide financial advisory services to Cliffs in connection with the potential transaction. Prior to being engaged by Cliffs, AK Steel provided Credit Suisse its consent for Credit Suisse (including members of the deal team that had previously provided formal and informal advice to AK Steel) to be engaged by Cliffs in connection with the Merger, and Credit Suisse agreed not to disclose to Cliffs any confidential information that Credit Suisse had received in connection with its prior work with AK Steel. Prior to Cliffs commencing work with Credit Suisse, Credit Suisse disclosed to Cliffs that Credit Suisse (including members of its proposed team to advise Cliffs in connection with the potential transaction) had assisted AK Steel on a number of confidential matters over the past several years. Credit Suisse also informed Cliffs that in October 2019 (prior to Credit Suisse being engaged by Cliffs) members of AK Steel management had discussed a potential transaction between AK Steel and Cliffs with certain representatives of Credit Suisse on an informal, non-engagement basis, and that Credit Suisse had provided certain high-level materials to AK Steel management that were based on publicly available information. Cliffs subsequently entered into an engagement letter with Credit Suisse effective as of October 27, 2019.

On October 29, 2019, a special telephonic meeting of the AK Steel board was held, which was attended by members of AK Steel management and representatives of Goldman Sachs, to further discuss the proposed transaction with Cliffs, including the terms of the October 21, 2019 proposal, perspectives regarding the appropriate premium payable with respect to AK Steel shares and the strategic rationale for the proposed transaction. During the meeting, members of AK Steel management also discussed with the AK Steel board their preliminary synergy assessments as well as certain considerations with respect to AK Steel’s and the combined company’s indebtedness. Representatives of Goldman Sachs also reviewed with the AK Steel board a comparison of Cliffs’ and AK Steel’s relative trading and market performance. Following these discussions, the AK Steel board agreed that a transaction with Cliffs could be beneficial to AK Steel stockholders, but that the proposed exchange ratio was too low for the board to conclude that such a combination would be in the best interests of AK Steel stockholders. After receiving and considering advice from its advisors, the AK Steel board discussed its initial view that an appropriate pro forma ownership for the combined company would involve AK Steel stockholders owning in the mid-30 percent range of the outstanding stock of the combined company. The AK Steel board then authorized Mr. Newport to continue to explore a potential combination with Cliffs on a non-binding basis, with the understanding that further discussions would need to be had with Cliffs to convey the AK Steel board’s belief that the proposed valuation was too low. The AK Steel board requested that a meeting be arranged between Ralph S. Michael, III, Chairman of the AK Steel board, and Mr. Goncalves to discuss various matters related to the proposed transaction.

On October 30, 2019, Mr. Newport spoke with Mr. Goncalves and informed him that the AK Steel board supported exploring a potential combination of Cliffs and AK Steel. Mr. Newport also conveyed the AK Steel board’s view regarding the proposed exchange ratio and ownership composition of the combined company. During the call, Mr. Newport and Mr. Goncalves discussed certain considerations with respect to the potential premium to be paid by Cliffs in the transaction, whether there was a possibility of AK Steel stockholders receiving some portion of the transaction consideration in cash and the AK Steel stockholders’ pro forma ownership of the combined Company. Mr. Goncalves and Mr. Newport decided that Cliffs’ and AK Steel’s respective financial advisors should continue discussions with respect to the proposed form and amount of consideration. Mr. Newport and Mr. Goncalves also discussed timing for the commencement of their respective company’s due diligence reviews and agreed to schedule a meeting between Mr. Goncalves and Mr. Michael, as the respective Chairmen of Cliffs and AK Steel.

Later on October 30, 2019, James Graham, Executive Vice President, Chief Legal Officer & Secretary of Cliffs, sent a proposed bilateral non-disclosure agreement for the potential transaction to Mr. Alter. AK Steel and Cliffs entered into the non-disclosure agreement on November 1, 2019.

On November 4, 2019, at the request of the AK Steel board, Messrs. Michael and Goncalves, the respective Chairmen of AK Steel and Cliffs, met in Cincinnati, Ohio to discuss the potential transaction, including the potential strategic rationale for the combination and the form and amount of consideration to be received by AK Steel stockholders, including the potential pro forma ownership of the combined company Messrs. Michael and Goncalves also discussed certain corporate governance matters, including the inclusion of AK Steel board members on the combined company’s board to ensure the board had representation from individuals familiar with AK Steel’s business, which, as had previously been discussed, was important from the perspective of the AK Steel board, and Cliffs’ offer to include three AK Steel board members on the combined company’s board. During the course of their discussion, Mr. Michael indicated that the AK Steel board believed that the AK Steel stockholders’ pro forma ownership in the combined company would need to be in the mid-30 percent range in order for the AK Steel board to be supportive of a transaction. Mr. Goncalves indicated that the Cliffs board was of the view that the transaction should include a fixed exchange ratio and that the Cliffs board was supportive of a valuation that would result in AK Steel stockholders having a pro forma ownership percentage of 30%. Mr. Michael also indicated it may be beneficial for Mr. Goncalves to be available to make a presentation to the AK Steel board at the AK Steel board’s final meeting to consider the proposed transaction. Neither during this meeting nor during prior or subsequent discussions among the parties in connection with the potential transaction were post-closing employment arrangements negotiated or agreed to with any members of AK Steel management.

Messrs. Newport and Goncalves spoke by telephone on each of November 5, 2019 and November 7, 2019 to discuss the status of the proposed transaction, including progress with respect to the bilateral due diligence process, their respective board review and approval processes and overall timing for the potential transaction. On

November 5, 2019, Cliffs and AK Steel each provided the other party and their respective advisors with access to an electronic data room containing certain non-public information regarding such company. On November 8, 2019, Cliffs provided AK Steel the preliminary Cliffs unaudited forecasted financial information and AK Steel provided Cliffs certain preliminary forecasted information regarding AK Steel.

On November 8, 2019, members of management of Cliffs and AK Steel, as well as representatives of Weil and Jones Day, held a diligence call to discuss certain capital structure considerations in connection with the potential transaction. During the period commencing on November 7, 2019 through the execution of the Merger Agreement on December 2, 2019, AK Steel and Cliffs continued to conduct their business and financial due diligence reviews, with the assistance of their respective external advisors. In addition to customary diligence regarding finance, legal, tax, accounting, environmental, reserves, human resources, operations and related diligence matters, the parties focused considerable efforts on the collective identification and validation of potential synergies and understanding their respective capital structures and the impact of various sensitivities to their financial forecasts, including the potential impact of each company’s outstanding indebtedness on the structure of the transaction as well as the indebtedness of the combined company.

On November 13, 2019, members of management of Cliffs and AK Steel, together with representatives of Moelis, Credit Suisse, Jones Day, Goldman Sachs and Weil, met at Jones Day’s office in Columbus, Ohio. At the meeting, Cliffs and AK Steel each provided the other with a management presentation regarding its business. During their respective management presentations, AK Steel and Cliffs also reviewed with each other their respective preliminary five-year financial projections, which had been previously made available. The parties, with the assistance of their respective financial advisors, also subsequently engaged in a series of discussions regarding certain differences in the underlying assumptions used in preparing their respective financial projections. Upon consideration of the widely fluctuating nature of certain commodity prices that form key assumptions in AK Steel’s and Cliffs’ respective financial forecasts, and following consultation with representatives of Goldman Sachs, AK Steel management determined to subsequently revise its preliminary projections using commodity pricing assumptions that were based on a combination of its own macro-assumptions, the assumptions used by Cliffs in the Cliffs unaudited forecasted financial information and information from three other recognized third party sources in order to avoid over-reliance on any one source in its financial projections.

On November 14, 2019, Mr. Goncalves contacted Mr. Newport by telephone to follow up on their discussion the prior day with respect to certain financial sensitivity analyses and the underlying assumptions therefor as well as certain other considerations in connection with the potential transaction as well as Mr. Goncalves’ view regarding Cliffs’ outreach to rating agencies.

On November 15, 2019, the Cliffs board held a telephonic meeting, with members of Cliffs management and representatives of Jones Day in attendance. During the Cliffs board meeting, members of the Cliffs management team and representatives of Jones Day provided the Cliffs board with an update on the management presentations that had occurred on November 13, 2019 and on the status of the potential transaction, including the status of Cliffs’ due diligence efforts to date. The Cliffs board considered AK Steel’s financial position, the expected combined EBITDA performance of Cliffs and AK Steel, the potential synergies, the severance and change of control payments that may be owed to officers and other key employees of AK Steel as a result of the transaction, and the transaction structure. Members of the Cliffs management team indicated that Cliffs planned to meet with the rating agencies to obtain a private analysis of the likely impact of the acquisition of AK Steel on the credit ratings of Cliffs and AK Steel to evaluate whether the combined company would be negatively impacted by a ratings downgrade. Mr. Goncalves also provided the Cliffs board with an overview of the status of the proposed transaction, expected timing and the proposed financing structure as well as an update regarding his conversations with Mr. Newport and Mr. Michael, including the AK Steel board’s desire for an offer that would result in AK Steel stockholders having pro forma ownership in the combined company in the mid-30 percent range. The Cliffs board concluded the discussion by considering next steps and upcoming milestones with respect to the potential transaction. Separately, after completing the discussion on the potential transaction, the

Cliffs board reviewed and discussed Cliffs’ five-year business plan. Following discussion, the Cliffs board unanimously approved Cliffs’ five-year business plan.

During the morning of November 15, 2019, the AK Steel board held a special telephonic meeting, with members of AK Steel management and representatives of Goldman Sachs and Weil in attendance. During the meeting, members of AK Steel management provided the AK Steel board with an update on the status of the potential transaction, including AK Steel’s due diligence efforts, and reviewed perspectives regarding the strategic rationale for the transaction and potential initial synergy opportunities that had been identified. AK Steel management also reviewed with the AK Steel board certain historical financial information concerning Cliffs as well as certain pro forma capital structure considerations with respect to the potential transaction. Representatives of Goldman Sachs then reviewed with the AK Steel board certain historical financial information concerning Cliffs as well as certain historical developments with respect to Cliffs’ business. The representatives of Goldman Sachs also discussed their preliminary analyses regarding Cliffs’ cost structure, including an overview of Cliffs’ and AK Steel’s respective performance relative to certain parties in the steel and iron ore markets, and provided an update on Cliffs’ and AK Steel’s respective trading multiples and the related impact on the potential exchange ratio for the transaction. At the conclusion of the meeting, the AK Steel board directed that Messrs. Newport and Michael should continue to negotiate the potential terms of the transaction with Mr. Goncalves, reiterating that the AK Steel board continued to desire that AK Steel stockholders have a greater pro forma ownership percentage of the combined company and to discuss including a cash component as part of its proposed consideration.

Following the respective telephonic meetings of the Cliffs and AK Steel boards earlier that day, on November 15, 2019, Messrs. Newport, Michael and Goncalves held a teleconference call to further discuss the potential transaction, including potential opportunities to create shareholder value, views regarding the potential synergies and financial sensitivity analyses, and the potential form and amount of consideration for the transaction. During this discussion, Mr. Michael reiterated AK Steel’s request (previously made by Mr. Newport to Mr. Goncalves on October 30) that the consideration in the merger consist of a combination of cash and equity, and Mr. Goncalves indicated that he did not believe that the Cliffs board would support the payment of any cash consideration.

On November 16, 2019, Jones Day, on behalf of Cliffs, sent an initial draft of the Merger Agreement for the proposed transaction to Weil. From November 16, 2019 until the execution of the Merger Agreement on December 2, 2019, the parties and their respective legal advisors exchanged numerous drafts, and engaged in numerous discussions and negotiations concerning the terms of the Merger Agreement and the related ancillary documents. During the course of these negotiations, significant areas of discussion and negotiation involved the amount and form of the merger consideration, including whether the consideration would be all-stock, the scope and degree of reciprocity of the representations, warranties and covenants, including the interim operating restrictions and the “no shop” provisions, the tax opinion-related closing condition, the level of commitment required from Cliffs in order to obtain regulatory approvals, the circumstances under which the board of directors of each party could change its recommendation in favor of the transaction, the circumstances under which the board of directors of each party would be permitted to terminate the Merger Agreement, including whether the parties would be permitted to terminate the agreement following its receipt of a superior proposal, and the amount of the termination-related fees payable in connection therewith.

Mr. Goncalves and Mr. Newport met in person on November 20, 2019 and spoke via telephone on each of November 20 and November 21, 2019 to discuss the status of the potential transaction, including the potential exchange ratio and the progress of the parties’ respective due diligence and synergy reviews and financial sensitivities analysis. During the in-person meeting on November 20, 2019, Mr. Goncalves indicated to Mr. Newport that it was his view that Cliffs’ financial analysis may be able to support an exchange ratio that would result in AK Steel stockholders, in their capacity as such, owning a greater percentage of the combined company than had been initially proposed in the October 21 proposal, but that he would need to discuss the analysis further with the Cliffs board.

During a follow-up call on the morning of November 22, 2019, Messrs. Newport and Goncalves discussed the AK Steel board’s desire to include a cash component in the consideration or a collar on the exchange ratio as well as the anticipated timing for Cliffs’ delivery of a revised proposal to acquire AK Steel.

During the afternoon of November 22, 2019, the AK Steel board held a special telephonic board meeting, attended by representatives of Weil and Goldman Sachs, to discuss the potential transaction. Mr. Newport and other members of AK Steel management provided the AK Steel board with an update on the status of negotiations as well as the progress and results of their due diligence review and the joint work being undertaken with Cliffs and its financial advisors to identify and validate synergies. Representatives of Goldman Sachs then discussed with the AK Steel board its preliminary financial analyses. Representatives of Goldman Sachs also reviewed with the AK Steel board certain considerations with respect to the form of consideration and exchange ratio and AK Steel’s capital structure and discussed with the AK Steel board their view that there were unlikely to be other strategic partners that AK Steel had not had prior discussions with who, at the time, would be interested in entering into a potential transaction with AK Steel that would result in AK Steel stockholders receiving greater consideration than could be received in a transaction with Cliffs. Representatives of Weil provided the AK Steel board with a written review of the board’s fiduciary duties and also reviewed with the AK Steel board a summary of the proposed structure for the transaction and certain key terms that were under discussion in connection with the draft Merger Agreement, including proposed terms relating to the composition of the combined company’s board, the treatment of AK Steel’s existing indebtedness and the delivery by Cliffs of certain financing commitments, Cliffs’ regulatory undertaking and the circumstances in which the AK Steel board would be permitted to change its recommendation in favor of the transaction or terminate the Merger Agreement. Members of AK Steel management then again reviewed with the AK Steel board the strategic rationale for the potential transaction and their views regarding the potential strategic alternatives available to AK Steel and the potential for each to create significant value for AK Steel stockholders. Following the discussion, the AK Steel board directed AK Steel management to continue to negotiate the potential terms of the transaction, and instructed AK Steel management that the board was focused on the need for AK Steel stockholders to have a greater pro forma ownership percentage of the combined company.

On November 22, 2019, the Cliffs board held a telephonic meeting, with members of Cliffs management and representatives of Jones Day in attendance. The Cliffs management team provided an update on the proposed transaction. The Cliffs management team indicated that due diligence continued to progress well and Cliffs was continuing to find additional opportunities for potential synergies. Mr. Goncalves indicated that he and Mr. Newport continued to negotiate the pro forma ownership of AK Steel stockholders after the closing of the potential transaction. The Cliffs board asked additional questions about the potential synergies, pension liabilities of AK Steel, and change of control payments and retirement benefits that would be expected to be funded at the closing of the potential acquisition, all of which the Cliffs management team addressed. The Cliffs management team then addressed questions on the meetings with the rating agencies. The Cliffs board then considered next steps, including Mr. Goncalves continuing discussions with AK Steel, and upcoming milestones with respect to the potential transaction.

During the evening of November 22, 2019, Messrs. Newport, Goncalves and Michael spoke to discuss the feedback received at their respective board meetings as well as next steps for continuing to progress the potential transaction. During the discussion, Mr. Michael told Mr. Goncalves that the AK Steel board continued to be focused on the need for AK Steel stockholders to have a greater pro forma ownership interest in the combined company than what had been proposed by Cliffs.

On November 24, 2019, Messrs. Goncalves and Newport spoke to discuss the potential transaction, including the parties’ progress in analyzing the potential cost synergies that could result from the transaction, certain diligence matters and the parties’ respective views regarding the form and amount of the consideration to be received by AK Steel stockholders, including whether the exchange ratio for the potential transaction should be fixed and Cliffs’ continued view that the consideration should consist entirely of Cliffs’ equity securities.

On November 25, 2019, Mr. Goncalves sent Messrs. Michael and Newport a revised written proposal for the acquisition of AK Steel by Cliffs, which is referred to as the November 25 proposal, at a fixed exchange ratio of 0.370 Cliffs common shares for each share of AK Steel common stock in an all-stock transaction, representing a 15% premium to AK Steel’s then-last closing price. The November 25 proposal, which would have resulted in AK Steel stockholders owning approximately 30% of the combined company, stated that it was Cliffs’ superior and final proposal for a potential transaction.

During the morning of November 26, 2019, Mr. Goncalves called Mr. Newport to provide an update on Cliffs’ estimate of the potential cost synergies for the potential transaction. During the discussion, Mr. Goncalves provided his view that Cliffs’ November 25 proposal was fair to AK Steel and its stockholders. Mr. Newport indicated that the AK Steel board would be discussing the proposal later that day but that, in his view, the proposal did not adequately address various items that Mr. Newport and Mr. Michael had conveyed as being important to the AK Steel board, including the desire for a higher level of pro forma ownership of the combined company by AK Steel stockholders.

On the afternoon of November 26, 2019, the AK Steel board held a special meeting by teleconference, attended by members of AK Steel management and representatives of Weil and Goldman Sachs. During the meeting, Messrs. Newport and Michael provided an update on their discussions with Mr. Goncalves in connection with the potential transaction. Members of AK Steel management then provided the board with an update on the status of negotiations regarding the Merger Agreement as well as the results of the parties’ ongoing synergies analysis, due diligence review and certain financial sensitivity analyses. Members of AK Steel management also presented to the AK Steel board forecasts for AK Steel on a standalone basis for the fiscal years ending December 31, 2020 through December 31, 2024 that had been prepared by AK Steel management as well as certain assumptions that had been used by AK Steel management in preparing the projections. Representatives of Goldman Sachs then discussed with the AK Steel board its preliminary financial analyses. Representatives of Goldman Sachs also discussed with the AK Steel board considerations with respect to various strategic alternatives potentially available to AK Steel, including continuing as a standalone company and undertaking certain portfolio restructuring activities, as well as Goldman Sachs’ view regarding the absence, at the time, of potential strategic alternative counterparties to an extraordinary transaction involving AK Steel that would result in AK Steel stockholders receiving greater consideration than could be received in a transaction with Cliffs. Weil then provided the AK Steel board with a written review of the board’s fiduciary duties and an overview of the status of certain key terms under discussion in connection with the draft Merger Agreement, including the board composition of the combined company, whether AK Steel would have the ability to terminate the Merger Agreement following its receipt of a superior proposal, and the efforts Cliffs would be required to use to obtain regulatory approvals for the transaction. Members of AK Steel management then discussed with the AK Steel board their views regarding the potential opportunities to create value for AK Steel stockholders in connection with the potential transaction relative to the various identified potential strategic alternatives available to AK Steel. After AK Steel management and its advisors left the meeting, the AK Steel board engaged in an extensive discussion regarding the potential strategic alternatives available to AK Steel and their ability to generate value for AK Steel stockholders, which included the potential impact of these alternatives on AK Steel’s competitive position and credit profile, the ability to generate synergies and improve the cost of AK Steel’s supply of iron ore and other raw materials, and whether the various alternatives were actionable and would provide a platform for future growth. Following this discussion, the AK Steel board determined that it was in the best interests of AK Steel to continue to pursue a potential transaction with Cliffs, but that the exchange ratio proposed by Cliffs in its November 25 proposal was not adequate. The AK Steel board also agreed that the form of consideration and potential need for downside protection in the form of a floating exchange ratio or collar continued to be open points and that the absence of either of these would result in the need for a higher exchange ratio in order for the AK Steel board to be in favor of the potential transaction. The AK Steel board directed Messrs. Newport and Michael to inform Cliffs that the proposed exchange ratio, form of consideration and downside protection would need to be improved, and told Messrs. Newport and Michael that they should initially propose an exchange ratio of 0.400 in anticipation of the fact that, based on Cliffs’ prior statements, Cliffs may only be willing to agree to a potential transaction that involved a fixed exchange ratio and all-stock consideration.

During the evening of November 26, Messrs. Newport and Michael held a teleconference call with Mr. Goncalves to provide a response to the November 25 proposal. Messrs. Newport and Michael informed Mr. Goncalves that the proposed exchange ratio was inadequate, but that the AK Steel board would be willing to consider a potential transaction with an exchange ratio of 0.400, which would result in AK Steel stockholders having approximately a 32% pro forma ownership interest in the combined company. Messrs. Newport and Michael also expressed the AK Steel board’s ongoing interest in Cliffs including a cash component in the consideration or otherwise providing greater certainty in value to AK Steel stockholders through a collar on the exchange ratio, but Mr. Goncalves indicated that the concepts of a cash component or exchange ratio collar were unacceptable to Cliffs. Messrs. Newport and Michael indicated that, in the absence of a cash component, collar or floating exchange ratio, the AK Steel board would need the discussed higher exchange ratio in order to potentially support the proposed transaction and also provided the AK Steel board’s feedback regarding certain open items in the draft Merger Agreement. Mr. Goncalves indicated he would discuss AK Steel’s exchange ratio proposal with the Cliffs board the following day.

On November 27, 2019, the Cliffs board held a telephonic meeting, with members of Cliffs management and representatives of Jones Day in attendance. The Cliffs board discussed the exchange ratio and pro forma ownership in connection with the proposed transaction with AK Steel. Mr. Goncalves indicated that, after receiving the November 25 proposal, which included an exchange ratio of 0.370 equating to AK Steel stockholders having an approximate pro forma ownership percentage of approximately 30%, Messrs. Newport and Michael had countered with a proposed exchange ratio of 0.400, which would equate to a pro forma ownership percentage of approximately 32%. The Cliffs board discussed the counterproposal, considering the identified synergies and accretive nature of the counteroffer. Members of the Cliffs management team then reported on timing of the next steps of moving toward a transaction and described ongoing negotiations on the Merger Agreement with AK Steel as well as other milestones that would occur if each of Cliffs’ and AK Steel’s respective boards approved the transaction. A representative of Jones Day then discussed the voting requirements for each of Cliffs and AK Steel based on Ohio and Delaware law, as well as the rules of the NYSE and the companies’ governing documents. After additional discussion, the Cliffs board agreed to continue the negotiation process based on the AK Steel counteroffer of a fixed exchange ratio of 0.400.

During the afternoon of November 27, 2019, Messrs. Goncalves, Newport and Michael held a teleconference during which Mr. Goncalves indicated that the Cliffs board was supportive of AK Steel’s proposed exchange ratio, but that it would proceed only on the basis of an all-stock transaction. Later on November 27, 2019, on behalf of the Cliffs board, Mr. Goncalves delivered a letter indicating that Cliffs board was willing to proceed with a fixed exchange ratio of 0.400 Cliffs common shares for each share of AK Steel common stock, subject to, among other things, the finalization of the Merger Agreement terms in a manner satisfactory to Cliffs.

On the morning of November 29, 2019, a special telephonic meeting of the AK Steel board was held to provide an update on the proposed transaction. During the meeting, Messrs. Michael and Newport provided an update on their discussions with Mr. Goncalves, and representatives of Goldman Sachs also discussed their preliminary financial analyses. Representatives of Weil then reviewed with the AK Steel board the status of negotiations regarding the draft Merger Agreement and the resolution of certain key items that had previously been discussed with the AK Steel board, including that Cliffs had agreed to the parties each having the right to terminate the Merger Agreement in connection with a superior proposal and that the AK Steel board could change its recommendation in favor of the transaction in connection with certain intervening events affecting AK Steel or Cliffs.

During the period from November 29, 2019 through the execution of the Merger Agreement on December 2, 2019, representatives of Cliffs and AK Steel and their respective legal counsel, Jones Day and Weil, continued to work to finalize the definitive documentation for the transaction, including the debt commitment letters to be entered into by Cliffs.

On December 2, 2019, a special meeting of the AK Steel board was held in person in Detroit, Michigan for the purpose of considering the approval and adoption of the Merger Agreement with Cliffs. Representatives of

Weil and Goldman Sachs as well as members of AK Steel management were also in attendance. At the beginning of the meeting, members of AK Steel management provided the AK Steel board with an update regarding the proposed transaction with Cliffs. Mr. Newport and Kirk Reich, President and Chief Operating Officer of AK Steel, also reviewed with the AK Steel board AK Steel’s opportunities and risks if it were to continue on a standalone basis as well as their views regarding the advantages of the proposed transaction. Representatives of Weil then provided the AK Steel board with an overview of the directors’ fiduciary duties under Delaware law. Following this review, Mr. Goncalves, who along with Mr. Graham and a representative of Jones Day had been invited by the AK Steel board to attend the meeting, met with the AK Steel board and discussed, among other things, Mr. Goncalves’ history with Cliffs, the improvements that had been made under his leadership in the preceding five years, the advantages and strategic rationale of combining Cliffs and AK Steel, the composition of the Cliffs board and his view of the synergy and growth opportunities available in connection with the potential transaction due to the complementary nature of the respective businesses. Following the departure of Mr. Goncalves, Mr. Graham and the representative of Jones Day from the meeting, representatives of Weil then reviewed with the AK Steel board a summary of the terms of the Merger Agreement and provided an update on the resolution of the negotiations regarding certain key terms, including Cliffs’ regulatory undertaking, the scope of intervening events that would permit the AK Steel board to change its recommendation in favor of the transaction in certain circumstances, and the ability of AK Steel to terminate the Merger Agreement in connection with a superior proposal. Representatives of Goldman Sachs then presented their financial analyses with respect to the proposed transaction. A representative of Goldman Sachs provided the AK Steel board with an oral opinion, which was subsequently confirmed in a written opinion dated December 2, 2019, that, as of the date of the written opinion and based upon and subject to the various assumptions, limitations, qualifications and factors set forth therein, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of AK Steel common stock (other than Cliffs and its affiliates). Following discussion, the AK Steel board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger, declared the Merger Agreement to be advisable and in the best interests of AK Steel stockholders, and resolved to recommend that AK Steel stockholders vote to adopt the Merger Agreement. During the meeting, the AK Steel board also voted to adopt an amendment to the AK Steel by-laws to provide that the Court of Chancery in the State of Delaware will be the exclusive forum for the adjudication of certain disputes involving AK Steel.

After market close on December 2, 2019, a special telephonic meeting of the Cliffs board was held for the purpose of considering the approval of the Merger Agreement. Representatives of Jones Day, Moelis and Credit Suisse as well as members of Cliffs management also participated. Mr. Goncalves reported that the AK Steel board had unanimously approved the Merger Agreement at the AK Steel board’s meeting earlier that day. Representatives of Jones Day then discussed, among other things, (i) the Cliffs board’s fiduciary duties under Ohio law, (ii) the principal terms of the Merger Agreement, (iii) the regulatory approvals that would be required in the U.S., Mexico and Canada, (iv) the change of control payments that would be due upon closing of the transaction and (v) the voting requirements for the companies’ respective shareholders to approve the transaction. A representative of Moelis reviewed with the Cliffs board Moelis’ financial analysis with respect to the exchange ratio and delivered an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 2, 2019, addressed to the Cliffs board to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in such opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to Cliffs. Following discussion, the Cliffs board unanimously approved the Merger Agreement, the Merger and the issuance of Cliffs shares in the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and resolved to recommend that Cliffs shareholders vote in favor of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of Cliffs shares pursuant to the Merger Agreement.

Later that evening, Cliffs and AK Steel finalized and entered into the Merger Agreement. On December 3, 2019, prior to the opening of trading on the NYSE, Cliffs and AK Steel issued a joint press release announcing the transaction and their entry into the Merger Agreement.

Recommendation of the Cliffs Board and Reasons for the Merger

The Cliffs board unanimously recommends that Cliffs shareholders vote “FOR” the Cliffs merger proposal.

The Cliffs board, with the advice and assistance of its financial and legal advisors, negotiated, evaluated, and, at a meeting held on December 2, 2019, unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and to recommend that Cliffs shareholders vote in favor of the Cliffs merger proposal, the Cliffs board consulted with its financial and legal advisors and Cliffs management. After such consultation, the Cliffs board unanimously determined the proposed Merger to be fair to, and in the best interests of, Cliffs.

In making its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that Cliffs shareholders vote in favor of the Cliffs merger proposal, the Cliffs board took into account a number of factors, including the following (which are not necessarily presented in order of relative importance):

•

Cliffs’ expected business, assets, financial condition, results of operations, business plan and prospects following the completion of the Merger, including the expected pro forma effect of the Merger on the combined company.

•	The belief of the Cliffs board that the Merger will create a best-in-class, vertically-integrated iron ore and steel producer.

•

Cliffs management’s identification of approximately $120 million in annual synergies (including approximately $40 million in annual public company cost savings), by way of selling, general and administrative, procurement and energy cost savings, as well as logistical and supply chain efficiencies.

•

That the Merger will provide a unique future opportunity for further electric arc furnace, which is referred to as EAF, oriented low capital expenditure growth through building a merchant pig iron facility within the existing AK Steel Ashland Works facility footprint, and thereby potentially avoiding closure costs of up to approximately $60 million.

•

The belief of the Cliffs board that the Merger will enhance revenue stream certainty for Cliffs’ pellet supply as a result of the vertical integration of AK Steel’s assets, existing long-term minimum volume contracts and hot briquetted iron facility requirements.

•	That the Merger will provide the potential for significant interest expense savings to the combined company resulting from the possible repayment or refinancing of AK Steel’s outstanding notes.

•	The attractiveness of the Merger to Cliffs in comparison to other acquisition opportunities reasonably available to Cliffs.

•

The Cliffs board’s knowledge of, and discussions with Cliffs management regarding, Cliffs’ business operations, financial condition, earnings and prospects and its knowledge of AK Steel’s business operations, financial condition, earnings and prospects, taking into account AK Steel’s publicly-filed information and the results of Cliffs’ due diligence investigation of AK Steel.

•	The stock consideration to be offered by Cliffs in the Merger and the expectation that the Merger would be accretive to Cliffs earnings per share and cash flow per share.

•	That the cash flow of the combined company following the Merger could provide additional opportunities to return value to shareholders.

•	The financial analysis presented to the Cliffs board by representatives of Moelis on December 2, 2019, and the oral opinion of Moelis rendered to the Cliffs board on December 2, 2019, confirmed by delivery of a written opinion dated December 2, 2019, as to the fairness, from a financial point of view, of the exchange ratio to Cliffs, as more fully described below in “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

•

That the combined company would continue to be led by the strong, experienced Cliffs management team and that the addition of three current AK Steel directors to the Cliffs board post-Merger would add further valuable expertise and experience and in-depth familiarity with AK Steel to the Cliffs board.

•

The review by the Cliffs board, in consultation with its legal advisors, of the structure of the proposed Merger and the other terms of the Merger Agreement, including each party’s representations, warranties and covenants, the conditions to each party’s obligations and the termination provisions and related termination fees payable by each party, as well as the likelihood of consummation of the proposed Merger and the Cliffs board’s evaluation of the likely time period necessary to close the Merger.

The Cliffs board also considered the following specific aspects of the Merger Agreement (which are not necessarily presented in order of relative importance):

•

The Cliffs board’s belief that the terms of the Merger Agreement, including each party’s representations, warranties and covenants and the conditions to each party’s obligations, are comprehensive and favorable to completing the proposed transaction.

•

That the exchange ratio is fixed and will not fluctuate in the event that the market price of AK Steel common stock increases relative to the market price of Cliffs common shares between the date of the Merger Agreement and the completion of the Merger.

•

The fact that if the Merger Agreement is terminated by Cliffs as a result of a change in recommendation of the AK Steel board or a breach by AK Steel of certain covenants in the Merger Agreement related to the non-solicitation of a competing acquisition proposal, this joint proxy statement/prospectus, or the AK Steel special meeting, then AK Steel has agreed to pay Cliffs a fee of $30 million.

•

The fact that there are limited circumstances in which the AK Steel board may terminate the Merger Agreement (including terminating to enter into a definitive agreement providing for the consummation of a superior proposal), or change its recommendation that AK Steel stockholders approve the AK Steel merger proposal, and if the Merger Agreement is terminated by AK Steel to enter into a definitive agreement providing for the consummation of a superior proposal, then AK Steel has agreed to pay Cliffs a fee of $30 million.

In the course of its deliberations, the Cliffs board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•

The risks and costs to Cliffs if the Merger is not completed, including the diversion of management and employee attention, and the potential effect on Cliffs’ stock price, and that, while the Merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed at all or in a timely fashion, even if Cliffs shareholders approve the Cliffs merger proposal and AK Steel stockholders approve the AK Steel merger proposal.

•	That AK Steel stockholders may not approve the AK Steel merger proposal or that Cliffs shareholders may not approve the Cliffs merger proposal.

•

The risk that regulatory agencies may not approve the Merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of Cliffs following the Merger as more fully described in the section entitled “The Merger—Regulatory Approvals” beginning on page [    ].

•	The transaction costs to be incurred in connection with the Merger.

•

The fact that if the Merger Agreement is terminated by AK Steel as a result of a change in recommendation of the Cliffs board or a breach by Cliffs of certain covenants in the Merger Agreement related to the non-solicitation of a competing acquisition proposal, this joint proxy statement/prospectus, or the Cliffs special meeting, then Cliffs has agreed to pay AK Steel a fee of $30 million.

•

The fact that there are limited circumstances in which the Cliffs board may terminate the Merger Agreement (including terminating to enter into a definitive agreement providing for the consummation of a superior proposal) or change its recommendation that Cliffs shareholders approve the Cliffs merger proposal, and if the Merger Agreement is terminated by Cliffs to enter into a definitive agreement providing for the consummation of a superior proposal, then Cliffs has agreed to pay AK Steel a fee of $30 million.

•	That the Merger Agreement imposes limitations on Cliffs’ ability to make additional acquisitions that may impact the regulatory approval processes for the Merger.

•

That the pending Merger might discourage a third party from making a Cliffs acquisition proposal or change the terms on which a third party would be willing to make an acquisition proposal, and the opportunity cost to Cliffs of pursuing the Merger instead of other acquisition opportunities potentially available to Cliffs.

•	The ownership dilution to pre-Merger holders of Cliffs common shares as a result of the issuance of Cliffs common shares in connection with the Merger.

•

The risks associated with the occurrence of events that may materially and adversely affect the financial condition, properties, assets, liabilities, business or results of operations of AK Steel or its subsidiaries but not entitle Cliffs to terminate the Merger Agreement.

•

The risk that Cliffs may not realize all of the synergies and other anticipated strategic and other benefits of the Merger, including as a result of the challenges of integrating the businesses, operations and workforces of Cliffs and AK Steel, the risk that expected operating efficiencies and cost savings may not be realized or will cost more to achieve than anticipated, and the risk that divestitures or other accommodations required by antitrust regulatory authorities may decrease or eliminate the anticipated strategic and other benefits of the Merger to Cliffs.

•	Various other risks described in the section entitled “Risk Factors” beginning on page [ ].

The Cliffs board considered all of these factors as a whole and unanimously concluded that they supported a determination to approve the Merger Agreement, the Merger and the other transactions contemplated thereby. The foregoing discussion of the information and factors considered by the Cliffs board is not exhaustive. In view of the wide variety of factors considered by the Cliffs board in connection with its evaluation of the Merger and the complexity of these matters, the Cliffs board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above and any other factors, individual members of the Cliffs board may have viewed factors differently or given different weight or merit to different factors.

In considering the recommendation of the Cliffs board that Cliffs shareholders vote to approve the Cliffs merger proposal, Cliffs shareholders should be aware that the directors and executive officers of Cliffs may have certain interests in the Merger that may be different from, or in addition to, the interests of Cliffs shareholders generally. The Cliffs board was aware of these interests and considered them when approving the Merger Agreement and recommending that Cliffs shareholders vote to approve the Cliffs merger proposal.

The foregoing discussion of the information and factors considered by the Cliffs board is forward-looking in nature. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Opinion of Moelis, Cliffs’ Financial Advisor

At the meeting of the Cliffs board on December 2, 2019 to evaluate and approve the Merger Agreement and the transactions contemplated by the Merger Agreement, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated December 2, 2019, addressed to the Cliffs board to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio in the Merger was fair, from a financial point of view, to Cliffs.

The full text of Moelis’ written opinion dated December 2, 2019, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Cliffs board (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the exchange ratio to Cliffs, and does not address Cliffs’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Cliffs. Moelis’ opinion does not constitute a recommendation as to how any holder of securities of Cliffs or AK Steel should vote or act with respect to the Merger or any other matter.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to AK Steel and Cliffs;

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of AK Steel furnished to Moelis by AK Steel, including financial forecasts provided to or discussed with Moelis by the management of AK Steel (described on page [    ] of this joint proxy statement/prospectus under the caption “The Merger—Unaudited Forecasted Financial Information—AK Steel Unaudited Forecasted Financial Information” and referred to in this section as the AK Steel Projections);

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of AK Steel furnished to Moelis by Cliffs, including financial forecasts provided to or discussed with Moelis by the management of Cliffs (described on page [    ] of this joint proxy statement/prospectus under the caption “The Merger—Unaudited Forecasted Financial Information—Cliffs-Adjusted AK Steel Unaudited Forecasted Financial Information” and referred to in this section as Cliffs’ Adjusted AK Steel Projections);

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Cliffs furnished to Moelis by Cliffs, including financial forecasts provided to or discussed with Moelis by the management of Cliffs (described on page [    ] of this joint proxy statement/prospectus under the caption “The Merger—Unaudited Forecasted Financial Information—Cliffs Unaudited Forecasted Financial Information” and referred to in this section as the Cliffs Projections);

•

reviewed certain internal information relating (i) to cost savings, synergies and related expenses expected to result from the Merger furnished to Moelis by Cliffs, referred to in this section as the Expected Synergies, and (ii) certain other pro forma financial effects of the Merger furnished to Moelis by Cliffs;

•	reviewed capitalization information for Cliffs and AK Steel provided by Cliffs and AK Steel respectively;

•

conducted discussions with members of the senior managements and representatives of Cliffs and AK Steel concerning the information described in the foregoing six bullets, as well as the businesses and prospects of AK Steel and Cliffs generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed a draft, dated December 2, 2019, of the Merger Agreement;

•	participated in certain discussions among representatives of Cliffs and AK Steel and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, with the consent of the Cliffs board, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of (and did not independently verify) any of such information. With the consent of the Cliffs board, Moelis relied upon, without independent verification, the assessment of Cliffs and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to Cliffs, AK Steel, the Expected Synergies and other pro forma financial effects referred to above, Moelis assumed, at the direction of the Cliffs board, that they have been reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of Cliffs or AK Steel, as the case may be, as to the future performance of Cliffs and AK Steel, such Expected Synergies (including the amount, timing and achievability thereof) and such other pro forma financial effects. At the direction of the Cliffs board, Moelis relied upon the Cliffs Projections and Cliffs’ Adjusted AK Steel Projections (and did not rely upon the AK Steel Projections) for the purposes of its analysis and opinion. At the direction of the Cliffs board, Moelis also relied upon Cliffs’ future pricing and tariff assumptions that are included in the Cliffs Projections and Cliffs’ Adjusted AK Steel Projections. Moelis also assumed, at the direction of the Cliffs board, that the future financial results (including the Expected Synergies) reflected in the Cliffs Projections and Cliffs’ Adjusted AK Steel Projections and other information (including the Expected Synergies) would be achieved at the times and in the amounts projected. In addition, at the direction of the Cliffs board, Moelis relied on the assessments of the management of Cliffs as to Cliffs’ ability to integrate the business of Cliffs and AK Steel. Moelis did not express any views as to the reasonableness of any financial forecasts or the assumptions on which they were based. In addition, with the consent of the Cliffs board, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of Cliffs, AK Steel or any of their respective subsidiaries, nor was it furnished with any such evaluation or appraisal.

Moelis’ opinion did not address Cliffs’ underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Cliffs and did not address any legal, regulatory, tax or accounting matters. At the direction of the Cliffs board, Moelis was not asked to, and Moelis did not, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the exchange ratio from a financial point of view to Cliffs. Moelis’ opinion relates to the relative values of Cliffs and AK Steel. With the consent of the Cliffs board, Moelis did not express any opinion as to what the value of Cliffs’ common shares actually would be when issued pursuant to the Merger or the prices at which Cliffs’ common shares or AK Steel common stock might trade at any time. In rendering its opinion, Moelis assumed, with the consent of the Cliffs board, that the final executed form of the Merger Agreement would not differ from the draft that Moelis had reviewed in any respect material to its analysis, that the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to its analysis, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Cliffs board, that all governmental, regulatory or other consents and approvals necessary for the completion of the Merger would be obtained and that in connection with obtaining the necessary governmental, regulatory or other consents or approvals, no restrictions, terms or conditions would be imposed that could be material to its analysis. In addition, representatives of Cliffs advised Moelis, and Moelis assumed, with the consent of the Cliffs board, that the Merger would qualify as a tax free reorganization for federal income tax purposes.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Cliffs or AK Steel. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the exchange ratio or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Moelis to the Cliffs board at its meeting held on December 2, 2019, in connection with its opinion. This summary describes the material analysis underlying Moelis’ opinion but does not purport to be a complete description of the analyses performed by Moelis in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

For the purposes of Moelis’ analysis:

•

“Total Enterprise Value,” which is referred to as TEV, was generally calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of November 29, 2019, which is referred to as the “equity value,” (i) plus preferred stock, if any, (ii) plus debt, and (iii) less cash and cash equivalents (in each of the foregoing cases (i) through (iii), as of the relevant company’s most recently reported quarter end, except in the case of the DCF analysis described below, which utilized Cliffs or AK Steel management estimates of net debt as of December 31, 2019, as applicable). “Adjusted TEV” includes underfunded tax-effected pension and unfunded OPEB obligations.

•

“EBITDA” was generally calculated as the relevant company’s earnings before interest, taxes, depreciation and amortization, as adjusted to exclude (i) one-time charges and benefits and (ii) EBITDA associated with non-controlling interests because book value of non-controlling interests was excluded from TEV.

•	“EBITDAP” was generally calculated as the relevant company’s EBITDA plus pension expense, less pension income.

•

Based on information provided by Cliffs or AK Steel, as applicable, per share calculations assumed (i) basic outstanding Cliffs common shares and shares of AK Steel common stock as disclosed in the Merger Agreement, (ii) conversion of outstanding options and other equity-based awards as disclosed in the Merger Agreement, using the treasury stock method, with strike prices as provided by Cliffs management or AK Steel management, as applicable (other than long term performance plan shares and performance share awards, which were not taken into account), and (iii) the conversion of $316.25 million of Cliffs senior notes due 2025 (with the principal amount settled in cash) if the implied price per Cliffs common share is greater than $7.91.

•	Pro forma ownership calculations (a) with respect to Cliffs, (i) include basic shares outstanding as disclosed in the Merger Agreement, (ii) include options as disclosed in the Merger Agreement using the treasury stock method (with strike prices as provided by Cliffs management), (iii) include convertible debt (with the principal amount settled in cash), (iv) include restricted stock units as disclosed in the Merger Agreement, and (v) exclude performance shares; and (b) with respect to AK Steel, (i) include basic shares outstanding as disclosed in the Merger Agreement, (ii) include options as disclosed in the Merger Agreement using the treasury stock method (with strike prices as provided by AK Steel management), and restricted stock units as disclosed in the Merger Agreement, in each case for employees not included in the change of control costs provided by Cliffs management, (iii) exclude long-term performance plan shares or performance share awards, and (iv) exclude an illustrative estimated number of shares of AK Steel common stock associated with in-the-money options and restricted stock units included in change of control costs provided by Cliffs management.

Selected Publicly Traded Companies Analysis

Moelis performed a selected publicly traded companies analysis of each of Cliffs and AK Steel. Financial data for the selected publicly traded companies was based on public filings and other publicly available information available as of November 29, 2019. When utilizing 2020E adjusted EBITDAP and 2021E adjusted EBITDAP, Moelis used median Thomson consensus estimates as of November 29, 2019.

Because AK Steel has approximately $753 million in aggregate underfunded tax-effected pensions and unfunded OPEB obligations, Moelis added such amounts to TEV to derive Adjusted TEV to perform the selected publicly traded companies analysis on a more comparable basis. Further, Moelis added pension expense to EBITDA to derive adjusted EBITDAP so that the multiples were calculated in a consistent manner as the Adjusted TEV.

Cliffs

In the case of Cliffs, Moelis reviewed and analyzed, among other things, adjusted total enterprise value as a multiple of both estimated adjusted EBITDAP for calendar year 2020, which is referred to as 2020E Adj. EBITDAP, and estimated adjusted EBITDAP for calendar year 2021, which is referred to as 2021E Adj. EBITDAP; and certain other financial information and market trading data related to the following selected publicly traded raw materials suppliers to the steel sector whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to Cliffs, which are referred to as the Cliffs selected companies:

Cliffs Direct Selected Companies

•	ArcelorMittal

•	United States Steel Corporation, which is referred to as U.S. Steel

Cliffs Indirect Selected Companies

•	Champion Iron Limited, which is referred to as Champion

•	GrafTech International Ltd., which is referred to as GrafTech

•	SunCoke Energy, Inc., which is referred to as SunCoke

•	Vale S.A., which is referred to as Vale

Moelis noted that Cliffs produces iron ore pellets to supply blast furnace steel production. Moelis also noted that, as of the date of the opinion, Cliffs was also constructing a hot briquetted iron, which is referred to as HBI, plant in order to produce metallics for EAF steel producers. Therefore, Moelis reviewed a variety of raw materials suppliers to U.S. steel producers. In its analysis, Moelis focused on ArcelorMittal and U.S. Steel, which are collectively referred to as the Cliffs direct selected companies, because they are both integrated carbon steel manufacturers who contain producers of iron ore pellets within their North American operations. Although neither of the Cliffs direct selected companies is directly comparable to Cliffs, Moelis focused on these two companies, among other things, because they have one or more similar operating and financial characteristics with Cliffs, including: (i) being producers of iron ore pellets from a taconite reserve base, (ii) having a North American production base in the Great Lakes region (with both companies along with Cliffs forming the Hibbing Taconite joint venture) and (iii) having a similar relatively elevated leverage profile (with a ratio of adjusted total debt to estimated adjusted EBITDAP for calendar year 2019, which is referred to as 2019E Adj. EBITDAP, of approximately 3.5x).

Moelis did not include the remaining Cliffs selected companies, which are referred to as the Cliffs indirect selected companies, it reviewed in its financial analysis for the following reasons:

•	Champion is a Canadian ore producer which produces a concentrate product for the seaborne market only;

•	GrafTech produces a fundamentally different product in graphite electrodes, and its sole focus is as a supplier to EAF producers;

•	SunCoke produces a fundamentally different product in coke, and has a significant logistics/terminals business; and

•	Vale is a producer of iron ore pellets (but primarily fines) with South American operations, and is a significantly larger and more diversified company.

The following table summarizes the results of the selected publicly traded companies analysis for the Cliffs selected companies:

	Adj. TEV ($ in millions)	Adj. TEV/ Adj. 2020E EBITDAP	Adj. TEV/ Adj. 2021E EBITDAP
Cliffs direct selected companies
ArcelorMittal	$31,097	4.6x	4.1x
U.S. Steel	$5,430	6.4x	5.2x
Median		5.5x	4.7x
Cliffs indirect selected companies
Champion	$887	3.0x	3.6x
GrafTech	$5,765	5.8x	4.2x
SunCoke	$1,188	4.7x	4.6x
Vale	$65,258	3.8x	4.0x
Median		4.2x	4.1x
All Cliffs selected companies
Mean	$15,706	4.7x	4.3x
Median	$5,430	4.6x	4.2x
Cliffs
Median Thomson Consensus	$4,080	8.7x	6.5x
Median Thomson Consensus (HBI Adj.)(1)	$4,505	6.8x	7.2x
Cliffs Projections	$4,080	7.1x	5.8x
Cliffs Projections (HBI Adj.)(2)	$4,528	6.1x	6.5x

(1)

Cliffs management informed Moelis that it projects that the HBI facility will begin production in calendar year 2020 and produce approximately $29.5 million of EBITDA ramping up to $193.7 million in calendar year 2021 before increasing to full run-rate EBITDA of approximately $220 million. Moelis noted that equity research commentary suggests that most analysts were not including HBI earnings in their estimates for calendar year 2020. Therefore, Moelis adjusted consensus estimated EBITDA for calendar year 2020 by

$193 million and increased net debt by the projected remaining spend of $425 million to complete the facility.
(2)	Based on Cliffs management forecasts for HBI’s EBITDA contribution and remaining capital expenditure spend. Cliffs management did not provide HBI revenue contribution forecasts.

In light of the foregoing review and based on its professional judgment and experience, Moelis applied ranges of selected multiples derived from the Cliffs direct selected companies of (i) 6.0x to 7.0x to Cliffs’ 2020E Adj. EBITDAP and (ii) 6.5x to 7.5x to Cliffs’ 2021E Adj. EBITDAP to calculate implied equity value ranges for Cliffs, in each case without taking into account any potential value from net operating loss carryforwards, which are referred to as NOLs. In determining the low of end of the selected reference ranges, Moelis assumed that the bottom of the Cliffs ranges would be at a premium to the Cliffs direct selected companies because of Cliffs’ comparatively superior margin profile and its diversification to become a supplier to EAF steelmakers following completion of the Toledo, Ohio HBI plant. Moelis noted that because there are no other publicly traded U.S. based, pure play iron ore mining companies, it assumed Cliffs’ current multiples to establish the top end of the selected reference ranges. For purposes of its analysis, Moelis treated underfunded tax-effected pensions and unfunded OPEB obligations as debt-like items and adjusted for Cliffs HBI facility.

The stand-alone implied equity value ranges for Cliffs and implied per share price ranges for the Cliffs common shares derived from the selected publicly traded companies’ analysis are presented below:

	Implied Equity Value ($ in millions)(1)	Implied Per Share Price
2020E Adj. EBITDAP	$2,077 - $2,814	$7.63 - $10.03
2021E Adj. EBITDAP	$2,185 - $2,883	$8.01 - $10.24

(1)	Adjusted for underfunded tax-effected pensions and unfunded OPEB obligations.

Moelis noted that Cliffs’ market capitalization was approximately $2,178 million based on a price of $7.99 per Cliffs common share on November 29, 2019 and the number of Cliffs common shares outstanding on a fully diluted basis as provided by Cliffs management.

AK Steel

In the case of AK Steel, Moelis reviewed and analyzed Adjusted TEV as a multiple of both 2020E Adj. EBITDAP and 2021E Adj. EBITDAP; and certain other financial information and market trading data related to the following selected publicly traded steel producers whose operations Moelis believed, based on its experience and professional judgment, were generally relevant in certain respects to AK Steel, which are referred to as the AK Steel selected companies:

AK Steel Direct Selected Companies

•	Acerinox, S.A., which is referred to as Acerinox

•	ArcelorMittal

•	Carpenter Technology Corp., which is referred to as Carpenter

•	Stelco Holdings Inc., which is referred to as Stelco

•	U.S. Steel

AK Steel Indirect Selected Companies

•	Allegheny Technologies, Inc., which is referred to as Allegheny

•	Nucor Corporation, which is referred to as Nucor

•	Steel Dynamics, Inc., which is referred to as Steel Dynamics

•	Worthington Industries, Inc., which is referred to as Worthington

Moelis noted that AK Steel, in addition to producing flat rolled carbon steel, produces stainless steel and other value added steel products. Therefore, Moelis reviewed a variety of steel value chain participants. In its analysis, Moelis focused on (i) ArcelorMittal, U.S. Steel and Stelco, each of which is an integrated carbon steel producer with North American operations, (ii) Carpenter, a North American stainless steel producer and (iii) Acerinox, a global stainless steel producer with significant North American operations, which are collectively referred to as the AK Steel direct selected companies. Although no AK Steel direct selected company is directly comparable to AK Steel, Moelis focused on them because, among other things, they have one or more similar operating and financial characteristics with AK Steel, including: (i) being integrated carbon steel or stainless steel producers, (ii) having a North American production base, (iii) having a similar leverage profile (with a ratio of adjusted total debt to 2019E Adj. EBITDAP (as defined below) of approximately 3.0x, other than in the case of Carpenter) and (iv) having a similar EBITDA margin profile.

Moelis did not include the remaining AK Steel selected companies, which are referred to as the AK Steel indirect selected companies, it reviewed in its financial analysis for the following reasons:

•	Allegheny is a North American specialty stainless steel producer with significant downstream value-added processes;

•	Nucor and Steel Dynamics are North American mini mill producers that have different raw material inputs, cost structures and focus end-markets; and

•	Worthington is a North American steel service center/processor that does not produce steel.

The following table summarizes the results of the selected publicly traded companies’ analysis for the AK Steel selected companies:

	Adj. TEV ($ in million)	Adj. TEV/ Adj. 2020E EBITDAP	Adj. TEV/ Adj. 2021E EBITDAP
AK Steel direct selected companies
Acerinox	$3,473	7.1x	6.4x
ArcelorMittal	$31,097	4.6x	4.1x
Carpenter	$3,606	8.9x	7.6x
Stelco	$718	7.1x	3.9x
U.S. Steel	$5,430	6.4x	5.2x
Median		7.1x	5.2x
AK Steel indirect selected companies
Allegheny	$5,204	8.6x	7.6x
Nucor	$19,907	7.8x	7.4x
Steel Dynamics	$8,522	7.0x	7.3x
Worthington	$2,947	13.1x	11.2x
Median		8.2x	7.6x
All AK Steel selected companies
Mean	$8,989	7.9x	6.8x
Median	$5,204	7.1x	7.3x
AK Steel
Median Thomson Consensus	$3,569	8.7x	8.2x
Cliffs’ Adjusted AK Steel Projections	$3,569	7.1x	6.1x

In light of the foregoing review and based on its professional judgment and experience, for AK Steel, Moelis applied ranges of selected multiples derived from the AK Steel direct selected companies of (i) 6.5x to

8.5x to AK Steel’s 2020E Adj. EBITDAP and (ii) 6.0x to 8.0x to AK Steel’s 2021E Adj. EBITDAP to calculate implied equity value ranges for AK Steel, in each case without taking into account any potential value from NOLs. In determining the low end of the selected reference ranges, Moelis assumed that AK Steel would trade at a discount to Acerinox and Carpenter (both are primary stainless steel producers of high margin and value added stainless products, with Acerinox being a direct competitor of AK Steel and having superior North American market share), but at a premium to ArcelorMittal, Stelco and U.S. Steel (all three have relatively lower exposure to high value-add automotive end-markets and have weaker competitive position). Moelis noted that it assumed AK Steel’s current multiples to establish the top end of the selected reference ranges. For purposes of its analysis, Moelis treated underfunded tax-effected pensions and unfunded OPEB obligations as debt-like items.

The stand-alone implied equity value ranges for AK Steel and implied per share price ranges for the AK Steel common stock derived from the selected publicly traded companies’ analysis are presented below:

	Implied Equity Value ($ in millions)(1)	Implied Per Share Price
2020E Adj. EBITDAP	$590 - $1,600	$1.86 - $5.03
2021E Adj. EBITDAP	$818 - $1,988	$2.58 - $6.24

(1)	Adjusted for underfunded tax-effected pensions and unfunded OPEB obligations.

Moelis noted that AK Steel’s market capitalization was approximately $876 million based on a price of $2.76 per share of AK Steel common stock on November 29, 2019 and the number of shares of AK Steel common stock outstanding on a fully diluted basis as provided by AK Steel management.

Selected Publicly Traded Companies-Based Implied Exchange Ratio Analysis

Based on the implied equity value ranges and the implied per share price ranges presented above, Moelis calculated implied ranges of the exchange ratio and pro forma ownership percentage of the pre-Merger holders of Cliffs common shares in the combined company after giving effect to the Merger, which is referred to as the pro forma Cliffs ownership percentage, which are presented below:

	Implied Exchange Ratio(1)	Implied Pro Forma Cliffs Ownership Percentage(2)
2020E Adj. EBITDAP	0.186x - 0.659x	82.7% - 56.5%
2021E Adj. EBITDAP	0.251x - 0.779x	77.9% - 52.4%

(1)

The low end of the range of the implied exchange ratio represents the high end of the range of implied value per Cliffs common share versus the low end of the range of implied value per share of AK Steel common stock. The high end of the range of the implied exchange ratio represents the low end of the range of implied value per Cliffs common share versus the high end of the range of implied value per share of AK Steel common stock.

(2)

The high end of the range of the implied pro forma Cliffs ownership percentage represents the high end of the implied equity value range of Cliffs versus the low end of the implied equity value range of AK Steel. The low end of the range of the implied pro forma Cliffs ownership percentage represents the low end of the implied equity value range of Cliffs versus the high end of the implied equity value range of AK Steel.

Moelis compared the implied ranges of the exchange ratio above to the exchange ratio of 0.400x in the Merger and the implied ranges of pro forma Cliffs ownership percentage above to the implied pro forma Cliffs ownership percentage of approximately 68.4% at the exchange ratio of 0.400x.

Discounted Cash Flow Analysis

Moelis performed discounted cash flow, which is referred to as DCF, analyses of both Cliffs and AK Steel to calculate the present value of the estimated future unlevered free cash flows projected by Cliffs management to be generated by Cliffs and AK Steel and an estimate of the present value of the terminal value of each of Cliffs and AK Steel. For purposes of the DCF analysis, Moelis treated estimates for stock-based compensation as a cash expense.

Cliffs

Moelis calculated Cliffs’ unlevered free cash flow as Adjusted EBITDAP, less cash taxes, plus alternative minimum tax refunds, less increases in net working capital, plus decreases in net working capital, and less capital expenditures, all as provided by Cliffs management.

Moelis utilized a range of discount rates of 8.50% to 10.00% based on an estimated range of Cliffs’ weighted average cost of capital, which is referred to as the WACC. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the Cliffs selected companies described above, (iii) an equity risk premium and (iv) a size premium. Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2019 of (i) estimated after-tax unlevered free cash flows of Cliffs for the calendar years ending December 31, 2020 through December 31, 2024 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 6.0x to 7.0x to a terminal EBITDAP calculated as the average of Cliffs’ actual and estimated adjusted EBITDAP for the calendar years ending December 31, 2018 through December 31, 2024 (selected due to the view of Cliffs management that U.S. tariffs on steel imports will continue for the foreseeable future due to global oversupply and national security concerns). Moelis’ selection of the foregoing terminal value multiple range was informed by Cliffs’ 10-year historical average multiple of Adjusted TEV to next twelve months, which is referred to as NTM, EBITDA of 6.8x (adjusted for irregularities) and the minor spread of approximately 0.1x between its current EBITDA and EBITDAP multiples. For purposes of its analysis, Moelis treated underfunded tax-effected pensions and unfunded OPEB obligations as debt-like items.

In calculating the implied equity value range of Cliffs, Moelis separately valued Cliffs’ NOLs on a levered, post-interest basis assuming an NOL balance of $1,925 million as provided by Cliffs management using a cost of equity range of 10.5% to 17.0% and the Cliffs Projections (including with respect to tax rates) for calendar years 2020 through 2024 resulting in an implied present value range of approximately $172 million to $197 million.

The stand-alone implied equity value ranges and implied per share price ranges for the Cliffs common shares derived from the DCF analysis are presented below:

	Implied Equity Value(1) ($ in millions)	Implied Per Share Price
Excluding NOLs	$2,166 - $2,843	$7.95 - $10.12
Including NOLs	$2,338 - $3,040	$8.50 - $10.75

(1)	Adjusted for underfunded tax-effected pensions and unfunded OPEB obligations.

Moelis noted that the implied terminal value represented approximately 61% - 64% of total implied DCF net present value for Cliffs (excluding NOLs). Moelis also noted that the foregoing ranges (excluding NOLs) resulted in a range of implied perpetuity growth rates of negative 4.0% to negative 1.1%.

AK Steel

Moelis calculated AK Steel’s unlevered free cash flow as Adjusted EBITDAP, less pension expense, plus pension income, less cash taxes, plus non-cash pension expense, less non-cash pension benefit, less increases in net working capital, plus decreases in net working capital, less capital expenditures and less closure costs of the Ashland Works facility, all as provided by Cliffs management.

For AK Steel, Moelis utilized a range of discount rates of 8.50% to 11.00% based on an estimated range of AK Steel’s WACC. The WACC range reflected a derived cost of equity using (i) a risk-free rate based on 20-year U.S. government bonds, (ii) a selected range of unlevered betas and debt to total capitalization ratios informed by the AK Steel selected companies described above, (iii) an equity risk premium and (iv) a size premium. Moelis used the foregoing range of discount rates to calculate estimated present values as of December 31, 2019 of (i) estimated after-tax unlevered free cash flows of AK Steel for the calendar years ending December 31, 2020 through December 31, 2024 (in each case, discounted using a mid-year discounting convention) and (ii) estimated terminal values derived by applying a range of multiples of 6.0x to 7.5x to a terminal EBITDAP calculated as the average of AK Steel’s actual and estimated adjusted EBITDAP for the calendar years ending December 31, 2018 through December 31, 2024 (selected due to the view of Cliffs management that U.S. tariffs on steel imports will continue for the foreseeable future due to global oversupply and national security concerns). Moelis’ selection of the foregoing terminal value multiple range was informed at the top end by AK Steel’s 10-year historical average multiple of Adjusted TEV to NTM EBITDA of 6.1x and the spread of approximately 1.5x between its current EBITDA and EBITDAP multiples and at the bottom end by the average multiple for the AK Steel direct selected companies due to the implementation of U.S. tariffs on steel imports. For purposes of its analysis, Moelis treated underfunded tax-effected pensions and unfunded OPEB obligations as debt-like items.

In calculating the implied equity value range of AK Steel, Moelis separately valued AK Steel’s NOLs on a levered, post-interest basis assuming an NOL balance of $2,184 million as provided by AK Steel management using a cost of equity range of 8.5% to 14.5% and Cliffs’ Adjusted AK Steel Projections (including with respect to tax rates) for calendar years 2020 through 2024; for calendar years 2025 through 2027 Moelis held constant AK Steel’s earnings before interest and taxes, calculated as the average of AK Steel’s actual and estimated earnings before interest and taxes for the calendar years ending December 31, 2018 through December 31, 2024) resulting in an implied present value range of approximately $327 million to $394 million.

The stand-alone implied equity value ranges and implied per share price ranges for the AK Steel common stock that were derived from the DCF analysis are presented below:

	Implied Equity Value(1) ($ in million)	Implied Per Share Price
Excluding NOLs	$825 - $1,765	$2.60 - $5.54
Including NOLs	$1,152 - $2,159	$3.62 - $6.78

(1)	Adjusted for underfunded tax-effected pensions and unfunded OPEB obligations.

Moelis noted that the implied terminal value represented approximately 61% - 68% of total implied DCF net present value for AK Steel (excluding NOLs). Moelis also noted that the foregoing ranges (excluding NOLs) resulted in a range of implied perpetuity growth rates of negative 1.0% to positive 3.0%.

DCF-Based Exchange Ratio and Ownership Percentage

Based on the stand-alone implied equity value ranges and implied share price ranges for Cliffs and AK Steel presented in the DCF analysis above, Moelis calculated implied ranges of the exchange ratio and the pro forma Cliffs ownership percentage, which are presented below:

	Implied Exchange Ratio(1)	Implied Pro Forma Cliffs Ownership Percentage(2)
Excluding NOLs	0.257x - 0.697x	77.5% - 55.1%
Including NOLs	0.337x - 0.797x	72.5% - 52.0%

(1)

The low end of the range of the implied exchange ratio represents the high end of the range of implied value per Cliffs common share versus the low end of the range of implied value per share of AK Steel common stock. The high end of the range of the implied exchange ratio represents the low end of the range of implied value per Cliffs common share versus the high end of the range of implied value per share of AK Steel common stock.
(2)

The high end of the range of the implied pro forma Cliffs ownership percentage represents the high end of the implied equity value range of Cliffs versus the low end of the implied equity value range of AK Steel. The low end of the range of the implied pro forma Cliffs ownership percentage represents the low end of the implied equity value range of Cliffs versus the high end of the implied equity value range of AK Steel.

Moelis compared the implied range of the exchange ratio above to the exchange ratio of 0.400x in the Merger and the implied range of pro forma Cliffs ownership percentage to the implied pro forma Cliffs ownership percentage of approximately 68.4% at the exchange ratio of 0.400x.

Transaction Analysis

DCF-Based Has/Gets Analysis

Moelis performed a DCF-based has/gets analysis to calculate value accretion/dilution to the pre-Merger holders of Cliffs common shares implied by the Merger. The DCF-based has/gets analysis compared the standalone implied DCF equity value of Cliffs with the implied aggregate value of the pro forma equity in the combined company that is owned by the pre-Merger holders of Cliffs common shares after giving effect to the Merger.

To calculate the pro forma DCF value of the combined company after giving effect to the Merger, Moelis utilized (i) the implied stand-alone DCF equity value ranges (including NOLs) for Cliffs and AK Steel described above, (ii) the implied present value range of expected annual run-rate synergies of approximately $120 million (net of change of control costs of approximately $135 million at the consummation of the Merger and an additional $5 million expected to be incurred in calendar year 2020) provided by Cliffs management discounted using the same WACC and derived from using the same terminal multiple ranges as those used to estimate the implied DCF stand-alone equity value ranges for Cliffs, (iii) expected transaction costs of approximately $65 million as provided by Cliffs management, and (iv) an adjustment to take into account the maximum utilization of existing NOLs of AK Steel at the long-term exempt rate of 1.59% (assuming that AK Steel’s NOLs would be subject to limitations under Section 382 of the Code as a result of the Merger based on information provided by Cliffs management).

The following table summarizes the results of the DCF-based has/gets analysis:

($ in million)	Low	High
Standalone Cliffs per Share Value	$8.50	$10.75
Pro Forma Cliffs per Share Value	$9.54	$13.41
Increase (%)	12.2%	24.7%

Other Information

Moelis also noted for the Cliffs board certain additional factors that were not considered part of Moelis’ financial analysis with respect to its opinion but were referenced for informational purposes only, including, among other things:

Selected Precedent Transactions Analysis

Moelis performed a selected precedent transactions analysis solely with respect to AK Steel, and not with respect to Cliffs because Cliffs would be the surviving company in the Merger, existing Cliffs shareholders would own approximately 68% of the pro forma equity of the combined company after the Merger and Cliffs management would operate the combined company. Moelis did not rely on the selected precedent transaction analysis because (i) none of the selected precedent transactions involved targets that were close operational comparables to AK Steel and (ii) most of the selected precedent transactions occurred over 10 years before the imposition of U.S. steel tariffs in March 2018.

For its selected precedent transaction analysis, Moelis reviewed certain financial information related to transactions that met the following criteria: (i) the target was a producer of carbon or stainless steel, (ii) transactions that did not involve service centers or downstream processing and (iii) transactions announced within the past 15 years to capture the full steel/commodity price cycle, which is referred to as the selected precedent transactions.

For informational purposes only, Moelis noted, to the extent information was publicly available (i) the implied transaction values of the selected precedent transaction as a multiple of the relevant acquired company’s EBITDA for the LTM period immediately preceding announcement of the relevant transaction and (ii) the implied transaction values of the selected precedent transaction adjusted for adjusted net debt (including tax-effected OPEB and pension underfunding) where available, as a multiple of Adjusted EBITDAP for such LTM period.

The information noted by Moelis with respect to the selected precedent transactions is summarized below:

Date Announced	Target	Acquirer	Target Type	Transaction Value ($ in million)	Adj. Transaction Value ($ in millions)	TEV/ EBITDA	Adj. TEV/ Adj. EBITDAP
11/7/2019	VDM Metals Holding GmbH	Acerinox	Specialty Alloys / Stainless	$588	$588	—	5.5x
5/16/2018	Nisshin Steel	Nippon Steel & Sumitomo Metal Corp	Stainless Sheet	$2,740	$2,901	5.8x	6.3x
2/27/2017	ThyssenKrupp Slab International B.V.	Ternium S.A.	Carbon Slab	$1,891	$1,891	7.0x	—
12/9/2007	Claymont Steel Holdings, Inc.	Evraz Group S.A.	Carbon Plate	$570	$570	9.7x(1)	—
8/1/2007	Stelco Inc.	U.S. Steel	Carbon Sheet	$1,860	$1,860	9.3x	—
4/30/2007	Grupo IMSA S.A.B. de C.V.	Ternium S.A.	Carbon Sheet	$3,100	$3,100	6.9x	—
4/15/2007	Algoma Steel Inc.	Essar Global Limited	Carbon Sheet	$1,511	$1,730	4.9x	4.4x
1/31/2007	Corus Group Plc	Tata Steel	Carbon Sheet / Long Products	$12,168	$12,168	7.7x	—
11/20/2006	Oregon Steel Mill	Evraz Group S.A.	Carbon Plate, Rod / Bar & Rail	$2,301	$2,338	6.9x	6.9x
1/27/2006	Arcelor	Mittal Steel	Carbon Sheet / Long Products & Stainless	$37,240	$39,666	5.3x	5.7x
High						9.7x	6.9x
Median						6.9x	5.7x
Average						7.0x	5.8x
Low						4.9x	4.4x

(1)	Multiple based on annualized Q2 2007 EBITDA of $50mm; TEV / LTM EBITDA multiple of 41.3x.

Moelis noted that if a range of selected multiples of 6.5x to 8.5x (based on the median of the observed multiples) were to be applied to the estimated adjusted EBITDAP of AK Steel for the calendar year ending on December 31, 2019, AK Steel’s implied total equity value would range from approximately $178 million to $1,061 million, resulting in an implied price per share of AK Steel common stock of $0.56 to $3.34.

Based on these implied equity value ranges and implied share price ranges for AK Steel, Moelis derived the following illustrative implied ranges of the exchange ratio and pro forma Cliffs ownership percentage utilizing the ranges of the implied equity values for Cliffs derived using the selected companies’ analysis described above.

	Implied Exchange Ratio(1)	Implied Pro Forma Cliffs Ownership Percentage(2)
AK Steel Selected Precedent Transactions Analysis / Cliffs Publicly Traded 2020E EBITDAP	0.056x - 0.437x	94% - 66%
AK Steel Selected Precedent Transactions Analysis / Cliffs Publicly Traded 2021E EBITDAP	0.055x - 0.417x	94% - 67%

(1)

The low end of the range of the implied exchange ratio represents the high end of the range of implied value per Cliffs common share versus the low end of the range of implied value per share of AK Steel common stock. The high end of the range of the implied exchange ratio represents the low end of the range of implied value per Cliffs common share versus the high end of the range of implied value per share of AK Steel common stock.

(2)

The high end of the range of the implied pro forma Cliffs ownership percentage represents the high end of the implied equity value range of Cliffs versus the low end of the implied equity value range of AK Steel. The low end of the range of the implied pro forma Cliffs ownership percentage represents the low end of the implied equity value range of Cliffs versus the high end of the implied equity value range of AK Steel.

Moelis compared the implied ranges of the exchange ratio above to the exchange ratio of 0.400x in the Merger and the implied ranges of pro forma Cliffs ownership percentage above to the implied pro forma Cliffs ownership percentage of approximately 68.4% at the exchange ratio of 0.400x.

Additional Information

•

Moelis reviewed the relative performance of the Cliffs common shares and the AK Steel common stock over the five-year, three-year, one-year, six-months and three-months periods ended November 29, 2019 as well as for the period since the meeting of the Cliffs board on October 18, 2019 as set forth in the following table:

	Relative Performance
	5-years	3-years	1-year	6 months	3 months	Since 10/18/19
Cliffs	(12%)	(9%)	(14%)	(9%)	1%	15%
AK Steel	(53%)	(169%)	(10%)	59%	28%	12%

•

Moelis noted the one-year forward stock price targets for the Cliffs common shares in eight recently-published Wall Street research analyst reports, which indicated undiscounted low and high stock price targets ranging from $7.00 to $12.00 per share, with an average of $9.23 per share compared with the closing price per Cliffs common share of $7.99 per share on November 29, 2019.

•

Moelis also noted the one-year forward stock price targets for the AK Steel common stock in seven recently-published Wall Street research analyst reports, which indicated undiscounted low and high stock price targets ranging from $1.00 to $2.50 per share, with an average of $1.96 per share compared with the closing price per share of AK Steel common stock of $2.76 per share on November 29, 2019.

•

Moelis reviewed the average implied exchange ratio implied by the trading prices of the Cliffs common shares and AK Steel common stock over the five-year, three-year, one-year, six-months and three-months periods ended November 29, 2019 as well as for the period since the meeting of the Cliffs board on October 18, 2019 as set forth in the following table:

Average Implied Exchange Ratio
5-years	3-years	1-year	6 months	3 months	Since 10/18/19
0.733x	0.578x	0.282x	0.285x	0.333x	0.345x

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company used in the analyses described above is identical to Cliffs or AK Steel. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above (including much of the information used therein) are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither Cliffs nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Except as described in this summary, Cliffs and the Cliffs board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion. The exchange ratio was determined through arms’ length negotiations between Cliffs, on the one hand, and AK Steel, on the other, and was approved by the Cliffs board and the AK Steel board. Moelis did not recommend any specific consideration to Cliffs or the Cliffs board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to Cliffs in connection with the Merger and will receive a transaction fee of $11,000,000 for its services contingent upon the consummation of the Merger. Moelis also became entitled to receive an additional fee of $3,000,000, which fee became payable upon the delivery of Moelis’ opinion, regardless of the conclusion reached by Moelis therein. In addition, Cliffs agreed to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of Cliffs, AK Steel or their respective affiliates. Moelis is currently providing investment banking services to Cliffs unrelated to the Merger. Moelis has not received any fees from Cliffs, aside from the fees described above in connection with the Merger, in the two years preceding the date of its opinion. Moelis had not provided investment banking or other services to AK Steel in the three years prior to the date of its opinion. In the future Moelis may provide such services to Cliffs or AK Steel or their affiliates and may receive compensation for such services.

The Cliffs board selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions and familiarity with Cliffs. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Recommendation of the AK Steel Board and Reasons for the Merger

At a meeting held on December 2, 2019, the AK Steel board unanimously approved the Merger Agreement and determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and in the best interests of AK Steel and AK Steel stockholders. The AK Steel board unanimously recommends that AK Steel stockholders vote “FOR” the AK Steel Merger proposal.

As discussed in the section above entitled “The Merger—Background of the Merger,” in evaluating the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the AK Steel board consulted with its financial and legal advisors and AK Steel management. In addition to such discussions, in reaching its decision to approve the Merger Agreement and to recommend that AK Steel stockholders vote to adopt the Merger Agreement, the AK Steel board considered a number of factors, including, but not limited to, the following (which are not necessarily presented in order of their relative importance to the AK Steel board):

•

The current and prospective competitive climate in the steel industry in which AK Steel operates, as well as the financial condition of the U.S. and global economy in general and the impact that such industry and macroeconomic trends have had and could continue to have on AK Steel’s results of operations.

•	That the Merger would combine AK Steel’s and Cliffs’ complementary businesses to create a premier, vertically integrated producer of value-added iron ore and steel products.

•

The belief of the AK Steel board that the combined company’s enhanced scale and diversified revenue mix would result in improved opportunities for growth and cost savings and provide stability through economic cycles as compared to the prospects of AK Steel on a standalone basis.

•

The AK Steel board’s knowledge of, and discussions with AK Steel management regarding, AK Steel’s business, operations, financial condition, earnings, strategy and future prospects, including AK Steel’s opportunities to create stockholder value in the future on a standalone basis and the risks inherent in the execution of AK Steel’s strategic plan, including limitations on AK Steel’s ability to make investments and to grow its business due to its relatively high indebtedness and more limited access to liquidity.

•

Discussions with AK Steel management and its financial advisor regarding Cliffs’ business, operations, strategy and future prospects, and the AK Steel board’s view of the anticipated synergies, stronger free cash flow, improved credit profile and interest expense savings resulting from the Merger.

•	That the Merger would provide AK Steel with a consistent supply of high quality iron ore pellets.

•

The implied value of the merger consideration to be received by AK Steel stockholders (which was $3.36 per share of AK Steel common stock, calculated based on the closing price of Cliffs common shares on the NYSE on December 2, 2019, representing a premium of approximately 16% over the closing price of the AK Steel common stock on the same date and a premium of approximately 27% over the 30-trading day volume weighted average trading price of the AK Steel common stock).

•

That the exchange ratio of 0.400 of a Cliffs common share for each share of AK Steel common stock is fixed, which affords AK Steel stockholders the opportunity to benefit from any increase in the trading price of the Cliffs common shares between the announcement and completion of the Merger, and that the exchange ratio was the result of extensive negotiation between the parties, including that the proposed exchange ratio had been increased on two occasions and the AK Steel board’s belief that the final exchange ratio represented the best value that AK Steel could obtain from Cliffs.

•	The all-stock nature of the merger consideration and that AK Steel stockholders will have the opportunity to participate in the future growth of the combined company following the Merger.

•	That AK Steel stockholders will own approximately 32% of the combined company (based on the number of shares of AK Steel common stock and Cliffs common shares outstanding as of

November 26, 2019 on a fully diluted basis and the exchange ratio), allowing current AK Steel stockholders to participate in the future growth of the combined company and fully enjoy the benefits of the Merger through realization of synergies.

•

That Cliffs currently pays quarterly cash dividends to its shareholders and that AK Steel stockholders will be entitled to participate in and receive any dividends or distributions paid on the Cliffs common shares with a record date at or after the effective time of the Merger.

•

The AK Steel board’s view, in light of the complementary nature of AK Steel’s and Cliffs’ respective businesses, and based on assessments conducted by both AK Steel and Cliffs management, that the Merger could result in the realization of annual cost synergies of $120 million, with the transaction generating substantial cost synergies within 12 months following closing, and that there is significant potential for the ongoing realization of operational synergies that would generate long-term value for Cliffs shareholders, and that AK Steel stockholders will participate in the benefits from these synergies to the combined company.

•

The AK Steel board’s consideration, from time to time, with the assistance of AK Steel management and its financial and legal advisors, of various strategic alternatives available to AK Steel, including remaining an independent company, and its belief that the Merger presents a more favorable opportunity for AK Steel stockholders than the potential value that may result from remaining a standalone company or pursuing other potential strategic alternatives.

•

The AK Steel board’s view of the financial condition of Cliffs and the AK Steel board’s expectation, based, among other things, on AK Steel’s review of the financing commitments obtained by Cliffs in connection with the Merger, that Cliffs would have the ability to retire and refinance certain of AK Steel’s existing indebtedness.

•

The expectation that, following the Merger, Cliffs would have a strong financial and credit profile, which may unlock access to capital that is not available to AK Steel on a standalone basis, and result in lower borrowing costs for the combined company than are available to AK Steel on a standalone basis.

•

The potential opportunity for the combined company to increase the productivity and economic viability of certain of AK Steel’s assets, including the potential opportunity to produce pig iron at its Ashland Works facility.

•

The fact that, at the effective time of the Merger, two Cliffs directors will resign from the Cliffs board, the size of the Cliffs board will be increased by one member and three members of the current AK Steel board will be added to the Cliffs board, providing oversight of the strategy of the combined company and understanding of the AK Steel business, as well as the information provided by Mr. Goncalves regarding the experience of certain members of Cliffs management in the steel industry and the AK Steel board’s view regarding the ability of Cliffs senior management to successfully oversee the operation of AK Steel’s business.

•

The financial analyses reviewed and discussed with the AK Steel board by representatives of Goldman Sachs, as well as the oral opinion of Goldman Sachs rendered on December 2, 2019, which was subsequently confirmed by delivery of a written opinion of Goldman Sachs, dated December 2, 2019, to the AK Steel board to the effect that, as of the date of Goldman Sachs’ written opinion, and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the Merger Agreement was fair, from a financial point of view, to the holders (other than Cliffs and its affiliates) of shares of AK Steel common stock. See the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ]. The full text of the written opinion of Goldman Sachs is attached as Annex C to this joint proxy statement/prospectus.

•

The review by the AK Steel board with its legal and financial advisors of the structure of the proposed Merger and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions and related termination fees, as well as the likelihood of consummation of the proposed Merger and the AK Steel board’s evaluation of the likely time period necessary to close the Merger.

•

That for federal income tax purposes the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that U.S. holders of AK Steel common stock would not recognize any gain or loss on their receipt of Cliffs common shares in the Merger, including that it is a condition to the parties’ respective obligations to consummate the Merger that AK Steel receive a tax opinion of outside counsel regarding the tax treatment of the Merger.

The AK Steel board also considered the following specific aspects of the Merger Agreement (which are not necessarily presented in order of relative importance):

•

That AK Steel and Cliffs agreed to use their respective reasonable best efforts to complete the Merger and obtain the necessary approvals and clearances required under applicable antitrust laws, including the obligation of Cliffs to agree to changes or restrictions in its business if necessary to obtain antitrust approval for the Merger, so long as the changes would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Cliffs and its subsidiaries (including AK Steel), taken as a whole, after giving effect to the Merger or have an adverse economic effect on Cliffs or AK Steel that would be material when compared to Cliffs’ anticipated benefits of the Merger.

•

The fact that, under certain circumstances and subject to certain conditions, AK Steel is permitted to furnish information to and engage in negotiations with a third party in connection with an unsolicited proposal for a business combination or acquisition of AK Steel that the AK Steel board determines constitutes or would reasonably be expected to result in a “superior proposal.”

•

The AK Steel board’s right, subject to certain conditions, to change its recommendation with respect to the Merger in response to a superior proposal or certain intervening events relating to AK Steel or Cliffs and, subject to payment of a termination fee of $30 million to Cliffs, to terminate the Merger Agreement to enter into a definitive agreement related to a superior proposal.

•

The AK Steel board’s view that the termination fee payable to Cliffs under certain circumstances is customary and reasonable and would not preclude or deter a willing and financially capable third party from making an acquisition proposal for an alternative transaction.

•

The fact that there are limited circumstances in which the Cliffs board may terminate the Merger Agreement or change its recommendation that its shareholders approve the Merger, and if the Merger Agreement is terminated by AK Steel as a result of a change in recommendation of the Cliffs board or by Cliffs in order to enter into a definitive agreement with a third party for certain alternative transactions, then Cliffs must pay AK Steel a termination fee of $30 million.

•

Cliffs’ representation in the Merger Agreement that it had obtained committed debt financing in an amount sufficient to permit the refinancing of AK Steel’s revolving credit facility and its senior secured notes, AK Steel’s review of the terms and conditions of the commitment letters with respect to such financing and Cliffs’ obligation to use its reasonable best efforts to consummate such financing or obtain alternative financing.

•	The fact that AK Steel has the right to specifically enforce Cliffs’ obligations under the Merger Agreement.

In the course of its deliberations, the AK Steel board also considered a variety of risks, uncertainties and other potentially negative factors, including the following (which are not necessarily presented in order of relative importance):

•	That there is no assurance that, even if approved by AK Steel stockholders, the Merger will be completed on the anticipated timeline or at all.

•

The risks to AK Steel if the Merger is not completed or is delayed, including the diversion of management and employee attention during the pendency of the Merger, potential employee attrition, potential adverse effects on AK Steel’s business and relationships with its customers, suppliers, vendors, and other commercial counterparties and the potential impact on its stock price.

•	The possibility that Cliffs shareholders may not approve the Merger, which includes the issuance of Cliffs common shares to AK Steel stockholders.

•

The possibility that regulatory agencies may not approve the Merger or may impose terms and conditions on their approvals that adversely affect the business and financial results of the combined company, as more fully described in the section entitled “The Merger—Regulatory Approvals” beginning on page [    ], and the fact that Cliffs is not required to undertake any divestitures in order to obtain any regulatory approvals and that the Merger Agreement does not include a reverse termination fee payable by Cliffs in the event that the required antitrust approvals are not obtained.

•	The transaction costs to be incurred in connection with the Merger.

•

That Cliffs is entering into various financing transactions to pay off certain of AK Steel’s debt and to otherwise refinance certain of the combined company’s indebtedness in connection with the Merger, and, while there is no financing condition in the Merger Agreement, Cliffs could fail to successfully complete these financing transactions, which may have an adverse impact on the financial condition of the combined company.

•

That the Merger Agreement contains restrictions on the conduct of AK Steel’s business prior to the completion of the Merger, including the requirement that AK Steel conduct its business only in the ordinary course, subject to specific exceptions, which could delay or prevent AK Steel from undertaking business opportunities that may arise and could have a negative impact on AK Steel’s ability to maintain its existing business and employee relationships.

•

That the Merger Agreement imposes limitations on AK Steel’s ability to solicit alternative transactions prior to the termination of the Merger Agreement or completion of the Merger and its ability to terminate the Merger Agreement, including a requirement that AK Steel pay a $30 million termination fee to Cliffs in the circumstances described in the section entitled “The Merger Agreement—Termination—Termination Fees Payable by AK Steel” beginning on page [    ].

•

The possibility that the termination fee of $30 million could potentially deter a potential acquirer from proposing an alternative transaction that would provide greater value to AK Steel stockholders than the proposed Merger.

•	The risk that, because the exchange ratio in the Merger is fixed, if there is a decline in the trading price of the Cliffs common shares, AK Steel stockholders could be adversely affected.

•	The fact that AK Steel stockholders will not be entitled to appraisal rights in connection with the Merger.

•

The possibility that the combined company will not realize all of the anticipated strategic and other benefits of the Merger, including as a result of the challenges of combining the businesses, operations and workforces of Cliffs and AK Steel, the risk that expected synergies may not be realized or will cost more to achieve than anticipated, and the risk that any accommodations required by antitrust regulatory authorities may decrease the anticipated strategic and other benefits of the Merger to the combined company.

•

The challenges inherent in integrating two businesses and workforces that operate in different industries, including the potential time required for Cliffs management and the Cliffs board to understand the intricacies associated with all of the operations of AK Steel’s business.

•

The fact that AK Steel’s directors and executive officers may have interests in the Merger that are different from, or in addition to, those of AK Steel’s stockholders generally, including that certain of AK Steel’s directors will serve as directors on the Cliffs board following the Merger and certain interests arising from the employment and compensation arrangements of AK Steel’s executive officers and the manner in which they would be affected by the Merger, as detailed in the sections entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” and “The Merger—

Interests of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” beginning on pages [ ] and [ ], respectively.

•	Various other risks as described in the section entitled “Risk Factors” beginning on page [ ].

The foregoing discussion of the information and factors considered by the AK Steel board is not, and is not intended to be, exhaustive. In view of the wide variety of factors considered by the AK Steel board in connection with its evaluation of the Merger and the complexity of these matters, the AK Steel board did not consider it useful to, nor did it attempt to, quantify, rank or otherwise assign relative or specific weights to the various factors that it considered in reaching its decision to approve the Merger Agreement. In addition, individual members of the AK Steel board may have viewed factors differently or given different weights or merit to different factors. The AK Steel board conducted a review of the factors described above as a whole, including engaging in thorough discussions with AK Steel management and its outside legal and financial advisors. Based on this review and consideration, the AK Steel board unanimously concluded that these factors supported a determination that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, was advisable and in the best interests of AK Steel and its stockholders.

In considering the recommendation of the AK Steel board that AK Steel stockholders vote to adopt the Merger Agreement, AK Steel stockholders should be aware that AK Steel’s directors and executive officers may have certain interests in the Merger that are different from, or in addition to, the interests of AK Steel stockholders generally. The AK Steel board was aware of these interests and took them into account when approving the Merger Agreement, determining that the Merger Agreement and the transactions contemplated thereby are in the best interests of AK Steel stockholders and recommending that AK Steel stockholders vote to adopt the Merger Agreement. See the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” beginning on page [    ].

The foregoing discussion of the reasoning of the AK Steel board in approving the Merger Agreement, and the information and factors considered by the AK Steel board, is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ].

Opinion of Goldman Sachs, AK Steel’s Financial Advisor

At a meeting of the AK Steel board held on December 2, 2019, representatives of Goldman Sachs rendered to the AK Steel board the oral opinion of Goldman Sachs, subsequently confirmed by delivery of Goldman Sachs’ written opinion, dated December 2, 2019, to the AK Steel board, to the effect that, as of the date of Goldman Sachs’ written opinion and based upon and subject to the factors and assumptions set forth in Goldman Sachs’ written opinion, the exchange ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders (other than Cliffs and its affiliates) of shares of AK Steel common stock.

The full text of the written opinion of Goldman Sachs, dated December 2, 2019, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference herein. The summary of Goldman Sachs’ opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the AK Steel board in connection with its consideration of the Merger and the opinion does not constitute a recommendation as to how any AK Steel stockholder should vote with respect to the Merger or any other matter.

In connection with delivering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of AK Steel and Cliffs for the five years ended December 31, 2018;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of AK Steel and Cliffs;

•	certain other communications from AK Steel and Cliffs to their respective stockholders;

•	certain publicly available research analyst reports for AK Steel and Cliffs; and

•

certain internal financial analyses and forecasts for AK Steel prepared by its management and for Cliffs on a stand-alone basis prepared by its management, as adjusted by the management of AK Steel, and certain financial analyses and forecasts for Cliffs on a pro forma basis giving effect to the proposed Merger prepared by the management of AK Steel, in each case, as approved for Goldman Sachs’ use by AK Steel, which are referred to in this section as the Forecasts, as well as certain operating synergies projected by the management of AK Steel to result from the Merger, as approved for Goldman Sachs’ use by AK Steel, which are referred to in this section as the Estimated Synergies, and which, together with the Forecasts, are summarized in the section entitled “The Merger—Unaudited Forecasted Financial Information” beginning on page [    ].

Goldman Sachs also held discussions with members of the senior managements of AK Steel and Cliffs regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of Cliffs and with members of the senior management of AK Steel regarding their assessment of the past and current business operations, financial condition and future prospects of AK Steel; reviewed the reported price and trading activity for shares of AK Steel common stock and Cliffs common shares; compared certain financial and stock market information for AK Steel and Cliffs with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as Goldman Sachs deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the AK Steel board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, Goldman Sachs, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the AK Steel board that the Forecasts, including the Estimated Synergies, were reasonably prepared on a basis reflecting the best then available estimates and judgments of the management of AK Steel. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of AK Steel or Cliffs or any of their respective subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on AK Steel or Cliffs or on the expected benefits of the Merger in any way meaningful to Goldman Sachs’ analysis. Goldman Sachs also assumed that the Merger would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of AK Steel to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to AK Steel; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, AK Steel or any other alternative transaction. Goldman Sachs’ opinion addressed only the fairness from a financial point of view to the holders (other than Cliffs and its affiliates) of shares of AK Steel common stock, as of the date of its written opinion, of the exchange ratio pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the

Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of AK Steel; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of AK Steel, or class of such persons, in connection with the Merger, whether relative to the exchange ratio pursuant to the Merger Agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which Cliffs common shares would trade at any time or as to the impact of the Merger on the solvency or viability of AK Steel or Cliffs or the ability of AK Steel or Cliffs to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the AK Steel board in connection with its consideration of the Merger and Goldman Sachs’ opinion does not constitute a recommendation as to how any holder of shares of AK Steel common stock should vote with respect to the Merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the AK Steel board in connection with rendering to the AK Steel board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed as of November 29, 2019 and is not necessarily indicative of current or future market conditions.

Implied Premia and Multiples

Goldman Sachs calculated and compared certain implied premia and multiples using the closing price for the shares of AK Steel common stock on November 29, 2019, the last completed trading day prior to the meeting of the AK Steel board held on December 2, 2019 at which the AK Steel board approved the Merger Agreement, and the implied value of the merger consideration to be paid by Cliffs for each share of AK Steel common stock pursuant to the Merger Agreement. For purposes of its analysis, Goldman Sachs calculated an implied value for the merger consideration of $3.20, which is referred to as the Implied Merger Consideration Value by multiplying the exchange ratio of 0.400 pursuant to the Merger Agreement by $7.99, the closing price for Cliffs common shares on November 29, 2019, the last completed trading day prior to the meeting of the AK Steel board held on December 2, 2019.

Goldman Sachs calculated the following:

•	The premium or discount represented by the Implied Merger Consideration Value of $3.20 per share of AK Steel common stock relative to:

•	$2.76, the closing price of the shares of AK Steel common stock on November 29, 2019, which is referred to as the AK Steel Pre-Announcement Closing Price;

•

$2.64, the volume weighted average price, which is referred to as VWAP, of the shares of AK Steel common stock over the 30-calendar-day period ended November 29, 2019, which is referred to as the 30-Day VWAP;

•	$2.52, the VWAP of shares of AK Steel common stock over the 60-calendar-day period ended November 29, 2019, which is referred to as the 60-Day VWAP;

•	$2.50, the VWAP of shares of AK Steel common stock over the 90-calendar-day period ended November 29, 2019, which is referred to as the 90-Day VWAP;

•	$3.26, the highest closing trading price of shares of AK Steel common stock over the 52-week period ended November 29, 2019, which is referred to as the 52-Week High; and

•	$2.00, the median price target of selected brokers during the six-month period ended November 23, 2019, as published by Thomson Reuters Eikon as of November 29, 2019.

The results of these calculations are as follows:

AK Steel Reference Share Price	Implied Premium / (Discount) Represented by the Implied Merger Consideration Value of $3.20 per Share of AK Steel Common Stock
Pre-Announcement Closing Price of $2.76	15.8%
30-Day VWAP of $2.64	21.3%
60-Day VWAP of $2.52	26.7%
90-Day VWAP of $2.50	27.8%
52-Week High of $3.26	(2.0)%
Broker Median Price Target	59.8%

•	The premium or discount represented by the exchange ratio of 0.400 pursuant to the Merger Agreement relative to:

•

0.350x, the average ratio represented by the closing prices of the shares of AK Steel common stock relative to the closing prices of Cliffs common shares over the 30-calendar day period ended November 29, 2019, which is referred to as the 30 Day Average Exchange Ratio;

•

0.283x, the average ratio represented by the closing prices of the shares of AK Steel common stock relative to the closing prices of Cliffs common shares over the one-year period ended November 29, 2019, which is referred to as the 1-Year Average Exchange Ratio;

•

0.580x, the average ratio represented by the closing prices of the shares of AK Steel common stock relative to the closing prices of Cliffs common shares over the three-year period ended November 29, 2019, which is referred to as the 3-Year Average Exchange Ratio;

•

0.737x, the average ratio represented by the closing prices of the shares of AK Steel common stock relative to the closing prices of Cliffs common shares over the five-year period ended November 29, 2019, which is referred to as the 5-Year Average Exchange Ratio; and

•

0.492x, the average ratio represented by the closing prices of the shares of AK Steel common stock relative to the closing prices of Cliffs common shares over the ten-year period ended November 29, 2019, which is referred to as the 10-Year Average Exchange Ratio.

The results of these calculations are as follows:

Ratio	Implied Premium / (Discount) Represented by the Exchange Ratio of 0.400
30-Day Average Ratio of 0.350x	14.2%
1-Year Average Ratio of 0.283x	41.3%
3-Year Average Ratio of 0.580x	(31.1)%
5-Year Average Ratio of 0.737x	(45.7)%
10-Year Average Ratio of 0.492x	(18.7)%

In addition, Goldman Sachs calculated an implied equity value for AK Steel by multiplying the Implied Merger Consideration Value by the total number of fully diluted shares of AK Steel common stock outstanding as of November 29, 2019, calculated using the treasury stock method based on equity information for AK Steel as of November 29, 2019, as provided and approved for Goldman Sachs’ use by AK Steel management. Goldman Sachs then calculated an implied enterprise value (pension adjusted) for AK Steel by adding to the implied equity value calculated for AK Steel, AK Steel’s net debt, calculated as outstanding debt less cash and cash equivalents, which is referred to as net debt, as of September 30, 2019, based on AK Steel’s public filings and information provided by AK Steel management and approved for Goldman Sachs’ use by AK Steel management, and AK Steel’s unfunded pension and OPEB liabilities, tax-effected at a 24.5% effective tax rate, as provided and approved for Goldman Sachs’ use by AK Steel management.

Using the foregoing, Goldman Sachs calculated the following multiples:

•

The implied enterprise value (pension adjusted) for AK Steel as a multiple of the estimated Adjusted EBITDA (as defined in the section entitled “The Merger—Unaudited Forecasted Financial Information,” beginning on page [    ]) (pension adjusted) of AK Steel, for calendar years 2020 and 2021, as reflected in the Forecasts.

The results of these calculations are as follows:

Metric	Multiple
Enterprise Value (pension adjusted) / 2020E Adjusted EBITDA (pension adjusted)	9.4x
Enterprise Value (pension adjusted) / 2021E Adjusted EBITDA (pension adjusted)	7.4x

Illustrative Discounted Cash Flow Analysis for AK Steel

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of AK Steel to derive a range of illustrative present values per share of AK Steel common stock.

Using a mid-year discounting convention and discount rates ranging from 10.5% to 11.5%, reflecting estimates of AK Steel’s weighted average cost of capital, Goldman Sachs discounted to present value as of November 29, 2019 (i) estimates of the unlevered free cash flows (without treating stock-based compensation as a cash expense) to be generated by AK Steel for the period from October 1, 2019 to December 31, 2024, as calculated by Goldman Sachs from the Forecasts and approved for its use by AK Steel management, and (ii) a range of illustrative terminal values for AK Steel as of December 31, 2024, calculated by applying terminal year multiples ranging from 6.0x to 7.0x to the estimated terminal year Adjusted EBITDA (pension adjusted) of AK Steel as reflected in the Forecasts (which analysis implied perpetuity growth rates for AK Steel for the period after December 31, 2024 ranging from 1.2% to 3.3%). Goldman Sachs derived the discount rates referenced above by application of the capital asset pricing model, which is referred to as CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the applicable company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical multiples of enterprise value (pension adjusted) to one-year forward Adjusted EBITDA (pension adjusted) (as estimated by Wall Street research analysts) for AK Steel.

Goldman Sachs derived a range of illustrative enterprise values for AK Steel, by adding the ranges of present values it derived as described above to the present value, as of November 29, 2019, of the estimated cash tax savings of AK Steel attributed to its U.S. federal net operating losses, as provided and approved for Goldman Sachs’ use by AK Steel management, discounted by applying a discount rate of 11.0%, reflecting an estimate of the cost of debt for AK Steel on a standalone basis. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived the net debt of AK Steel as of September 30, 2019, as calculated based on AK Steel’s public filings and information provided by AK Steel management and approved for Goldman Sachs’ use by AK Steel management, and unfunded pension and OPEB liabilities (tax-effected at a 24.5% effective tax rate) as of September 30, 2019, as provided, and approved for Goldman Sachs’ use by AK Steel management, to derive a range of illustrative equity values for AK Steel. Goldman Sachs then divided the range of illustrative equity values it derived for AK Steel by the fully diluted shares of AK Steel common stock, calculated using the treasury stock method (applied to all in-the-money dilutive securities) based on equity information for AK Steel as of November 29, 2019 as provided and approved for Goldman Sachs’ use by AK Steel management, to derive a range of illustrative present values per share of AK Steel common stock on a standalone basis of $2.00 to $3.51.

Premia Paid Analysis

Goldman Sachs reviewed and analyzed, using publicly available data obtained from Dealogic, Factset and CapIQ, the premia paid in 82 all-stock acquisitions of publicly traded companies in the United States completed or announced during the period from January 1, 2014 through November 29, 2019 in which the target company had an implied enterprise value of $0.5 billion or more and in which the target company shareholders’ percentage ownership in the surviving company was less than 40%. Goldman Sachs calculated the 75th percentile, median, average and 25th percentile premia of the price paid relative to the target company’s share price on the date one month prior to the announcement of the transaction. The following shows a summary of the results of the review:

Metric	Premium
75% Percentile	33%
Average	21%
Median	19%
25% Percentile	7%

Based on its review of the foregoing data and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 7%—33% to the AK Steel Pre-Announcement Closing Price of $2.76. This analysis resulted in a range of implied values per share of AK Steel common stock of $2.95 to $3.67.

Illustrative Discounted Cash Flow Analysis for AK Steel Shares on a Pro Forma Basis

Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis of Cliffs on a pro forma basis giving effect to the proposed Merger to derive a range of illustrative present values for 0.400 of a Cliffs common share (the number of Cliffs common shares to be received by AK Steel stockholders for each share of AK Steel common stock based on the exchange ratio pursuant to the Merger Agreement) on a pro forma basis, to derive a range of illustrative present values for the merger consideration to be paid for each of the AK Steel common stock in the proposed Merger.

Using a mid-year discounting convention and discount rates ranging from 8.5% to 9.5%, reflecting estimates of the weighted average cost of capital of Cliffs on a pro forma basis, Goldman Sachs discounted to present value as of November 29, 2019 (i) estimates of the unlevered free cash flows (without treating stock-based compensation as a cash expense) to be generated by Cliffs on a pro forma basis, taking into account the Estimated Synergies, for the period from October 1, 2019 to December 31, 2024, as calculated by Goldman Sachs from the Forecasts and approved for its use by AK Steel management, and (ii) a range of illustrative terminal values for Cliffs on a pro forma basis as of December 31, 2024, calculated by applying terminal year multiples ranging from 6.0x to 7.0x to the estimated terminal year Adjusted EBITDA (pension adjusted) of Cliffs on a pro forma basis, taking into account Estimated Synergies, as reflected in the Forecasts (which analysis implied perpetuity growth rates for Cliffs on a pro forma basis for the period after December 31, 2024 ranging from 0.4% to -1.9%). Goldman Sachs derived the discount rates referenced above by application of the CAPM, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of terminal year multiples was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account historical multiples of the enterprise value (pension adjusted) to one-year forward Adjusted EBITDA (pension adjusted) (as estimated by Wall Street analysts) for each of AK Steel and Cliffs.

Goldman Sachs derived a range of illustrative enterprise values for Cliffs on a pro forma basis by adding to the ranges of present values it derived as described above to the present value, as of November 29, 2019, of the estimated cash tax savings of Cliffs on a pro forma basis attributed to its U.S. federal net operating losses, as provided and approved for Goldman Sachs’ use by AK Steel management, discounted by applying a discount rate of 7.75%, reflecting an estimate of the cost of debt for Cliffs on a pro forma basis. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Cliffs on a pro forma basis estimates of the net debt and unfunded pension liabilities (tax-effected at a 24.5% effective tax rate) of Cliffs on a pro forma basis as of September 30, 2019, as provided and approved for Goldman Sachs’ use by AK Steel management, to derive a range of illustrative equity values for Cliffs on a pro forma basis. Goldman Sachs then divided the range of illustrative equity values it derived for Cliffs on a pro forma basis by the fully diluted shares of Cliffs common stock outstanding, calculated using the treasury stock method based on equity information as of November 29, 2019 provided by Cliffs management and approved for Goldman Sachs’ use by AK Steel management, plus the number of Cliffs common shares expected to be issued in the Merger based on equity information for AK Steel as of November 29, 2019 provided and approved for Goldman Sachs’ use by AK Steel management, to derive a range of illustrative present values per Cliffs common share on a pro forma basis. Goldman Sachs then multiplied this range by the exchange ratio of 0.400 pursuant to the Merger Agreement to yield illustrative present values for the merger consideration be received for each share of AK Steel common stock in the proposed Merger, ranging from $3.15 to $4.32. Goldman Sachs compared this range of illustrative present values for the merger consideration with the range of illustrative present values per share of AK Steel common stock of $2.00 to $3.51 it derived by performing a discounted cash flow analysis for AK Steel as described above under “Illustrative Discounted Cash Flow Analysis for AK Steel.”

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to AK Steel, Cliffs or the Merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the AK Steel board as to the fairness from a financial point of view to the holders (other than Cliffs and its affiliates) of shares of AK Steel common stock, as of the date of its written opinion, of the merger consideration to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of AK Steel, Cliffs, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between AK Steel and Cliffs and the Merger Agreement, including the exchange ratio set forth therein, was approved by the AK Steel board. Goldman Sachs provided advice to AK Steel during these negotiations. Goldman Sachs did not, however, recommend any specific exchange ratio to AK Steel or the AK Steel board or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the AK Steel board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the delivery of its fairness opinion to the AK Steel board and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C to this joint proxy statement/prospectus, which is incorporated by reference herein.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of AK Steel, Cliffs, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the Merger contemplated by the Merger Agreement. Goldman Sachs has acted as financial advisor to AK Steel in connection with, and has participated in certain of the negotiations leading to, the parties’ entry into the Merger Agreement. Goldman Sachs expects to receive fees for its services in connection with the Merger, all of which are contingent upon the consummation of the Merger, and AK Steel has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. Goldman Sachs has provided certain financial advisory and/or underwriting services to Cliffs and/or its affiliates from time to time for which Goldman Sachs’ Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a private placement of Cliffs’ 4.875% Senior Secured Notes due 2024 (aggregate principal amount $400,000,000) in December 2017; as joint bookrunner with respect to a public offering of Cliffs’ 1.5% Convertible Senior Notes due 2025 (aggregate principal amount $316,250,000) in December 2017; as sole bookrunner with respect to a private placement of Cliffs’ 5.875% Senior Guaranteed Notes due 2027 (aggregate principal amount $750,000,000) in April 2019; and as dealer-manager with respect to Cliffs’ tender offer of its outstanding 5.75% Senior Guaranteed Notes due 2025 (aggregate principal amount $600,000,000) in May 2019. During the two-year period ended December 2, 2019, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Cliffs and/or its affiliates of approximately $7.35 million, net of expenses and other adjustments. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to AK Steel, Cliffs, and their respective affiliates for which Goldman Sachs’ Investment Banking Division may receive compensation.

The AK Steel board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to an engagement letter dated November 27, 2019, AK Steel engaged Goldman Sachs to act as its financial advisor in connection with the Merger. The engagement letter between AK Steel and Goldman Sachs provides for a transaction fee in the amount of $26.5 million, all of which is contingent upon the consummation of the Merger. In addition, AK Steel agreed to reimburse Goldman Sachs for certain of its expenses and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Unaudited Forecasted Financial Information

Neither Cliffs nor AK Steel, as a matter of course, makes public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Cliffs management and AK Steel management prepared certain unaudited forecasted financial information, which was made available to the Cliffs board, the AK Steel board and their respective financial advisors, Moelis and Goldman Sachs, as and to the extent further described below, in connection with the evaluation of the proposed Merger.

Cliffs management prepared unaudited forecasted financial information for Cliffs on a standalone basis, and AK Steel management prepared unaudited forecasted financial information for AK Steel on a standalone basis, including as summarized below. In addition, using the unaudited forecasted financial information provided by AK Steel, Cliffs management prepared unaudited forecasted financial information for AK Steel on a standalone basis, including as summarized below. Similarly, using the unaudited forecasted financial information provided by Cliffs, AK Steel management prepared unaudited forecasted financial information for Cliffs on a standalone basis, including as summarized below. The unaudited forecasted financial information was prepared separately by Cliffs management and AK Steel management treating each company on a standalone basis, without giving effect to the proposed Merger, including any synergies expected to be realized following the Merger, and using, in some cases, different assumptions, including in respect of prices for certain commodities utilized in each company’s business. Using the AK Steel unaudited forecasted financial information and the Cliffs unaudited forecasted financial information, as well as certain estimates regarding the synergies that were projected to result from the Merger and be realized by the combined company, AK Steel management also prepared unaudited forecasted financial information for the combined company on a pro forma basis. The unaudited forecasted financial information of the companies is not intended to be added together, and adding the unaudited forecasted financial information together for the two companies is not intended to represent the results the combined company will achieve if the Merger is completed, nor is it intended to represent forecasted financial information for the combined company if the Merger is completed.

The inclusion of the unaudited forecasted financial information set forth below, including the estimated synergies, should not be regarded as an indication that any of Cliffs, AK Steel, Moelis, Goldman Sachs or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Readers of this document are cautioned not to place undue reliance on the unaudited forecasted financial information.

The unaudited forecasted financial information, including the estimated synergies, was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the forecasted results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited forecasted financial information covers multiple years, such information by its nature becomes less predictive with each successive year. The estimates and assumptions underlying the unaudited forecasted financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions which may not materialize and that are inherently subject to significant uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of Cliffs or AK Steel and will be beyond the control of the combined company. In particular, the unaudited financial information assumes that tariffs in effect at the time of preparation would continue and that no global economic downturn would occur in the relevant period.

Cliffs shareholders and AK Steel stockholders are urged to review the companies’ respective Annual Reports on Form 10-K for the fiscal year ended December 31, 2018, and their subsequent Quarterly Reports on Form 10-Q, for a description of risk factors with respect to their respective businesses. See the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information” beginning on pages [    ] and [    ], respectively. Cliffs shareholders and AK Steel stockholders are also urged to review the section entitled “Risk Factors” beginning on page [    ]. The unaudited forecasted financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information but, in the view of Cliffs’ and AK Steel’s management, as applicable, was prepared on a reasonable basis, reflects the best available estimates and judgments as of the date of preparation, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Cliffs and AK Steel, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited forecasted financial information. The unaudited forecasted financial information included in this document has been prepared by, and is the responsibility of Cliffs’ and AK Steel’s management. None of the independent accountants of Cliffs or AK Steel or any other independent accountants, have audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the accompanying unaudited forecasted financial information and, accordingly, the independent accountants do not express an opinion or any other form of assurance with respect thereto and assume no responsibility for, and disclaim any association with, the forecasted financial information.

The report of Deloitte & Touche LLP incorporated by reference in this joint proxy statement/prospectus relates to Cliffs’ historical audited consolidated financial statements that are incorporated by reference herein. The report of Ernst & Young LLP incorporated by reference in this joint proxy statement/prospectus relates to AK Steel’s historical audited consolidated financial statements that are incorporated by reference herein. None of the foregoing reports extend to the unaudited forecasted financial information and should not be read to do so.

NEITHER CLIFFS NOR AK STEEL HAVE UPDATED OR INTEND TO UPDATE OR OTHERWISE REVISE THE UNAUDITED FORECASTED FINANCIAL INFORMATION OR ESTIMATED SYNERGIES TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE.

Cliffs Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of Cliffs on a standalone basis for the fiscal years ending December 31, 2020 through December 31, 2024 and was prepared by Cliffs management or calculated by Moelis based on information provided by Cliffs management and, in each case as approved for use by Moelis by Cliffs management. This information, which is referred to as the Cliffs unaudited forecasted financial information, was also provided to the Cliffs board, and (other than in the case of unlevered free cash flow, NOL usage and cash tax savings) was also provided to AK Steel and Goldman Sachs in November 2019:

	December 31,
(in millions)	2020E	2021E	2022E	2023E	2024E
Total Revenue	$2,208	$2,504	$2,501	$2,518	$2,488
Adjusted EBITDA(1)	$556	$682	$669	$677	$668
Adjusted EBITDAP(2)	$574	$698	$682	$688	$675
Unlevered Free Cash Flow(3)	$65	$521	$539	$512	$511
NOL Usage(4)	$329	$430	$414	$420	$332
Cash Tax Savings(5)	$37	$56	$57	$57	$45

(1)	Calculated as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude (i) one-time charges and benefits and (ii) EBITDA associated with non-controlling interests.
(2)

Calculated by Moelis as Adjusted EBITDA plus pension and OPEB expense less pension income using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(3)

Calculated by Moelis as Adjusted EBITDAP, less cash taxes, plus alternative minimum tax refunds, less increases in net working capital, plus decreases in net working capital, and less capital expenditures, using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(4)

Calculated by Moelis as operating income less interest expense using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(5)

Calculated by Moelis as NOL Usage multiplied by the applicable forecasted annual effective tax rate using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

The estimates and assumptions underlying the Cliffs unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of Cliffs as of the date of the preparation of such unaudited forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [    ] and [    ], respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of Cliffs, or that actual results will not differ materially from those presented in the Cliffs unaudited forecasted financial information. Inclusion of the Cliffs unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the Cliffs unaudited forecasted financial information will be achieved.

The Cliffs unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder or stockholder to vote in favor of any of the proposals at the Cliffs special meeting or the AK Steel special meeting or to acquire securities of Cliffs.

AK Steel-Adjusted Cliffs Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of Cliffs on a standalone basis for the fiscal years ending December 31, 2020 through December 31, 2024, which is referred to as the AK Steel-adjusted Cliffs unaudited forecasted financial information. The AK Steel-adjusted Cliffs unaudited forecasted financial information was prepared by AK Steel management based on the Cliffs unaudited forecasted financial information and was provided to Goldman Sachs, or, in the case of unlevered free cash flow and cash tax savings, was calculated by Goldman Sachs based on forecasted financial information provided by AK Steel management, and, in each case, was approved for use by Goldman Sachs by AK Steel management. This information (other than unlevered free cash flow and cash tax savings) was provided to the AK Steel board in connection with its review of the Merger. AK Steel management made certain adjustments to the Cliffs unaudited forecasted financial information utilizing the macro-economic input assumptions, including assumptions regarding potential future steel, energy and raw material prices, that AK Steel used in preparing the AK Steel unaudited forecasted financial information:

	December 31,
(in millions)	2020E	2021E	2022E	2023E	2024E
Net Revenue	$2,048	$2,278	$2,236	$2,190	$2,164
Adjusted EBITDA (1)	$479	$601	$570	$528	$579
Levered Free Cash Flow (2)	$223	$371	$378	$314	$378
Unlevered Free Cash Flow (3)	$1	$426	$449	$399	$438
Cash Tax Savings (4)	$45	$66	$66	$66	$65

(1)	Calculated as earnings before interest, taxes, depreciation and amortization, excluding the effects of noncontrolling interests.
(2)

Calculated as Adjusted EBITDA, plus non-cash pension and OPEB expense less pension income adjusted for any cash OPEB expenses included in Adjusted EBITDA, adjusted for net working capital increases/decreases, less capital expenditures (other than, with respect to 2020E, $271 million of capital expenditure in connection with Cliffs’ construction of a HBI plant), less taxes paid net of any refunds and cash tax savings from NOLs, less cash interest, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income.

(3)

Unlevered free cash flow amounts were calculated by Goldman Sachs for its use in connection with its discounted cash flow analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ] using the forecasted financial information provided by AK Steel management. The unlevered free cash flow amounts calculated by Goldman Sachs were approved for Goldman Sachs’ use by AK Steel management. Unlevered free cash flow was calculated by Goldman Sachs as Adjusted EBITDA, plus pension and OPEB expense less pension income, adjusted for net working capital increases/decreases, less capital expenditures, less taxes paid net of any refunds, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income.

(4)

Calculated as potential usage of NOLs multiplied by the applicable forecasted annual tax rate using information provided by AK Steel management and approved for Goldman Sachs’ use by AK Steel management for purposes of the financial analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ].

The estimates and assumptions underlying the AK Steel-adjusted Cliffs unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of AK Steel as of the date of the preparation of such AK Steel-adjusted Cliffs unaudited forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the AK Steel-adjusted Cliffs unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [    ] and [    ], respectively. Accordingly, there can be no assurance that the forecasted results are indicative of the future performance of Cliffs, or that actual results will not differ materially from those presented in the AK Steel-

adjusted Cliffs unaudited forecasted financial information. Inclusion of the AK Steel-adjusted Cliffs unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the AK Steel-adjusted Cliffs unaudited forecasted financial information will be achieved. The AK Steel-adjusted Cliffs unaudited forecasted financial information was not provided to Cliffs or Moelis.

The AK Steel-adjusted Cliffs unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder or stockholder to vote in favor of any of the proposals at the Cliffs special meeting or the AK Steel special meeting or to acquire securities of Cliffs.

AK Steel Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of AK Steel on a standalone basis for the fiscal years ending December 31, 2020 through December 31, 2024, which is referred to as the AK Steel unaudited forecasted financial information. The AK Steel unaudited forecasted financial information was prepared by AK Steel management and provided to Goldman Sachs, or, in the case of unlevered free cash flow and cash tax savings, was calculated by Goldman Sachs based on forecasted financial information provided by AK Steel management, and, in each case, was approved for use by Goldman Sachs by AK Steel management. The AK Steel unaudited forecasted information (other than levered free cash flow, unlevered free cash flow and cash tax savings) was provided to Cliffs and Moelis and (other than unlevered free cash flow and cash tax savings) was provided to the AK Steel board in November 2019. The AK Steel unaudited forecasted financial information was prepared based on a collection of macro-economic input assumptions, including assumptions regarding potential future steel, energy and raw material prices, made by AK Steel management, which assumptions included reference by AK Steel management to surveys of expected commodity price changes from various third-party resources.

(in millions)	December 31,
	2020E	2021E	2022E	2023E	2024E
Net Revenue	$6,321	$6,591	$6,798	$6,913	$6,942
Adjusted EBITDA (1)	$375	$486	$590	$562	$606
Levered Free Cash Flow (2)	$0	$15	$141	$125	$195
Unlevered Free Cash Flow (3)	$165	$183	$279	$265	$313
Cash Tax Savings (4)	$18	$32	$59	$54	$60

(1)	Calculated as earnings before interest, taxes, depreciation and amortization, excluding the effects of noncontrolling interests.
(2)

Calculated as Adjusted EBITDA, plus pension and OPEB expense less pension income, adjusted for net working capital increases/decreases, less capital expenditures, less closure costs of the Ashland facility, less taxes paid net of any refunds and cash tax savings from NOLs, less cash interest, less other operating cash flow items, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income.

(3)

Unlevered free cash flow amounts, were calculated by Goldman Sachs for its use in connection with its discounted cash flow analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ] using forecasted financial information provided by AK Steel management. The unlevered free cash flow amounts calculated by Goldman Sachs were approved for Goldman Sachs’ use by AK Steel management. Unlevered free cash flow was calculated by Goldman Sachs as Adjusted EBITDA, plus pension and OPEB expense less pension income, adjusted for net working capital increases/decreases, less capital expenditures, less closure costs of the Ashland facility, less taxes paid net of any refunds, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income.

(4)	Calculated as potential usage of NOLs multiplied by the applicable forecasted annual tax rate using information provided by AK Steel management and approved for Goldman Sachs’ use by AK Steel management for purposes of the financial analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [ ].

The estimates and assumptions underlying the AK Steel unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of AK Steel as of the date of the preparation of such forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the AK Steel unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [    ] and [    ], respectively. Accordingly, there can be no assurance that the AK Steel unaudited forecasted results are indicative of the future performance of AK Steel, or that actual results will not differ materially from those presented in the AK Steel unaudited forecasted financial information. Inclusion of the AK Steel unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

The AK Steel unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder or stockholder to vote in favor of any of the proposals at the Cliffs special meeting or the AK Steel special meeting or to acquire securities of Cliffs.

Cliffs-Adjusted AK Steel Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of AK Steel on a standalone basis for the fiscal years ending December 31, 2020 through December 31, 2024 prepared by Cliffs management or calculated by Moelis based on information provided by Cliffs management and, in each case, as approved for use by Moelis by Cliffs management. This information was also provided to the Cliffs board and is referred to as the Cliffs-adjusted AK Steel unaudited forecasted financial information. The Cliffs-adjusted AK Steel unaudited forecasted financial information was prepared using the AK Steel unaudited forecasted financial information and adjusted by Cliffs management utilizing the macro-economic input assumptions, including assumptions regarding potential future commodity prices, that Cliffs used in preparing the Cliffs unaudited forecasted financial information.

	December 31,
(in millions)	2020E	2021E	2022E	2023E	2024E
Net Revenue	$6,409	$6,682	$6,934	$7,035	$7,070
Adjusted EBITDA(1)	$496	$583	$736	$683	$727
Adjusted EBITDAP(2)	$505	$585	$734	$677	$717
Unlevered Free Cash Flow(3)	$279	$279	$409	$376	$430
NOL Usage(4)	$166	$238	$384	$332	$372
Cash Tax Savings(5)	$41	$58	$94	$81	$91

(1)	Calculated as earnings before interest, taxes, depreciation and amortization, as adjusted to exclude (i) one-time charges and benefits and (ii) EBITDA associated with non-controlling interests.
(2)

Calculated by Moelis as Adjusted EBITDA plus pension and OPEB expense less pension income using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(3)

Calculated by Moelis as Adjusted EBITDAP, less pension expense, plus pension income, less cash taxes, plus non-cash pension expense, less non-cash pension benefit, less increases in net working capital, plus decreases in net working capital, less capital expenditures and less closure costs of the Ashland Works facility using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(4)

Calculated by Moelis as operating income less interest expense using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

(5)

Calculated by Moelis as NOL Usage multiplied by the applicable forecasted annual effective tax rate using information provided by Cliffs management and, with the approval of Cliffs management, was used for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Moelis, Cliffs’ Financial Advisor” beginning on page [    ].

The estimates and assumptions underlying the Cliffs-adjusted AK Steel unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of Cliffs as of the date of the preparation of such forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the Cliffs-adjusted AK Steel unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [    ] and [    ], respectively. Accordingly, there can be no assurance Cliffs-adjusted AK Steel adjusted unaudited forecasted results are indicative of the future performance of AK Steel, or that actual results will not differ materially from those presented in the Cliffs-adjusted AK Steel unaudited forecasted financial information. Inclusion of the Cliffs-adjusted AK Steel unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved. The Cliffs-adjusted AK Steel unaudited forecasted financial information was not provided to AK Steel or Goldman Sachs.

The Cliffs-adjusted AK Steel unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder or stockholder to vote in favor of any of the proposals at the Cliffs special meeting or the AK Steel special meeting or to acquire securities of Cliffs.

Pro Forma Unaudited Forecasted Financial Information

The following table presents select unaudited forecasted financial information of Cliffs and AK Steel on a pro forma basis for the combined company for the fiscal years ending December 31, 2020 through December 31, 2024, which is referred to as the pro forma unaudited forecasted financial information. The pro forma unaudited forecasted financial information was prepared by AK Steel management and provided to Goldman Sachs, or, in the case of unlevered free cash flow and cash tax savings, was calculated by Goldman Sachs based on forecasted financial information provided by AK Steel management, and, in each case, was approved for use by Goldman Sachs by AK Steel management. The pro forma unaudited forecasted financial information (other than unlevered free cash flow and cash tax savings) was provided to the AK Steel board in November 2019. The pro forma unaudited forecasted financial information was prepared based on the same assumptions used by AK Steel management in the preparation of the AK Steel unaudited forecasted financial information and the AK Steel-adjusted Cliffs unaudited forecasted financial information.

	December 31,
(in millions)	2020E	2021E	2022E	2023E	2024E
Net Revenue	$8,369	$8,869	$9,034	$9,103	$9,106
Adjusted EBITDA(1)(2)	$894	$1,187	$1,280	$1,210	$1,305
Levered Free Cash Flow(3)	$263	$486	$639	$559	$591
Unlevered Free Cash Flow(4)	$197	$680	$817	$733	$837
Cash Tax Savings(5)	$80	$136	$155	$141	$60

(1)	Includes estimated pre-tax synergies as discussed in the section below entitled “Certain Estimated Synergies.”

(2)	Calculated as earnings before interest, taxes, depreciation and amortization, excluding the effects of non-controlling interests.
(3)

Calculated as Adjusted EBITDA, plus pension and OPEB expense less pension income, adjusted for net working capital increases/decreases, less capital expenditures (other than, with respect to 2020E, $271 million of capital expenditure in connection with Cliffs’ construction of a HBI plant), less closure costs of the Ashland facility, less taxes paid net of any refunds and cash tax savings from NOLs, less cash interest, less other operating cash flow items, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income.

(4)

Unlevered free cash flow amounts were calculated by Goldman Sachs for its use in connection with its discounted cash flow analyses described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ] using forecasted financial information provided by AK Steel management. The unlevered free cash flow amounts calculated by Goldman Sachs were approved for Goldman Sachs’ use by AK Steel management. Unlevered free cash flow was calculated by Goldman Sachs as Adjusted EBITDA, plus pension and OPEB expense less pension income, adjusted for net working capital increases/decreases, less capital expenditures, less closure costs of the Ashland facility, less taxes paid net of any refunds, adjusted for any non-cash flow expenses/income, and adjusted for any other cash flow expenses/income. Goldman Sachs’ calculations of unlevered free cash flow were not provided to the AK Steel board, Cliffs or Moelis.

(5)

Calculated as potential usage of NOLs multiplied by the applicable forecasted annual tax rate using information provided by AK Steel management and approved for Goldman Sachs’ use by AK Steel management for purposes of the financial analysis described in the section entitled “The Merger—Opinion of Goldman Sachs, AK Steel’s Financial Advisor” beginning on page [    ].

The estimates and assumptions underlying the pro forma unaudited forecasted financial information are inherently uncertain and, though considered reasonable by the management of AK Steel as of the date of the preparation of such forecasted financial information, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the pro forma unaudited forecasted financial information, including, among other things, the matters described in the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages [    ] and [    ], respectively. Accordingly, there can be no assurance that the pro forma unaudited forecasted results are indicative of the future performance of the combined company, or that actual results will not differ materially from those presented in the pro forma unaudited forecasted financial information. Inclusion of the pro forma unaudited forecasted financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved. The pro forma unaudited forecasted financial information described in this section was not provided to Cliffs or Moelis.

The pro forma unaudited forecasted financial information is not included in this joint proxy statement/prospectus in order to induce any shareholder or stockholder to vote in favor of any of the proposals at the Cliffs special meeting or the AK Steel special meeting or to acquire securities of Cliffs.

Certain Estimated Synergies

Using selected unaudited forecasted financial information regarding their respective businesses, AK Steel and Cliffs jointly prepared certain unaudited synergy estimates that were projected by Cliffs and AK Steel management to result from the Merger and be realized by the combined company for the fiscal years ending December 31, 2020 through December 31, 2024. AK Steel management then adjusted these jointly prepared synergy estimates to assume a longer timeframe for the projected synergies, as well as assumptions with respect to the cost and time frame to achieve such synergies, to be fully realized by the combined company. AK Steel management provided these adjusted estimated synergies to Goldman Sachs for its use in the performance of certain financial analyses in connection with the Merger. These adjusted projected synergies were also provided to the AK Steel board in connection with its review and evaluation of the Merger. The adjusted estimated synergies described in this section were not provided to Cliffs or Moelis.

The adjusted estimated synergies assumed that the Merger would be consummated and that the expected benefits of the Merger would be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the Merger, including any restrictions or commitments contemplated by the Merger Agreement. See the discussion above regarding the uncertainties and assumptions underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [    ] of this joint proxy statement/prospectus and “Risk Factors” beginning on page [    ] of this joint proxy statement/prospectus for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the Merger.

Estimated Pro Forma Synergies (as adjusted by AK Steel management)
(in millions)	December 31,
	2020E	2021E	2022E	2023E	2024E
Total Synergies	$50	$100	$120	$120	$120
Total Cost-Adjusted Synergies(1)	$40	$100	$120	$120	$120
Total Post-Tax Synergies(2)	$30	$76	$91	$91	$91

(1)	Assumes $10 million in costs to achieve synergies in 2020.
(2)	Assumes an effective tax rate of 24.5%.

Funding of the Merger Expenses and Indebtedness Following the Merger

Cliffs intends to pay related fees and expenses in connection with the Merger using a combination of cash on hand and borrowings under Cliffs’ existing credit facilities.

For a discussion of the combined company’s indebtedness on a pro forma basis after giving effect to the Merger, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [    ].

Regulatory Approvals

U.S. Antitrust

The completion of the Merger is subject to the receipt of antitrust clearance in the United States. Under the HSR Act, and the rules promulgated thereunder, the Merger may not be completed until Cliffs and AK Steel have each filed notification and report forms with the FTC and the DOJ, and the applicable waiting period (or any extension thereof) has expired or been terminated.

On January 6, 2020, Cliffs and AK Steel each filed notification and report forms under the HSR Act with the FTC and the DOJ with respect to the proposed Merger. For additional information, see the section entitled “The Merger Agreement—Reasonable Best Efforts; Regulatory Filings and Other Actions—Reasonable Best Efforts” beginning on page [    ].

Other Regulatory Approvals

The obligation of each of Cliffs and AK Steel to effect the Merger is also subject to obtaining regulatory approval from the antitrust authorities in Canada and Mexico. Cliffs and AK Steel will submit premerger notification forms and a joint request for an Advance Ruling Certificate with the Canadian Commissioner of Competition. On January 6, 2020, Cliffs and AK Steel submitted notifications and an application for Mexican Competition Commission (Comisión Federal de Competencia Económica) clearance of the Merger.

Appraisal Rights

In accordance with Section 262 of the DGCL and Section 1701.84 of the ORC, no appraisal rights will be available to the holders of shares of AK Steel common stock or Cliffs common shares in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Directors of Cliffs Following the Merger

The Cliffs board is currently comprised of 11 directors. Pursuant to the terms of the Merger Agreement, Cliffs will, effective as of the effective time of the Merger, (i) cause two members of the Cliffs board, determined by Cliffs in its sole discretion, to resign, (ii) increase the size of the Cliffs board by one member and (iii) cause three current members of the AK Steel board, as mutually agreed to by AK Steel and Cliffs, to be appointed to Cliffs’ board.

Interests of AK Steel Directors and Executive Officers in the Merger

Directors and executive officers of AK Steel may have interests in the Merger that are different from, or in addition to, the interests of AK Steel stockholders generally. These interests include, but are not limited to:

•

the treatment in the Merger of AK Steel stock options, AK Steel restricted shares, AK Steel RSUs and AK Steel PSAs, as described in the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [    ];

•

enhanced severance and benefits upon a qualifying termination of employment during the 24-month period following the closing of the Merger under the Executive Officer Change of Control Agreements (as described below in the section entitled “The Merger—Interest of AK Steel Directors and Executive Officers in the Merger—Executive Officer Change of Control Agreements” beginning on page [    ]) or award agreements pursuant to AK Steel’s equity plans to which the executive officers are party; and

•

the securing of accrued rights triggered by the closing of the Merger under the AK Steel Corporation Supplemental Thrift Plan, the AK Steel Corporation Executive Retirement Income Plan, and the AK Steel Corporation Executive Minimum and Supplemental Retirement Plan, by irrevocable letter of credit issued to the applicable trustee(s), and under the Executive Minimum and Supplemental Retirement Plan and the Executive Retirement Income Plan, acceleration of vesting of benefits for certain executive officers, and, upon a termination of employment following a change of control, calculation of benefits assuming age 60 (in each case as described below in the section entitled “The Merger—Interest of AK Steel Directors and Executive Officers in the Merger—Nonqualified Plans” beginning on page [    ]).

Certain of these interests are quantified in the narrative and tabular disclosure included in the section below entitled “The Merger—Interest of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” beginning on page [    ].

The members of the AK Steel board were aware of and considered these interests, among other matters, in evaluating, negotiating and approving the Merger Agreement and recommending that AK Steel stockholders vote to adopt the Merger Agreement. AK Steel stockholders should take these interests into account in deciding whether to vote to adopt the Merger Agreement.

Treatment of Outstanding AK Steel Equity Awards

The treatment in the Merger of AK Steel stock options, AK Steel restricted shares, AK Steel RSUs and AK Steel PSAs is described in the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [    ]. Except as described in such section, AK Steel equity awards that are converted into awards with respect to Cliffs common shares will remain subject to the same terms and conditions, including vesting treatment, as prior to the Merger.

The AK Steel RSUs granted to AK Steel directors were fully vested at grant. Pursuant to the pre-existing terms of the award agreements for such AK Steel RSUs, such awards will be settled as soon as administratively feasible after a change of control, including the closing of the Merger.

Pursuant to the pre-existing terms of pre-2016 options, AK Steel executive officers who hold such pre-2016 options will have the right, no later than one day prior to the date of the closing of the Merger, to elect to have their pre-2016 options, whether vested or unvested, cancelled in exchange for the cash-out option payment. Any pre-2016 options for which an AK Steel executive officer does not elect to receive a cash-out option payment will be converted into options to acquire Cliffs common shares, as all other AK Steel equity-based awards will be converted into Cliffs equity-based awards, as described in the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [    ].

Pursuant to the pre-existing terms of the AK Steel equity awards held by AK Steel’s executive officers, all AK Steel equity awards that are converted into Cliffs equity awards (to the extent unvested) are subject to “double-trigger” vesting, which means that such awards will become fully vested (at target for converted AK Steel PSAs) upon the occurrence of certain terminations of service during the 24-month period following the consummation of the Merger, as further described below.

For converted AK Steel options and AK Steel restricted shares held by AK Steel’s executive officers, the Executive Officer Change of Control Agreements, which are referred to as CIC Agreements (described below), provide for full vesting (subject to a minimum six-month holding period from the date of the award) upon the occurrence of an involuntary termination without “cause” or the executive’s resignation with “good reason” (as those terms are defined in the CIC Agreements) that occurs within 24 months after a change of control (as defined in the CIC Agreements), subject to the executive officer’s execution of a customary agreement releasing AK Steel from all claims. Pursuant to the CIC Agreements, converted options held by an executive officer who experiences such a qualifying termination will remain exercisable until the earlier of the third anniversary of the date of termination and the date the award expires by its terms.

Pursuant to the applicable award agreements, converted AK Steel PSAs held by the executive officers will be deemed to have been earned at target upon the occurrence of an involuntary termination without “cause” or the executive’s resignation with “good reason” (as those terms are defined in the CIC Agreements) that occurs within 24 months after a change of control (as defined in the applicable equity plan).

See the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” beginning on page [    ] for an estimate of the value of additional equity award vesting to which each of AK Steel’s named executive officers would be entitled in the event of a qualifying termination in respect of their unvested equity awards. Based on the assumptions (solely for purposes of the disclosure contained in this paragraph) that the relevant price per share of AK Steel common stock is $3.18 (which is the average per-share closing price of AK Steel common stock on the NYSE over the first five business days following the December 3, 2019 public announcement of the Merger Agreement), that the closing of the Merger occurred on December 31, 2019 (the latest practicable date prior to the date of this joint proxy statement/prospectus), and that the employment of each executive officer of AK Steel was involuntarily terminated by AK Steel without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the CIC Agreements) as of the assumed closing date: (1) the estimated aggregate value of additional equity award vesting to which AK Steel’s executive officers would be entitled in respect of their unvested equity awards is as follows: unvested AK Steel stock options—$416,323; AK Steel PSAs—$3,591,719; and AK Steel restricted shares—$1,819,927 and (2) the estimated aggregate value of the equity awards that would become payable to AK Steel’s nine non-employee directors on the closing of the Merger is as follows: AK Steel RSUs—$2,694,332. As noted above, the AK Steel RSUs granted to non-employee directors are fully vested at grant and will be settled as soon as administratively feasible following the change of control, in accordance with the pre-existing terms of such awards. For more information on the equity holdings of AK Steel’s directors and executive officers, see the section entitled “Share Ownership of Certain Beneficial Owners and Directors/Executive Officers of AK Steel” beginning on page [    ].

Executive Officer Change of Control Agreements

The following executive officers of AK Steel are each party to a CIC Agreement: Joseph C. Alter, Brian K. Bishop, Stephanie S. Bisselberg, Renee S. Filiatraut, Gregory A. Hoffbauer, Michael A. Kercsmar, Kirk W. Reich, Scott M. Lauschke, Roger K. Newport, Maurice A. Reed and Christopher J. Ross. Under the CIC Agreements, if an executive’s employment with AK Steel is involuntarily terminated without Cause (as defined in the CIC Agreement) or the executive voluntarily terminates employment for Good Reason (as defined in the CIC Agreement) within 24 months after the occurrence of a change of control, AK Steel will pay the executive a lump sum payment in an amount equal to his or her base salary for a period of six months. In addition, if the executive timely executes a customary agreement releasing AK Steel from all claims, the executive will be entitled to receive:

•	an additional lump sum severance payment, equal to 18 months of base salary;

•

a lump sum payment equal to two times the greatest of (1) the executive’s assigned target annual cash incentive amount for the calendar year in which the termination occurs under the AK Steel Corporation Omnibus Management Incentive Plan, which is referred to as the OMIP, (2) the actual OMIP annual cash incentive payout for the calendar year immediately preceding the calendar year in which the termination occurs, and (3) the average of the annual cash incentive payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any annual cash incentive amounts otherwise paid or payable under the OMIP with respect to the preceding calendar year, plus a prorated OMIP annual cash incentive payout at the maximum level for the portion of the then-current calendar year prior to the date of termination;

•

a lump sum payment based upon the executive’s awards under AK Steel’s Long-Term Performance Plan, which is referred to as the Long-Term Plan (which was replaced by the long-term portion of the OMIP for performance periods beginning in 2018), equal to the bonus payment for any completed performance period under the Long-Term Plan or long-term portion of the OMIP, as applicable, that has not been paid as of the date of termination (which amount shall not be less than it would be if calculated at the assigned target amount under the Long-Term Plan or long-term portion of the OMIP, as applicable), plus a prorated Long-Term Plan or long-term OMIP payment, as applicable, at the target level for all incomplete performance periods as of the date of termination;

•

continuing coverage for 24 months under AK Steel’s benefit plans, including life, health and other insurance benefits (subject to certain exceptions as described in the CIC Agreement), or receipt of equivalent pay for same level of benefits, subject to reduction based on benefits received from any other employer;

•	additional two years of eligibility service credit toward retiree medical insurance coverage;

•

the immediate vesting of all restricted stock awards to the executive under any equity plan of AK Steel and the lapse of all restrictions on such awards (subject to a minimum six-month holding period from the date of the award), or, if AK Steel so elects, an amount in cash equal to the market value (as described in the CIC Agreement) in exchange for such shares; and

•

the right, for a period of three years, to exercise all stock options awarded to the executive under any equity plan of AK Steel without regard to any vesting period required under such plan or under the applicable award agreement (but subject to a minimum six-month holding period from the date of the award and the original ten-year period for the option to be exercised).

Under the CIC Agreements, “Cause” means any of the following circumstances: (1) the executive officer is convicted of, or enters a plea of guilty or nolo contendere, to a misdemeanor involving moral turpitude or to a felony; (2) the executive officer engages in fraud, misappropriation or embezzlement with respect to AK Steel; (3) the executive officer’s willful failure, gross negligence or gross misconduct in the performance of the executive officer’s assigned duties for AK Steel; or (4) the executive officer’s breach of a fiduciary duty to AK Steel.

Under the CIC Agreements, “Good Reason” generally means the occurrence of any of the following circumstances without the executive officer’s express written consent: (1) the assignment by AK Steel of any duties inconsistent with the executive’s qualifications to perform such duties or a demotion from the executive’s status as an executive officer of AK Steel; (2) diminution in job responsibilities, authorities, title, position, or reporting relationships as they existed immediately prior to the change of control; (3) a reduction in annual base salary (subject to the executive officer providing notice of such reduction within 60 days after receiving notice thereof); (4) a requirement by AK Steel that the executive be based anywhere other than the principal executive offices of AK Steel as they exist immediately prior to the change of control, except for required travel on business to an extent substantially consistent with customary business travel obligations; (5) the failure to pay any portion of the executive’s compensation within seven calendar days of the date such compensation is due if, after the executive provided written notice of such non-payment to AK Steel, AK Steel failed to cure the non-payment within five calendar days of receipt of such notice; (6) the failure to continue in effect any compensation plan in which the executive participated immediately prior to such change of control which was material to the executive’s total compensation, unless an equitable arrangement is made for the executive to participate in a substitute or alternative plan on a basis not materially less favorable to the executive in terms of the amount of benefits provided and the level of executive’s participation relative to other participants; (7) a material reduction in AK Steel Corporation Executive Minimum and Supplemental Retirement Plan benefits (or for some of the executives, a material reduction in AK Steel Corporation Executive Retirement Income Plan benefits), or in employee benefits (including life, health and other insurance benefits) generally (subject to certain exceptions as described in the CIC Agreement), except to the extent such reduction generally applies to other members of management of AK Steel; (8) the failure of AK Steel to obtain a satisfactory agreement from any successor corporation to assume and agree to perform the executive’s CIC Agreement (as described therein); or (8) a failure by AK Steel to give proper notice or otherwise comply with the procedural requirements for an involuntary termination without cause in compliance with the CIC Agreement.

If any payment or benefit provided under an executive’s CIC Agreement or otherwise would be subject to excise tax under Section 4999 of the Code, then the payments under the executive’s CIC Agreement shall not exceed the amount necessary to maximize the amount receivable by the executive after payment of all taxes imposed on such payments, in accordance with the procedures set forth in the CIC Agreement.

The CIC Agreements also contain the following restrictive covenants that are effective for one year following the executive’s termination of employment: (1) a noncompetition provision; (2) nonsolicitation of employees; (3) nonsolicitation of and noncommunication with customers and suppliers with whom the executive had contact during the 24 months prior to his termination of employment; (4) except for Messrs. Reich, Newport and Reed and Ms. Bisselberg, nondisparagement of AK Steel and its operations, products, employees, officers, and directors; (5) a requirement not to use or disclose confidential information of AK Steel; and (6) a requirement to cooperate with AK Steel with respect to pending or potential claims or litigation involving AK Steel. The CIC Agreements also prohibit the disclosure of any AK Steel confidential information or trade secrets both during employment and after.

The estimated payments and benefits that would be provided to each named executive officer under such named executive officer’s CIC Agreement are set forth in the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Merger-Related Compensation for AK Steel’s Named Executive Officers” below.

Treatment of Outstanding Annual and Long-Term Cash Incentive Opportunities

For a description of the treatment of the outstanding annual and long-term cash incentive opportunities of the executive officers, please see the above section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Executive Officer Change of Control Agreements” and the section below entitled “The Merger Agreement—Employee Matters” beginning on page [    ].

Nonqualified Plans

The AK Steel Corporation Supplemental Thrift Plan, which is referred to as the Supplemental Thrift Plan, the AK Steel Corporation Executive Retirement Income Plan, which is referred to as the ERIP, and the AK Steel

Corporation Executive Minimum and Supplemental Retirement Plan, which is referred to as the SERP, each provide that, upon a change of control (including the Merger), AK Steel will fully fund all benefits then accrued under the applicable plan by transferring sufficient assets to the trust specified in the plan. Alternatively, this funding obligation may be secured by an irrevocable letter of credit issued to the trustee of the applicable trust by a bank or other lending institution that is approved by the plan administrator. Under the Merger Agreement, Cliffs agreed that AK Steel will be permitted to secure any such benefits by such irrevocable letter(s) of credit to the extent required by the plan. The following executive officers and directors of AK Steel are participants in such deferred compensation plans: Supplemental Thrift Plan – all executive officers; ERIP – Messrs. Alter, Bishop, Kercsmar, Lauschke, Ross and Ms. Filiatraut; and SERP – Messrs. Newport, Reich, Reed, Hoffbauer and Ms. Bisselberg. AK Steel estimates that, as of the effective time of the Merger, approximately $96,827,251 will be required to be secured pursuant to such plans on behalf of AK Steel’s executive officers and directors.

Additionally, under the SERP and the ERIP, a participant vests in 100% of his or her benefit thereunder upon a change of control that occurs while he or she is employed by AK Steel, and if a participant’s employment is terminated after a change of control and he or she has not reached the age of 60, such benefit shall be determined as though the participant had attained age 60 immediately before his or her date of termination. Benefits under the SERP and ERIP will generally be paid in a lump sum within 30 days after the later of the date of the participant’s termination of employment and the participant’s 55th birthday (or, if earlier, within 30 days after the participant’s death, or under the ERIP, the participant’s termination due to disability). Mr. Newport, Mr. Reich, Mr. Reed, Ms. Bisselberg, and Mr. Hoffbauer participate in the SERP and Mr. Alter, Mr. Lauschke, Mr. Bishop, Ms. Filiatraut, Mr. Kercsmar and Mr. Ross participate in the ERIP. At the effective time of the Merger, Messrs. Hoffbauer, Lauschke, Bishop, Kercsmar, Ross and Ms. Filiatraut will fully vest in their account balances under such plans and as a result of the consummation of the Merger, such executive officers will vest in approximately an additional $9,837,679 in benefits under these plans. The other executive officers who are participants are fully vested in these plans. Upon a termination of employment following the consummation of the Merger, the payments for all executive officers would be calculated as if such individuals have attained the age of 60. AK Steel estimates that, assuming a termination of employment of such executive officers immediately following the effective time of the Merger, approximately an additional $23,538,713 in benefits would be paid to such executive officers.

Arrangements with Cliffs

There are currently no arrangements or understandings in place between Cliffs and any of the executive officers of AK Steel regarding their employment with Cliffs following the Merger. However, prior to the effective time of the Merger, Cliffs may in its discretion initiate negotiations of agreements, arrangements and understandings with certain of AK Steel’s executive officers regarding compensation and benefits and may enter into definitive agreements with certain of AK Steel’s executive officers regarding employment with Cliffs, in each case taking effect at the effective time of the Merger.

Merger-Related Compensation for AK Steel’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the estimated amounts of compensation and benefits that may become payable to AK Steel’s named executive officers that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the closing of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section such term is used to describe the Merger-related compensation payable or that may become payable to the AK Steel named executive officers. This section also sets forth information regarding severance compensation that had become payable to Mr. Vasquez upon his retirement that was effective November 30, 2019. Mr. Vasquez did not retire in connection with, nor is the severance compensation payable to him in connection with or in contemplation of, the Merger.

The “named executive officers” of AK Steel are the individuals listed as such in AK Steel’s most recent annual proxy statement filed with the SEC, plus AK Steel’s Interim Chief Financial Officer, who are:

•	Roger K. Newport—Chief Executive Officer;

•	Christopher J. Ross—Vice President, Treasurer and Interim Chief Financial Officer;

•	Kirk W. Reich—President and Chief Operating Officer;

•	Joseph C. Alter—Vice President, General Counsel and Corporate Secretary;

•	Scott M. Lauschke—Vice President, Sales and Customer Service; and

•	Jaime Vasquez—Former Vice President, Finance and Chief Financial Officer (retired effective November 30, 2019).

As described above, pursuant to the pre-existing terms of the CIC Agreements and the AK Steel equity award agreements, the equity-based awards for Messrs. Newport, Ross, Reich, Alter and Lauschke (to the extent unvested) will vest on a double-trigger basis upon a qualifying termination of employment within the 24 months following the Merger, and any executive officer may elect to cash out pre-2016 options in connection with the Merger. For details on the treatment of outstanding AK Steel equity awards, see the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Treatment of Outstanding AK Steel Equity Awards” beginning on page [    ] above. Additionally, Messrs. Newport, Ross, Reich, Alter and Lauschke are each party to a CIC Agreement that provides for enhanced severance benefits in the event of a qualifying termination of such individual’s employment in connection with the Merger, as described in more detail in the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger—Executive Officer Change of Control Agreements” beginning on page [    ] above. Mr. Vasquez is party to a Separation and Release of Claims Agreement that provides for the payment of certain severance benefits in connection with his retirement that was effective November 30, 2019, as described in more detail below.

The amounts set forth in the table below assume the following:

•	the closing of the Merger occurred on December 31, 2019, which is the assumed date of the closing of the Merger solely for purposes of this golden parachute compensation disclosure;

•

in the case of Messrs. Newport, Ross, Reich, Alter and Lauschke, the individual is involuntarily terminated without Cause or resigns for Good Reason (for purposes of this section, each a “qualifying termination” under the terms of the applicable CIC Agreement) immediately following the assumed closing of the Merger on December 31, 2019; and

•

the per share price for each share of AK Steel common stock is $3.18 which is the average per-share closing price of AK Steel common stock on the NYSE over the first five business days following the December 3, 2019 public announcement of the Merger Agreement.

The amounts reported in the table below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this joint proxy statement/prospectus, and do not reflect compensation actions that may occur following the filing of this joint proxy statement/prospectus, base compensation increases or annual equity award grants in the ordinary course prior to the closing of the Merger. As a result, the actual amounts, if any, that may be paid or become payable to any AK Steel named executive officer may differ materially from the amounts set forth below. In addition, some of the amounts reflected in the table below are attributable to “double-trigger” arrangements (i.e., the amounts are payable only in the event of a qualifying termination of the named executive officer’s employment during a specified period following the consummation of the Merger).

Golden Parachute Compensation

Name	Cash ($)(1)	Pension/ NQDC ($)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Total ($)
Roger K. Newport	8,363,858	7,689,093	2,719,229	63,427	18,835,607
Christopher J. Ross	1,436,054	1,040,152	168,288	60,157	2,704,651
Kirk W. Reich	5,582,436	5,789,192	1,043,284	53,067	12,467,979
Joseph C. Alter	2,324,110	1,638,185	373,047	60,550	4,395,892
Scott M. Lauschke	1,844,478	5,646,214	255,367	60,210	7,806,269
Jaime Vasquez(5)	—	—	—	—	—

(1)

For Messrs. Newport, Ross, Reich, Alter and Lauschke, the amounts listed reflect double-trigger lump sum cash payments, payable on a qualifying termination occurring within 24 months after the closing of the Merger. These estimated double-trigger cash severance payments under each such executive’s CIC Agreement, on a pre-tax basis, consist of (a) an amount equal to 24 months of base salary, (b) a payment based upon the executive’s annual cash incentive awards under the OMIP equal to two times the greatest of (i) the executive’s assigned OMIP target annual cash incentive amount for the calendar year in which the termination occurs, (ii) the actual OMIP annual cash incentive payout for the calendar year immediately preceding the calendar year in which the termination occurs, and (iii) the average of the annual cash incentive payouts for the three calendar years immediately preceding the calendar year of termination, reduced in each instance by any annual cash incentive amount otherwise paid or payable under the OMIP with respect to the preceding calendar year, plus a prorated OMIP annual cash incentive payout at the maximum level for the portion of the then-current calendar year prior to the date of termination, and (c) a payment based upon the executive’s awards under the Long-Term Plan or long-term portion of the OMIP, as applicable, (other than the portions of such awards that are AK Steel PSAs) equal to the bonus payment for any completed performance period under the Long-Term Plan or long-term portion of the OMIP, as applicable, that has not been paid as of the date of termination (which amount shall not be less than it would be if calculated at the assigned target amount under the Long-Term Plan) or long-term portion of the OMIP, as applicable, plus a prorated Long-Term Plan or long-term OMIP payment, as applicable, at the target level for all incomplete performance periods (other than with respect to AK Steel PSAs) as of the date of termination.

Details of the cash payments for Messrs. Newport, Ross, Reich, Alter and Lauschke are shown in the following supplementary table:

Name	Severance— Base Salary ($)	Severance— Annual Cash Incentive ($)	Severance— Long-Term Plan/Long-Term Portion of OMIP ($)	Total ($)
Roger K. Newport	1,900,000	4,346,150	2,117,708	8,363,858
Christopher J. Ross	650,000	562,915	223,139	1,436,054
Kirk W. Reich	1,500,000	2,744,936	1,337,500	5,582,436
Joseph C. Alter	800,000	1,024,777	499,333	2,324,110
Scott M. Lauschke	670,000	786,157	388,321	1,844,478

(2)

For Messrs. Newport, Ross, Reich, Alter and Lauschke, the amounts reflect any applicable double-trigger increase in benefit entitlement under the SERP and the ERIP (as applicable) arising upon a termination of employment occuring at any time after the closing of the Merger as a result of assuming each participant has reached the age of 60 under such plans as of the date of the participant’s termination of service. For Mr. Ross, $367,061 of this amount, and for Mr. Lauschke, $3,652,678 of this amount, reflects the single-trigger vesting of benefits under the ERIP.

(3)

The amounts listed reflect the value of the double-trigger vesting of unvested converted AK Steel options, AK Steel PSAs and AK Steel restricted shares upon a qualifying termination of employment within 24 months following the closing of the Merger and assume that none of the AK Steel named executive officers elects to cash out any unvested pre-2016 options held by such officer. For AK Steel PSAs (including the equity-denominated portion Long-Term Plan or long-term portion of the OMIP, as applicable) with a performance period that is not yet complete, the amounts reflect vesting at target performance levels. These amounts do not include shares of AK Steel common stock underlying vested AK Steel options that may be exercised prior to the closing of the Merger. Please see the section entitled “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger” beginning on page [ ], for a description of the treatment of outstanding equity awards in connection with the Merger.

Details of the value of the double-trigger vesting to which the named executive officers (other than Mr. Vasquez) would be entitled upon a qualifying termination within 24 months following the closing of the Merger in connection with outstanding equity awards are shown in the following supplementary table:

Name	Stock Options ($)	Performance Share Awards ($)	Restricted Shares ($)	Total ($)
Roger K. Newport	213,750	1,663,606	841,873	2,719,229
Christopher J. Ross	11,029	97,581	59,678	168,288
Kirk W. Reich	73,529	679,319	290,436	1,043,284
Joseph C. Alter	23,529	219,349	130,169	373,047
Scott M. Lauschke	15,809	153,326	86,232	255,367

(4)

For Messrs. Newport, Ross, Reich, Alter and Lauschke, the amounts reflect the estimated value of continuing coverage under AK Steel’s benefit plans, including life, health and other insurance benefits (subject to certain exceptions as described in the CIC Agreements), for 24 months following termination. Such values were calculated based on the current premium rates, employee contribution amounts and the type of enrollment in effect for calendar year 2020. Such benefits are double-trigger and are provided for qualifying terminations that occur within 24 months after the closing of the Merger. For Messrs. Newport, Ross, Reich, Alter and Lauschke, the amounts also include tax preparation and financial planning benefits pursuant to AK Steel’s company policy, which are provided during the severance period whether or not the Merger occurs. For Mr. Vasquez, the amount reflects the estimated value of continuing coverage under AK Steel’s benefit plans, including life, health and other insurance benefits (subject to certain exceptions as described in Mr. Vasquez’s Executive Officer Severance Agreement with AK Steel), for up to 18 months following his last day of employment with AK Steel.

(5)

As noted above, Mr. Vasquez retired from employment with AK Steel effective November 30, 2019. In connection with his retirement, Mr. Vasquez became entitled to severance compensation pursuant to the Separation and Release of Claims Agreement, dated November 5, 2019, that he entered into with AK Steel and AK Steel Corporation. This compensation, which was and is unrelated to the Merger, and to which Mr. Vasquez is entitled irrespective of the Merger, consists of: (a) a lump sum payment of $475,000, which represents 12 months of Mr. Vasquez’s base salary; (b) a lump sum payment of $380,000, which is equal to Mr. Vasquez’s assigned annual incentive target under the OMIP; and (c) on a prorated basis, the OMIP annual incentive award, if any, to which Mr. Vasquez would otherwise be entitled to in respect of the 2019 calendar year, which would be $125,445.

Indemnification and Insurance

From and after the effective time of the Merger for a period of six years, Cliffs will and will cause the surviving corporation to indemnify and hold harmless (and subject to certain conditions to provide advancement of expenses to) each present and former director and officer of AK Steel and its subsidiaries and each other person or entity who, at the request or for the benefit of AK Steel or any of its subsidiaries, is or was previously serving as a director or officer or fiduciary of any other person or entity or any benefit plan of AK Steel (determined at the effective time of the Merger), from and against any costs or expenses, judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the Merger, to the fullest extent that AK Steel or the applicable subsidiary of AK Steel would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on December 2, 2019, to indemnify such person. All rights to indemnification with respect to any claim, action, suit, proceeding or investigation, to the extent such claim has been asserted prior to the sixth anniversary of the effective time of the Merger, will continue until the disposition or resolution of the matter. The parties to the Merger Agreement have also agreed that the surviving corporation’s certificate of incorporation and by-laws will include provisions regarding the elimination of liability of directors; the indemnification of officers, directors, employees, fiduciaries and agents; and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the organizational documents of AK Steel in effect on December 2, 2019.

In addition, either Cliffs or AK Steel is required to obtain and fully pay for a six-year “tail” insurance policy with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than AK Steel’s existing policies, subject to a premium cap. If Cliffs, AK Steel and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time of the Merger, the surviving corporation will (and Cliffs will cause the surviving corporation to) continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the AK Steel D&O insurance in place as of December 2, 2019, with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than that provided in AK Steel’s existing policies as of December 2, 2019, subject to a premium cap. For additional information see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ].

Listing of Cliffs Shares; Delisting and Deregistration of AK Steel Shares

If the Merger is completed, the Cliffs common shares to be issued in the Merger will be listed for trading on the NYSE, shares of AK Steel common stock will be delisted from the NYSE and deregistered under the Exchange Act.

Accounting Treatment of the Merger

Cliffs prepares its financial statements in accordance with U.S. GAAP. The accounting guidance for business combinations, which is referred to as ASC Topic 805, requires the use of the acquisition method of accounting for the Merger. This requires the identification of the acquirer, the purchase price, the acquisition date, the fair value of the assets and liabilities of the acquiree and the measurement of goodwill. Cliffs will be treated as the acquirer for accounting purposes.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement, which was executed on December 2, 2019. The description of the Merger Agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement carefully and in its entirety, because it is the legal document that governs the Merger.

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and this summary are included solely to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about Cliffs, AK Steel, or any of their respective subsidiaries or affiliates contained in this joint proxy statement/prospectus or in Cliffs’ or AK Steel’s public reports filed with the SEC may supplement, update or modify the factual disclosures about Cliffs or AK Steel, as applicable, contained in the Merger Agreement. The representations, warranties and covenants made in the Merger Agreement by Cliffs, AK Steel and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Cliffs, AK Steel and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated among other things as a means of establishing the circumstances in which a party to the Merger Agreement may have the right not to complete the Merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and of allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors and reports and documents filed with the SEC, and in some cases were qualified by the matters contained in the respective disclosure letters that Cliffs and AK Steel delivered to each other in connection with the Merger Agreement, which disclosures are not reflected in the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the Merger Agreement. Investors should not rely on the Merger Agreement representations, warranties, covenants or any descriptions thereof as characterizations of the actual state of facts of Cliffs, AK Steel, Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

Pursuant to the Merger Agreement, Cliffs will acquire AK Steel. The Merger Agreement provides that, upon the terms and subject to the satisfaction or waiver (if permitted) of the conditions in the Merger Agreement, and in accordance with the DGCL, at the effective time, Merger Sub will merge with and into AK Steel. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and AK Steel will continue as the surviving corporation and as a direct, wholly owned subsidiary of Cliffs.

Closing and Effective Time of the Merger

Unless otherwise mutually agreed to in writing between Cliffs and AK Steel, the closing of the Merger will take place on the third business day following the day on which the last to be satisfied or waived of the conditions to completion of the Merger, described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [    ], has been satisfied or waived (other than those conditions that by their nature are to be satisfied at or immediately prior to the closing of the Merger, but subject to the fulfillment or waiver of those conditions). If the Marketing Period (as defined in the Merger Agreement) has not yet ended at the time the closing should otherwise occur, the closing will take place on the earlier of (i) a date during the marketing period specified by Cliffs with at least five business days’ notice to AK Steel and (ii) the third business day immediately following the last day of the marketing period. The date on which the closing occurs is referred to as the closing date.

The Merger will be completed only following the satisfaction or waiver (if permitted) of the necessary closing conditions. The parties currently expect the closing of the Merger to occur in the first half of 2020. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as Cliffs and AK Steel may agree in writing and specify in the Certificate of Merger.

Merger Consideration

As a result of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger, other than excluded shares, will be converted into the right to receive 0.400, which is referred to as the exchange ratio, fully paid and non-assessable Cliffs common shares, which is referred to as the merger consideration, as well as cash in lieu of any fractional Cliffs common shares, as described below.

AK Steel stockholders will not be entitled to receive any fractional Cliffs common shares in the Merger, and no AK Steel stockholders will be entitled to dividends, voting rights or any other rights in respect of any fractional Cliffs common shares. AK Steel stockholders that would have otherwise been entitled to receive a fractional Cliffs common share will instead be entitled to receive an amount in cash, without interest, equal to the product of the average of the closing price per Cliffs common share on the NYSE, as reported by The Wall Street Journal (or if not reported thereby, as reported in another authoritative source), for the five full trading days ending on the second business day immediately preceding the date on which the effective time of the Merger occurs, multiplied by the fraction of a Cliffs common share (after taking into account all of the shares of AK Steel common stock held by the holder at the effective time of the Merger and rounded to the nearest one thousandth) to which the holder would otherwise be entitled.

At the effective time of the Merger, all shares of AK Steel common stock will cease to be outstanding, will automatically be cancelled and will cease to exist, and each certificate formerly representing any shares of AK Steel common stock, and each non-certificated share of AK Steel common stock represented by book-entry (other than, in each case, those representing excluded shares) will thereafter represent only the right to receive, without interest, the merger consideration, and the right, if any, to receive cash (without interest) in lieu of any fractional shares into which such shares have been converted and any distribution or dividend on Cliffs common shares issued in the Merger with a record date at or after the effective time of the Merger.

Each excluded share (other than AK Steel restricted shares, which are described below under “The Merger Agreement—Treatment of Outstanding AK Steel Equity Awards in the Merger—AK Steel Restricted Shares” beginning on page [    ]) will, at the effective time of the Merger, be cancelled and cease to exist, with no consideration paid therefor.

Treatment of Outstanding AK Steel Equity Awards in the Merger

Treatment of AK Steel Options

At least 30 days prior to the expected closing date, AK Steel will provide written notice to each holder of a pre-2016 option, whether vested or unvested, of such holder’s right, no later than one day prior to the closing date, to elect to cancel his or her pre-2016 option in exchange for a cash-out option payment. For purposes of the Merger Agreement, the per share option consideration means the greater of (x) the product of the exchange ratio multiplied by the volume weighted average trading price per Cliffs common share for the five consecutive trading days ending with, and including, the trading day immediately prior to the closing date, or (y) the highest average of the highest and lowest sales price per share of AK Steel common stock on a trading day during the 90-day period ending on the day immediately prior to the closing date.

At the effective time of the Merger, each outstanding cash-out option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be cancelled in consideration for the right to receive a cash payment (without interest and less applicable withholding taxes) in an amount equal to the cash-out option payment.

At the effective time of the Merger, each outstanding option to purchase AK Steel common stock that is not a cash-out option, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into an option to acquire a number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock subject to such AK Steel option immediately prior to the effective time of the Merger multiplied by (ii) the exchange ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per share of AK Steel common stock of such AK Steel option immediately prior to the effective time of the Merger divided by (y) the exchange ratio. Following the effective time of the Merger, each such converted option will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to the AK Steel option immediately prior to the effective time of the Merger.

Treatment of AK Steel Restricted Stock Units

At the effective time of the Merger, each outstanding AK Steel RSU, whether vested or unvested, will, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock subject to such AK Steel RSU immediately prior to the effective time of the Merger multiplied by (ii) the exchange ratio. Following the effective time of the Merger, each such restricted stock unit will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to the AK Steel RSU immediately prior to the effective time of the Merger.

Treatment of AK Steel Performance Share Awards

At the effective time of the Merger, each outstanding AK Steel PSA will, automatically and without any action on the part of the holder thereof, be converted into a performance share award denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of shares of AK Steel common stock that would have been issued under such AK Steel PSA at the achievement of target performance, multiplied by (ii) the exchange ratio. The performance goals applicable to each AK Steel PSA will be adjusted by the Management Development and Compensation Committee of the AK Steel board, as mutually determined by Cliffs and AK Steel, to take into account the transactions contemplated by the Merger Agreement, which shall include the same opportunity to earn the maximum percentage of performance shares as under the AK Steel PSA award agreement immediately prior to the effective time of the Merger. Following the effective time of the Merger, each such performance share award will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to the AK Steel PSA immediately prior to the effective time of the Merger.

Treatment of AK Steel Restricted Shares

At the effective time of the Merger, each outstanding AK Steel restricted share will, automatically and without any action on the part of the holder thereof, be converted into restricted shares denominated in Cliffs common shares relating to the number of Cliffs common shares (rounded down to the nearest whole number) equal to (i) the number of AK Steel restricted shares held by a holder, multiplied by (ii) the exchange ratio. Following the effective time of the Merger, each such restricted share will, in general, continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such AK Steel restricted share immediately prior to the effective time of the Merger.

Corporate Actions; S-8 Registration Statements

Prior to the effective time of the Merger, AK Steel, the AK Steel board, or the Management Development and Compensation Committee of the AK Steel board, as applicable, are required to adopt any resolutions and to take any actions necessary to effect the treatment of the AK Steel equity awards under the Merger Agreement.

As of no later than the effective time of the Merger and if necessary, Cliffs has agreed to file a registration statement on Form S-8 (or other applicable form) with respect to the Cliffs common shares subject to AK Steel equity awards that are converted into awards in respect of Cliffs common shares under the Merger Agreement.

Exchange Procedures

Cliffs will deposit with an exchange agent selected by Cliffs and reasonably acceptable to AK Steel prior to the effective time of the Merger, certificates (or at Cliffs’ option, evidence of non-certificated Cliffs common shares in book-entry form) and cash to be paid to holders of shares of AK Steel common stock in lieu of fractional shares as described in the section entitled “The Merger Agreement—Merger Consideration”, in each case, constituting at least the amount necessary for the payment of the aggregate amount of the merger consideration payable under the Merger Agreement. To the extent necessary in order to pay the aggregate amount of the merger consideration to former holders of shares of AK Steel common stock, Cliffs will, from time to time after the effective time of the Merger, deposit with the exchange agent additional certificates of Cliffs common shares or book entry Cliffs common shares and/or cash payable in lieu of fractional shares. In addition, Cliffs will deposit with the exchange agent, as necessary from time to time after the effective time of the Merger, if applicable, such amounts as are necessary to pay any cash dividends or other distributions with respect to the Cliffs common shares to be issued in the Merger in respect of any dividends or distributions with a record date following the effective time of the Merger, as further described in the section entitled “The Merger Agreement—Dividends and Distributions on Cliffs Common Shares” beginning on page [    ].

Promptly after the effective time of the Merger, Cliffs will cause the exchange agent to mail to each holder of record of shares of AK Steel common stock (other than excluded shares of AK Steel common stock), that are evidenced by certificates or are book entry shares of AK Steel common stock that are not held through the Depository Trust Company, a letter of transmittal and instructions for effecting the surrender of the certificates or transferring the book entry shares of AK Steel common stock to the exchange agent in exchange for the aggregate merger consideration, cash in lieu of any fractional Cliffs common shares and any dividends or distributions, in each case, which the holder has the right to receive in respect of the shares of AK Steel common stock so transferred or surrendered. With respect to book entry shares of AK Steel common stock held through the Depository Trust Company, Cliffs and AK Steel will cooperate to establish procedures with the exchange agent and the Depository Trust Company to ensure that the exchange agent will transmit to the Depository Trust Company or its nominees as soon as reasonably practicable after the closing date, upon surrender of shares of AK Steel common stock (other than excluded shares of AK Steel common stock) held of record by the Depository Trust Company or its nominees in accordance with its customary exchange procedures, the aggregate merger consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of the Merger Agreement.

No interest will be paid or accrue on any cash that is payable upon surrender of shares of AK Steel common stock. Any certificate that is surrendered will be cancelled by the exchange agent. The procedures by which shares of AK Steel common stock may be surrendered is discussed further in the Merger Agreement and, if applicable, will be discussed in the letter of transmittal and related instructions.

From and after the effective time of the Merger, there will be no further transfers on the stock transfer books of AK Steel of the shares of AK Steel common stock that were outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, any certificate representing any shares of AK Steel common stock or any book-entry share, in each case, outstanding as of immediately prior to the effective time of the Merger, is presented to the surviving corporation, Cliffs or the exchange agent for transfer, it will be canceled and exchanged for the aggregate merger consideration to which the holder of the certificate is entitled pursuant to the Merger Agreement.

Termination of the Exchange Fund

Any portion of the Cliffs common shares and other funds deposited with the exchange agent that remain unclaimed by AK Steel stockholders for one year after the effective time of the Merger will be delivered to Cliffs. Thereafter, holders of shares of AK Steel common stock (other than excluded shares of AK Steel common stock) will be entitled to look only to Cliffs with respect to the payment of any merger consideration (and any cash in lieu of fractional shares or dividends or distributions with respect to such merger consideration), without any interest thereon. None of the surviving corporation, Cliffs, the exchange agent or any other person will be liable to any former holder of shares of AK Steel common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Immediately before any portion of the exchange fund would otherwise escheat to, or become the property of, any governmental authority, such amount will, to the extent permitted by law, become the property of Cliffs, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Share Certificates

If a certificate for shares of AK Steel common stock has been lost, stolen or destroyed, then, before an AK Steel stockholder will be entitled to receive the aggregate merger consideration, cash in lieu of any fractional shares or dividends or distribution with respect to the shares represented thereby, such holder will need to make an affidavit of that fact and, if reasonably requested by Cliffs, post a bond (in such amount as is reasonable and customary and upon such terms as may reasonably be required by Cliffs) as indemnity against any claim that may be made against Cliffs, the exchange agent or any of Cliffs’ subsidiaries with respect to such certificate.

Adjustments to Prevent Dilution

In the event that, prior to the effective time of the Merger, either Cliffs or AK Steel changes the number of shares or the class of Cliffs common shares (or securities convertible or exchangeable into or exercisable for Cliffs common shares) or AK Steel common stock (or securities convertible or exchangeable into or exercisable for AK Steel common stock), as the case may be, issued and outstanding, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, combination, subdivision, Merger, issuer tender or exchange offer, or any other similar transaction, then the merger consideration will be equitably adjusted, without duplication, to proportionally reflect such change.

Dividends and Distributions on Cliffs Common Shares

Any dividend or other distribution with respect to Cliffs common shares with a record date that is at or after the effective time of the Merger will not be paid (but will nevertheless accrue) with respect to any Cliffs common shares issuable in connection with the Merger until the certificates representing the shares of AK Steel common stock (or affidavits of loss in lieu of such certificates), or, as applicable, book-entry shares representing shares of AK Steel common stock that are to be exchanged for such Cliffs common shares are properly surrendered in accordance with the Merger Agreement.

At the time of such transfer or surrender, as applicable, former AK Steel stockholders will be entitled to receive, payment of all dividends or other distributions with a record date at or after the effective time of the Merger theretofore payable with respect to the whole Cliffs common shares issued to such shareholder in the Merger. In addition, following the transfer or exchange of their shares of AK Steel common stock, former AK Steel stockholders will be entitled to receive at the appropriate payment date, any dividends and other distributions payable with respect to the whole Cliffs common shares they receive with a record date at or after the effective time of the Merger but with a payment date subsequent to the time of such transfer or surrender, as applicable.

Withholdings

Under the Merger Agreement, Cliffs, Merger Sub, the surviving corporation, the exchange agent and any other third-party paying agent, each referred to as a payor, will each be entitled to deduct and withhold from any consideration otherwise payable pursuant to the Merger Agreement such amounts as the payor is required to deduct and withhold with respect to such consideration under the Code or under any other applicable provision of state, local or foreign tax law. Any amount deducted or withheld under the Merger Agreement, and timely remitted to the appropriate taxing authority, will be treated as having been paid to the person in respect of which such deduction or withholding was made.

No Appraisal Rights

The Merger Agreement provides that, in accordance with Section 262 of the DGCL and Section 1701.84 of the ORC, no appraisal rights will be available to the holders of shares of AK Steel common stock or Cliffs common shares in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Organizational Documents; Directors and Officers

Organizational Documents

At the effective time of the Merger, the certificate of incorporation of AK Steel as in effect immediately prior to the effective time of the Merger will be amended and restated in its entirety to read as set forth in the form agreed to by Cliffs and AK Steel, until thereafter amended as provided therein or by applicable law (subject to Cliffs’ ongoing indemnification obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ]).

At the effective time of the Merger, the bylaws of the Merger Sub in effect immediately prior to the effective time of the Merger will become the bylaws of the surviving corporation, until thereafter amended as provided therein or by applicable law (subject to Cliffs’ ongoing indemnification obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ]), except that reference to the name of Merger Sub shall be replaced by the name of the surviving corporation.

Composition of Cliffs’ Board

Under the terms of the Merger Agreement, effective as of the effective time of the Merger, Cliffs is required to (i) increase the size of the Cliffs board by one member, (ii) cause two members of the Cliffs board to resign their positions on the Cliffs board and (iii) appoint three current members of the AK Steel board (mutually agreed upon by Cliffs and AK Steel) to be appointed to the Cliffs board as of the closing. If the closing occurs before the annual meeting of the shareholders for the year in which the closing occurs, Cliffs will nominate each of the three current members of the AK Steel board, who were appointed to the Cliffs board at the closing, to be nominated for election to the Cliffs board at the Cliffs annual meeting for such year.

The three current members of the AK Steel board described in the first paragraph of this section will have the right to enforce the provisions of the Merger Agreement relating to their appointment and nomination to the Cliffs board.

Surviving Corporation’s Directors and Officers

The board of directors of Merger Sub immediately prior to the effective time of the Merger will be the directors of the surviving corporation from and after the effective time of the Merger, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The officers of Merger Sub immediately prior to the effective time of the Merger will be the officers of the surviving corporation from and after the effective time of the Merger until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

NYSE Listing; De-listing

Cliffs is required to use its reasonable best efforts to cause the Cliffs common shares to be issued in the Merger to be approved for listing on the NYSE prior to the closing date, subject to official notice of issuance.

Prior to the closing, AK Steel will cooperate with Cliffs and use its reasonable best efforts to enable the delisting by the surviving corporation of the shares of AK Steel common stock from the NYSE and the deregistration of the shares of AK Steel common stock under the Exchange Act promptly after the effective time of the Merger, and in any event no more than 10 days after the closing date.

Representations and Warranties

The Merger Agreement contains customary and, in certain cases, reciprocal, representations and warranties by AK Steel and Cliffs that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in forms, statements, reports or other documents filed with or furnished to the SEC by AK Steel or Cliffs, as applicable, prior to December 2, 2019 or in the disclosure letters delivered by AK Steel and Cliffs to each other in connection with the parties’ entry into the Merger Agreement. These reciprocal representations and warranties relate to, among other things:

•	organization, good standing and qualification to do business;

•	capitalization, including regarding:

•	the number of shares of common stock, preferred stock or other capital stock of AK Steel (or as applicable, Cliffs) issued, outstanding or reserved for issuance;

•

the absence of securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any securities of AK Steel and its subsidiaries (or as applicable Cliffs and its subsidiaries);

•

the absence of pre-emptive rights and other rights giving any persons the right to acquire, or requiring AK Steel or its subsidiaries (or as applicable, Cliffs and its subsidiaries) to issue or sell, any securities of AK Steel and its subsidiaries (or as applicable, Cliffs and its subsidiaries) or any securities convertible into or exchangeable or exercisable for, or giving any person a right to purchase, subscribe or acquire, any such securities;

•

the absence of obligations of AK Steel or its subsidiaries (or as applicable, Cliffs or its subsidiaries) to repurchase, redeem or otherwise acquire any securities of it or its affiliates or any securities convertible into or exchangeable or exercisable for, or giving any person a right to subscribe for or acquire, any such securities;

•

the absence of any bonds, debentures, notes or other obligations the holders of which have the right to vote, or which are convertible into or exercisable for securities having the right to vote with the stockholders of AK Steel (or as applicable, shareholders of Cliffs) on any matter;

•

the absence of any voting trusts or other agreements or understandings to which AK Steel or its subsidiaries (or as applicable, Cliffs and its subsidiaries) is a party with respect to the voting of or restricting the transfer of its capital stock or other equity interests; and

•	validity of the ownership of AK Steel’s and Cliffs’ respective subsidiaries free and clear of any liens other than certain permitted liens;

•

corporate authority and approval relating to the execution, delivery and performance of the Merger Agreement, including regarding the approval by the boards of directors of AK Steel and Cliffs of the Merger Agreement and the transactions contemplated by the Merger Agreement (and, in the case of Cliffs, the issuance of Cliffs common shares in the Merger) and the required shareholder approvals for the Merger;

•	receipt by AK Steel (or as applicable, Cliffs) of a fairness opinion from its financial advisor;

•

governmental notices, reports, filings, consents, registrations, approvals, permits and authorizations required in connection with the execution, delivery and performance of the Merger Agreement and the completion of the Merger;

•

the absence of a breach or violation of, or default under, AK Steel’s (or, as applicable, Cliffs’) organizational documents as a result of AK Steel (or, as applicable, Cliffs) entering into and performing under the Merger Agreement;

•

the absence of certain breaches or violations of, the existence of any termination rights or defaults under, the creation or acceleration of any obligations under, the loss of any benefits under or the creation of a lien on any of the assets of AK Steel or any subsidiary of AK Steel (or, as applicable, Cliffs or Merger Sub or any other subsidiary of Cliffs) pursuant to any contract or law as a result of its entering into and performing under the Merger Agreement;

•

the absence of any change in the rights or obligations under contracts to which AK Steel or any of its subsidiaries (or, as applicable, Cliffs or any of its subsidiaries) is subject as a result of its entering into and performing under the Merger Agreement;

•	filings with the SEC since December 31, 2016 and the financial statements included therein;

•	compliance with the NYSE rules and regulations;

•	compliance with disclosure controls and procedures required under the Exchange Act and the Sarbanes-Oxley Act of 2002;

•	the conduct of business in the ordinary course consistent with past practice since September 30, 2019;

•

the absence since September 30, 2019 of changes in the financial condition, properties, assets, liabilities, business or results of operations or any circumstance, occurrence or development with respect to AK Steel and its subsidiaries that would have a “company material adverse effect” (or, as applicable, to Cliffs and its subsidiaries, a “parent material adverse effect”) (each as defined below);

•	the absence of changes since December 31, 2018 in accounting methods and practices;

•	the absence of certain legal proceedings, investigations and governmental orders;

•	the absence of undisclosed liabilities and certain off-balance sheet arrangements;

•	compliance with applicable laws, the absence of governmental investigations and the possession of and compliance with licenses and permits necessary for the conduct of business;

•	compliance with anti-corruption laws;

•	the inapplicability of anti-takeover laws or anti-takeover provisions in its organizational documents;

•	tax matters;

•	environmental matters;

•	employee benefit plan and labor matters;

•	real and personal property;

•	intellectual property matters; and

•	the absence of any undisclosed broker’s or finder’s fees.

The Merger Agreement also contains additional representations and warranties by AK Steel relating to the following, among other things:

•	the number of and vesting schedule for outstanding AK Steel equity awards;

•	ownership of subsidiaries of AK Steel;

•	certain representations regarding options to purchase shares of AK Steel common stock;

•

the absence since September 30, 2019, through the date of the Merger Agreement, of any material increase in the compensation payable or to become payable to any of AK Steel’s or its subsidiaries’ officers or employees (except for increases in the ordinary course of business and consistent with past practice);

•	insurance;

•	certain material contracts;

•	hedging arrangements; and

•	the absence of certain developments with respect to certain top customers and top suppliers.

The Merger Agreement also contains additional representations and warranties by Cliffs and Merger Sub relating to the following, among other things:

•	the availability of funds, the financing commitments obtained by and financing to be completed by Cliffs in connection with the Merger Agreement and the transactions contemplated thereby; and

•	the capitalization and ownership of Merger Sub and the conduct of its business since formation.

Many of the representations and warranties contained in the Merger Agreement are qualified by a “parent material adverse effect” or a “company material adverse effect” standard (that is, they would not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have, as applicable, a parent material adverse effect on Cliffs or a company material adverse effect on AK Steel) or by a general materiality standard. Certain representations and warranties are also qualified by the knowledge of certain identified members of AK Steel or Cliffs management.

A “parent material adverse effect” with respect to Cliffs or a “company material adverse effect” with respect to AK Steel, as applicable, means any fact, event, change, circumstance, development or effect that, (i) prevents, is reasonably expected to delay consummation of the Merger beyond June 30, 2020 (as such date may be extended under the Merger Agreement), or has a material adverse effect on the ability of AK Steel or Cliffs, as applicable, to perform its obligations under the Merger Agreement or to consummate the Merger and the other transactions contemplated thereby or (ii) materially adversely affects the properties, business, conditions (financial or otherwise) or results of operations of (with respect to the definition of a parent material adverse effect) Cliffs and its subsidiaries, taken as a whole, or (with respect to the definition of a company material adverse effect) AK Steel and its subsidiaries, taken as a whole, excluding any effect to the extent resulting from any of the following:

•

the announcement or consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise, of AK Steel or its subsidiaries or Cliffs or its subsidiaries with employees, labor unions, suppliers or partners; provided that this exception will not apply to any representation or warranty of AK Steel or Cliffs, as applicable, if the primary purpose of such representation or warranty is to address the consequences resulting from the consummation of the Merger;

•

any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement and the transactions contemplated thereby; and

•	the taking of any action at the request of the other party to the Merger Agreement.

The definitions of “company material adverse effect” and “parent material adverse effect” also exclude any effect to the extent resulting from any of the following, provided that such exclusions will not prevent or otherwise affect a determination that any change, event, circumstance or development underlying such matter has resulted in, or contributed to, a “company material adverse effect” or as applicable, a “parent material adverse effect”:

•

any failure in and of itself by (with respect to the definition of company material adverse effect) AK Steel and its subsidiaries or (with respect to the definition of parent material adverse effect) Cliffs and its subsidiaries to meet any estimates or projections of financial performance for any period; and

•

a change, in and of itself, in the price or trading volume of the shares of AK Steel common stock (or of the equity securities of any subsidiary of AK Steel) on the NYSE or in the credit rating of AK Steel or any of its subsidiaries, or as applicable, of the Cliffs common shares (or of the equity securities of any subsidiary of Cliffs) on the NYSE or in the credit rating of Cliffs or any of its subsidiaries.

The following are also excluded from the definition of a “parent material adverse effect” or, as applicable, a “company material adverse effect,” except to the extent that they have a materially disproportionate effect on (with respect to the definition of parent material adverse effect) Cliffs or its subsidiaries compared to other companies operating in the industries in which Cliffs and its subsidiaries operate or (with respect to the definition of company material adverse effect) AK Steel and its subsidiaries compared to other companies operating in the industries in which AK Steel and its subsidiaries operate:

•

general economic, regulatory or political conditions (or changes therein, including any actual or potential stoppage, shutdown, default or similar event or occurrence) or securities, credit, financial or other capital market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States or any other country;

•	changes or conditions generally affecting the industries in which the AK Steel and its subsidiaries or Cliffs and its subsidiaries, as applicable, operate;

•

geopolitical conditions or changes that are the result of, or any escalation or worsening of, acts of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, or threat of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, and any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster; and

•	changes in law or in GAAP (or authoritative interpretations thereof) after December 2, 2019.

Interim Operations of AK Steel and Cliffs Pending the Merger

Under the terms of the Merger Agreement, AK Steel has agreed, subject to certain exceptions set forth in the disclosure letter it delivered to Cliffs in connection with the Merger Agreement, that, from December 2, 2019 until the earlier of the effective time of the Merger or the termination of the Merger Agreement, except as otherwise expressly required by the Merger Agreement, as Cliffs may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), or as required by applicable law, AK Steel will:

•	conduct the business of AK Steel and its subsidiaries in the ordinary course in all material respects; and

•

use its reasonable best efforts to maintain its existing relationships with governmental entities and material customers, suppliers, distributors, creditors, lessors, insurers, employees, unions and other material business associates.

In addition, AK Steel has agreed, subject to certain exceptions set forth in the Merger Agreement and the disclosure letter it delivered to Cliffs in connection with the Merger Agreement, that, from December 2, 2019 until the earlier of the effective time of the Merger or the termination of the Merger Agreement, except as otherwise expressly required by the Merger Agreement, as Cliffs may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed), or as required by applicable law, AK Steel will not, and will not permit its subsidiaries to do the following, among other things:

•	adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments, or the terms of any security of AK Steel or its subsidiaries;

•

merge or consolidate itself or any of its subsidiaries with any other person, other than any such merger or consolidation solely between or among any wholly owned subsidiaries of AK Steel (but, for the avoidance of doubt, not involving AK Steel), or restructure, reorganize or completely or partially liquidate;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $30 million in any transaction or series of related transactions;

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, subject to certain exceptions, including (i) in connection with the issuance of any shares of AK Steel common stock upon the exercise or settlement of AK Steel equity awards or the lifting of restrictions on restricted stock, (ii) the issuance of any securities of a wholly owned subsidiary of AK Steel to AK Steel or any other wholly owned subsidiary of AK Steel, (iii) as may be required pursuant to AK Steel’s existing revolving credit facility or any indentures to which AK Steel or its subsidiaries are party or (iv) as may be required by any contracts governing indebtedness, including in connection with Cliffs’ financing for the transaction;

•

make any loans, advances or capital contributions to or investments in any person (other than among AK Steel and/or its wholly owned subsidiaries) in excess of $3 million in the aggregate, except for trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

•	declare, set aside or pay any dividend or other distribution in respect of its capital stock, subject to certain exceptions for dividends involving AK Steel’s wholly owned subsidiaries;

•	enter into any agreement with respect to the voting of its capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•

incur indebtedness for borrowed money, guarantee indebtedness for borrowed money of another person, or issue or sell debt securities, warrants or other rights to acquire debt securities of AK Steel or any of its subsidiaries, except (i) for indebtedness for borrowed money incurred in the ordinary course of business pursuant to AK Steel’s existing revolving, swingline or letter of credit facilities in an aggregate principal amount not to exceed $625 million outstanding at any time, (ii) certain guarantees by AK Steel or its wholly owned subsidiaries and (iii) in connection with certain interest and commodity swaps, futures, forward contracts and similar derivative arrangements;

•

make or authorize capital expenditures, except for capital expenditures that do not, in any calendar year, exceed 105% of the aggregate capital expenditure amount for such year, or of the aggregate amount in respect of any category of use for such year, in each case as set forth in AK Steel’s disclosure letter;

•

other than in the ordinary course of business, amend, modify, terminate or waive any material right under certain types of AK Steel’s material contracts identified in the Merger Agreement or, subject to certain exceptions and other than in the ordinary course of business consistent with past practice, enter into any contract that would have been a material contract of AK Steel under the Merger Agreement if it had been entered into before the Merger Agreement was executed;

•

make any material changes with respect to accounting policies or procedures, except as required by changes in U.S. GAAP after December 2, 2019, or any changes in its fiscal year, or any material changes in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect AK Steel;

•

settle, propose to settle or compromise any action before a governmental entity, if such settlement, proposed settlement or compromise (i) involves the payment of money damages in excess of $5 million in the aggregate (together with all other settlements or compromises after December 2, 2019), net of insurance proceeds, (ii) imposes any material equitable or non-monetary relief, penalty or restriction on AK Steel or any of its subsidiaries or (iii) would reasonably be expected to affect the rights or defenses available to AK Steel or its subsidiaries in certain related or similar claims;

•

make, change or rescind any material tax election, change or consent to any change in its or its subsidiaries’ material method of accounting for tax purposes (except as required by applicable law), amend any material tax returns, settle, compromise, concede or abandon any material tax liability, claim or assessment, enter into any material closing agreement, waive or extend any statute of limitations with respect to material taxes or obtain any material tax ruling;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses, including any equity interests of any of its subsidiaries, subject to certain limited exceptions including (i) in connection with goods or services provided in the ordinary course of business; (ii) sales of obsolete assets, (iii) certain sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $20 million in the aggregate or (iv) pursuant to certain contracts in effect prior to December 2, 2019;

•	except as required by law, any AK Steel labor agreement(s) in effect as of December 2, 2019 or the terms of any AK Steel benefit plan existing as of December 2, 2019:

•

materially increase the compensation or benefits of any current or former directors, officers, employees, or independent contractors of AK Steel or its subsidiaries, other than (i) annual increases in base salaries or regular hourly wages that are granted in the ordinary course of business consistent with past practice and in the aggregate not in excess of 3% of the aggregate base salaries or regular hourly wages for AK Steel’s employees in effect as of December 2, 2019, provided that AK Steel delivers a written budget showing the annual increases for the affected employees to Cliffs for review prior to the effective date of any such increases in base salaries or regular hourly wages or (ii) increases upon promotions in the ordinary course of business consistent with past practice, provided that AK Steel deliver to Cliffs a monthly report of any such increases upon promotions during the month prior to delivery of the report;

•

pay or award, or commit to pay or award, any bonuses or incentive compensation, other than annual bonuses and annual, long-term (in respect of payments of awards outstanding on December 2, 2019) or quarterly short-term incentive compensation granted in the ordinary course of business and consistent with past practice, or special recognition awards in an amount not to exceed $100,000 in the aggregate;

•	accelerate any rights or benefits under any AK Steel benefit plan;

•

accelerate the time of funding or payment of, or increase the amount required to fund, any AK Steel benefit plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any AK Steel benefit plan;

•

forgive any loans, or issue any loans (other than routine advances issued in the ordinary course of business) to any of its or its subsidiaries’ directors, officers, employees or independent contractors;

•

grant any new equity awards under any AK Steel benefit plan, other than (i) annual equity grants, with each such grant having a grant date value that is no greater than the grant date value of the equity award received by the award recipient in 2019, except as may be adjusted to account for certain promotions or base salary adjustments, (ii) equity grants to permitted new hires or promotions, in each case under clause (i) and (ii), in the ordinary course of business and consistent with past practice, or (iii) long-term equity grants made to employees in lieu of an annual 2020 long-term cash incentive award, with each such grant having a grant date value that does not exceed the cash value of the long-term cash incentive award granted to such employee in 2019 in the ordinary course of business, except as may be adjusted to account for a promotion or base salary adjustment in effect on December 2, 2019 or to the extent permitted under the Merger Agreement;

•	grant any new long-term cash incentive awards (including under any AK Steel benefit plan);

•

enter into, establish, amend or terminate any AK Steel benefit plan or any other agreement or arrangement which would be an AK Steel benefit plan if it were in effect on December 2, 2019 other than (i) as related to annual plan renewals in the ordinary course of business consistent with past practice, (ii) changes that do not result in an increase in cost to AK Steel or (iii) as otherwise permitted in the Merger Agreement;

•

enter into, establish, amend, renegotiate or terminate any collective bargaining agreement (other than with respect to any collective bargaining agreement that is expiring or up for renewal, provided that (i) AK Steel provides updates on the status of the applicable negotiations to Cliffs reasonably promptly upon request, (ii) Cliffs is given a reasonable opportunity to review any written proposals to be made by AK Steel before they are given to the union (other than any proposals that have an incremental economic value of less than $100,000), (iii) AK Steel will consider in good faith any comments or concerns provided by Cliffs with respect to any such proposals and (iv) any successor agreement will not result in a material increase in cost, or material decrease in operational flexibility, to AK Steel);

•

hire any employee of AK Steel or any of its subsidiaries or engage any other individual to provide services to AK Steel or any of its subsidiaries, other than the hiring of employees to replace employees who were employees on December 2, 2019 or to fill open positions as of December 2, 2019, in either case, with base pay not in excess of $200,000;

•	promote any employee who is an officer to a position more senior than such employee’s position as of December 2, 2019, or promote a non-officer employee to an officer position; or

•	terminate the employment of any executive officer other than for cause;

•

effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local law;

•

transfer amounts to a trust, escrow or other segregated account to fund any benefits under any nonqualified deferred compensation plan, including certain AK Steel plans identified in the Merger Agreement; provided that AK Steel will still be able to otherwise secure the obligations under such plans with a letter of credit to the extent AK Steel is required by the terms of the applicable plans in effect on December 2, 2019 to secure the obligations under the applicable plans; or

•	agree, authorize or commit to do any of the above.

In addition, Cliffs has agreed, subject to certain exceptions set forth in the Merger Agreement and the disclosure letter it delivered to AK Steel in connection with the Merger Agreement, that, from December 2, 2019 until the earlier of the completion of the Merger and the termination of the Merger Agreement, except as otherwise expressly required by the Merger Agreement, as AK Steel may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or as required by applicable law, Cliffs will not, among other things:

•

adopt or propose any change in Cliffs’ articles of incorporation or regulations or other applicable governing instruments, Merger Sub’s certificate of incorporation or bylaws or other applicable governing instruments or the material terms of any security of Cliffs, Merger Sub or any of Cliffs’ subsidiaries;

•

declare, set aside or pay any dividend or other distribution in respect of its capital stock or repurchase any Cliffs common shares at a premium, subject to certain exceptions, including the ability of Cliffs to continue declaring and paying regular quarterly cash dividends to holders of Cliffs common shares in accordance with past practice and the ability of Cliffs to give effect to dividend equivalent rights with respect to grants under Cliffs stock plans;

•

acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $300 million in any transaction or series of related transactions;

•

issue, sell, pledge, dispose of, grant, transfer, or encumber shares of capital stock of Cliffs or any of its subsidiaries or securities convertible into or exchangeable or exercisable for any such shares of capital stock or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, subject to certain exceptions, including in connection with issuances of Cliffs common shares pursuant to any Cliffs stock plan, issuances of securities of a subsidiary of Cliffs to Cliffs or any other subsidiary of Cliffs, any grants under the Cliffs stock plan or in the ordinary course of business or as may be required by any contract governing indebtedness, including in connection with Cliffs’ financing for the transaction;

•

merge or consolidate itself or any of its subsidiaries with any other person or restructure, reorganize or completely or partially liquidate (except for any such transactions with respect to its wholly owned subsidiaries);

•	enter into any agreement with respect to the voting of its capital stock in connection with the Cliffs special meeting;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or those of any of its subsidiaries, including any equity interests of any of its subsidiaries, except (other than with respect to equity interests of any subsidiary of Cliffs) in connection with goods or services provided in the ordinary course of business, sales of obsolete assets, for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $300 million in the aggregate or pursuant to contracts in effect prior to December 2, 2019 that have been disclosed to AK Steel prior to December 2, 2019;

•	enter into any new line of business, or fundamentally change any existing line of business; or

•	agree, authorize or commit to do any of the above.

AK Steel has also agreed to notify Cliffs of any notice received by AK Steel or its subsidiaries from the Pension Benefit Guaranty Corporation regarding any defined benefit pension plan of AK Steel or any of its subsidiaries, to consult with Cliffs with respect to any communications with the Pension Benefit Guaranty

Corporation and not to enter into any contract with the Pension Benefit Guaranty Corporation without Cliffs’ consent. AK Steel has also agreed that prior to making any material written communications disseminated to the employees, officers, directors or independent contractors of AK Steel or its subsidiaries pertaining to compensation, benefits or other matters related to the transactions contemplated by the Merger Agreement, it will consult with and consider in good faith any comments provided by Cliffs.

No-Solicitation of Acquisition Proposals; Changes of Recommendation

No-Solicitation

Under the Merger Agreement, each of Cliffs and AK Steel has agreed that, from December 2, 2019 to the effective time of the Merger or the earlier termination of the Merger Agreement, it and its subsidiaries will not (and that it will cause its subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives, which are collectively referred to as representatives, not to), directly or indirectly:

•

initiate, solicit or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Acquisition Proposal” beginning on page [    ]);

•

enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with any third party that is reasonably likely to be considering or seeking to make, or has made since December 2, 2018, an acquisition proposal relating to, or that would reasonably be expected to lead to, an acquisition proposal;

•

make any non-public information or data available to any third party that is reasonably likely to be considering or seeking to make, or has made since December 2, 2018, an acquisition proposal relating to, or that would reasonably be expected to lead to, an acquisition proposal; or

•

enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding or other contract relating to, or that would reasonably be expected to lead to, an acquisition proposal.

The Merger Agreement also required Cliffs and AK Steel to (and to cause their subsidiaries and representatives to) immediately cease and terminate any existing discussions, activities or negotiations with any third party with respect to any acquisition proposal or any inquiry, proposal or offer that would reasonably be excepted to lead to an acquisition proposal.

Each of Cliffs and AK Steel is required not to, and is required to cause its subsidiaries not to, terminate, waive, amend, release or modify any standstill or other similar provision of any confidentiality agreement to which they are a party in connection with an acquisition proposal or other proposal, inquiry or offer that would reasonably be expected to lead to an acquisition proposal, and is required to use commercially reasonable efforts to enforce the provisions of any such confidentiality agreements, except in each case if its board of directors determines in good faith, after consultation with its outside legal counsel, that taking such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

Cliffs Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Cliffs board (and each committee thereof) may not, directly or indirectly:

•	fail to include in this joint proxy statement/prospectus its recommendation that Cliffs shareholders vote to approve the Cliffs merger proposal;

•	withdraw, or qualify or modify in a manner that is adverse to AK Steel, its recommendation that Cliffs shareholders vote to approve the Cliffs merger proposal, or publicly propose to do so;

•

make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such tender or exchange offer by close of business on the earlier of the 10th business day after the commencement of such offer and the second business day prior to the Cliffs special meeting;

•

adopt, approve, recommend to its shareholders, endorse or otherwise declare advisable any acquisition proposal for Cliffs, or resolve or agree to publicly propose to do so, except as set forth below; or

•

except with respect to tender and exchange offers (discussed above), fail to publicly reaffirm its recommendation that Cliffs shareholders approve the Cliffs merger proposal within three business days following receipt of a written notice from AK Steel requesting such a reaffirmation if such request is delivered after a Cliffs acquisition proposal has become publicly known (or if earlier, by the date that is two business days prior to the Cliffs special meeting).

The taking of any of the actions described in any of the five bullets above is referred to as an adverse Cliffs recommendation change.

AK Steel Restrictions on Changes of Recommendation

Similarly, and subject to certain exceptions described below, the AK Steel board (and each committee thereof) may not:

•	fail to include in this joint proxy statement/prospectus its recommendation that AK Steel stockholders vote to approve the AK Steel merger proposal;

•

withdraw, or qualify or modify in a manner that is adverse to Cliffs or Merger Sub, its recommendation that AK Steel stockholders vote to approve the AK Steel merger proposal, or publicly propose to do so;

•

make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or fail to recommend against acceptance of such tender or exchange offer by close of business on the earlier of the 10th business day after the commencement of such offer and the second business day prior to the AK Steel special meeting;

•

adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any acquisition proposal for AK Steel, or resolve or agree to publicly propose to do so, except as set forth below; or

•

except with respect to tender and exchange offers (discussed above), fail to publicly reaffirm its recommendation that AK Steel stockholders approve the AK Steel merger proposal within three business days following receipt of a written notice from Cliffs requesting such a reaffirmation if such request is delivered after an acquisition proposal for AK Steel has become publicly known (or if earlier, by the date that is two business days prior to the AK Steel special meeting).

The taking of any of the actions described in any of the five bullets above is referred to as an adverse AK Steel recommendation change.

Cliffs: No-Solicitation Exceptions

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders, if Cliffs receives a bona fide acquisition proposal that did not result from a breach by Cliffs, its subsidiaries or representatives of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]) and that the Cliffs board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ]), then Cliffs may take any of the following actions so long as the Cliffs board has determined in good faith (after consultation with outside legal counsel) that its failure to take such action would be inconsistent with its fiduciary duties under applicable law:

•	engage in negotiations or discussions with the third party making the acquisition proposal regarding the acquisition proposal;

•

furnish to the third party making the acquisition proposal or its representatives information relating to Cliffs and its subsidiaries, including material non-public information (pursuant to a confidentiality agreement with confidentiality terms that are no less restrictive, in the aggregate, than those contained in the confidentiality agreement between AK Steel and Cliffs, which is referred to as an acceptable confidentiality agreement); and

•

afford the third party making the acquisition proposal and its representatives access to its and its subsidiaries’ business, properties, assets, books and records pursuant to an acceptable confidentiality agreement.

Cliffs and its subsidiaries are required to, and to cause their representatives to, terminate any such permitted negotiations, discussion and information access promptly (and in any event within 48 hours) following the time that the Cliffs board determines in good faith that the acquisition proposal does not constitute and would not reasonably be expected to result in a superior proposal. Cliffs is also required to promptly (and in any event within 48 hours) provide AK Steel any information provided to any such third party that was not previously provided or made available to AK Steel.

Cliffs: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders, if Cliffs receives a bona fide acquisition proposal that did not result from a breach by Cliffs of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]) that the Cliffs board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ]), then Cliffs may, after complying with the “match right” obligations described in the next paragraph (i) make an adverse Cliffs recommendation change or (ii) terminate the Merger Agreement and pay the termination fee in order to enter into a definitive agreement with respect to the superior proposal, if the Cliffs board has determined in good faith (after consultation with outside legal counsel and financial advisor) that its failure to take such action would be inconsistent with its fiduciary duties under applicable law:

Prior to effecting an adverse Cliffs recommendation change or terminating the Merger Agreement in the situation described in the immediately preceding paragraph, Cliffs is required to comply with certain “match right” obligations. Specifically, the Cliffs board must:

•	have given AK Steel four business days’ notice of its intention to make such an adverse Cliffs recommendation change;

•

have negotiated (and have caused its representatives to negotiate) in good faith with AK Steel (to the extent AK Steel so wished to negotiate) during that four business day period concerning any revisions to the Merger Agreement proposed by AK Steel in response to the superior proposal; and

•

following such negotiations, have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the acquisition proposal continues to constitute a superior proposal (after taking into account any changes committed by AK Steel in writing to be made to the Merger Agreement) and that its failure to effect such an adverse Cliffs recommendation change or to terminate the Merger Agreement in response to the superior proposal continues to be inconsistent with the fiduciary duties of the Cliffs board under applicable law.

The match right period described above will be renewed each time any revisions are made to the financial or other material terms of the superior proposal that is the subject of the match right obligation, except that the four business day period referenced above will, in each case, be two business days.

Cliffs: Permitted Changes of Recommendation in Connection with Intervening Events

At any time prior to (but not after) the time that the Cliffs merger proposal has been approved by Cliffs shareholders, if a Cliffs intervening event (as defined below) occurs then Cliffs may make an adverse Cliffs recommendation change if the Cliffs board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an adverse Cliffs recommendation change in response to such Cliffs intervening event would be inconsistent with its fiduciary duties under applicable law. In order to effect an adverse Cliffs recommendation change in response to a Cliffs intervening event, the Cliffs board must first:

•	have given AK Steel four business days’ notice of its intention to make a Cliffs adverse recommendation change;

•

have negotiated (and caused its representatives to negotiate) in good faith with AK Steel (to the extent AK Steel so wished to negotiate) during that four business day period concerning any revisions to the Merger Agreement proposed by AK Steel in response to the Cliffs intervening event; and

•

following such negotiations, have determined that the failure to effect an adverse Cliffs recommendation change in response to the Cliffs intervening event continues to be inconsistent with the fiduciary duties of the Cliffs board under applicable law, after taking into account any changes committed to by AK Steel in writing to be made to the Merger Agreement.

A “Cliffs intervening event” is any material change, development or occurrence with respect to Cliffs and its significant subsidiaries or AK Steel and its subsidiaries that (i) first became known to the Cliffs board after December 2, 2019, and was not reasonably foreseeable by the Cliffs board as of December 2, 2019, or (ii) if known (or reasonably foreseeable) to the Cliffs board as of December 2, 2019, the consequences of such change, development or occurrence were not known to or reasonably foreseeable by the Cliffs board as of December 2, 2019. Certain matters are specifically excluded from being (or being taking into account in determining if there has been a) Cliffs intervening events, as further specified in the Merger Agreement, including, among other things:

•

the receipt, existence or terms of any Cliffs acquisition proposal, or any inquiry, offer, request or proposal that would reasonably be expected to lead to a Cliffs acquisition proposal (or the consequences of any of the foregoing);

•	any event resulting, in and of itself, from a breach of the Merger Agreement by Cliffs or Merger Sub; or

•

any fact, event, change, circumstance or effect resulting from any (i) changes in the economy or financial markets generally or that result from acts of war, sabotage, terrorism or natural disasters, (ii) changes in law or in GAAP; (iii) any failure, in and of itself, by AK Steel, Cliffs or their respective subsidiaries to meet any estimates or projections of financial performance for periods ending on or after December 2, 2019 and prior to the closing; (iv) any change in the price or trading volume of AK Steel common stock or Cliffs common shares on the NYSE; (v) any litigation or proceeding arising from allegations of a breach of fiduciary duty by Cliffs or its directors or other violation of law in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; or (vi) the announcement or consummation of the transactions contemplated by the Merger Agreement; provided that, any change, effect, circumstance or development underlying any of the events in clauses (iii) and (iv) may be considered and that any change, effect, circumstance or development in clauses (i) and (ii) may be considered to the extent they primarily relate to (or disproportionately adversely affect as compared to other companies in the applicable industry) Cliffs, AK Steel or their subsidiaries.

AK Steel: No-Solicitation Exceptions

At any time prior to (but not after) the time that the AK Steel merger proposal has been approved by AK Steel stockholders, if AK Steel receives a bona fide acquisition proposal that did not result from a breach by AK Steel, its subsidiaries or representatives of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]) and that the AK Steel board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ]), then AK Steel may take any of the following actions so long as the AK Steel board has determined in good faith (after consultation with outside legal counsel) that its failure to take such action would be inconsistent with its fiduciary duties under applicable law:

•	engage in negotiations or discussions with the third party making the acquisition proposal regarding the acquisition proposal;

•

furnish to the third party making the acquisition proposal or its representatives information relating to AK Steel and its subsidiaries, including material non-public information (pursuant to an acceptable confidentiality agreement); and

•

afford the third party making the acquisition proposal and its representatives access to its and its subsidiaries’ business, properties, assets, books and records pursuant to an acceptable confidentiality agreement.

AK Steel and its subsidiaries are required to, and to cause their representatives to, terminate any such permitted negotiations, discussion and information access promptly (and in any event within 48 hours) following the time that the AK Steel board determines in good faith that the acquisition proposal does not constitute and would not reasonably be expected to result in a superior proposal. AK Steel is also required to promptly (and in any event within 48 hours) provide Cliffs any information provided to any such third party that was not previously provided or made available to Cliffs.

AK Steel: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal

At any time prior to (but not after) the time that the AK Steel merger proposal has been approved by AK Steel stockholders, if AK Steel receives a bona fide acquisition proposal that did not result from a breach by AK Steel of the no-solicitation provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ]) that the AK Steel board determines in good faith (after consultation with its outside legal counsel and financial advisor) constitutes or would reasonably be expected to result in a “superior proposal” (as defined in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation—Definition of Superior Proposal” beginning on page [    ]), then AK Steel may, after complying with the “match right” obligations described in the next paragraph (i) make an adverse AK Steel recommendation change or (ii) terminate the Merger Agreement and pay the termination fee in order to enter into a definitive agreement with respect to the superior proposal, if the AK Steel board has determined in good faith (after consultation with outside legal counsel) that its failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to effecting an adverse AK Steel recommendation change or terminating the Merger Agreement in the situation described in the immediately preceding paragraph, AK Steel is required to comply with certain “match right” obligations. Specifically, the AK Steel board must:

•	have given Cliffs four business days’ notice of its intention to make such an adverse AK Steel recommendation change;

•

have negotiated (and have caused its representatives to negotiate) in good faith with Cliffs (to the extent Cliffs so wished to negotiate) during that four business day period concerning any revisions to the Merger Agreement proposed by Cliffs in response to the superior proposal; and

•

following such negotiations, have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the acquisition proposal continues to constitute a superior proposal (after taking into account any changes committed by Cliffs in writing to be made to the Merger Agreement) and that its failure to effect such an adverse AK Steel recommendation change or to terminate the Merger Agreement in response to the superior proposal continues to be inconsistent with the fiduciary duties of the AK Steel board under applicable law.

The match right period described above will be renewed each time any revisions are made to the financial or other material terms of the superior proposal that is the subject of the match right obligation, except that the four business day period referenced above will, in each case, be two business days.

AK Steel: Permitted Changes of Recommendation in Connection with Intervening Events

At any time prior to (but not after) the time that the AK Steel merger proposal has been approved by AK Steel stockholders, if an AK Steel intervening event (as defined below) occurs then AK Steel may make an adverse AK Steel recommendation change if the AK Steel board determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an adverse AK Steel recommendation change in response to such AK Steel intervening event would be inconsistent with its fiduciary duties under applicable law. In order to effect an adverse AK Steel recommendation change in response to an AK Steel intervening event, the AK Steel board must first:

•	have given Cliffs four business days’ notice of its intention to make an AK Steel adverse recommendation change;

•

have negotiated (and caused its representatives to negotiate) in good faith with Cliffs (to the extent Cliffs so wished to negotiate) during that four business day period concerning any revisions to the Merger Agreement proposed by Cliffs in response to the AK Steel intervening event; and

•

following such negotiations, have determined that the failure to effect an adverse AK Steel recommendation change in response to the AK Steel intervening event continues to be inconsistent with the fiduciary duties of the AK Steel board under applicable law, after taking into account any changes committed to by Cliffs in writing to be made to the Merger Agreement.

An “AK Steel intervening event” is any material change, development or occurrence with respect to Cliffs and its significant subsidiaries or AK Steel and its subsidiaries that (i) first became known to the AK Steel board after December 2, 2019, and was not reasonably foreseeable by the AK Steel board as of December 2, 2019, or (ii) if known (or reasonably foreseeable) to the AK Steel board as of December 2, 2019, the consequences of such change, development or occurrence were not known to or reasonably foreseeable by the AK Steel board as of December 2, 2019. Certain matters are specifically excluded from being (or being taking into account in determining if there has been an) AK Steel intervening event, as further specified in the Merger Agreement, including, among other things:

•

the receipt, existence or terms of any AK Steel acquisition proposal, or any inquiry, offer, request or proposal that would reasonably be expected to lead to an AK Steel acquisition proposal (or the consequences of any of the foregoing);

•	any event resulting, in and of itself, from a breach of the Merger Agreement by AK Steel; and

•

any fact, event, change, circumstance or effect resulting from any (i) changes in the economy or financial markets generally or that result from acts of war, sabotage, terrorism or natural disasters, (ii) changes in law or in GAAP; (iii) any failure, in and of itself, by AK Steel, Cliffs or their respective subsidiaries to meet any estimates or projections of financial performance for periods ending on or after December 2, 2019 and prior to the closing; (iv) any change in the price or trading volume of AK Steel common stock or Cliffs common shares on the NYSE; (v) any litigation or proceeding arising from allegations of a breach of fiduciary duty by AK Steel or its directors or other violation of law in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement; or (vi) the announcement or consummation of the transactions contemplated by the Merger Agreement; provided that, any change, effect, circumstance or development underlying any of the events in clauses (iii) and (iv) may be considered and that any change, effect, circumstance or development in clauses (i) and (ii) may be considered to the extent they primarily relate to (or disproportionately adversely affect as compared to other companies in the applicable industry) Cliffs, AK Steel or their subsidiaries.

Certain Permitted Disclosure

Nothing in the Merger Agreement prevents AK Steel or Cliffs or their respective boards of directors from taking and disclosing to its stockholders a position contemplated by applicable Exchange Act rules with regard to an acquisition proposal or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the Merger Agreement; however, if such disclosure does not reaffirm, in the case of Cliffs, the Cliffs board’s recommendation that Cliffs shareholders vote in favor of the Cliffs merger proposal or, in the case of AK Steel, the AK Steel board’s recommendation that AK Steel stockholders vote in favor of the AK Steel merger proposal, such disclosure will be deemed to be an adverse Cliffs recommendation change, or as applicable, an adverse AK Steel recommendation change, and the other party will have the right to terminate the Merger Agreement in connection with such change of recommendation.

Definition of Acquisition Proposal

For purposes of the Merger Agreement, the term “acquisition proposal” as used herein means, with respect to Cliffs:

•

any proposal or offer from any third party with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Cliffs or any of its subsidiaries with respect to assets that constitute 50% or more of the assets, revenues or net income of Cliffs and its subsidiaries, taken as a whole;

•

any acquisition by a third party resulting in, or proposal or offer (including any tender offer or exchange offer) from a third party that if consummated would result in, a third party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, 50% or more of the consolidated total assets (including equity securities of Cliffs’ subsidiaries), revenues or net income of Cliffs and its subsidiaries, taken as a whole; or

•

any acquisition by a third party resulting in, or proposal or offer (including any tender offer or exchange offer) from a third party that if consummated would result in, a third party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, 50% or more of the total voting power of, or of any class of, equity securities of Cliffs.

For purposes of the Merger Agreement, the term “acquisition proposal” as used herein means, with respect to AK Steel:

•

any proposal or offer from any third party with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving AK Steel or any of its subsidiaries with respect to assets that constitute 50% or more of the assets, revenues or net income of AK Steel and its subsidiaries, taken as a whole;

•

any acquisition by a third party resulting in, or proposal or offer (including any tender offer or exchange offer) from a third party that if consummated would result in, a third party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, 50% or more of the consolidated total assets (including equity securities of AK Steel’s subsidiaries), revenues or net income of AK Steel and its subsidiaries, taken as a whole; or

•

any acquisition by a third party resulting in, or proposal or offer (including any tender offer or exchange offer) from a third party that if consummated would result in, a third party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, 50% or more of the total voting power of, or of any class of, equity securities of AK Steel.

Definition of Superior Proposal

For purposes of the Merger Agreement, the term “superior proposal” as used herein means a bona fide written acquisition proposal for AK Steel or Cliffs (as applicable) that did not result from a breach of the provisions of the Merger Agreement (as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation”) that the AK Steel board or the Cliffs board, as applicable, has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor and taking into account the terms and conditions of the acquisition proposal and all other relevant factors (including all legal, financial and regulatory aspects of the acquisition proposal and the person making the acquisition proposal):

•	is reasonably capable of being consummated in accordance with its terms; and

•

if consummated, would be more favorable to its stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (after taking into account (i) any revisions to the Merger Agreement committed to in writing by the other party to the Merger Agreement in accordance with such party’s match rights and (ii) the certainty of completion and the time likely to be required to consummate such acquisition proposal).

For purposes of determining whether an acquisition proposal is a superior proposal, only acquisition proposals involving (i) 80% or more of the assets, revenues or net income of AK Steel and its subsidiaries (or as applicable, Cliffs or its subsidiaries) or (ii) 80% or more of the total voting power of, or of any class of equity securities of, AK Steel (or as applicable, Cliffs) may be considered.

Notice

Under the terms of the Merger Agreement, each of Cliffs and AK Steel has also agreed to notify the other promptly (but in no event later than 24 hours) after receipt by it (or any of its representatives) of any acquisition proposal or any inquiry, proposal or offer that would reasonably be expected to lead to an acquisition proposal. Such notice must include the material terms and conditions of the applicable acquisition proposal, inquiry, proposal, offer or request, copies of any material written communications and draft documentation received relating to such acquisition proposal and indicate the name of the person making such acquisition proposal, inquiry, proposal, offer or request. The notifying party is required to keep the other party reasonably informed, on a timely basis, of the status and material terms of any such acquisition proposal, inquiry, proposal, offer or request (including any amendments thereto) and the status of any discussions or negotiations with such third party or its representatives and provide copies of all material written communications and draft documentation received relating to such acquisition proposal.

Special Meetings

Cliffs Special Meeting

Cliffs has agreed to (i) call and give notice of the Cliffs special meeting and commence mailing of this joint proxy statement/prospectus as soon as reasonably practicable after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becomes effective and (ii) convene and hold a meeting of its shareholders to consider and vote on the Cliffs merger proposal as soon as reasonably practicable, but in any event within 35 calendar days, after the commencement of mailing of this joint proxy statement/prospectus. Cliffs may make one or more postponements or adjournments of the Cliffs special meeting to the extent that Cliffs believes in good faith that such a postponement or adjournment is reasonably necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to Cliffs shareholders within a reasonable amount of time in advance of the Cliffs special meeting, to allow reasonable time to solicit additional proxies necessary to obtain the approval of the Cliffs merger proposal from Cliffs shareholders (subject to a 10 business day limit on any postponement in connection with any individual commencement of a Cliffs acquisition proposal that is a tender offer or an exchange offer), to ensure that there are sufficient Cliffs common shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Cliffs special meeting or otherwise where required to comply with applicable law. The Cliffs merger proposal must be submitted to Cliffs shareholders at the Cliffs special meeting even if there is an adverse AK Steel recommendation change or an adverse Cliffs recommendation change, unless the Merger Agreement has been terminated. Unless there has been an adverse Cliffs recommendation change or a termination of the Merger Agreement, the Cliffs board is required to include its recommendation in this joint proxy statement/prospectus and take all lawful action necessary, proper or advisable on its part to solicit the approval by Cliffs shareholders of the Cliffs merger proposal.

AK Steel Special Meeting

AK Steel has agreed to (i) call and give notice of the AK Steel special meeting and commence mailing of this joint proxy statement/prospectus as soon as reasonably practicable after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, becomes effective and (ii) convene and hold a meeting of its stockholders to consider and vote on the AK Steel merger proposal as soon as reasonably practicable, but in any event within 35 calendar days, after the commencement of mailing of this joint proxy statement/prospectus. AK Steel may make one or more postponements or adjournments of the AK Steel special meeting to the extent that AK Steel believes in good faith that such a postponement or adjournment is reasonably necessary to ensure that any required supplement or amendment to this joint proxy statement/prospectus is provided to AK Steel stockholders within a reasonable amount of time in advance of the AK Steel special meeting, to allow reasonable time to solicit additional proxies necessary to obtain the approval of the AK Steel merger proposal from AK Steel stockholders (subject to a 10 business day limit on any postponement in connection with any individual commencement of an AK Steel acquisition proposal that is a tender offer or an exchange offer), to ensure that there are sufficient shares of AK Steel common stock represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the AK Steel special meeting or otherwise where required to comply with applicable law. The AK Steel merger proposal must be submitted to AK Steel stockholders at the AK Steel special meeting even if there is an adverse AK Steel recommendation change or an adverse Cliffs recommendation change, unless the Merger Agreement has been terminated. Unless there has been an adverse AK Steel recommendation change or a termination of the Merger Agreement, the AK Steel board is required to include its recommendation in this joint proxy statement/prospectus and take all lawful action necessary, proper or advisable on its part to solicit the approval by AK Steel stockholders of the AK Steel merger proposal.

Timing of Special Meetings

Under the terms of the Merger Agreement, Cliffs and AK Steel are required to cooperate to schedule and use their reasonable best efforts to convene the Cliffs special meeting and the AK Steel special meeting on the same day, and to establish the same record date for both the Cliffs special meeting and the AK Steel special meeting.

Reasonable Best Efforts; Regulatory Filings and Other Actions

Reasonable Best Efforts

Cliffs and AK Steel have agreed in the Merger Agreement to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take all actions and do all things reasonably necessary, proper or advisable on their respective parts under the Merger Agreement and applicable laws to complete and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to complete the Merger or any other transaction contemplated by the Merger Agreement. The parties agreed that their respective filings of Notice and Report Forms with the FTC and the DOJ under the HSR Act would be made as promptly as reasonably practicable (and in any event within 10 business days after the date of the Merger Agreement, unless otherwise agreed to by the parties), and subsequently agreed in writing to make such filings no later than January 8, 2020. Filings required in accordance with the Canadian Competition Act and with the Mexican Competition Commission will be made as promptly as reasonably practicable. Cliffs and AK Steel have agreed to respond to requests for additional information or inquiries from any governmental entity as promptly as reasonably practicable and advisable.

Cliffs and AK Steel have agreed that Cliffs will not be required to sell, divest, lease, license, transfer, dispose of or hold separate, any assets, licenses, operations, rights, product lines, businesses or interest therein of Cliffs, AK Steel, the surviving corporation or any of their respective subsidiaries. However, if necessary to avoid or eliminate each and every impediment under the HSR Act or any other antitrust laws and to complete the transactions contemplated by the Merger Agreement so as to enable the closing to occur as soon as reasonably practicable (and, in no event, no later than June 30, 2020), Cliffs is required to agree to any changes (including through a licensing, supply or other arrangement) or restriction(s) on the business operations of Cliffs, AK Steel or the surviving corporation. However, Cliffs will not be required to take (and AK Steel and its subsidiaries will not take without the consent of Cliffs) any actions that, individually or in the aggregate, would reasonably be expected to (i) have a material adverse effect on Cliffs and its subsidiaries, including the surviving corporation and its subsidiaries after giving effect to the Merger, taken as a whole, or (ii) have an economic effect on Cliffs, AK Steel or the surviving corporation in an amount that would be material when compared to the benefits anticipated to be derived by Cliffs and its subsidiaries as a result of the Merger.

Litigation

If any litigation or similar legal proceeding, whether judicial or administrative, is instituted (or is threatened to be instituted), by any governmental entity, including the DOJ or the FTC, or by a private party challenging the transactions contemplated by the Merger Agreement as violative of any antitrust law, Cliffs and AK Steel will each (and will cause their respective subsidiaries to) use their respective reasonable best efforts to resolve any such objection or challenge, resist any such action or proceeding and have any order that results from such action and restricts consummation of the Merger on or before June 30, 2020 (as may be extended in accordance with the first bullet in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [    ]), vacated, lifted, reversed or overturned. Cliffs has agreed that if it defends any litigation or similar legal proceeding brought by the FTC, the DOJ, any state attorney general or private party in connection with their review of the Merger, it will reimburse AK Steel for any reasonable and documented expenses and costs (including out-of-pocket auditor’s and attorney’s fees and expenses) incurred in connection with the involvement of AK Steel or its subsidiaries or representatives with such litigation.

Control and Information Sharing

The Merger Agreement gives AK Steel and Cliffs the joint right to direct all matters with any governmental entity in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, subject to applicable law and certain consultation obligations. In the case of a disagreement regarding the strategy, tactics or decisions relating to obtaining any antitrust consents, approvals or authorizations, Cliffs will have the final and ultimate authority over the appropriate strategy, tactics and decisions.

In addition, subject to certain exceptions specified in the Merger Agreement, AK Steel and Cliffs have agreed to keep each other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement and use reasonable best efforts to furnish each other, upon request, with all information concerning itself, its subsidiaries, affiliates, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Cliffs, AK Steel or their respective subsidiaries to any third party or governmental entity in connection with the Merger and other transactions contemplated by the Merger Agreement.

Additional Transactions

Under the Merger Agreement, Cliffs and AK Steel may not (and will not permit their respective affiliates to) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in any entity, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would, to such party’s knowledge at the time, reasonably be expected to (i) materially increase the likelihood of any governmental entity entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement or (ii) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement.

Takeover Laws

Cliffs and AK Steel have agreed in the Merger Agreement that if any takeover statute is or may become applicable to the Merger or the other transactions contemplated by the Merger Agreement, each of them and their respective boards will use their reasonable best efforts to grant such approvals and take such actions as are in accordance with applicable law so that such transactions may be completed as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate (or to the extent elimination is not possible, to minimize) the effects of such statute or regulation on such transactions.

Section 16 Matters; Registration Statements

Cliffs and AK Steel have agreed that, prior to the effective time of the Merger, their respective boards of directors will take all actions as may be necessary or appropriate under Rule 16b-3 under the Exchange Act to exempt (i) the disposition of shares of AK Steel common stock, AK Steel equity awards and other derivative securities with respect to AK Steel common stock, or the conversion of such securities into Cliffs common shares or derivative securities with respect to Cliffs common shares, and (ii) the acquisition of Cliffs common shares or derivative securities with respect to Cliffs common shares under the Merger Agreement by applicable directors and officers of Cliffs and AK Steel who are, or may become, subject to the reporting requirements of Section 16(a) under the Exchange Act.

AK Steel has agreed that neither it nor its subsidiaries will file any registration statement (other than a registration statement on Form S-8) or consummate any unregistered offering of securities that would require any subsequent registration under the Securities Act.

Employee Matters

The Merger Agreement provides that during the period commencing at the effective time of the Merger and ending on the one-year anniversary of the closing date, Cliffs will (or will cause the surviving corporation or its subsidiaries to) provide to each employee who is employed by AK Steel or its subsidiaries on the closing date, each of whom is referred to as a company employee, with the following compensation and benefits for so long as the company employee remains employed by Cliffs, the surviving corporation or their respective subsidiaries during such one-year period:

•	base salary or regular hourly wage no less favorable than the base salary or regular hourly wage provided to the company employee immediately prior to the effective time of the Merger;

•

target annual cash bonus opportunities and target quarterly and target long-term incentive compensation opportunities that are no less favorable than the target annual cash bonus opportunities and target quarterly and target long-term incentive compensation opportunities provided to the company employee immediately prior to the effective time of the Merger; and

•	employee benefits that are substantially similar in the aggregate to those provided to the company employee immediately before the effective time of the Merger.

The requirements in the three bullets above will not apply to any company employees who are covered by an AK Steel labor agreement. In addition, Cliffs will provide any company employee whose employment involuntarily terminates without cause during such one-year period and who was not otherwise, as of the effective time of the Merger, covered by, or a party to, a plan, agreement or arrangement providing for severance benefits, with certain severance pay and benefits as agreed to by Cliffs and AK Steel (subject to the company employee’s execution of a customary release of claims against AK Steel, Cliffs and their affiliates). Cliffs has agreed to, or to cause the surviving corporation to, honor and assume all obligations under certain change of control agreements and severance agreements in accordance with the terms of such agreements as in effect on December 2, 2019. For further information regarding change of control agreements and severance agreements in connection with the transaction as it relates to certain of AK Steel’s executive officers, see the section entitled “The Merger—Interests of AK Steel Directors and Executive Officers in the Merger” beginning on page [    ].

For purposes of vesting, eligibility to participate and benefit entitlement under Cliffs’ employee benefit plans providing benefits to any company employees after the effective time of the Merger, each company employee will be credited with his or her years of service with AK Steel and its subsidiaries to the same extent such service was recognized under any similar AK Steel plans immediately prior to the effective time of the Merger, except to the extent such credit would result in a duplication of benefits. In addition, to the extent a company employee is participating in any Cliffs plan that provides such company employee any compensation or benefits required under the Merger Agreement as described above, Cliffs will waive any waiting time in any and all such new Cliffs plans of the same type as any AK Steel employee benefit plans in which such company employee participated immediately before the consummation of the transactions contemplated by the Merger Agreement and for purposes of each new Cliffs plan providing medical, dental, pharmaceutical or vision benefits to any company employee, Cliffs will cause all pre-existing condition exclusions and actively-at-work requirements to be waived for such company employee and his or her covered dependents, unless such conditions were not satisfied or would not have been waived under the comparable plans of AK Steel or its subsidiaries in which such company employee participated immediately prior to the effective time of the Merger. Cliffs will give each company employee credit under certain health and welfare benefit plans for amounts paid prior to the effective time of the Merger during the year in which the effective time of the Merger occurs under a corresponding AK Steel plan during the same period for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such company employee and his or her covered dependents as though such amounts had been paid in accordance with the terms and conditions of the new Cliffs plan.

Cliffs will, or will cause the surviving corporation to, pay bonuses pursuant to AK Steel’s annual and quarterly bonus programs to the company employees in respect of any portion of calendar year 2020 that occurs prior to the effective time of the Merger. The payments under such programs will be no less than the amount accrued by AK Steel for such bonuses through the effective time of the Merger. The bonus payments will be allocated in consultation with management of AK Steel immediately prior to the closing and paid in accordance with the applicable annual or quarterly bonus plan at the same time AK Steel would otherwise have paid bonuses absent the completion of the Merger. Commencing at the effective time of the Merger through December 31, 2020, each company employee will participate in an annual or quarterly bonus plan that continues the non-financial performance metrics set prior to the effective time of the Merger to the extent such non-financial performance metrics were set in the ordinary course of business and consistent with past practice or in a bonus plan of Cliffs or one of its subsidiaries.

Cliffs will, or will cause the surviving corporation or their applicable subsidiaries to, recognize and honor each company employee’s vacation accrued but unused through the effective time of the Merger, and company employees will be permitted to use their accrued vacation in a manner consistent with the policies applicable to such company employees as of immediately prior to the effective time of the Merger.

AK Steel has agreed to terminate certain AK Steel benefit plans if requested in writing by Cliffs at least 10 business days prior to the effective time of the Merger (or such longer time period necessary to comply with the terms of the applicable AK Steel employee benefit plan or applicable law). If a terminated AK Steel benefit plan is a qualified defined contribution plan, Cliffs will permit each eligible company employee to become a participant in an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Cliffs or any of its subsidiaries, which is referred to as the Cliffs 401(k) Plan, and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such company employee from such plan to the Cliffs 401(k) Plan.

Transaction Litigation

Under the terms of the Merger Agreement, AK Steel will control the defense and settlement of any litigation or other legal proceedings against AK Steel or any of its directors or executive officers relating to the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement, except that AK Steel is required to give Cliffs the opportunity to participate in AK Steel’s defense or settlement of any stockholder litigation against AK Steel or its directors or executive officers relating to the transactions contemplated by the Merger Agreement, including the Merger. AK Steel has agreed that, if permitted by applicable law, it will not settle or offer to settle any litigation commenced against AK Steel or its directors, executive officers or similar persons by any stockholder of AK Steel relating to the Merger Agreement, the Merger or any other transaction contemplated by the Merger Agreement without the prior written consent of Cliffs, which may not be unreasonably withheld, conditioned or delayed. Cliffs has agreed that it will (and will cause its subsidiaries and their respective officers, directors, employees, legal advisors and representatives to) use their reasonable best efforts to cooperate with and provide any requested support to AK Steel in connection with the defense of any such litigation.

Access and Reports

Subject to certain exceptions, and upon reasonable notice, AK Steel has agreed to afford Cliffs and Cliffs’ representatives reasonable access to all of its and its subsidiaries’ employees, properties, assets, books, contracts and records during normal business hours throughout the period prior to the effective time of the Merger, and to furnish promptly to Cliffs all information concerning its business, properties and personnel as may reasonably be requested.

Subject to certain exceptions, and upon reasonable notice, Cliffs has agreed to afford AK Steel and AK Steel’s representatives reasonable access to such information as may be reasonably requested by AK Steel for a bona fide business purpose in connection with material events, circumstances, occurrences or developments with respect to Cliffs and its subsidiaries after December 2, 2019 (or which were not previously disclosed to AK Steel by Cliffs or its representatives and were not known by AK Steel, in each case, as of December 2, 2019).

Tax Treatment

Cliffs and AK Steel have agreed (i) to use their reasonable best efforts not to take any action that would reasonably be expected to prevent or impede the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) to cooperate with one another and use their commercially reasonable efforts in obtaining a written tax opinion from Weil or other nationally recognized tax counsel reasonably acceptable to AK Steel (in the case of AK Steel) and from Jones Day or other nationally recognized tax counsel reasonably acceptable to Cliffs (in the case of Cliffs), each dated as of the closing date, to the effect that, on the basis of certain customary representations, assumptions and undertakings set forth in tax representation letters agreed to by the parties:

•	for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	AK Steel, Cliffs and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which tax opinion is referred to as the tax opinion.

Financing

In connection with the Merger, Cliffs has agreed to use and cause its subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing on the terms contemplated by the commitment papers entered into by Cliffs in connection with the execution of the Merger Agreement to the extent required (when taken together with the cash or cash equivalents held by Cliffs and AK Steel on the closing date and other sources of funds available to Cliffs) to refinance in full all amounts outstanding under AK Steel’s revolving credit facility and its senior secured indenture and to pay cash in lieu of fractional Cliffs common shares as required by the Merger Agreement. In the event any portion of the committed financing is unavailable, Cliffs has agreed to, and to cause its subsidiaries to, obtain, as promptly as practicable, alternative financing in an amount not less than the amount of the then unavailable and necessary funds (on terms not materially less beneficial to Parent and that would not materially impede or materially delay the completion of the Merger).

In connection with the Merger, AK Steel agreed, subject to certain limitations set forth in the Merger Agreement, to use and to cause its subsidiaries to use its and their reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, investment bankers, agents and other non-legal advisor and representatives to provide to Cliffs all cooperation as is reasonably requested by Cliffs in connection with arranging, obtaining and syndicating the financing transactions described above and any other refinancing transactions undertaken by Cliffs or its subsidiaries in connection with the transactions contemplated by the Merger Agreement.

Conditions to the Completion of the Merger

Under the Merger Agreement, the respective obligations of AK Steel, Cliffs and Merger Sub to complete the Merger are subject to the satisfaction or waiver (if permitted) at or prior to the effective time of the Merger of the following conditions:

•

Cliffs Shareholder Approval. The Merger Agreement and the transactions contemplated thereby, including the issuance of Cliffs common shares in connection with the Merger, must have been approved by a majority of the outstanding Cliffs common shares entitled to vote on such matter at the Cliffs special meeting.

•	AK Steel Stockholder Approval. The Merger Agreement must have been adopted by a majority of the outstanding shares of AK Steel common stock entitled to vote thereon at the AK Steel special meeting.

•	NYSE Listing. The Cliffs common shares issuable to AK Steel stockholders pursuant to the Merger Agreement must have been authorized for listing on the NYSE, subject to official notice of issuance.

•

Regulatory Consents. The waiting period under the HSR Act applicable to the completion of the Merger and the other transactions contemplated by the Merger Agreement must have expired or been terminated, and any approvals, notices or other requirements under Canadian Competition Act and with the Mexican Competition Commission must have been made, obtained or satisfied.

•	Legal Restraints. There must not have been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction any applicable law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits completion of the Merger or the other transactions contemplated by the Merger Agreement.

•

Effectiveness of the Registration Statement. The registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part must have become effective under the Securities Act and must not be the subject of any stop order issued by the SEC suspending its effectiveness or subject to any pending proceedings initiated by the SEC seeking such a stop order.

•

Tax Opinion. AK Steel must have received the tax opinion referred to in the section entitled “The Merger Agreement—Tax Treatment” beginning on page [    ], from its tax counsel. If AK Steel’s tax counsel is unwilling or unable to provide such tax opinion, (i) Cliffs’ tax counsel may, at the election of Cliffs, deliver the tax opinion to AK Steel or (ii) if Cliffs does not elect to have its tax counsel deliver the tax opinion to AK Steel, AK Steel must use its reasonable best efforts to obtain the tax opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel.

Under the Merger Agreement, the obligations of Cliffs and Merger Sub to complete the Merger are subject to the satisfaction or waiver by Cliffs of the following additional conditions:

•

certain representations and warranties of AK Steel regarding aspects of its capitalization and the exercise price of outstanding AK Steel options must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for immaterial inaccuracies;

•

certain representations and warranties of AK Steel regarding due organization and validity of existence; corporate authority, approval and fairness; and broker’s and finder’s fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the representations and warranties of AK Steel regarding the absence of any material adverse effect on AK Steel and its subsidiaries since September 30, 2019 must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date;

•

the other representations and warranties of AK Steel must be true and correct, without regard to materiality, company material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a company material adverse effect;

•	AK Steel must have performed and complied with in all material respects its obligations under the Merger Agreement required to be performed or complied with at or prior to the closing; and

•	Cliffs must have received a certificate signed by an executive officer of AK Steel to the effect that the foregoing closing conditions have been satisfied.

Under the Merger Agreement, the obligation of AK Steel to complete the Merger is subject to the satisfaction or waiver by AK Steel of the following additional conditions:

•

certain representations and warranties of Cliffs regarding aspects of its capital structure must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), except for immaterial inaccuracies;

•

certain representations and warranties of Cliffs and Merger Sub regarding due organization and validity of existence; corporate authority, approval and fairness; and broker’s and finder’s fees must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date);

•

the representations and warranties of Cliffs and Merger Sub regarding the absence of any material adverse effect on Cliffs and its subsidiaries since September 30, 2019 must be true and correct as of the date of the Merger Agreement and as of the closing date as though made on and as of such date;

•

the other representations and warranties of Cliffs and Merger Sub must be true and correct without regard to materiality, parent material adverse effect or similar qualifiers, as of the date of the Merger Agreement and as of the closing date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty will only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a parent material adverse effect;

•

Cliffs and Merger Sub must have performed and complied with in all material respects all of their respective obligations under the Merger Agreement required to be performed or complied with by them at or prior to the closing; and

•

AK Steel must have received a certificate signed by an executive officer of each of Cliffs and Merger Sub on behalf of Cliffs and Merger Sub to the effect that the foregoing closing conditions have been satisfied.

Termination

Termination Rights

Cliffs and AK Steel may terminate the Merger Agreement and abandon the Merger at any time prior to the effective time of the Merger by mutual written consent of Cliffs and AK Steel.

The Merger Agreement may also be terminated by either Cliffs or AK Steel at any time prior to the effective time of the Merger in any of the following situations if the terminating party has not breached in any material respect its obligations under the Merger Agreement in any manner that has proximately contributed to the failure to be satisfied of any condition to the completion of the Merger or the failure of the completion of the Merger to occur:

•

the completion of the Merger does not occur by June 30, 2020, which is referred to as the end date; provided, that if either of the conditions set forth in the sections entitled “The Merger Agreement—Conditions to the Completion of the Merger—Regulatory Consents” and “The Merger Agreement—Conditions to the Completion of the Merger—Legal Restraints” beginning on page [    ], in each case, as the conditions relate to antitrust, are not satisfied or waived (i) by June 30, 2020, then Cliffs or AK Steel may extend the end date to September 30, 2020 or (ii) by September 30, 2020, then Cliffs or AK Steel may extend the end date to December 31, 2020, which is referred to as an end date termination event;

•

the Cliffs special meeting is held and the Cliffs shareholders do not approve the Cliffs merger proposal at such meeting or at any adjournment or postponement of such meeting, which is referred to as a Cliffs shareholder approval termination event;

•

the AK Steel special meeting is held and the AK Steel stockholders do not approve the AK Steel merger proposal at such meeting or at any adjournment or postponement of such meeting, which is referred to as an AK Steel stockholder approval termination event; or

•	any law or order permanently restraining, enjoining or otherwise prohibiting the completion of the Merger becomes final and non-appealable.

In addition, the Merger Agreement may be terminated by Cliffs at any time prior to the effective time of the Merger:

•	if an adverse AK Steel recommendation change has occurred;

•

if there is a breach of any representation, warranty, covenant or agreement made by AK Steel in the Merger Agreement, or any such representation and warranty or covenant becomes untrue after the date of the Merger Agreement, such that the condition to closing above relating to the accuracy of the representations and warranties of AK Steel or the condition to closing above relating to AK Steel performing its covenants or agreements under the Merger Agreement would not be satisfied, and such breach or condition is not curable, or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Cliffs to AK Steel and (ii) the third business day prior to June 30, 2020 (as may be extended in accordance with the first bullet in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [    ]), which is referred to as the AK Steel breach termination event;

•

if AK Steel has (i) materially breached certain of its no-solicitation obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ] or (ii) materially breached certain covenants by not filing this joint proxy statement/prospectus or by not holding the AK Steel special meeting, which together are referred to as an AK Steel meeting breach termination event; or

•

if, at any time prior to the approval by Cliffs shareholders of the Cliffs merger proposal, (i) the Cliffs board authorizes Cliffs to enter into a definitive written agreement constituting a superior proposal, (ii) the Cliffs board has complied in all material respects with its obligations, including the match rights, described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals—Cliffs: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ], and (iii) Cliffs has paid, or simultaneously with the termination of the Merger Agreement pays, the termination fee described below.

Further, the Merger Agreement may be terminated by AK Steel at any time prior to the effective time of the Merger:

•	if an adverse Cliffs recommendation change has occurred;

•

if there is a breach of any representation, warranty, covenant or agreement made by Cliffs or Merger Sub in the Merger Agreement, or any such representation and warranty or covenant becomes untrue after the date of the Merger Agreement, such that the condition to closing above relating to the accuracy of the representations and warranties of Cliffs and Merger Sub or the condition to closing above relating to Cliffs and Merger Sub performing their covenants or agreements under the Merger Agreement would not be satisfied, and such breach or condition is not curable, or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by AK Steel to Cliffs and (ii) the third business day prior to June 30, 2020 (as may be extended in accordance with the first bullet in the section entitled “The Merger Agreement—Termination—Termination Rights” beginning on page [    ]), which is referred to as a Cliffs breach termination event;

•

if Cliffs has (i) materially breached certain of its no-solicitation obligations under the Merger Agreement as described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals; Changes of Recommendation” beginning on page [    ] or (ii) materially breached certain

covenants related to the filing of this joint proxy statement/prospectus and calling the Cliffs special meeting, which together are referred to as a Cliffs meeting breach termination event; or

•

if, at any time prior to the approval by AK Steel stockholders of the AK Steel merger proposal, (i) the AK Steel board authorizes AK Steel to enter into a definitive written agreement constituting a superior proposal, (ii) the AK Steel board has complied in all material respects with its obligations, including the match rights, described in the section entitled “The Merger Agreement—No-Solicitation of Acquisition Proposals—AK Steel: Permitted Changes of Recommendation and Permitted Termination to Enter into a Superior Proposal” beginning on page [    ], and (iii) AK Steel has paid, or simultaneously with the termination of the Merger Agreement pays, the termination fee.

Termination Fees Payable by Cliffs

The Merger Agreement requires Cliffs to pay AK Steel a termination fee of $30 million, which is referred to as the termination fee, if:

•	AK Steel terminates the Merger Agreement due to an adverse Cliffs recommendation change;

•	AK Steel terminates the Merger Agreement due to a Cliffs meeting breach termination event;

•	Cliffs terminates the Merger Agreement to enter into an alternative acquisition agreement providing for the consummation of a superior proposal in accordance with the Merger Agreement; or

•

(i) the Merger Agreement is terminated by Cliffs or AK Steel because there has been an end date termination event or a Cliffs shareholder approval termination event, or by AK Steel because of a Cliffs breach termination event, (ii) an acquisition proposal with respect to Cliffs was publicly announced after December 2, 2019 and not publicly withdrawn before the date of termination (in the case of an end date termination event or a Cliffs breach termination event) or before the Cliffs special meeting (in the case of a Cliffs shareholder approval termination event) and (iii) within 12 months after such termination:

•	the Cliffs board recommends that Cliffs shareholders vote in favor of or tender into a Cliffs acquisition proposal;

•	Cliffs enters into an alternative acquisition agreement providing for a Cliffs acquisition proposal; or

•	a Cliffs acquisition proposal is consummated.

In no event will Cliffs be required to pay the termination fee on more than one occasion.

Termination Fees Payable by AK Steel

The Merger Agreement requires AK Steel to pay Cliffs the termination fee of $30 million if:

•	Cliffs terminates the Merger Agreement due to an adverse AK Steel recommendation change;

•	Cliffs terminates the Merger Agreement due to an AK Steel meeting breach termination event;

•	AK Steel terminates the Merger Agreement to enter into an alternative acquisition agreement providing for the consummation of a superior proposal in accordance with the Merger Agreement; or

•

(i) the Merger Agreement is terminated by Cliffs or AK Steel because there has been an end date termination event or an AK Steel stockholder approval termination event, or by Cliffs because there has been an AK Steel breach termination event, (ii) an acquisition proposal with respect to AK Steel was publicly announced after December 2, 2019 and not withdrawn before the date of termination (in the case of an end date termination event or an AK Steel breach termination event) or before the AK

Steel special meeting (in the case of an AK Steel stockholder approval termination event) and (iii) within 12 months after such termination:

•	the AK Steel board recommends that AK Steel stockholders vote in favor of or tender into an AK Steel acquisition proposal;

•	AK Steel enters into an alternative acquisition agreement providing for an AK Steel acquisition proposal; or

•	an AK Steel acquisition proposal is consummated.

In no event will AK Steel be required to pay the termination fee on more than one occasion.

Expenses

Except as otherwise provided in the Merger Agreement, whether or not the Merger is completed, all costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring the expense, except that certain expenses in connection with the registration statement of which this joint proxy statement/prospectus forms a part will be shared equally by Cliffs and AK Steel.

Indemnification; Directors’ and Officers’ Insurance

The parties to the Merger Agreement have agreed that, from and after the effective time of the Merger for a period of six years, Cliffs will and will cause the surviving corporation to indemnify and hold harmless (and subject to certain conditions to provide advancement of expenses to) each present and former director and officer of AK Steel and its subsidiaries and each other person or entity who, at the request or for the benefit of AK Steel or any of its subsidiaries, is or was previously serving as a director or officer or fiduciary of any other person or entity or any benefit plan of AK Steel (determined at the effective time of the Merger), from and against any costs or expenses, judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the Merger, to the fullest extent that AK Steel or the applicable subsidiary of AK Steel would have been permitted under Delaware law and under its certificate of incorporation or bylaws or other governing documents in effect on December 2, 2019, to indemnify such person. All rights to indemnification with respect to any claim, action, suit, proceeding or investigation, to the extent such claim has been asserted prior to the sixth anniversary of the effective time of the Merger, will continue until the disposition or resolution of the matter. From and after the effective time of the Merger for a period of six years, the parties to the Merger Agreement have also agreed that the surviving corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the surviving corporation), as applicable, will include provisions regarding the elimination of liability of directors; the indemnification of officers, directors, employees, fiduciaries and agents; and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the organizational documents of AK Steel in effect on December 2, 2019.

In addition, Cliffs or AK Steel is required to obtain and fully pay for a six-year “tail” insurance policy with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than AK Steel’s existing policies, subject to a premium cap. If AK Steel and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time of the Merger, the surviving corporation will (and Cliffs will cause the surviving corporation to) continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the AK Steel D&O insurance in place as of December 2, 2019, with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than that provided in AK Steel’s existing policies as of December 2, 2019, subject to a premium cap.

The indemnified persons described in the first paragraph of this section will have the right to enforce the provisions of the Merger Agreement relating to their indemnification, and the indemnification rights provided for in the Merger Agreement will survive the consummation of the Merger.

Modification and Amendment; Waivers

The Merger Agreement may be amended, modified or supplemented in writing at any time; however, after the approval by AK Steel stockholders of the AK Steel merger proposal or the approval by Cliffs shareholders of the Cliffs merger proposal, no amendment or waiver may be made which requires further approval by AK Steel stockholders or Cliffs shareholders under applicable law unless such further approval is obtained.

None of the provisions in the Merger Agreement in which the financing parties or refinancing parties are expressly made third-party beneficiaries may be modified, amended or waived in a manner adverse to any financing party or refinancing party without the prior written consent of such financing party or refinancing party.

Any waiver of any provisions in the Merger Agreement and any extensions of time for performance under the Merger Agreement must be set forth in a written instrument signed by the applicable party.

Remedies

In the event of termination of the Merger Agreement pursuant to the provisions described in the section entitled “The Merger Agreement—Termination” beginning on page [    ], the Merger Agreement (other than certain provisions as set forth in the Merger Agreement) will become void and of no effect and the parties, their affiliates and representatives will have no liability to any person. However, no termination of the Merger Agreement will relieve any party to the Merger Agreement of any liability or damages to the other parties resulting from fraud or any material and intentional breach of the Merger Agreement.

If either Cliffs or AK Steel receives and accepts the full amount of the termination fee in the circumstances contemplated by the Merger Agreement, such payment will be the sole and exclusive remedy of the receiving party against the paying party and its subsidiaries and their respective former, current or future partners, stockholders or shareholders, managers, members, affiliates, the financing parties, the refinancing parties or representatives.

The parties have agreed in the Merger Agreement that irreparable damage would occur in the event the Merger Agreement is not performed in accordance with its terms or is breached. The parties have also agreed that they each will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms of the Merger Agreement without proof of actual damages, in addition to any other remedies that they may have at law or in equity.

Governing Law

The Merger Agreement is governed by the laws of the State of Delaware, regardless of the laws that may otherwise govern under any applicable conflicts of laws principles. The parties have also agreed to the exclusive jurisdiction of the courts of the State of Delaware, or the federal courts located in Delaware, in the event of any dispute arising under the Merger Agreement. The parties also agreed that any claims or causes of action that may arise against any of the parties to Cliffs’ financing or refinancing transactions will be brought exclusively in the Borough of Manhattan in the State of New York, and will be governed by New York state law.

Jury Trial Waiver

The parties have waived their respective rights to a trial by jury in connection with any litigation arising out of or relating to the Merger Agreement or the transactions contemplated thereby.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This section is the opinion of Weil, legal counsel to AK Steel, as to the material United States federal income tax consequences of the Merger to U.S. holders (as defined below) of shares of AK Steel common stock. The following discussion is based on the Code, applicable Treasury Regulations thereunder, administrative interpretations and published rulings and court decisions, each as in effect as of the date of this joint proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a U.S. holder is:

•	an individual citizen or resident of the United States;

•

a corporation, or any other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•

a trust (1) that is subject to the primary supervision of a court within the United States and all the substantial decisions of which are controlled by one or more United States persons or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds shares of AK Steel common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of AK Steel common stock, you should consult your own tax advisor regarding the tax consequences of the Merger.

This discussion addresses only AK Steel stockholders who hold their shares of AK Steel common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address all aspects of United States federal income taxation that may be relevant to particular AK Steel stockholders in light of their individual circumstances or to AK Steel stockholders that are subject to special rules, such as:

•	financial institutions;

•	pass-through entities or investors in pass-through entities;

•	real estate investment trusts;

•	insurance companies;

•	tax-exempt organizations;

•	brokers or dealers in securities;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	regulated investment companies;

•	persons that hold AK Steel common stock as part of a straddle, hedge, short sale, constructive sale or conversion transaction;

•	persons that purchased or sell their shares of AK Steel common stock as part of a wash sale;

•	certain expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons who exercise dissenters’ rights;

•	persons that are not U.S. holders (such as controlled foreign corporations or passive foreign investment companies); and

•	stockholders who acquired their shares of AK Steel common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax, any alternative minimum tax or any state, local or foreign tax consequences of the Merger. This discussion does not address any non-income taxes consequences of the Merger.

THE FOLLOWING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE POTENTIAL TAX CONSEQUENCES OF THE MERGER. ALL AK STEEL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Shares of AK Steel Common Stock

Treatment of the Merger as a Tax-Free Reorganization. It is intended that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the parties’ respective obligations to consummate the Merger that AK Steel receive a tax opinion, dated as of the closing date of the Merger, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code, which is referred to as the Closing Condition Tax Opinion, from Weil, AK Steel’s tax counsel. If Weil is unwilling or unable to provide the Closing Condition Tax Opinion, (i) Cliffs’ tax counsel may, at the election of Cliffs, deliver the Closing Condition Tax Opinion to AK Steel or (ii) if Cliffs does not elect to have its tax counsel deliver the Closing Condition Tax Opinion to AK Steel, AK Steel must use its reasonable best efforts to obtain the Closing Condition Tax Opinion from another nationally recognized tax counsel reasonably acceptable to AK Steel. The Closing Condition Tax Opinion will be based on customary assumptions and representations made by Cliffs and AK Steel, as well as certain covenants and undertakings by Cliffs and AK Steel. The parties have the ability to waive the receipt of the Closing Condition Tax Opinion as a condition to the consummation of the Merger. The parties do not currently intend to waive the receipt of the Closing Condition Tax Opinion as a condition to the consummation of the Merger. However, if the parties do waive the condition that AK Steel has received the Closing Condition Tax Opinion after the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, is declared effective by the SEC, and if the tax consequences of the Merger to AK Steel stockholders have materially changed, AK Steel will recirculate appropriate soliciting materials and will resolicit the votes of the AK Steel stockholders with respect to the adoption of the Merger Agreement.

An opinion of counsel is not binding on the Internal Revenue Service, which is referred to as the IRS, or any court. Neither Cliffs nor AK Steel intends to request a ruling from the IRS regarding the United States federal income tax consequences of the Merger. Accordingly, even if AK Steel receives a tax opinion that concludes that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, no assurance can be given that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

Exchange of Shares of AK Steel common stock for Cliffs common shares. Subject to the discussion below relating to the receipt of cash in lieu of fractional shares, a U.S. holder of shares of AK Steel common stock who receives Cliffs common shares in the Merger will not recognize any gain or loss as a result of the Merger, except for any gain or loss recognized with respect to any cash received in lieu of any fractional Cliffs common shares. A U.S. holder of shares of AK Steel common stock will have an aggregate adjusted tax basis in the Cliffs common shares received in the Merger, including any fractional Cliffs common shares for which cash is received, equal to such holder’s aggregate adjusted tax basis in its shares of AK Steel common stock surrendered in exchange for Cliffs common shares. The holding period for Cliffs common shares received in the Merger will include the holding period for the shares of AK Steel common stock surrendered in exchange for such Cliffs common shares, including any fractional Cliffs common shares for which cash is received. In the case of a U.S. holder who holds shares of AK Steel common stock with differing tax bases and/or holding periods, which generally occurs when blocks of shares are purchased at different times or for different amounts, the preceding rules must be applied separately to each identifiable block of shares of AK Steel common stock.

Cash Received In Lieu of a Fractional Cliffs Common Share. A U.S. holder who receives cash in lieu of a fraction of a Cliffs common share as part of the Merger consideration generally will be treated as having received the fractional share pursuant to the Merger and then as having sold to Cliffs that fraction of a Cliffs common share for cash. As a result, a U.S. holder of shares of AK Steel common stock generally will recognize gain or loss measured by the difference between the amount of cash received in lieu of such fractional share and the portion of the U.S. holder’s tax basis in the shares of AK Steel common stock allocated to the fractional share. Gain or loss recognized with respect to cash received in lieu of any fractional Cliffs common shares generally will be capital gain or loss, and generally will be long-term capital gain or loss if, as of the effective time of the Merger, the holding period for such shares of AK Steel common stock is greater than one year. Long-term capital gain of non-corporate U.S. holders (including individuals) currently is eligible for preferential United States federal income tax rates. The deductibility of capital losses is subject to limitations.

Reporting Requirements in Connection with the Merger. A U.S. holder of AK Steel common stock who receives Cliffs common shares in the Merger will be required to retain records pertaining to the Merger. Each U.S. holder of AK Steel common stock who is required to file a United States federal income tax return and who is a “significant holder” that receives Cliffs common shares in the Merger will be required to file a statement with such United States federal income tax return for the taxable year of the Merger in accordance with Treasury Regulations Section 1.368-3 setting forth certain information regarding the Merger. A “significant holder” is a holder of AK Steel common stock who, immediately before the Merger, owned at least 5% of the outstanding stock of AK Steel or securities of AK Steel with a tax basis for United States federal income tax purposes of at least $1 million.

Backup Withholding. Payments to a U.S. holder of cash in lieu of receiving fractional shares of Cliffs common shares in the Merger, may, under certain circumstances, be subject to backup withholding at the applicable rate (currently 24%), unless the U.S. holder receiving such payments provides proof of an applicable exemption or provides a certificate containing the holder’s name, address, correct federal taxpayer identification number and a statement that the holder is exempt from backup withholding and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, and any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 2, 2019, Cliffs, Merger Sub and AK Steel entered into the Merger Agreement pursuant to which, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement, Cliffs will acquire AK Steel by way of the Merger.

Under the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into AK Steel, with AK Steel continuing as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Cliffs.

As a result of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares) will be converted into the right to receive the merger consideration of 0.400 Cliffs common shares, and if applicable, cash in lieu of any fractional Cliffs common shares. Cliffs estimates that, immediately following completion of the Merger, former holders of AK Steel common stock will own approximately 32% and pre-Merger holders of Cliffs common shares will own approximately 68% of the common shares of the combined company.

The unaudited pro forma condensed combined financial information set forth below gives effect to the Merger.

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. The historical consolidated financial information in the unaudited pro forma condensed combined financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results of Cliffs and AK Steel.

The unaudited pro forma condensed combined financial information does not give effect to any cost savings, operating synergies or revenue synergies that may result from the Merger or the costs to achieve any synergies.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations would have been had the Merger been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma condensed combined financial information contains estimated adjustments, based upon available information and certain assumptions that Cliffs believes are reasonable under the circumstances. The assumptions underlying the pro forma adjustments are described in greater detail in the accompanying notes to the unaudited pro forma condensed combined financial information. In many cases, these assumptions were based on preliminary information and estimates.

The unaudited pro forma condensed combined financial information is presented to illustrate the estimated effects of the Merger, based on the historical financial position and results of operations of Cliffs and AK Steel, presented as follows:

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2019 was prepared based on:

(1)	the Cliffs historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019; and

(2)	the AK Steel historical unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was prepared based on:

(1)	the Cliffs historical audited consolidated statement of operations for the year ended December 31, 2018; and

(2)	the AK Steel historical audited consolidated statement of operations for the year ended December 31, 2018.

The unaudited pro forma condensed combined statement of financial position as of September 30, 2019 was prepared based on:

(1)	the Cliffs historical unaudited condensed consolidated statement of financial position as of September 30, 2019; and

(2)	the AK Steel historical unaudited condensed consolidated balance sheet as of September 30, 2019.

The unaudited pro forma condensed combined financial information should be read in conjunction with this historical financial information and related notes of Cliffs and AK Steel from which the information was derived, which are incorporated by reference into this joint proxy statement/prospectus:

(1)	Cliffs’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on October 23, 2019;

(2)	Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 8, 2019;

(3)	AK Steel’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on October 30, 2019; and

(4)	AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 15, 2019.

For more information regarding such historical consolidated financial statements and related notes, see “Where You Can Find More Information” beginning on page [    ].

The Merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations, referred to as ASC Topic 805. Cliffs management has determined that Cliffs is the acquirer for financial accounting purposes. In identifying Cliffs as the accounting acquirer, management considered the structure of the Merger and other actions contemplated by the Merger Agreement, the relative outstanding share ownership and market values of Cliffs and AK Steel, the composition of the combined company’s board of directors, the relative size of Cliffs and AK Steel, and the designation of certain senior management positions of the combined company.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2019 and the year ended December 31, 2018 assume the Merger occurred on January 1, 2018. The unaudited pro forma condensed combined statement of financial position as of September 30, 2019 assumes the Merger occurred on September 30, 2019. The unaudited pro forma condensed combined financial information does not reflect any dispositions or the effects of any other commitments that may be required by either Cliffs or AK Steel in connection with the receipt of regulatory approvals required to complete the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine months ended September 30, 2019

(Dollars and shares, in millions, except per share amounts)

	Historical Cleveland-Cliffs Inc.	Historical AK Steel Holding Corporation After Reclassifications (Note 4)	Pro Forma Transaction Adjustments (Note 6)	Eliminations (Note 6)	Notes (Note 6)	Pro Forma Combined Company
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,357.8	$4,784.0	$—	$(380.5)	a	$5,761.3
Freight	98.0	129.7	—	(39.0)	a	188.7

	1,455.8	4,913.7	—	(419.5)		5,950.0
COST OF GOODS SOLD	(1,007.0)	(4,427.8)	(45.5)	405.9	b	(5,074.4)

SALES MARGIN	448.8	485.9	(45.5)	(13.6)		875.6
OTHER OPERATING EXPENSE
Selling, general and administrative expenses	(82.2)	(202.5)	—	—		(284.7)
Miscellaneous—net	(19.0)	(84.5)	—	—		(103.5)

	(101.2)	(287.0)	—	—		(388.2)

OPERATING INCOME (LOSS)	347.6	198.9	(45.5)	(13.6)		487.4
OTHER INCOME (EXPENSE)
Interest (expense) income, net	(76.5)	(111.3)	17.1	—	c	(170.7)
Gain (loss) on extinguishment of debt	(18.2)	0.8	—	—		(17.4)
Other non-operating income (expense)	1.3	22.2	(8.8)	—	d	14.7

	(93.4)	(88.3)	8.3	—		(173.4)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	254.2	110.6	(37.2)	(13.6)		314.0
INCOME TAX BENEFIT (EXPENSE)	(23.1)	(2.7)	(7.5)	3.3	e	(30.0)

INCOME (LOSS) FROM CONTINUING OPERATIONS	231.1	107.9	(44.7)	(10.3)		284.0
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(1.5)	—	—	—		(1.5)

NET INCOME (LOSS)	229.6	107.9	(44.7)	(10.3)		282.5
INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(42.8)	—	—		(42.8)

NET INCOME (LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$229.6	$65.1	$(44.7)	$(10.3)		$239.7

EARNINGS (LOSS) PER COMMON SHARE—BASIC
Continuing operations	$0.83					$0.60
Discontinued operations	(0.01)					—

	$0.82					$0.60

EARNINGS PER COMMON SHARE—DILUTED
Continuing operations	$0.80					$0.58
Discontinued operations	—					—

	$0.80					$0.58

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	278,418				f	405,318
Diluted	287,755				g	415,455

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year ended December 31, 2018

(Dollars and shares, in millions, except per share amounts)

	Historical Cleveland-Cliffs Inc.	Historical AK Steel Holding Corporation After Reclassifications (Note 4)	Pro Forma Transaction Adjustments (Note 6)	Eliminations (Note 6)	Notes (Note 6)	Pro Forma Combined Company
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$2,172.3	$6,626.9	$—	$(545.3)	a	$8,253.9
Freight	160.1	191.3	—	(53.5)	a	297.9

	2,332.4	6,818.2	—	(598.8)		8,551.8
COST OF GOODS SOLD	(1,522.8)	(6,131.2)	(60.6)	544.6	b	(7,170.0)

SALES MARGIN	809.6	687.0	(60.6)	(54.2)		1,381.8
OTHER OPERATING EXPENSE
Selling, general and administrative expenses	(116.8)	(294.4)	—	—		(411.2)
Miscellaneous—net	(19.6)	(28.2)	—	—		(47.8)

	(136.4)	(322.6)	—	—		(459.0)

OPERATING INCOME (LOSS)	673.2	364.4	(60.6)	(54.2)		922.8
OTHER INCOME (EXPENSE)
Interest (expense) income, net	(118.9)	(150.6)	23.6	—	c	(245.9)
Gain (loss) on extinguishment of debt	(6.8)	2.6	—	—		(4.2)
Other non-operating income (expense)	17.2	21.5	(17.2)	—	d	21.5

	(108.5)	(126.5)	6.4	—		(228.6)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	564.7	237.9	(54.2)	(54.2)		694.2
INCOME TAX BENEFIT (EXPENSE)	475.2	6.2	(30.8)	13.2	e	463.8

INCOME (LOSS) FROM CONTINUING OPERATIONS	1,039.9	244.1	(85.0)	(41.0)		1,158.0
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	88.2	—	—	—		88.2

NET INCOME (LOSS)	1,128.1	244.1	(85.0)	(41.0)		1,246.2
INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(58.1)	—	—		(58.1)

NET INCOME (LOSS) ATTRIBUTABLE TO SHAREHOLDERS	$1,128.1	$186.0	$(85.0)	$(41.0)		$1,188.1

EARNINGS PER COMMON SHARE—BASIC
Continuing operations	$3.50					$2.59
Discontinued operations	0.30					0.21

	$3.80					$2.80

EARNINGS PER COMMON SHARE—DILUTED
Continuing operations	$3.42					$2.55
Discontinued operations	0.29					0.20

	$3.71					$2.75

AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	297,176				f	424,076
Diluted	304,141				g	431,841

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements.”

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION

As of September 30, 2019

(Dollars, in millions)

	Historical Cleveland-Cliffs Inc.	Historical AK Steel Holding Corporation After Reclassifications (Note 4)	Pro Forma Transaction Adjustments (Note 7)	Eliminations (Note 7)	Notes (Note 7)	Pro Forma Combined Company
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$399.3	$30.8	$(80.0)	$—	h	$350.1
Accounts receivable, net	164.9	624.4	—	(42.3)	i	747.0
Finished goods inventories	162.2	1,017.5	144.5	(47.0)	j	1,277.2
Work-in-process inventories	55.2	—	—	—		55.2
Raw materials inventories	—	382.5	—	(7.2)	j	375.3
Supplies and other inventories	110.8	—	—	—		110.8
Derivative assets	72.8	13.9	—	(1.5)	i	85.2
Income tax receivable, current	58.7	—	—	—		58.7
Other current assets	40.7	34.4	—	—		75.1

TOTAL CURRENT ASSETS	1,064.6	2,103.5	64.5	(98.0)		3,134.6
PROPERTY, PLANT AND EQUIPMENT, NET	1,769.9	1,892.2	548.0	—	k	4,210.1
OTHER ASSETS
Deposits for property, plant and equipment	41.6	—	—	—		41.6
Income tax receivable, non-current	62.7	—	—	—		62.7
Deferred income taxes	437.5	—	64.8	—	l	502.3
Other non-current assets	114.9	646.2	101.3	—	m	862.4

TOTAL OTHER ASSETS	656.7	646.2	166.1	—		1,469.0

TOTAL ASSETS	$3,491.2	$4,641.9	$778.6	$(98.0)		$8,813.7

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$212.8	$713.3	$—	$(39.7)	i	$886.4
Accrued employment costs	57.3	102.3	—	—		159.6
Accrued interest	34.1	35.7	—	—		69.8
Derivative liabilities	32.6	11.5	—	(4.1)	i	40.0
Other current liabilities	121.7	176.1	(12.8)	—	n	285.0

TOTAL CURRENT LIABILITIES	458.5	1,038.9	(12.8)	(43.8)		1,440.8
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	233.2	785.0	(52.3)	—	o	965.9
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	179.1	35.3	—	—		214.4
LONG-TERM DEBT	2,109.1	1,969.7	151.1	—	p	4,229.9
OTHER LIABILITIES	151.4	354.3	(30.0)	—	q	475.7

TOTAL LIABILITIES	3,131.3	4,183.2	56.0	(43.8)		7,326.7
COMMITMENTS AND CONTINGENCIES
EQUITY
Common shares	37.7	3.2	9.5	—	r	50.4
Capital in excess of par value of shares	3,867.7	2,902.7	(1,919.6)	—	r	4,850.8
Retained deficit	(2,889.0)	(2,626.7)	2,488.1	(54.2)	r	(3,081.8)
Treasury shares	(390.9)	(7.3)	7.3	—	r	(390.9)
Accumulated other comprehensive loss	(265.6)	(137.3)	137.3	—	r	(265.6)

TOTAL EQUITY	359.9	134.6	722.6	(54.2)		1,162.9

NONCONTROLLING INTEREST	—	324.1	—	—		324.1

TOTAL LIABILITIES AND EQUITY	$3,491.2	$4,641.9	$778.6	$(98.0)		$8,813.7

See accompanying “Notes to Unaudited Pro Forma Condensed Combined Financial Statements.”

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Description of transaction

On December 2, 2019, Cliffs, Merger Sub and AK Steel entered into the Merger Agreement pursuant to which, subject to satisfaction or (to the extent permitted by law) waiver of the conditions set forth in the Merger Agreement, Cliffs will acquire AK Steel by way of the Merger.

Under the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into AK Steel, with AK Steel continuing as the surviving corporation in the Merger and as a direct, wholly owned subsidiary of Cliffs.

As a result of the Merger, each share of AK Steel common stock issued and outstanding immediately prior to the effective time of the Merger (other than excluded shares) will be converted into the right to receive the merger consideration of 0.400 Cliffs common shares, and if applicable, cash in lieu of any fractional Cliffs common shares. Cliffs estimates that, immediately following completion of the Merger, former holders of AK Steel common stock will own approximately 32% and pre-Merger holders of Cliffs common shares will own approximately 68% of the common shares of the combined company.

The unaudited pro forma condensed combined financial information is based on the historical consolidated financial information of Cliffs and AK Steel and has been prepared to give effect to the proposed Merger and related financing transactions. Cliffs intends to replace or refinance certain of AK Steel’s outstanding debt in conjunction with the completion of the Merger and to undertake financing for, among other things, the payment of related fees and expenses. Anticipated financing activities include issuing new long-term debt in the form of Cliffs secured notes in the aggregate principal amount of approximately $500 million, issuing Cliffs unsecured notes in the aggregate principal amount of approximately $406 million, replacing AK Steel’s revolving credit facility with a new combined asset-based revolving credit facility and exchanging up to $662 million aggregate principal amount of AK Steel debt for a like amount of debt of Cliffs with identical terms with respect to maturity and interest rates.

Note 2: Basis of presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Cliffs considered the accounting acquirer of AK Steel. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. To prepare the unaudited pro forma condensed combined financial information, Cliffs adjusted AK Steel’s assets and liabilities to their estimated fair values based on Cliffs’ preliminary valuation work. As of the date of this joint proxy statement/prospectus, Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values and estimated useful lives of AK Steel’s assets to be acquired and liabilities to be assumed and the related allocation of the purchase price. The final allocation of the purchase price will be determined after completion of the Merger and determination of the estimated fair value of AK Steel’s assets and liabilities, and associated tax adjustments. Accordingly, the final acquisition accounting adjustments may be materially different from the unaudited pro forma adjustments contained herein.

The unaudited pro forma condensed combined financial information has been compiled in a manner consistent with the accounting policies adopted by Cliffs. Certain financial information of AK Steel as presented in its historical consolidated financial statements has been preliminarily reclassified to conform to the historical presentation in Cliffs’ consolidated financial statements for the purposes of preparing the unaudited pro forma condensed combined financial information. Upon completion of the Merger, Cliffs will perform a full and detailed review of AK Steel’s accounting policies. As a result of that review, Cliffs may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the consolidated financial statements of the combined company.

Historical results should not be considered indicative of future combined company performance as there are certain non-recurring items. For example, Cliffs’ Income Tax Benefit (Expense) for the year ended December 31, 2018 was positively impacted by the release of $541.1 million of tax valuation allowance in the United States, which is considered a non-recurring item. Additionally, AK Steel’s historical financial statements include non-recurring Ashland Works closure charges of $77.4 million for the nine months ended September 30, 2019 and charges related to pension plan annuity transactions, which resulted in a non-cash pension settlement charge of $14.5 million for the year ended December 31, 2018 and is expected to result in a non-cash settlement charge of approximately $25.0 million in the fourth quarter of 2019.

Note 3: Accounting policies

The unaudited pro forma condensed combined financial information reflects adjustments to conform AK Steel’s results to Cliffs’ accounting policies. There is a significant difference between the respective company accounting policies related to pension and OPEB amortization methods. Both AK Steel and Cliffs use a “corridor,” defined as 10% of the larger of the projected benefit obligation and plan assets, to determine recognition of previously unrecognized actuarial net gains or losses. AK Steel immediately recognizes net actuarial gains or losses that exceed the corridor and amortizes net actuarial gains or losses within the corridor over the plan participants’ average life expectancy. Cliffs amortizes net actuarial gains or losses that exceed the corridor over the plan participants’ average future service period.

Note 4: Reclassification adjustments

Certain reclassifications have been applied to the historical presentation of AK Steel’s statements of operations and balance sheet to conform to Cliffs’ financial statement presentation.

Reclassifications to AK Steel’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2019 are as follows:

Financial Statement Line	Historical AK Steel Holding Corporation Before Reclassifications	Reclassifications	Notes	Historical AK Steel Holding Corporation After Reclassifications
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$—	$4,784.0	i	$4,784.0
Freight	—	129.7	i	129.7

Net sales	4,913.7	(4,913.7)	i	—
COST OF GOODS SOLD	(4,280.4)	(147.4)	ii	(4,427.8)
Selling, general and administrative expenses	(222.9)	20.4	iii	(202.5)
Miscellaneous—net	—	(84.5)	iii, iv	(84.5)
Depreciation	(147.4)	147.4	ii	—
Ashland Works closure	(64.1)	64.1	iv	—
Interest (expense) income, net	(112.0)	0.7	v	(111.3)
Gain (loss) on extinguishment of debt	—	0.8	vi	0.8
Pension and OPEB income (expense)	7.2	(7.2)	vii	—
Other income (expense)	16.5	(16.5)	v, vi, viii	—
Other non-operating income (expense)	—	22.2	vii, viii	22.2

i.	Net sales of $4,913.7 million has been disaggregated into Product of $4,784.0 million and Freight of $129.7 million.
ii.	Represents the reclassification of $147.4 million of Depreciation to Cost of goods sold.
iii.	Represents the reclassification of research and development costs of $20.4 million from Selling, general and administrative expenses to Miscellaneous—net.

iv.	Represents the reclassification of $64.1 million of closure cost expenses from Ashland Works closure to Miscellaneous—net.
v.	Represents the reclassification of $0.7 million of interest income from Other income (expense) to Interest (expense) income, net.
vi.	Represents the reclassification of debt extinguishment gains of $0.8 million from Other income (expense) to Gain (loss) on extinguishment of debt.
vii.	Represents the reclassification of income of $7.2 million from Pension and OPEB income (expense) to Other non-operating income (expense).
viii.	Represents the reclassification of non-operating gains of $15.0 million from Other income (expense) to Other non-operating income (expense).

Reclassifications to AK Steel’s audited consolidated statement of operations for the year ended December 31, 2018 are as follows:

Financial Statement Line	Historical AK Steel Holding Corporation Before Reclassifications	Reclassifications	Notes	Historical AK Steel Holding Corporation After Reclassifications
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$—	$6,626.9	i	$6,626.9
Freight	—	191.3	i	191.3

Net sales	6,818.2	(6,818.2)	i	—
COST OF GOODS SOLD	(5,911.0)	(220.2)	ii	(6,131.2)
Selling, general and administrative expenses	(322.6)	28.2	iii	(294.4)
Miscellaneous—net	—	(28.2)	iii	(28.2)
Depreciation	(220.2)	220.2	ii	—
Interest (expense) income, net	(151.6)	1.0	iv	(150.6)
Gain (loss) on extinguishment of debt	—	2.6	v	2.6
Pension and OPEB income (expense)	19.2	(19.2)	vi	—
Other (income) expense	5.9	(5.9)	iv, v, vii	—
Other non-operating income (expense)	—	21.5	vi, vii	21.5

i.	Net sales of $6,818.2 million has been disaggregated into Product of $6,626.9 million and Freight of $191.3 million.
ii.	Represents the reclassification of $220.2 million of Depreciation to Cost of goods sold.
iii.	Represents the reclassification of research and development costs of $28.2 million from Selling, general and administrative expenses to Miscellaneous—net.
iv.	Represents the reclassification of $1.0 million of interest income from Other income (expense) to Interest (expense) income, net.
v.	Represents the reclassification of debt extinguishment gains of $2.6 million from Other income (expense) to Gain (loss) on extinguishment of debt.
vi.	Represents the reclassification of income of $19.2 million from Pension and OPEB income (expense) to Other non-operating income (expense).
vii.	Represents the reclassification of non-operating gains of $2.3 million from Other income (expense) to Other non-operating income (expense).

Reclassifications to AK Steel’s unaudited condensed consolidated balance sheet as of September 30, 2019 are as follows:

Financial Statement Line	Historical AK Steel Holding Corporation Before Reclassifications	Reclassifications	Notes	Historical AK Steel Holding Corporation After Reclassifications
Inventory	$1,362.7	$(1,362.7)	i	$—
Finished goods inventories	—	1,017.5	i	1,017.5
Raw materials inventories	—	382.5	i, xi	382.5
Derivative assets	—	13.9	ii	13.9
Other current assets	48.3	(13.9)	ii	34.4
Operating lease assets	253.4	(253.4)	xii	—
Other non-current assets	392.8	253.4	xii	646.2
Accounts payable	676.0	37.3	xi	713.3
Accrued liabilities	234.7	(234.7)	iii, iv, v, vi	—
Current portion of operating lease liabilities	53.6	(53.6)	vii	—
Current portion of pension and other postretirement benefit obligations	37.3	(37.3)	viii	—
Accrued employment costs	—	102.3	iii	102.3
Accrued interest	—	35.7	iv	35.7
Derivative liabilities	—	11.5	v	11.5
Other current liabilities	—	176.1	vi, vii, viii	176.1
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	—	35.3	ix	35.3
LONG-TERM OPERATING LEASE LIABILITIES	219.1	(219.1)	x	—
OTHER LIABILITIES	170.5	183.8	ix, x	354.3

i.	Inventory of $1,362.7 million has been disaggregated into Finished goods inventories of $1,017.5 million and Raw materials inventories of $345.2 million.
ii.	Represents the reclassification of $13.9 million of Other current assets to Derivative assets.
iii.	Represents the reclassification of $102.3 million of Accrued liabilities to Accrued employment costs.
iv.	Represents the reclassification of $35.7 million of Accrued liabilities to Accrued interest.
v.	Represents the reclassification of $11.5 million of Accrued liabilities to Derivative liabilities.
vi.	Represents the reclassification of $85.2 million of Accrued liabilities to Other current liabilities.
vii.	Represents the reclassification of $53.6 million of Current portion of operating lease liabilities to Other current liabilities.
viii.	Represents the reclassification of $37.3 million of Current portion of pension and OPEB obligations to Other current liabilities.
ix.	Represents the reclassification of $35.3 million of Other liabilities to Environmental and mine closure obligations.
x.	Represents the reclassification of $219.1 million of Long-term operating lease liabilities to Other liabilities.
xi.

Represents an increase in Raw materials inventories and Accounts payable of $37.3 million to AK Steel historical balances to reflect inventory in which control transferred from Cliffs to AK Steel under ASC 606.

xii.	Represents the reclassification of $253.4 million of Operating lease assets to Other non-current assets.

Note 5: Purchase consideration

The unaudited pro forma condensed combined statement of financial position has been adjusted to reflect a preliminary allocation of the estimated purchase price to AK Steel’s identifiable assets to be acquired and liabilities to be assumed, with any remaining excess recorded as goodwill, if applicable. The preliminary purchase price allocation in this unaudited pro forma condensed combined financial information is based upon an estimated purchase price of approximately $1,847.9 million as determined by:

(1)

the closing price per Cliffs common share on January 3, 2020, multiplied by 126.6 million Cliffs common shares (the estimated number of shares that will be issued to AK Steel stockholders in connection with the Merger, based on the 0.400 exchange ratio and the 316.5 million shares of AK Steel common stock outstanding as of January 3, 2020);

(2)

the closing price per Cliffs common share on January 3, 2020, multiplied by 0.3 million shares (the estimated number of shares underlying AK Steel equity awards that will be converted into awards with respect to Cliffs common shares upon completion of the Merger, based on the number of shares of AK Steel common stock underlying such awards as of January 3, 2020 and the exchange ratio);

(3)

the portion of the fair value attributable to pre-Merger completion of service with respect to outstanding equity awards held by AK Steel employees that will be converted into awards with respect to Cliffs common shares;

(4)	the estimated cash consideration payable in lieu of fractional shares owed to current AK Steel common stockholders, which amount is not material; and

(5)

the estimated fair value of the outstanding AK Steel 7.50% Senior Secured Notes due July 2023 and the outstanding balance on the AK Steel Credit Facility, which are currently expected to be refinanced in connection with the Merger.

The pro forma purchase price adjustments are preliminary and are subject to change based on the Cliffs common share price, the number of shares of AK Steel common stock outstanding, the number of equity awards that will be converted, the plan with respect to, and execution of, the debt restructuring that is scheduled to occur at closing, as well as the actual net tangible and intangible assets and liabilities that exist on the closing date of the Merger. Increases or decreases in the purchase price and estimated fair value of assets and liabilities will result in adjustments that could materially impact the unaudited pro forma condensed combined financial information. For example, a 10% increase (or decrease) to the Cliffs common share price would increase (or decrease) the estimated purchase price and allocation of fair value by $99.9 million.

Total estimated transaction consideration is calculated as follows:

(Dollars, in millions)	Amount
Fair value of Cliffs common shares issued for AK Steel outstanding common stock and vested equity awards	$992.4
Fair value attributable to pre-Merger service for converted equity awards	3.4
Estimated fair value of AK Steel’s debt to be refinanced in connection with the Merger	852.1

Total estimated transaction consideration	$1,847.9

The fair value of Cliffs common shares issued for outstanding shares of AK Steel common stock and with respect to Cliffs common shares underlying converted AK Steel equity awards that are vested or expected to vest upon completion of the Merger is calculated as follows:

(In millions, except per share amounts)	Amount
Number of shares of AK Steel common stock outstanding as of January 3, 2020	316.5
Number of AK Steel stock awards expected to vest and or be issued as a result of the Merger(1)	0.7

Total outstanding shares of AK Steel common stock entitled to merger consideration and underlying converted vested equity awards	317.2
Exchange ratio(2)	0.400

Cliffs common shares issued for AK Steel outstanding common stock and underlying converted vested equity awards	126.9
Closing price of Cliffs common share as of January 3, 2020	$7.82

Fair value of Cliffs common shares issued for AK Steel outstanding common stock and vested equity awards	$992.4

(1)	Represents AK Steel stock awards expected to vest as a result of the Merger, which is considered a “change in control” for purposes of the award agreements.
(2)	The exchange ratio is equal to 0.400 in accordance with the Merger Agreement.

The fair value of Cliffs common shares underlying AK Steel outstanding equity awards that will be converted into awards with respect to Cliffs common shares is calculated as follows:

(Dollars, in millions, except per share amounts)	Amount
Number of AK Steel stock awards outstanding(1)	2.0
Exchange ratio(2)	0.400

Cliffs equity awards issued for AK Steel outstanding equity awards	0.8
Closing price per share of Cliffs common shares as of January 3, 2020	$7.82

Fair value of Cliffs equity awards issued for AK Steel outstanding equity awards	$6.3
Less: Estimated fair value allocated to post-acquisition compensation expense	(2.9)

Fair value of awards included in calculation of consideration	$3.4

(1)

Represents AK Steel stock awards that will be converted into awards with respect to Cliffs shares upon completion of the Merger. AK Steel stock awards include awards issued under various stock incentive plans of AK Steel.

(2)	The exchange ratio is equal to 0.400 in accordance with the Merger Agreement.

The estimated fair value of AK Steel’s debt included in consideration is calculated as follows:

Amount
Credit Facility(1)	$453.5
7.50% Senior Secured Notes due July 2023	380.0

$833.5

Estimated debt issuance costs	18.6

Fair value of debt included in consideration	$852.1

(1)

AK Steel’s 5.00% Exchangeable Senior Notes due November 2019 were repaid using the AK Steel Credit Facility subsequent to September 30, 2019. As such, the value of the notes is included in the Credit Facility amount above.

Amounts outstanding under AK Steel’s Credit Facility will potentially change between the September 30, 2019 balance sheet used for purposes of these unaudited pro forma condensed combined financial statements and the closing date, and Cliffs may determine not to refinance or to rollover a portion of the outstanding AK Steel debt. Accordingly, the amount of AK Steel debt actually repaid on the closing date in connection with the Merger may differ from the amount expected to be repaid and included as part of consideration as of the date of these unaudited pro forma condensed combined financial statements.

The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by Cliffs, as if the Merger had occurred on September 30, 2019:

(Dollars, in millions)	Amount
Cash and cash equivalents	$30.8
Accounts receivable, net	624.4
Finished goods inventories	1,162.0
Raw materials inventories	382.5
Derivative assets	13.9
Other current assets	34.4
PROPERTY, PLANT AND EQUIPMENT, NET	2,440.2
Deferred income taxes	64.8
Other non-current assets	747.5
Accounts payable	(713.3)
Accrued employment costs	(102.3)
Accrued interest	(35.7)
Derivative liabilities	(11.5)
Other current liabilities	(176.1)
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	(732.7)
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	(35.3)
LONG-TERM DEBT	(1,167.3)
OTHER LIABILITIES	(354.3)
NONCONTROLLING INTEREST	(324.1)

Total Consideration	$1,847.9

Note 6: Adjustments to Pro Forma Combined Statements of Operations

a.

Revenue from product sales and services—Represents elimination of revenues earned by Cliffs on sales to AK Steel that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following completion of the Merger. Revenue eliminated for the nine months ended September 30, 2019 and year ended December 31, 2018 was $419.5 million and $598.8 million, respectively.

b.	Costs of goods sold—Represents adjustments comprised of the following:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Amortization of acquired intangible assets(i)	$(7.8)	$(10.3)
Depreciation of property, plant and equipment(ii)	(37.7)	(50.3)

Total pro forma transaction adjustments	$(45.5)	$(60.6)

Elimination of costs of goods sold related to intercompany sales from Cliffs to AK Steel(iii)	$405.9	$544.6

i.

Represents net impact of removal of historical amortization expense and increased amortization expense for the fair value of definite lived intangible assets recognized as part of acquisition accounting. Amortization expense for intangible assets is calculated using the straight-line method.

ii.

Represents adjustment to depreciation expense due to the recognition of AK Steel’s property, plant and equipment at their preliminary fair values in acquisition accounting, depreciated over their estimated remaining useful lives, determined in accordance with Cliffs’ policy.

iii.

Represents elimination of cost of goods sold relating to transactions between Cliffs and AK Steel that would be considered intercompany transactions and will be eliminated in the consolidated financial statements of the combined company following the Merger.

c.	Interest (expense) income, net—Represents adjustments to reflect the planned refinancing of AK Steel’s historical debt in connection with the Merger:

	Nine Months Ended September 30, 2019	Year Ended December 31, 2018
Elimination of AK Steel’s historical debt issuance costs and original issue discounts	$10.6	$13.7
Decreased interest expense from the planned debt refinancing	6.5	9.9

Total pro forma transaction adjustments	$17.1	$23.6

A 0.125% increase in anticipated interest rates is not expected to have a material impact on pro forma interest expense.

d.

Other non-operating income (expense)—The $8.8 million and $17.2 million adjustments relate to non-service pension benefit costs for the nine months ended September 30, 2019 and year ended December 31, 2018, respectively. These adjustments reflect the elimination of prior service cost and actuarial loss amortization, and the net impact of the estimated remeasurement of the liability on interest costs and expected return on plan assets to conform to Cliffs’ accounting policy.

e.

Income tax benefit (expense)—Represents adjustments to reflect the following: i) income tax expense on Historical AK Steel Holding Corporation After Reclassifications—Income (Loss) From Continuing Operations Before Income Taxes, attributable to AK Steel stockholders, at a statutory rate of 24.5% to remove the historical impact of the valuation allowance and ii) income tax impact of Pro Forma Transaction Adjustments that affect Income (Loss) From Continuing Operations Before Income Taxes at a statutory rate of 24.5%.

The Elimination adjustments to Income tax benefit (expense) represent the income tax impact of eliminations that affect Income from Continuing Operations Before Income Taxes at a statutory rate of 24.5%.

f.

Basic average number of shares—Reflects the pro forma issuance of 126.9 million Cliffs common shares issued in exchange for outstanding shares of AK Steel common stock and underlying converted AK Steel equity awards that vest immediately upon closing of the Merger in accordance with the Merger Agreement.

g.

Diluted average number of shares—Reflects the pro forma issuance of 127.7 million Cliffs common shares in exchange for outstanding shares of AK Steel common stock and Cliffs common shares underlying converted AK Steel equity awards that vest immediately upon closing of the Merger, and the potential issuance of Cliffs common shares under equity awards converted in accordance with the Merger Agreement. In connection with the Merger, unvested awards held by certain AK Steel employees will be converted to Cliffs awards with respect to a number of Cliffs common shares determined by the exchange ratio.

Note 7: Adjustments to Unaudited Pro Forma Condensed Combined Statement of Financial Position

h.

Cash and cash equivalents—Adjustments for estimated transaction costs total $80.0 million. Estimated transaction costs include legal, consulting, regulatory, filing and other fees directly related to the Merger.

i.

Accounts receivable, net, Derivative assets, Accounts payable and Derivative liabilities—Represents elimination of balances related to supply agreements between Cliffs and AK Steel for the sale and purchase of iron ore pellets.

j.

Finished goods inventories and Raw materials inventories—Includes the estimated fair value adjustment to step-up AK Steel’s finished goods by $144.5 million to a preliminary estimated fair value of $1,162.0 million. The estimated step-up inventory will increase cost of goods sold as the acquired inventory is sold within the first turn of inventory after the Merger. As there is no continuing impact, the effect on cost of goods sold from the inventory step-up is not included in the unaudited pro forma condensed combined statement of operations.

Finished goods inventories and Raw materials inventories were also impacted by $47.0 million and $7.2 million, respectively, for the elimination of pellet costs as of September 30, 2019 related to pellet sales and purchases between Cliffs and AK Steel.

k.

Property, plant and equipment, net—Represents the elimination of AK Steel’s historical accumulated depreciation of $5.2 billion and the preliminary estimated fair value adjustment to step-up AK Steel’s property, plant and equipment by $548.0 million to a preliminary fair value of $2.4 billion. The preliminary estimated fair value is expected to be depreciated over the estimated useful lives of the assets, generally on a straight-line basis.

Property, Plant and Equipment Classification	Estimated Fair Value	Estimated Remaining Useful Life
Land, land improvements and leasehold improvements	$182.7	N/A
Buildings	342.3	10-15 years
Machinery and equipment	1,700.0	2-10 years
Construction in progress	215.2	N/A

Total	$2,440.2

The preliminary estimated fair values and estimated useful lives are preliminary and subject to change once Cliffs has sufficient information as to the specific types, nature, age, condition and location of AK Steel’s property, plant and equipment. The finalization of the detailed valuation work may have a material impact on the valuation of property, plant and equipment and the purchase price allocation.

l.

Deferred income taxes—Represents adjustments to record the income tax impact at a statutory rate of 24.5% on certain preliminary fair value adjustments resulting in $195.1 million of deferred tax liabilities. The Deferred income taxes are also adjusted to include the release of the valuation allowance on the historical tax basis of AK Steel deferred tax assets that are more likely than not to be realized upon the consummation of the Merger. The valuation allowance release adjustment includes $75.7 million related to net operating loss carryforwards and $184.2 million related to all other domestic net deferred tax assets that are expected to be realized in the future.

m.

Other non-current assets—Represents adjustments to record the preliminary estimated fair value of intangibles of approximately $398.0 million, which represents an increase of $101.3 million over AK Steel’s net book value of intangible assets prior to the Merger. The estimated fair values of identifiable intangible assets are preliminary and are determined based on assumptions that market participants would use in pricing an asset, based on most advantageous market for the asset (i.e., its highest and best use).

The relief from royalty method, a form of both the Income Approach and Market Approach, was used to value the trade names and trademarks and technology intangible assets. The relief from royalty method measures the benefit of owning intellectual property as the “relief” from the royalty expense that would otherwise be incurred by licensing the asset from a third party.

The final fair value determinations for identifiable intangible assets may differ from this preliminary determination, and such differences could be material. The intangible assets acquired primarily consist of the following:

Intangible Type	Estimated Useful Life	Amortization Method	Estimated Fair Value
Technology	15 years	Straight-line	$290.0
Trade names and trademarks	Indefinite		108.0

Total			$398.0

Pro forma amortization expense of the acquired intangible assets was $7.8 million and $10.3 million for the nine months ended September 30, 2019 and the year ended December 31, 2018, respectively. The following table summarizes the expected pro forma amortization expense of the acquired intangible assets for the fiscal years ending December 31, 2019 through December 31, 2024, which has been prepared to reflect the transaction as if it occurred on January 1, 2018. Cliffs has not completed the detailed valuation work necessary to finalize the required estimated fair values, estimated lives, or pattern of amortization associated with the acquired intangible assets which may result in a change in actual amortization expense recognized. The finalization of the detailed valuation work may have a material impact on the valuation of intangible assets and the purchase price allocation.

	Remaining
	October 1, 2019 to December 31, 2019	2020	2021	2022	2023	2024 and thereafter
Amortization expense	$4.8	$19.3	$19.3	$19.3	$19.3	$174.0

n.	Other current liabilities—Represents the elimination of the current portion of deferred revenue related to preexisting contract relationship between AK Steel and Cliffs.

o.	Pension and postemployment benefit liabilities—Represents the estimated change in the fair value of the projected benefit obligations for the pension and OPEB plans.

p.

Long-term debt—Represents the anticipated $49.7 million fair value adjustment of debt obligations assumed and debt to be issued as part of the Merger, net of the extinguishment of AK Steel’s historically outstanding secured notes and the balance on the revolving credit facility. Additionally, the adjustment includes approximately $101.4 million of related transaction costs.

q.	Other liabilities—Represents the elimination of the noncurrent portion of deferred revenue related to preexisting contract relationship between AK Steel and Cliffs.

r.

Total equity—Represents the elimination of AK Steel common stock, additional paid-in capital, treasury stock, accumulated deficit and accumulated other comprehensive loss, as well as the following adjustments to reflect the capital structure of the combined company.

	Common Shares	Capital in excess of par value of shares	Retained deficit	Treasury shares	Accumulated other comprehensive loss
Fair value of Cliffs common shares issued for outstanding shares of AK Steel common stock and underlying converted AK Steel vested equity awards	$12.7	$983.1	$—	$—	$—
Elimination of AK Steel’s historical stockholders’ equity	(3.2)	(2,902.7)	2,626.7	7.3	—
Elimination of intercompany margin on beginning inventory balances in retained deficit	—	—	(54.2)	—	—
Gain on preexisting contract relationship liability reversal	—	—	42.8	—	—
Estimated transaction costs in connection with the Merger	—	—	(181.4)	—	—
Elimination of unrealized losses related to pension and postretirement benefits	—	—	—	—	122.0
Elimination of cash flow hedges	—	—	—	—	13.0
Elimination of foreign currency translation	—	—	—	—	2.3

Total	$9.5	$(1,919.6)	$2,433.9	$7.3	$137.3

DIRECTORS OF CLIFFS FOLLOWING THE MERGER

The Cliffs board is currently comprised of 11 directors. Pursuant to the terms of the Merger Agreement, Cliffs will, effective as of the effective time of the Merger, (i) cause two members of the Cliffs board, determined by Cliffs in its sole discretion, to resign, (ii) increase the size of the Cliffs board by one member and (iii) cause three current members of the AK Steel board, as mutually agreed to by AK Steel and Cliffs, to be appointed to Cliffs’ board.

COMPARISON OF STOCKHOLDERS’ AND SHAREHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of AK Steel common stock and the rights of holders of Cliffs common shares. AK Steel is incorporated under the laws of the State of Delaware and, accordingly, the rights of AK Steel stockholders are governed by the laws of the State of Delaware, including the DGCL. Cliffs is incorporated under the laws of the State of Ohio and, accordingly, the rights of Cliffs shareholders are governed by the laws of the State of Ohio, including Chapter 1701 of the ORC.

The rights of AK Steel stockholders will change as a result of the Merger due to differences in AK Steel’s and Cliffs’ governing documents and the rights of stockholders under Delaware law and shareholders under Ohio law. The rights of AK Steel stockholders are governed by Delaware law, and by AK Steel’s certificate of incorporation and by-laws, each as amended from time to time. Upon the completion of the Merger, the rights of AK Steel stockholders as Cliffs shareholders will be governed by Ohio law, and Cliffs’ articles of incorporation and regulations, each as amended from time to time. As a result, AK Steel stockholders will have different rights once they become shareholders of Cliffs due to the differences in the state law and governing documents of AK Steel and Cliffs.

This section does not include a complete description of all differences among the rights of AK Steel stockholders and Cliffs shareholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important to AK Steel stockholders do not exist. All AK Steel stockholders and Cliffs shareholders are urged to read carefully the relevant provisions of the DGCL and ORC, as well as each company’s governing documents; this summary is qualified in its entirety by reference to the full text of Cliffs’ current articles of incorporation, as amended, and regulations and AK Steel’s current certificate of incorporation and by-laws, as amended. See the section entitled “Where You Can Find More Information” beginning on page [    ] for information on how to obtain a copy of these documents.

AK Steel Stockholders	Cliffs Shareholders
Authorized Capital Stock

AK Steel is authorized to issue 475,000,000 shares of capital stock, divided into two classes consisting of:	Cliffs is authorized to issue 607,000,000 shares of capital stock, divided into three classes consisting of:

1. 450,000,000 shares of common stock, par value $0.01 per share; and	1. 600,000,000 common shares, par value $0.125 per share;

2. 25,000,000 shares of preferred stock, par value $1.00 per share.	2. 3,000,000 shares of class A preferred stock, without par value; and

3. 4,000,000 shares of class B preferred stock, without par value.

As of the date of this joint proxy statement/prospectus, there are no shares of preferred stock outstanding. The AK Steel board is authorized to issue the preferred stock in one or more series and to establish the terms of such series, including the voting and dividend rights, if any, applicable thereto.	As of the date of this joint proxy statement/prospectus, there are no shares of preferred stock outstanding. The Cliffs board is authorized to issue the preferred stock in one or more series and to establish the terms of such series, including the voting and dividend rights, if any, applicable thereto.

Voting Rights

Each holder of AK Steel common stock is entitled to one vote for each share of common stock held of record by the stockholder on the record date for any action, on all matters on which the stockholders are entitled to	Each holder of a Cliffs voting share is entitled to one vote for each share held of record by the shareholder on the record date for any action, on all matters on which the shareholders are entitled to vote, subject to

AK Steel Stockholders	Cliffs Shareholders
vote, subject to the rights of any holders of preferred stock and except as provided in the DGCL. AK Steel stockholders do not have the right to vote cumulatively in the election of directors.

the rights of any holders of preferred stock and except as provided in the ORC.

Under Section 1701.55 of the ORC, an Ohio corporation’s shareholders have the right to vote cumulatively in the election of directors if certain notice requirements are satisfied, unless the corporation’s articles provide that shareholders may not cumulate their votes. Cliffs’ articles of incorporation do not limit the ability of Cliffs shareholders to cumulate their votes.

Quorum and Adjournment

AK Steel’s by-laws provide that, at each meeting of the stockholders, the holders of record of a majority of the issued and outstanding shares of AK Steel stock entitled to vote at the meeting and present in person or represented by proxy will constitute a quorum for the transaction of business, except as otherwise provided by AK Steel’s certificate of incorporation or Delaware law. Under Section 160(c) of the DGCL, AK Steel cannot vote any shares held by AK Steel for its own account (other than shares held in a fiduciary capacity) and such shares will not be counted for quorum purposes.	Cliffs’ regulations provide that, at each meeting of the shareholders, the presence in person or by proxy of holders of record entitled to exercise not less than a majority of the voting power of Cliffs in respect of any one of the purposes for which the meeting is called will be necessary and sufficient to constitute a quorum. Under Section 1701.47 of the ORC, Cliffs cannot vote directly or indirectly any shares issued by it, and such shares will not be considered as outstanding for the purpose of computing the voting power of Cliffs or of shares of any class.

AK Steel’s by-laws provide that, if a quorum is not present, the holders of a majority of the shares present in person or represented by proxy at a meeting of the stockholders may adjourn the meeting from time to time, without further notice, until a quorum is obtained.	Cliffs’ regulations provide that the shareholders present in person or by proxy, whether or not a quorum is present, may adjourn any meeting of shareholders from time to time. Cliffs’ regulations further provide that notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken.

Number of Directors and Composition of Board of Directors

AK Steel’s by-laws provide that the AK Steel board will have seven directors, or such larger number as may be fixed from time to time by action of the AK Steel stockholders or the AK Steel board. There are currently 10 directors on the AK Steel board.

Cliffs’ regulations provide for a minimum of three directors. The exact number of directors may be fixed or changed at a meeting of the shareholders called for the purpose of electing directors at which a quorum is present, by the affirmative vote of the holders of a majority of the shares represented at the meeting and entitled to vote on such proposal.

The number of directors may also be increased or decreased by the directors at a meeting or by action without a meeting, provided that no such decrease in the number of directors shall result in the removal of any incumbent director or in the reduction of the term of any incumbent director. Any decrease in the number of directors to less than the number of directors in office shall become effective as the

AK Steel Stockholders	Cliffs Shareholders

resignation, removal from office, death or expiration of the term of any incumbent director occurs. The directors who are in office may fill any vacancy created by an increase in the number of directors.

There are currently 11 directors on the Cliffs board and, following the completion of the Merger, there will be 12 directors.

Election of Directors

AK Steel’s by-laws provide that all directors will hold office until the next annual meeting of AK Steel stockholders and until their successors are elected and qualified or until their earlier resignation or removal.	Cliffs’ regulations provide that the directors will hold office until the next succeeding annual meeting of Cliffs shareholders and until his or her successor is elected, or until his or her earlier resignation, removal from office or death.

AK Steel’s by-laws provide that each director will be elected by the vote of a majority of votes cast at any meeting of stockholders at which directors are to be elected at which a quorum is present except that the directors will be elected by the vote of a plurality of the shares present in person or represented by proxy and entitled to vote in the election of directors at any meeting of stockholders for which the number of nominees exceeds the number of directors to be elected as of a date that is 14 calendar days in advance of the date that AK Steel files its definitive proxy statement with the SEC. AK Steel’s by-laws further provide that directors may only be elected at the annual meeting of stockholders.	Pursuant to Section 1701.55(B) of the ORC, at all elections of directors of an Ohio corporation, the candidates receiving the greatest number of votes will be elected, unless the corporation’s articles of incorporation set forth alternative election standards. Cliffs’ articles of incorporation do not set forth an alternative standard for the election of directors, however, the Cliffs board has adopted a majority voting policy for uncontested director elections whereby any director-nominee that is elected by a plurality vote but fails to receive a majority of votes cast (which excludes abstentions and “broker non-votes”) is expected to tender his or her resignation, which resignation will be considered by the Governance and Nominating Committee and the Cliffs board.

The AK Steel board is not classified.	The Cliffs board is not classified.

Qualification of Directors

AK Steel’s by-laws provide that directors must be at least 18 years of age. The AK Steel board has also adopted a mandatory retirement policy that provides that no director may stand for re-election after reaching age 74, unless the AK Steel board makes an exception on an individual basis.	Section 1701.56(A)(3) of the ORC provides that the directors of an Ohio corporation must be natural persons of at least 18 years of age and have such qualifications, if any, as are stated in the articles of incorporation or regulations. Neither Cliffs’ articles of incorporation nor Cliffs’ regulations contain any director qualifications. However, Cliffs has adopted corporate governance guidelines which provide that no director may stand for re-election after reaching age 72, unless the board makes an exception on an individual basis. Cliffs’ corporate governance guidelines further provide that no independent director may stand for election more than 12 years in the aggregate, unless the board makes an exception on an individual basis, and a director may not serve on more than three other public company boards of directors.

AK Steel Stockholders	Cliffs Shareholders
Filling Vacancies on the Board of Directors

AK Steel’s by-laws provide that board vacancies, whether caused by resignation, death, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled by the vote of a majority of the remaining directors, even though less than a quorum, or by a sole remaining director, or at a special meeting of AK Steel stockholders, by the holders of shares entitled to vote for the election of directors.	Cliffs’ regulations provide that the directors in office may fill any vacancy created by an increase in the number of directors by the directors.

Removal of Directors

AK Steel’s by-laws allow for removal of any or all of the directors, with or without cause, by the affirmative vote of holders of a majority of the outstanding shares of AK Steel stock then entitled to vote in elections of directors. AK Steel’s by-laws further provide that the removal of directors by AK Steel stockholders may only be considered at the annual meeting of stockholders, unless a special meeting is called for the purpose of removing a director for cause, as such term is defined under Delaware law, and the alleged cause is set forth in the request for the meeting.	The removal of Cliffs directors is governed in accordance with the ORC. Section 1701.58 of the ORC provides that a director may be removed from office by the board of directors if (i) such director has been found to be of unsound mind by an order of court, (ii) such director is adjudicated bankrupt, or (iii) such director fails to qualify for office within 60 days from the date of the director’s election. The ORC further provides that a director may be removed from office, with or without cause, by the vote of the holders of a majority of the voting power of a corporation entitling them to elect directors in place of those to be removed, except that, in the case of a corporation having cumulative voting, if less than the entire board, or an entire class of directors, is to be removed, no individual director may be removed if the votes cast against such director’s removal would be sufficient to elect at least one director if then cumulatively voted at an election of the entire board of directors or of the class of directors of which the director is a part, as the case may be.

Action by Stockholders and Shareholders

AK Steel’s by-laws provide that when a quorum is present at any meeting of AK Steel stockholders, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter will be the act of the stockholders in all matters, except for the election of directors (described above) or where Delaware law or AK Steel’s certificate of incorporation requires a different vote.

AK Steel’s by-laws provide that stockholders may authorize or take corporate action by written consent, without prior notice and without vote, if a written consent setting forth the action to be taken is signed by AK Steel stockholders holding such number of shares

Cliffs’ articles of incorporation provide that, notwithstanding any provisions of Chapter 1701 of the ORC requiring the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of Cliffs or of any class or classes of shares thereof, any action to be taken by Cliffs pursuant to such Chapter (unless otherwise expressly prohibited by such statute) may be taken by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Cliffs or of such class or classes, except as may otherwise be required by Cliffs’ articles of incorporation. Cliffs’ articles of incorporation further provide that the alternative voting standard set forth in the immediately preceding sentence does not apply

AK Steel Stockholders	Cliffs Shareholders
that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted. The consent must be filed with the permanent records of AK Steel and prompt notice of such corporate action shall be given to those stockholders who have not consented in writing.

in respect of (a) any action taken by written consent of Cliffs shareholders under Section 1701.11(A)(1)(c) (or any successor provision) of the ORC (as described below), (b) any action taken by written consent of Cliffs shareholders under Section 1701.54(A) (or any successor provision) of the ORC (as described below), or (c) any action of shareholders under Section 1704.03(A)(3) (or any successor provision) of the ORC (as described below).

Under Section 1701.11(A)(1)(c) of the ORC, Cliffs shareholders may adopt, amend or repeal regulations for the government of Cliffs, the conduct of its affairs, and the management of its property, consistent with law and Cliffs’ articles of incorporation, without a meeting, by the written consent of the holders of shares entitling them to exercise two-thirds of the voting power of Cliffs on the proposal.

Under Section 1701.54(A) of the ORC, Cliffs shareholders may take action, without a meeting, by the written unanimous consent of shareholders who would be entitled to notice of a shareholder meeting held for such purpose.

As explained further below, Chapter 1704 of the ORC generally prohibits an Ohio corporation from engaging in certain business combinations with an interested shareholder within three years after the interested shareholder’s share acquisition date. Under Section 1704.03(A) of the ORC, in order for an Ohio corporation to engage in certain types of transactions with an interested shareholder after such three-year period, one or more additional conditions must be satisfied, including, but not limited to, shareholder approval in accordance with Section 1704.03(A)(3). Under Section 1704.03(A)(3), Cliffs shareholders can approve, at a meeting held for the purpose, such transactions by the affirmative vote of the holders of shares of Cliffs entitling them to exercise at least two-thirds of the voting power of Cliffs in the election of directors, provided that the transaction also is approved by the affirmative vote of the holders of at least a majority of the disinterested shares.

Stockholder and Shareholder Proposals

Director Nominations AK Steel’s by-laws provide that a stockholder entitled to vote in the election of directors must give timely	Cliffs’ articles of incorporation and regulations do not address shareholder proposals, and the ORC does not provide shareholders with any specific rights to make shareholder proposals.

AK Steel Stockholders	Cliffs Shareholders

written notice to the Secretary of AK Steel of any director nominee for election to the AK Steel board.

To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing, (i) as to each proposed nominee, all information required to be disclosed in the solicitation of proxies for director elections under Regulation 14A of the Exchange Act, including the written consent of the nominee to the nomination and to serve on the AK Steel board if elected and the number of shares of capital stock of AK Steel owned of record and beneficially by such person, and (ii) as to the stockholder giving notice (a) a representation that such stockholder is a holder of record or beneficial owner of stock of AK Steel entitled to vote at the meeting and the name and address of the stockholder and any stockholder of record of such stockholder’s shares, (b) the class and number of shares which are owned beneficially and of record by such stockholder and owned by any stockholder of record of such stockholder’s shares, as of the date of the stockholder’s notice, and a representation that such stockholder will notify AK Steel in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date, (c) a description of any agreement, arrangement, or understanding between the stockholder or its affiliates and any other person with respect to the nomination, and a representation that such stockholder will notify AK Steel in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date, (d) a description of any agreement, arrangement, or understanding that has been entered into as of the date of the stockholder’s notice to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder with respect to AK Steel stock, and a representation that such stockholder will notify AK Steel in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date, (e) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the matter, and (f) a representation as to whether the stockholder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding AK Steel capital stock required to elect the proposed nominee and/or otherwise to solicit proxies from stockholders in support of such stockholder’s nomination.

In accordance with SEC Rule 14a-8 under the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Cliffs at its principal executive offices at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. However, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Cliffs begins to print and mail its proxy materials. Any such shareholder proposal must comply with all other applicable procedural requirements of SEC Rule 14a-8, and may be excluded from the proxy statement on any of the bases specified in Rule 14a-8, including if such proposal seeks to include a director nomination in Cliffs’ proxy statement.

AK Steel Stockholders	Cliffs Shareholders

Other Proposals

AK Steel’s by-laws provide that a stockholder must give timely written notice to the Secretary of AK Steel of any proposal for business, other than the nomination of a person for election as a director, to be transacted at any stockholder meeting.

To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing (i) as to each matter the stockholder proposes to bring before the meeting, a brief description of (a) the business desired to be brought before the meeting, (b) the reasons for conducting such business at the meeting, (c) any material interest in such business of the stockholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made, and (d) all agreements, arrangements and understandings between or among the stockholder and beneficial owner, if any, or their affiliates, associates and any other person in connection with the proposal of such business, and a representation that the stockholder will notify AK Steel in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date; and (ii) as to the stockholder giving notice and the beneficial owner, if any, on whose behalf the proposal is made, (a) a representation that such stockholder is a holder of record or beneficial owner of stock of AK Steel entitled to vote at the meeting and the name and address of the stockholder, and of such beneficial owner or stockholder of record of the shares owned by such stockholder, if any, (b) the class and number of shares which are owned beneficially and of record by such stockholder and such beneficial owner or stockholder of record of the shares owned by such stockholder, if any, as of the date of the stockholder’s notice, and a representation that the stockholder will notify AK Steel in writing of the number of such shares owned of record and beneficially as of the record date for the meeting promptly following the record date, (c) any agreement, arrangement, or understanding that has been entered into as of the date of the notice to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of such stockholder with respect to AK Steel stock, and a representation that such stockholder will notify AK Steel in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the record date, (d) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose the matter, and (e) a representation as to whether the

AK Steel Stockholders	Cliffs Shareholders
stockholder intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding AK Steel capital stock required to approve or adopt the matter and/or otherwise to solicit proxies from stockholders in support of such stockholder’s proposal or position.

Advance Notice

To be timely, a stockholder’s notice of a director nomination or other stockholder proposal must be delivered to or mailed and received at the principal executive offices of AK Steel (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of stockholders, by close of business on a date that is not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting or where no annual meeting has been held within the past year, or (with respect to a stockholder proposal other than the nomination of a person for election as a director) in the case of a special meeting, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

Proxy Access

AK Steel’s by-laws contain a “proxy access” provision. This provision allows eligible AK Steel stockholders to have their director nominees, together with an optional statement of support from the nominating stockholder, included in AK Steel’s proxy statement whenever the AK Steel board solicits proxies with respect to the election of directors at an annual meeting of stockholders.

An eligible stockholder is any single stockholder (or group of up to 20 stockholders) holding at least 3% of the outstanding shares of AK Steel common stock continuously for at least three years, both as of the date 7 days prior to the notice delivered to the Secretary and the date of the meeting.

To be timely, a notice of the nomination and other required information must be delivered to the Secretary of AK Steel no earlier than 150 days and no later than

AK Steel Stockholders	Cliffs Shareholders

120 days before the anniversary of the date that AK Steel issued its proxy statement for the previous year’s annual meeting of stockholders.

AK Steel is not required to include in its proxy statement more than the greater of (1) two nominees and (2) 25% of the total number of directors in office (rounded down), subject to adjustment in the event of a decrease in the size of the AK Steel board prior to the meeting.

14a-8 Proposals

In accordance with SEC Rule 14a-8 under the Exchange Act, stockholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by AK Steel at its principal executive offices at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to stockholders. However, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before AK Steel begins to print and mail its proxy materials. Any such stockholder proposal must comply with all other applicable procedural requirements of SEC Rule 14a-8, and may be excluded from the proxy statement on any of the bases specified in Rule 14a-8, including if such proposal seeks to include a director nomination in AK Steel’s proxy statement.

Amendments to Certificate of Incorporation/Articles of Incorporation

Under Section 242 of the DGCL, a Delaware corporation’s certificate of incorporation may be amended only if the proposed amendment is adopted and declared advisable by the board of directors and, subject to certain exceptions, approved by the holders of a majority of the outstanding shares of stock entitled to vote.

AK Steel’s certificate of incorporation states that no amendment to the certificate of incorporation may amend, modify or repeal any or all of the provisions relating to director liability in AK Steel’s certificate of incorporation with respect to matters occurring or causes of action arising prior to such amendment, modification or repeal.

Section 1701.71(A) of the ORC provides that, subject to certain exceptions, the shareholders of an Ohio corporation, at a meeting held for that purpose, may adopt an amendment to the corporation’s articles of incorporation by the affirmative vote of the holders of shares entitling them to exercise two-thirds of the voting power of the corporation on the proposal or, if the articles of incorporation provide or permit, by the affirmative vote of a greater or lesser proportion, but not less than a majority, of such voting power, and by the affirmative vote of the holders of shares of any particular class that is required by the articles.

As described above, Cliffs’ articles of incorporation permit the adoption of an amendment to the articles of incorporation to be taken by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Cliffs or of such class

AK Steel Stockholders	Cliffs Shareholders

or classes, except as may otherwise be required by Cliffs’ articles of incorporation.

Pursuant to Section 1701.70(B) of the ORC, in certain circumstances, an amendment to a corporation’s articles of incorporation may be adopted by the corporation’s directors. For instance, pursuant to Section 1701.70(B)(6) of the ORC, unless otherwise provided in the articles of incorporation, the directors may adopt any amendment changing the name of the corporation.

Amendments to By-laws/Regulations

The DGCL provides that stockholders of a Delaware corporation, and, when provided for in the certificate of incorporation, the board of directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.

AK Steel’s certificate of incorporation provides that AK Steel’s by-laws may be amended, altered or repealed, and new by-laws may be adopted, by the affirmative vote of a majority of the entire AK Steel board or by unanimous written consent of the AK Steel board; provided, that, any by-laws are subject to amendment or repeal by the affirmative vote of the holders of record of a majority of the issued and outstanding shares of stock of AK Steel entitled to vote in respect thereof.

Section 1701.11 of the ORC provides that regulations for the government of an Ohio corporation may be adopted, amended or repealed, among other circumstances, by the shareholders at a meeting held for that purpose, by the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation on the proposal, or if the articles or regulations that have been adopted so provide, by the affirmative vote of the holders entitling them to exercise a greater proportion than a majority of the voting power of the corporation on the proposal.

Cliffs’ regulations provide that they may be amended by the affirmative vote of the shareholders entitled to exercise a majority of the voting power on such proposal.

As described above, to adopt, amend or repeal regulations of Cliffs, consistent with law and Cliffs articles of incorporation, without a meeting, requires the written consent of the holders of Cliffs shares entitling them to exercise two-thirds of the voting power of Cliffs on the proposal.

Special Meetings of Stockholders and Shareholders

AK Steel’s by-laws provide that a special meeting of AK Steel stockholders may be called by:

•  the AK Steel board;

•  AK Steel’s chief executive officer; or

•  written request of stockholders holding together at least a majority of all the shares of AK Steel entitled to vote at the meeting.

Cliffs’ regulations provide that a special meeting of Cliffs shareholders may be called by:

•  the Cliffs board by action at a meeting;

•  three or more members of the Cliffs board acting without a meeting;

•  a person or persons holding not less than 25% of all the shares of Cliffs outstanding and entitled to vote on any proposal to be subjected at the meeting; or

•  Cliffs’ chairman, president or a vice-president.

AK Steel Stockholders	Cliffs Shareholders
Notice of Meetings of Stockholders and Shareholders

Under AK Steel’s by-laws, written notice of an annual or special meeting of stockholders must be given to each stockholder at least 10 days but no more than 60 days prior to the date of the meeting, unless the lapse of the prescribed period is waived.	Under Cliffs’ regulations, written notice of an annual or special meeting must be given to each shareholder at least 20 days but no more than 60 days prior to the date of the meeting.

Proxies

AK Steel’s by-laws provide that every AK Steel stockholder having the right to vote is entitled to vote in person, or by proxy appointed by an instrument in writing, subscribed by the stockholder and bearing a date not more than three years prior to voting, unless such instrument provides for a longer period.	Under Section 1701.48 of the ORC, a person who is entitled to vote at a shareholders’ meeting may vote at the meeting by proxy appointed by a writing signed by the person or appointed by a verifiable communication authorized by the person, which will expire 11 months after it is made unless the writing or verifiable communication specifies the date on which it is to expire or the length of time it is to continue in force.

Indemnification and Liability of Directors and Officers

AK Steel’s certificate of incorporation provides that AK Steel will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of AK Steel, or is or was serving at the request of AK Steel as a director, officer, employee or agent or in any similar capacity of any other corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action, suit or proceeding. AK Steel’s directors and officers may have their expenses (including attorney’s fees) in connection with any proceeding advanced, so long as they provide a written undertaking to repay such amounts if it is determined they are not entitled to indemnification.

AK Steel’s certificate of incorporation provides that directors of AK Steel are not personally liable to AK Steel or any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to AK Steel or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under

Under the ORC, unless a corporation’s articles of incorporation or code of regulations expressly states that Section 1701.59(E) of the ORC is not applicable (Cliffs’ articles and regulations do not contain such a provision), a director is not liable for monetary damages unless it is proved by clear and convincing evidence that such director’s action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, although such provision does not limit a director’s liability for the approval of unlawful loans, dividends or distributions of assets. The ORC does not contain a comparable provision expressly limiting the liability of officers, employees or agents of a corporation.

Section 1701.13(E) of the ORC provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. The ORC does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a

AK Steel Stockholders	Cliffs Shareholders
Section 174 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit.

corporation’s articles of incorporation or code of regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

The ORC provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Cliffs’ regulations provide that Cliffs will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Cliffs, or is or was serving at the request of Cliffs as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise.

Cliffs’ regulations provide that Cliffs may, to the full extent then permitted by law and authorized by the directors, purchase and maintain insurance on behalf of any director, trustee, officer, employee or agent against any liability asserted against and incurred by any such person in any such capacity, or arising out of his or her status as such, whether or not Cliffs would have the power to indemnify such person against such liability.

Anti-Takeover Provisions and Other Stockholder and Shareholder Protections

Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either	Chapter 1704 of the ORC prohibits an Ohio corporation from engaging in a wide range of business combinations similar to those prohibited by Section 203 of the DGCL with an interested shareholder for three years after the date that the interested shareholder first became an interested shareholder, which is such shareholder’s share

AK Steel Stockholders	Cliffs Shareholders

the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (1) any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of either the aggregate market value of all of the assets of the corporation or the aggregate market value of all of the outstanding stock of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder; (4) subject to certain exceptions, any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or of any such subsidiary beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any direct or indirect majority-owned subsidiary. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year acquisition date. However, in contrast to Section 203 of the DGCL, under Chapter 1704 of the ORC, an “interested shareholder” includes a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation. Chapter 1704 restrictions do not apply under certain circumstances, including, but not limited to, the following: (1) if, prior to the interested shareholder’s share acquisition date, the directors of a corporation have approved the transaction or the purchase of shares on the share acquisition date, and (2) if a corporation, by action of its shareholders holding at least two-thirds of the voting power of the corporation, adopts an amendment to its articles of incorporation specifying that Chapter 1704 of the ORC shall not be applicable to the corporation.

Under the Ohio Control Share Acquisition Statute, unless the articles of incorporation or code of regulations of a corporation otherwise provide, any control share acquisition of an issuing public corporation can only be made with the prior approval of the shareholders of the corporation. A “control share acquisition” is defined as any acquisition of shares of a corporation that, when added to all other shares of that corporation owned by the acquiring person, would enable a person to exercise levels of voting power in any of the following ranges: at least 20% but less than 33 1⁄3%; at least 33 1⁄3% but less than 50%; 50% or more.

Neither Cliffs’ articles of incorporation nor Cliffs’ regulations contain a provision that exempts Cliffs from Chapter 1704 of the ORC or the Ohio Control Share Acquisition Statute.

Cliffs does not currently have a shareholder rights plan in place.

AK Steel Stockholders	Cliffs Shareholders
period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. AK Steel does not currently have a stockholder rights plan in place.

Mergers, Acquisitions, Share Purchases and Certain Other Transactions

The DGCL requires approval of mergers (other than so-called “parent-subsidiary” mergers where the parent company owns at least 90% of the shares of the subsidiary), consolidations and dispositions of all or substantially all of a corporation’s assets by a majority of the issued and outstanding shares of the corporation entitled to vote thereon, unless the corporation’s certificate of incorporation specifies a different percentage. The DGCL does not require stockholder approval for (a) majority share acquisitions, (b) mergers (i) involving the issuance of 20% or less of the voting power of the corporation, (ii) governed by an agreement of merger that does not amend in any respect the certificate of incorporation of the corporation, and (iii) in which each share of stock of the corporation outstanding immediately prior to the effective date of the merger remains identical after the effective date of the merger, or (c) other combinations, except for business combinations subject to Section 203 of the DGCL.

The ORC requires approval of mergers, dissolutions, dispositions of all or substantially all of a corporation’s assets, and majority share acquisitions and combinations involving issuance of shares representing one-sixth or more of the voting power of the corporation immediately after the consummation of the transaction (other than so-called “parent-subsidiary” mergers), by two-thirds of the voting power of a corporation, unless the articles of incorporation specify a different proportion (but not less than a majority). Cliffs’ articles of incorporation specify that the affirmative vote of the holders of shares entitling them to exercise a majority of the voting power of Cliffs is required for the approval of such transactions.

Rights of Dissenting Stockholders and Shareholders

Under the DGCL, a stockholder may dissent from, and receive payments in cash for, the fair value of his or her shares as appraised by the Court of Chancery of the State of Delaware in the event of certain mergers and consolidations. However, stockholders do not have appraisal rights if the shares of stock they hold, at the record date for determination of stockholders entitled to vote at the meeting of stockholders to act upon the merger or consolidation, or on the record date with respect to action by written consent, are either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders. Further, no appraisal rights are available to stockholders of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (i) shares of stock of the surviving

Under the ORC, shareholders of an Ohio corporation are entitled to dissenters’ rights in connection with certain amendments to the corporation’s articles of incorporation. Shareholders are also entitled to dissenters’ rights under the ORC in connection with the lease, sale, exchange, transfer or other disposition of all or substantially all of the assets of a corporation, and the corporation being merged into or consolidated with another corporation, unless (a) the shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief are listed on a national securities exchange as of the day immediately preceding the date of the meeting of the shareholders held for the purpose of authorizing such transaction and (b) the consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the time of the vote of the shareholders on the proposal regarding such transaction at the shareholders’ meeting held for that purpose, are listed

AK Steel Stockholders	Cliffs Shareholders

corporation, (ii) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (iii) cash instead of fractional shares or (iv) any combination of clauses (i)—(iii). Appraisal rights are also available under the DGCL in certain other circumstances, including in certain parent-subsidiary corporation mergers and in certain circumstances where the certificate of incorporation so provides.

AK Steel’s certificate of incorporation and by-laws do not provide for appraisal rights in any additional circumstance other than as required by applicable law.

on a national securities exchange, and no proceedings are pending to delist the shares from the national securities exchange. In addition, shareholders of an acquiring corporation are entitled to dissenters’ rights in any merger, combination or “majority share acquisition” in which such shareholders are entitled to voting rights. The ORC provides shareholders of an acquiring corporation with voting rights if the acquisition involves the transfer of shares of the acquiring corporation entitling the recipients thereof to exercise one-sixth or more of the voting power of such acquiring corporation immediately after the consummation of the transaction. However, under the ORC, dissenters’ rights are not available to shareholders of an acquiring corporation if the shares entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken and immediately following the effective time of the transaction and there are no pending proceedings to de-list the shares as of such effective time.

Forum for Adjudication of Disputes

AK Steel’s by-laws provide that, unless AK Steel consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of AK Steel, (ii) any action asserting a claim of breach of a fiduciary duty owed by any AK Steel director, officer or other employee to AK Steel or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or AK Steel’s governing documents, or (iv) any action asserting a claim governed by the internal affairs doctrine.

The AK Steel by-laws also provide that AK Steel is entitled to equitable relief, including injunction and specific performance, to enforce such provisions regarding forum.

Neither Cliffs’ articles of incorporation nor Cliffs’ regulations address forum selection for the adjudication of disputes.

APPRAISAL RIGHTS

In accordance with Section 262 of the DGCL and Section 1701.84 of the ORC, no appraisal rights will be available to the holders of shares of AK Steel common stock or Cliffs common shares in connection with the Merger or the other transactions contemplated by the Merger Agreement.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS/EXECUTIVE OFFICERS OF CLIFFS

To Cliffs’ knowledge, the following tables set forth certain information regarding the beneficial ownership of Cliffs common shares as of the close of business on the respective dates provided below (except as noted in the footnotes below) and with respect to: each person known by Cliffs to beneficially own 5.0% or more of Cliffs outstanding common shares, each member of the Cliffs board, each executive officer named in the executive compensation table contained in Cliffs’ most recent annual meeting proxy statement, which are referred to as named executive officers, and the members of the Cliffs board and Cliffs’ current executive officers as a group.

Cliffs has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Cliffs believes, based on the information furnished to Cliffs, that the persons and entities named in the tables below have sole voting and investment power with respect to all Cliffs common shares that he, she or it beneficially owns.

Security Ownership of Directors and Executive Officers

The following table sets forth the amount and percent of Cliffs common shares that, as of January 3, 2020, are deemed under the rules of the SEC to be “beneficially owned” by each director, by each named executive officer and by all directors and executive officers as a group. None of the shares owned by Cliffs’ directors or executive officers are pledged as security. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.

Common Shares

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Lourenco Goncalves	2,792,918	1.0%
Douglas C. Taylor	156,560	*
John T. Baldwin	123,727	*
Terry G. Fedor	224,140	*
Robert P. Fisher, Jr.	124,030	*
Timothy K. Flanagan(3)	76,757	*
Susan M. Green	73,682	*
Maurice D. Harapiak	208,938	*
M. Ann Harlan	21,992	*
Keith A. Koci	73,000	*
Janet L. Miller	24,730	*
Joseph A. Rutkowski, Jr.	111,318	*
Eric M. Rychel	27,985	*
Michael D. Siegal	109,517	*
Clifford T. Smith	251,082	*
Gabriel Stoliar	176,448	*
All Directors and Executive Officers as a group (19 persons)	4,951,513	1.8%

*	Less than 1.0% of the Cliffs common shares outstanding.
(1)

Amounts reported in this column include the following amounts of shares with respect to which each such person has the right to acquire beneficial ownership of prior to March 3, 2020: 711,926 shares for Mr. Goncalves; 25,114 shares for Mr. Fedor; 24,265 shares for Mr. Harapiak; 25,114 shares for Mr. Smith; and 58,187 shares for all other executive officers as a group.

(2)	Based on 270,092,332 shares outstanding as of January 3, 2020.
(3)

Mr. Flanagan, previously Executive Vice President, Chief Financial Officer, left Cliffs in February 2019. The information for Mr. Flanagan is as of May 13, 2019, which was the last date information was available to Cliffs and may not reflect current beneficial ownership as of January 3, 2020.

Security Ownership of Other Beneficial Owners

The following table furnishes information concerning all persons known to Cliffs to beneficially own 5% or more of the outstanding Cliffs common shares as of January 3, 2020. The information provided below was derived from reports filed with the SEC by the beneficial owners on the dates indicated in the footnotes below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	40,529,198	(2)	15.0%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	33,358,653	(3)	12.4%
Ruffer LLP 80 Victoria Street London, SW1E 5JL, United Kingdom	19,697,928	(4)	7.3%
FMR LLC 245 Summer Street Boston, MA 02210	16,547,777	(5)	6.1%

(1)	Based on 270,092,332 shares outstanding as of January 3, 2020.
(2)

Based on the Schedule 13G/A dated November 8, 2019, which indicates that it was filed by BlackRock, Inc. According to such Schedule 13G/A, BlackRock, Inc., as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 40,529,198 Cliffs common shares. BlackRock, Inc. reported that it possessed sole voting power over 39,797,072 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

(3)

Based on the Schedule 13G/A dated February 11, 2019, which indicates it was filed by The Vanguard Group. According to such Schedule 13G/A, these shares are owned by The Vanguard Group and two wholly owned subsidiaries, Vanguard Fiduciary Trust Company, which is referred to as VFTC, and Vanguard Investments Australia, Ltd., which is referred to as VIA, as investment managers of collective trust accounts and investment offerings, respectively. The Schedule 13G/A reports that VFTC is the beneficial owner of 314,889 shares and VIA is the beneficial owner of 70,461 shares. The Vanguard Group is a registered investment advisor and has sole voting power with respect to 345,341 shares, shared voting power with respect to 40,009 shares, sole dispositive power with respect to 33,003,755 shares, and shared dispositive power with respect to 354,898 shares.

(4)

Based on the Schedule 13G dated February 7, 2019, which indicates it was filed by Ruffer LLP. According to such Schedule 13G, Ruffer LLP, in its capacity as the investment manager of discretionary accounts and funds, reported aggregate beneficial ownership of 19,697,928 Cliffs common shares. Ruffer LLP reported that it possessed sole voting power and sole dispositive power over all of these shares.

(5)

Based on the Schedule 13G dated February 13, 2019, which indicates that it was filed by FMR LLC. According to such Schedule 13G, FMR LLC, as the parent holding company of several subsidiaries, reported aggregate beneficial ownership of 16,547,777 Cliffs common shares. FMR LLC reported that it possessed sole voting power over 2,024,123 of these shares, shared voting power over no shares, and sole dispositive power over all of these shares.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND DIRECTORS/EXECUTIVE OFFICERS OF AK STEEL

Security Ownership of Directors and Executive Officers

The following table sets forth, as of January 3, 2020, the number of shares of AK Steel common stock that are deemed under the rules of the SEC to be “beneficially owned” by each director, by each named executive officer and by all directors and executive officers of AK Steel as a group. Unless otherwise indicated, each person or member of a group listed has sole voting and investment power with respect to the shares of AK Steel common stock listed and none of the shares are pledged as security. Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069.

Name of Beneficial Owner Directors / Named Executive Officers	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Outstanding Shares of AK Steel Common Stock(3)
Joseph C. Alter	209,948	*
Dennis C. Cuneo	28,727	*
Sheri H. Edison	117,243	*
Mark G. Essig	37,784	*
William K. Gerber	169,941	*
Gregory B. Kenny	—	—
Scott M. Lauschke	131,182	*
Ralph S. Michael, III	205,596	*
Roger K. Newport	1,577,841	*
Kirk W. Reich	677,786	*
Christopher J. Ross	107,348	*
Jaime Vasquez(4)	183,198	*
Dwayne A. Wilson	54,464	*
Vicente Wright	117,284	*
Arlene M. Yocum	54,464	*
All Directors and Executive Officers as a group (21 persons)	4,661,712	1.5%

*	Less than 1.0% of the shares of AK Steel common stock outstanding.
(1)

This column includes the number of shares of AK Steel common stock that may be acquired pursuant to the exercise of outstanding AK Steel stock options that are exercisable before March 3, 2020, as follows: Mr. Alter, 114,205 shares; Mr. Lauschke, 63,570 shares; Mr. Newport, 883,872 shares; Mr. Reich, 391,585 shares; Mr. Ross, 61,974 shares; and all other executive officers as a group: 529,686 shares.

(2)

AK Steel directors receive compensation in the form of restricted stock units, referred to as RSUs. An RSU is an equity award that is valued based on the AK Steel common stock and vests immediately, but no shares of AK Steel common stock are issued at the time of grant. RSUs are not considered to be shares that are “beneficially owned” for purposes of this table. As a result, a significant portion of the effective equity ownership of AK Steel by its directors is not reflected in this table.

(3)	Based on 316,466,553 shares outstanding as of January 3, 2020.
(4)	Mr. Vasquez retired from his position as Vice President, Finance and Chief Financial Officer of AK Steel effective November 30, 2019.

Security Ownership of Other Beneficial Owners

The following table furnishes information concerning all persons known to AK Steel to beneficially own 5% or more of the outstanding shares of AK Steel common stock as of January 3, 2020.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	45,940,049	(2)	14.5%
The Vanguard Group 100 Vanguard Blvd Malvern, PA 19355	32,442,608	(3)	10.3%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	16,790,792	(4)	5.3%

(1)	Based on 316,466,553 shares of AK Steel common stock outstanding as of January 3, 2020.
(2)

Based on information contained in a statement on Schedule 13G (Amendment No. 8), filed with the SEC on January 24, 2019, BlackRock, Inc. has sole dispositive power over 45,940,049 shares of AK Steel common stock and sole voting power over 45,146,910 shares of AK Steel common stock.

(3)

Based on information contained in a statement on Schedule 13G (Amendment No. 11), filed with the SEC on February 11, 2019, The Vanguard Group, Inc. has sole voting power over 305,393 shares of AK Steel common stock, shared voting power over 52,700 shares of AK Steel common stock, sole dispositive power over 32,116,015 shares of AK Steel common stock, and shared dispositive power over 326,593 shares of AK Steel common stock

(4)

Based on information contained in a statement on Schedule 13G, filed with the SEC on February 13, 2019, State Street Corporation has shared dispositive power over 16,790,792 shares of AK Steel common stock and shared voting power over 15,745,676 shares of AK Steel common stock.

VALIDITY OF COMMON SHARES

The validity of the Cliffs common shares to be issued pursuant to the Merger will be passed upon for Cliffs by Jones Day.

TAX OPINION

Certain matters related to the material U.S. federal income tax consequences of the Merger will be passed upon for AK Steel by Weil, Gotshal & Manges LLP.

EXPERTS

Cliffs

The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Cleveland-Cliffs Inc. Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of Cleveland-Cliffs Inc.’s and its subsidiaries’ internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to Cleveland-Cliffs Inc.’s change to its method of accounting for revenue by adopting FASB ASC 606, Revenue from Contracts with Customers, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

AK Steel

Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements included in AK Steel Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, and the effectiveness of AK Steel Holding Corporation’s internal control over financial reporting as of December 31, 2018, as set forth in their reports, which are incorporated by reference herein. AK Steel Holding Corporation’s financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

SHAREHOLDER AND STOCKHOLDER PROPOSALS

Cliffs Shareholder Proposals

To be included in the proxy statement and proxy card for Cliffs’ 2020 annual meeting of shareholders, a shareholder proposal must have been received by Cliffs on or before November 12, 2019 (or, if the date of the 2020 annual meeting is more than 30 days before or after the date of the 2019 annual meeting, a reasonable time before Cliffs begins to print and send its proxy materials), and must comply with Rule 14a-8 under the Exchange Act.

In accordance with Rule 14a-4 under the Exchange Act, if notice of a proposal by a shareholder intended to be presented at the 2020 annual meeting is received by Cliffs after January 26, 2020 (or, if the date of the 2020 annual meeting is more than 30 days before or after the date of the 2019 annual meeting, such notice is not received a reasonable time before Cliffs begins to print and send the proxy materials), the persons authorized under the Cliffs management proxies may exercise discretionary authority to vote or act on such proposal if the proposal is raised at the 2020 annual meeting.

Proposals and other items of business should be directed to the Secretary of Cliffs by fax to (216) 694-6509 or by mail to Secretary, Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114.

AK Steel Stockholder Proposals

If the Merger is consummated, AK Steel is not expected to hold an annual meeting of stockholders in 2020. However, if the Merger is not completed, AK Steel expects to hold an annual meeting of stockholders in 2020.

AK Steel’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the AK Steel board. Under AK Steel’s by-laws, notice of any such stockholder proposal or director nomination for AK Steel’s 2020 annual meeting of stockholders must be received by AK Steel no earlier than February 25, 2020 and not later than the close of business on March 26, 2020, and must contain certain information and conform to certain requirements specified in the by-laws.

If the date of AK Steel’s annual meeting of stockholders is more than 30 days before or after the anniversary of its annual meeting for the prior year (or if no annual meeting was held during the prior year), then the notice of a director nomination or stockholder proposal must be delivered not later than the close of business on the 10th day following the earlier of the day on which notice of the annual meeting is first mailed to AK Steel stockholders and the day on which the date of the meeting is publicly disclosed.

The AK Steel by-laws also provide proxy access for director nominations, which allows stockholders who meet the eligibility and other requirements set forth in Section 9A of AK Steel’s by-laws to nominate a candidate for election to the AK Steel board for inclusion in the AK Steel’s proxy statement for its 2020 annual meeting of stockholders, which is referred to as the AK Steel 2020 Proxy Statement. Written notice of stockholder nominations for directors submitted for inclusion in the AK Steel 2020 Proxy Statement were required to be received by AK Steel’s Corporate Secretary no earlier than November 12, 2019, and not later than the close of business on December 12, 2019, and must otherwise contain the information set forth in and otherwise comply with all of the requirements of the AK Steel by-laws.

In addition, if an AK Steel stockholder intends to present a proposal at the 2020 annual meeting of stockholders and seeks to have such proposal included in the AK Steel 2020 Proxy Statement pursuant to Rule 14a-8 under the Exchange Act, AK Steel must have received a written proposal no later than the close of business on December 12, 2019. Any such proposal must also satisfy the other requirements of Rule 14a-8.

All nominations and stockholder proposals submitted under AK Steel’s by-laws must comply with the requirements set forth in the by-laws. If AK Steel’s Chairman or other presiding officer at the annual meeting determines that a stockholder proposal or director nomination was not received by the applicable deadline or does not otherwise comply with the by-laws, AK Steel may refuse to acknowledge or introduce any such matter at the annual meeting.

Any stockholder proposals and notices, as well as any related questions, should be directed to: AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attention: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

Cliffs Householding

Cliffs is permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce Cliffs’ printing and postage costs and to lower its environmental impact by reducing paper copies. If you are the beneficial owner, but not the record holder, of Cliffs shares, your broker, bank or other nominee may only deliver one set of proxy materials and, as applicable, any other proxy materials that are delivered until such time as you or other shareholders sharing an address notify your nominee that you want to receive separate copies. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, either now or in the future, may submit this request by writing to Cliffs’ Secretary at Cleveland-Cliffs Inc., 200 Public Square, Suite 3300, Cleveland, Ohio 44114, or calling the Investor Relations department at (800) 214-0739, and they will be delivered promptly. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

AK Steel Householding

AK Steel has previously adopted a procedure approved by the SEC called “householding.” Under this procedure, if there are multiple AK Steel stockholders of record who have the same address and last name, they will receive only one copy of this joint proxy statement/prospectus, unless any of the stockholders notifies AK Steel that they wish to receive separate copies. In addition, a broker, bank or other nominee for any stockholder who is a beneficial owner of AK Steel common stock may deliver only one copy of this joint proxy statement/prospectus to multiple stockholders who share the same address, unless that bank, broker or other nominee has received contrary instructions from one or more of the applicable AK Steel stockholders. AK Steel stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

AK Steel has undertaken householding to reduce its printing costs and postage fees and to lower its environmental impact by reducing paper copies.

Registered AK Steel stockholders (those who hold shares directly in their name with AK Steel’s transfer agent) who wish to opt out of householding and receive a separate joint proxy statement/prospectus or other proxy materials, may do so by contacting AK Steel’s transfer agent, Computershare, at (888) 294-8217, or by sending a written request to AK Steel Holding Corporation, 9227 Centre Pointe Drive, West Chester, Ohio 45069, Attention: Corporate Secretary. Any such request must be received by AK Steel at least 30 days before the mailing date of the applicable proxy materials.

WHERE YOU CAN FIND MORE INFORMATION

Both Cliffs and AK Steel file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain many of these documents, free of charge, if filed by Cliffs, from Cliffs’ website www.clevelandcliffs.com or, if filed by AK Steel, from AK Steel’s website www.aksteel.com.

Cliffs has filed a registration statement on Form S-4 of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Cliffs and AK Steel to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents (other than any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that have previously been filed with the SEC by Cliffs (File No. 001-08944):

•	Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 8, 2019);

•

Portions of Cliffs’ Definitive Proxy Statement on Schedule 14A filed with the SEC on March 12, 2019 that are incorporated by reference into Part III of Cliffs’ Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 (filed with the SEC on April 25, 2019), June 30, 2019 (filed with the SEC on July  19, 2019) and September 30, 2019 (filed with the SEC on October 23, 2019);

•

Current Reports on Form 8-K filed with the SEC on January 28, 2019, February  14, 2019, March  8, 2019, April  1, 2019, April  26, 2019, April  30, 2019, May  14, 2019, June  13, 2019, September  10, 2019, December  3, 2019 and December 4, 2019; and

•

The description of Cliffs common shares contained in the Current Report on Form 8-K/A filed with the SEC on May 21, 2008, and all amendments and reports filed with the SEC for the purpose of updating such description.

This document also incorporates by reference the following documents (other than any information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K) that have previously been filed with the SEC by AK Steel (File No. 001-13696):

•	Annual Report on Form 10-K for the year ended December 31, 2018 (filed with the SEC on February 15, 2019);

•	AK Steel’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2019;

•

Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 (filed with the SEC on April 29, 2019), June 30, 2019 (filed with the SEC on July  29, 2019) and September 30, 2019 (filed with the SEC on October 30, 2019);

•

Current Reports on Form 8-K filed with the SEC on January 28, 2019 (Item 2.05 and the portion of Exhibit 99.1 that is incorporated by reference into Item 2.05 only), May  28, 2019 (as amended on May  29, 2019), November  5, 2019, November 20, 2019, December  3, 2019 and December 4, 2019; and

•

The description of the AK Steel common stock contained in the Current Report on Form 8-K filed with the SEC on November 4, 2014 (which amends the description contained in AK Steel’s Registration Statement on Form S-4 (File No. 333-82035), as amended from time to time), including any amendment or report filed for the purpose of updating such description.

In addition, Cliffs and AK Steel are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement on Form S-4 filed by Cliffs, and prior to the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Cliffs special meeting and AK Steel special meeting, respectively. Cliffs and AK Steel are not incorporating by reference any information furnished (but not filed), except as otherwise expressly specified in the documents containing such information.

You may request copies of this joint proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Cliffs or AK Steel, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below.

For Cliffs Shareholders:	For AK Steel Stockholders:

Cleveland-Cliffs Inc. 200 Public Square, Suite 3300 Cleveland, OH 44114 Attention: Investor Relations 1-800-214-0739	AK Steel Holding Corporation 9227 Centre Pointe Drive West Chester, OH 45069 Attention: Investor Relations 1-513-425-5000

To obtain timely delivery of these documents before the Cliffs special meeting, Cliffs shareholders must request the information no later than [                ], 2020, which is five business days before the date of the Cliffs special meeting.

To obtain timely delivery of these documents before the AK Steel special meeting, AK Steel stockholders must request the information no later than [                ], 2020, which is five business days before the date of the AK Steel special meeting.

Neither Cliffs nor AK Steel has authorized anyone to give any information or make any representation about the Merger or the companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

AMONG

AK STEEL HOLDING CORPORATION,

CLEVELAND-CLIFFS INC.,

AND

PEPPER MERGER SUB INC.

Dated as of December 2, 2019

A-i

(continued)

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (as the same may be amended from time to time in accordance with its terms, this “Agreement”), dated as of December 2, 2019, is by and among AK Steel Holding Corporation, a Delaware corporation (the “Company”), Cleveland-Cliffs Inc., an Ohio corporation (“Parent”), and Pepper Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”). The Company, Parent, and Merger Sub are each referred to herein as a “Party” and collectively, the “Parties.”

RECITALS

WHEREAS, (i) the respective boards of directors of each of Merger Sub and the Company have approved this Agreement and declared advisable and in the best interest of their respective equityholders, the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and (ii) the board of directors of Parent has approved this Agreement and the Merger and the issuance of Parent Shares in the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (i) the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and (ii) this Agreement, as well as any other agreements entered into pursuant to this Agreement, will constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and Section 1.368-3(a); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the Parties agree as follows:

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II.

1.2    Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Jones Day, 901 Lakeside Ave., Cleveland, Ohio 44114, at 10:00 A.M. (Eastern Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at or immediately prior to the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived by the Party entitled to the benefit thereof in accordance with this Agreement; provided, that if the Marketing Period has not ended as of the above referenced time, the Closing will occur on the earlier of (a) a date during the Marketing Period specified by Parent in writing on no fewer than five Business Days’ notice to the Company (a “Closing Date Notice”) (provided that any Closing Date Notice may be withdrawn and a new Closing Date Notice may be delivered with respect to a later Closing Date to occur prior to the date in the following clause (b) on no less than two Business Days’ notice to the Company) and (b) the third Business Day immediately following the last day of the Marketing Period. The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.”

1.3    Effective Time. As soon as practicable, on the Closing Date, the Company and Parent will cause a Certificate of Merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and make any other filings, recordings or publications required to be made by the Company or Merger Sub under the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the “Effective Time”).

1.4    Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all of the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Tax Consequences. The Parties intend that, for U.S. federal income tax purposes, (a) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (b) this Agreement, including any amendments thereto, be, and is hereby adopted as, a “plan of reorganization” involving the Merger for purposes of Section 368 and Section 354 of the Code.

ARTICLE II

ORGANIZATIONAL DOCUMENTS

OF THE SURVIVING CORPORATION

2.1    The Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth in Exhibit A (the “Charter”), until thereafter amended as provided therein or by applicable Law (subject to Section  6.12).

2.2    The By-Laws. At the Effective Time, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended as provided therein or by applicable Law (subject to Section 6.12), except that references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation.

ARTICLE  III

DIRECTORS AND OFFICERS

OF THE SURVIVING CORPORATION

3.1    Directors of the Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2    Officers of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly appointed or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.3    Composition of Parent’s Board of Directors.

(a)    Effective as of the Effective Time, Parent shall (i) increase the size of its board of directors by one member and (ii) cause two members of its board of directors, determined by Parent in its sole discretion, to resign their positions on Parent’s board of directors, in each case, in order to permit three current members of the Company’s board of directors who will be mutually agreed to by the Company and Parent prior to the Closing Date to be appointed to Parent’s board of directors as of the Closing. Parent shall cause such individuals to be appointed to the board of directors of Parent as of the Closing in accordance with Parent’s Third Amended Articles of Incorporation and Regulations.

(b)    In the event that the Closing occurs prior to Parent’s annual meeting of shareholders for the year in which the Closing takes place, subject to each such individual’s continued willingness and ability to serve, Parent shall take such actions as may be necessary to nominate each former director of the Company appointed to Parent’s board of directors at Closing for election to Parent’s board of directors at Parent’s annual meeting for such year.

(c)    The provisions of Section 3.3(b) are intended to be for the benefit of, and shall be enforceable by, each member of the board of directors of the Company that Parent and the Company mutually agree is to be appointed to Parent’s board of directors.

ARTICLE  IV

EFFECT OF THE MERGER ON CAPITAL STOCK;

EXCHANGE OF CERTIFICATES

4.1    Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company or on the part of the sole stockholder of Merger Sub:

(a)    Each share of the common stock, par value $0.01 per share, of the Company (each a “Company Share,” and collectively, the “Company Shares”) issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares, Company Shares owned by Parent or Merger Sub and Company Shares owned by the Company, and in each case, not held on behalf of third parties (each an “Excluded Company Share” and collectively, “Excluded Company Shares”)) shall be converted into, and become exchangeable for, 0.400 (the “Exchange Ratio”) of a fully paid and nonassessable share (with respect to each Company Share, other than Excluded Company Shares, the “Per Share Merger Consideration,” and with respect to all of the issued and outstanding Company Shares, other than Excluded Company Shares, the “Merger Consideration”) of common stock, par value $0.125 per share, of Parent (each, a “Parent Share” and collectively, the “Parent Shares”). At the Effective Time, all of the Company Shares (other than Excluded Company Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Company Shares, and each non-certificated Company Share represented by book entry (each, a “Book Entry Company Share”) (other than in each case those representing Excluded Company Shares), shall thereafter represent only the right to receive, without interest, the Per Share Merger Consideration and the right, if any, to receive (i) pursuant to Section 4.2(f) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and (ii) any distribution or dividend pursuant to Section 4.2(d).

(b)    Each Company Share that is an Excluded Company Share shall be cancelled and shall cease to exist, with no consideration paid in exchange therefor (other than Company Restricted Shares, which are subject to Section 4.5(d)).

(c)    At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2    Exchange of Company Shares.

(a)    Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Company Shares, (i) prior to the Effective Time, certificates, or at Parent’s option, evidence of non-certificated Parent Shares in book-entry form (“Book Entry Parent Shares”), and cash to be paid to holders of Company Shares in lieu of fractional shares in accordance with Section 4.2(f), in each case constituting at least the amounts necessary for the Merger Consideration (and, for the avoidance of doubt, to the extent necessary in order to pay the Merger Consideration to former holders of Company Shares in accordance with this Article IV, Parent shall, from time to time after the Effective Time, deposit additional certificates of Parent Shares or Book Entry Parent Shares, and/or cash payable in lieu of fractional shares, with the Exchange Agent) and (ii) as necessary from time to time after the Effective Time, if applicable, any cash and dividends or other distributions with respect to the Parent Shares to be issued or to be paid pursuant to Section 4.2(d), in exchange for Company Shares (other than Excluded Company Shares) outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(h)) or Book Entry Company Shares pursuant to the provisions of this Article IV (certificates for Parent Shares and evidence of Book Entry Parent Shares, together with the amount of cash payable in lieu of fractional shares and any dividends or other distributions payable pursuant to this Article IV with respect thereto, collectively, the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund as directed by Parent; provided that such investments shall be in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in the Exchange Fund in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent. The Exchange Agent shall also act as the agent for the Company’s stockholders for the purpose of receiving and holding their Certificates and Book Entry Company Shares and shall obtain no rights or interests in the shares represented thereby.

(b)    As promptly as practicable after the Effective Time, but in no event later than the third Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail to each holder of record of Company Shares (other than Excluded Company Shares) that are (i) evidenced by Certificates or (ii) Book Entry Company Shares not held through the Depository Trust Company (“DTC”) (A) a letter of transmittal (which shall be in such form and have such other provisions as the Company and Parent shall mutually agree and shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book Entry Company Shares shall pass only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(h)) or transfer of the Book Entry Company Shares to the Exchange Agent (including customary provisions with respect to delivery of an “agent’s message” with respect to Book Entry Company Shares)) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates) or transferring the Book Entry Company Shares to the Exchange Agent in exchange for the Per Share Merger Consideration and any dividends or distributions, in each case, which the holder has the right to receive pursuant to Section 4.2(d). With respect to Book Entry Company Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date (but in no event later than the third Business Day following the Closing Date), upon surrender of Company Shares (other than Excluded Company Shares) held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Per Share Merger Consideration and any dividends or distributions, in each case, to which the beneficial owners thereof are entitled pursuant to the terms of this Agreement.

(c)    Procedures for Surrender.

(i)    After the Effective Time, and (A) upon surrender to the Exchange Agent of Company Shares (other than Excluded Company Shares) that are Certificates, by physical surrender of such Certificates (or affidavit of loss in lieu of a Certificate, as provided in Section 4.2(h)) in accordance with the terms of the letter of transmittal and accompanying instructions, (B) upon the transfer of Company Shares (other than Excluded

Company Shares) that are Book Entry Company Shares not held through DTC, in accordance with the terms of the letter of transmittal and accompanying instructions (including the delivery of an “agent’s message”) or (C) upon the transfer of Company Shares (other than Excluded Company Shares) that are Book Entry Company Shares held through DTC, including by delivery of an “agent’s message,” in accordance with DTC’s customary procedures and such other procedures as agreed by Parent, the Exchange Agent and DTC, the holder of such Company Shares shall be entitled to receive in exchange therefor, and Parent and the Surviving Corporation shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, (1) the number of certificates of Parent Shares or Book Entry Parent Shares representing, in the aggregate, the whole number of shares that such holder has a right to receive pursuant to Section 4.1(a), (2) any dividends or other distributions payable pursuant to Section 4.2(d), and (3) any cash in lieu of fractional shares of Parent Shares payable pursuant to Section 4.2(f), if applicable.

(ii)    In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, the Exchange Agent may make payment of the proper amount of Per Share Merger Consideration (and, to the extent applicable, cash in lieu of fractional shares pursuant to Section 4.2(f) or any dividends or distributions pursuant to Section 4.2(d)) to such transferee if (A) in the case of Book Entry Company Shares, written instructions authorizing the transfer of the Book Entry Company Shares are presented to the Exchange Agent, (B) in the case of Certificates, the Certificates formerly representing such Company Shares are surrendered to the Exchange Agent, and (C) the written instructions, in the case of clause (A), and Certificates, in the case of clause (B), are accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to Parent and the Exchange Agent. If any Parent Shares are to be delivered to a Person other than the holder in whose name any Company Shares are registered, it shall be a condition of such exchange that the Person requesting such delivery shall pay any transfer or other similar Taxes required by reason of the transfer of Parent Shares to a Person other than the registered holder of any Company Shares, or shall establish to the satisfaction of Parent and the Exchange Agent that such Tax has been paid or is not applicable.

(iii)    No interest shall be paid or accrue on any cash payable upon surrender of the Company Shares. Any Certificate that has been surrendered shall be cancelled by the Exchange Agent.

(iv)    Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and any other third-party paying agent (each a “Payor”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration otherwise payable pursuant to this Agreement such amounts as a Payor is required to deduct and withhold with respect to such consideration under the Code or any other applicable provision of state, local or foreign Law. To the extent that amounts are so withheld or deducted by a Payor and timely remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(d)    Distributions with Respect to Unexchanged Company Shares. All Parent Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Merger Consideration issuable pursuant to this Agreement. No dividends or other distributions in respect of Parent Shares shall be paid to any holder of any unsurrendered Certificate or untransferred Book Entry Company Share until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.2(h)) or Book Entry Company Share is transferred for exchange in accordance with this Article IV. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 4.2(h)) or transfer of such Book Entry Company Share that has been converted into the right to receive Per Share Merger Consideration, there shall be issued or paid to the holder of the certificates representing whole Parent Shares (or as applicable, Book Entry Parent Shares) issued in exchange therefor, without interest, (i) at the time of such surrender or transfer, the dividends or other distributions with a record date at or after the Effective

Time theretofore payable with respect to such whole Parent Shares and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Parent Shares with a record date at or after the Effective Time but with a payment date subsequent to surrender or transfer, as applicable.

(e)    Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book Entry Company Share is presented to the Surviving Corporation, Parent or the Exchange Agent for transfer, it shall be cancelled and exchanged for the aggregate Per Share Merger Consideration (and to the extent applicable, cash in lieu of fractional shares pursuant to Section 4.2(f) or any dividends or other distributions pursuant to Section 4.2(d)) to which the holder thereof is entitled pursuant to this Article IV.

(f)    Fractional Company Shares. Notwithstanding any other provision of this Agreement, no fractional Parent Shares will be issued and any holder of Company Shares entitled to receive a fractional Parent Share but for this Section 4.2(f) shall be entitled to receive a cash payment in lieu thereof, without interest, which payment shall be calculated by the Exchange Agent and shall be an amount equal to the product of (i) the average of the closing prices per Parent Share on the New York Stock Exchange (the “NYSE”), as reported in the Wall Street Journal (or if not reported thereby, as reported in another authoritative source), for the five full trading days ending on the second Business Day immediately preceding the date on which the Effective Time occurs multiplied by (ii) the fraction of a Parent Share (after taking into account all Company Shares held by such holder at the Effective Time and rounded to the nearest one thousandth when expressed in decimal form) to which such holder would otherwise be entitled. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional Parent Shares.

(g)    Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any Parent Shares) that remains unclaimed by the stockholders of the Company for one year after the Effective Time shall be delivered to Parent. Any holder of Company Shares (other than Excluded Company Shares) who has not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any Per Share Merger Consideration (and to the extent applicable, cash in lieu of fractional shares pursuant to Section 4.2(f) or any dividends or other distributions pursuant to Section 4.2(d)), payable or issuable pursuant to Section 4.1 and Section 4.2 upon due surrender of their Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(h)) or transfer of Book Entry Company Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Company Shares (other than Excluded Company Shares) immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h)    Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in a reasonable and customary amount and upon such terms as may be reasonably required by Parent as indemnity against any claim that may be made against Parent, the Exchange Agent or any of Parent’s Subsidiaries with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration, and (to the extent applicable) any cash pursuant to Section 4.2(f) or unpaid dividends or other distributions pursuant to Section 4.2(d), that would have been payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

4.3    No Appraisal Rights. In accordance with Section 262 of the DGCL and Section 1701.84 of the Ohio Revised Code, no appraisal rights shall be available to the holders of Company Shares or Parent Shares in connection with the Merger or the other transactions contemplated by this Agreement.

4.4    Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Company Shares or securities convertible or exchangeable into or exercisable for Company Shares or the issued and outstanding Parent Shares or securities convertible or exchangeable into or exercisable for Parent Shares, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, combination, subdivision, merger, issuer tender or exchange offer, or other similar transaction, then the Per Share Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration; provided that nothing in this Section 4.4 shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to its respective securities to the extent otherwise prohibited by the terms of this Agreement.

4.5    Treatment of Company Equity Awards.

(a)    Company Options.

(i)    At least 30 days prior to the expected Closing Date, the Company shall provide each holder of an option to purchase Company Shares (each, a “Company Option”) that was granted under a Pre-2016 Stock Plan (a “Pre-2016 Option”), whether vested or unvested, written notice (in a form reasonably acceptable to Parent) of such holder’s right pursuant to the applicable Pre-2016 Stock Plan to elect, no later than one day prior to the Closing Date, to cancel his or her Pre-2016 Option in exchange for a cash amount equal to the product of (A) the number of Company Shares subject to such Pre-2016 Option as of immediately prior to the Effective Time and (B) the excess, if any, of the Per Share Option Consideration over the exercise price per Company Share subject to such Pre-2016 Option (such cash amount the “Cash-Out Option Payment”). The “Per Share Option Consideration” shall mean the greater of (X) the product of the Exchange Ratio multiplied by the volume weighted average trading price of a Parent Share for the five consecutive trading days ending with, and including, the trading day immediately prior to the Closing Date, or (Y) the highest average of the highest and lowest sales price per Company Share on a trading day during the 90-day period ending on the day immediately prior to the Closing Date. Each Pre-2016 Option for which a holder makes an election described in this Section 4.5(a)(i) shall be referred to as a “Cash-Out Option.”

(ii)    At the Effective Time, each Cash-Out Option that is outstanding as of immediately prior to the Effective Time, whether vested or unvested shall, automatically and without any required action on the part of the holder thereof, be cancelled in consideration for the right to receive, as promptly as practicable following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) equal to the Cash-Out Option Payment. At the Effective Time, each Company Option that is not a Cash-Out Option and that is outstanding as of immediately prior to the Effective Time (a “Converted Company Option”), whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, be converted into an option to acquire a number of Parent Shares (rounded down to the nearest whole number) equal to (A) the number of Company Shares subject to such Company Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (C) the exercise price per Company Share of such Company Option immediately prior to the Effective Time divided by (D) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Converted Company Option shall continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable under such Company Option immediately prior to the Effective Time.

(b)    Company RSUs. At the Effective Time, each restricted stock unit in respect of Company Shares with only time-based vesting requirements (each, a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, be converted into a restricted stock unit denominated in Parent Shares relating to the number of Parent Shares (rounded down to the nearest whole number) equal to (i) the number of Company Shares subject to such Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such restricted stock unit shall continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such Company RSU immediately prior to the Effective Time.

(c)    Company Performance Share Awards. At the Effective Time, each performance share award in respect of Company Shares with any performance-based vesting requirements (a “Company PSA”) that is outstanding as of immediately prior to the Effective Time, shall automatically and without any action on the part of the holder thereof, be converted into a performance share award denominated in Parent Shares (i) relating to the number of Parent Shares (rounded down to the nearest whole number) equal to (A) the number of Company Shares that would have been issued under such Company PSA at the achievement of target performance, multiplied by (B) the Exchange Ratio, and (ii) with performance goals adjusted by the Management Development and Compensation Committee of the board of directors of the Company, as mutually determined by Parent and the Company, to take into account the transactions contemplated by this Agreement, which shall include the same opportunity to earn the maximum percentage of performance shares as under the Company PSA award agreement immediately prior to the Effective Time. Except as specifically provided above, following the Effective Time, each such performance share award shall continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such Company PSA immediately prior to the Effective Time.

(d)    Company Restricted Shares. At the Effective Time, each Company Share subject to vesting, repurchase or other lapse restrictions pursuant to an award (a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted into restricted shares denominated in Parent Shares relating to the number of Parent Shares (rounded down to the nearest whole number) equal to (i) the number of Company Restricted Shares held by a holder, multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each such restricted share shall continue to be governed by the same terms and conditions (including vesting terms and double-trigger termination protection) as were applicable to such Company Restricted Share immediately prior to the Effective Time.

(e)    Corporate Actions. Prior to the Effective Time, the Company, the board of directors of the Company and the Management Development and Compensation Committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 4.5. The Company shall take all actions reasonably necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of the Company Options, Company Restricted Shares, Company RSUs or Company PSAs. As of no later than the Effective Time and if necessary, Parent shall file a registration statement with the SEC on Form S-8 (or other applicable form) with respect to the Parent Shares subject to the Converted Company Options, Company RSUs, Company PSAs and Company Restricted Shares that are converted pursuant to this Section 4.5.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1    Representations and Warranties of the Company. Except as set forth in the Company Reports publicly filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being agreed that nothing disclosed in the Company Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.1(a), Section 5.1(b)(i), Section 5.1(c), or Section 5.1(t), or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company prior to or simultaneously with entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Company Disclosure Letter to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)    Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries is in good standing under the Laws of its respective jurisdiction of organization, and each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. No Subsidiary of the Company owns, or has ever owned, any Company Shares or Company Preferred Shares or rights in such Company Shares or Company Preferred Shares.

(b)    Capital Structure.

(i)    The authorized capital stock of the Company consists of 450,000,000 Company Shares and 25,000,000 shares of preferred stock, with no par value per share (“Company Preferred Shares”). As of the close of business on November 26, 2019, (A) 316,448,045 Company Shares were issued and outstanding (not including Company Shares held in treasury), of which 1,006,220 were Company Restricted Shares (having the same voting rights as Company Shares), (B) 1,367,143 Company Shares were held in treasury, (C) no Company Preferred Shares were issued or outstanding, (D) 4,198,845 Company Shares were issuable upon the exercise of outstanding Company Options, (E) 847,274.137 Company Shares were subject to outstanding Company RSUs, (F) 3,669,078 Company Shares were subject to outstanding Company PSAs (assuming achievement of the applicable performance measures at the maximum level), (G) 13,434,460 Company Shares were reserved for issuance under the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan and the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of May 26, 2016) and (H) no other shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. As of the date of this Agreement, except as set forth above in this Section 5.1(b)(i), there are no other shares of capital stock or other voting securities of the Company issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all Company Shares reserved for issuance, when issued upon exercise thereof or in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above in this Section 5.1(b)(i), and for changes after the date hereof in compliance with Section 6.1(a), there are no (1) shares of capital stock or other securities of, or ownership interests in, the Company, (2) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in the Company or any Subsidiary of the Company, (3) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (x) give any Person the right to purchase, subscribe or acquire from the Company or any Subsidiary of the Company, or (y) obligate the Company or any of its Subsidiaries to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company or (4) obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, the Company or any Subsidiary of the Company. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. There are no voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of the Company or any Subsidiary of the Company.

(ii)    Section 5.1(b)(ii) of the Company Disclosure Letter contains a true, complete and accurate list, as of the close of business on November 26, 2019, of each Company Equity Award, including the date of grant, term, number of Company Shares, Company Stock Plan under which it was granted, and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger.

(iii)    Section 5.1(b)(iii) of the Company Disclosure Letter sets forth a true, complete and accurate list, as of the date of this Agreement, for each Subsidiary of the Company (A) its jurisdiction of incorporation or organization, as applicable, and (B) the number of issued and outstanding shares of each class of its share capital or issued and outstanding equity securities or interests, as applicable, the names of the record owner(s) thereof, and the number of shares or percentage interests, as applicable, held by each such record owner of such share capital or equity securities or interests.

(iv)    Each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Company Share equal to or greater than the fair market value of a Company Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee thereof actually awarded such Company Option, and (D) qualifies for the Tax and accounting treatment afforded to such Company Option in the Company’s Tax Returns and the Company Reports, respectively.

(v)    Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non- assessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Liens securing the Company’s existing indebtedness that, as of the date of this Agreement, are anticipated to be terminated in connection with the repayment or refinancing of such indebtedness in connection with the Closing and restrictions under applicable securities Laws. There are no Company Shares owned by any Subsidiary of the Company.

(c)    Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). The Requisite Company Vote is the only vote of the holders of capital stock of the Company that is necessary under applicable Law, NYSE rules, and the Company’s certificate of incorporation and by-laws to adopt, approve and authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)    The board of directors of the Company has (A) unanimously approved this Agreement and declared advisable and in the best interest of its stockholders, the acquisition of the Company by Parent by means of the merger of Merger Sub with and into the Company, with the Company being the surviving entity, and resolved to recommend the adoption of this Agreement to the holders of Company Shares (the “Company

Recommendation”), (B) directed that this Agreement be submitted to the holders of Company Shares for their adoption, and (C) received the oral opinion of the Company’s financial advisor, Goldman Sachs & Co. LLC (to be confirmed by delivery of a written opinion), to the effect that, as of the date of this Agreement and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio provided for in this Agreement is fair from a financial point of view to the holders of Company Shares (other than Parent and its Affiliates). A signed copy of the written opinion of Goldman Sachs & Co. LLC rendered to the board of directors of the Company will be promptly delivered to Parent, solely for informational purposes, following receipt thereof by the Company.

(d)    Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the filings or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 (the “HSR Act”), and with any other applicable national, federal, state or foreign applicable Laws that are designed to govern foreign competition, or intended to prohibit, restrict or regulate actions having the purposes or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”), the Foreign Investment Laws, the Exchange Act and the Securities Act, (C) required to be made with the NYSE, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii)    The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the loss of any benefits under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to (1) any written agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) receipt of all applicable consents contemplated by Section 5.1(d)(i) (including, for the avoidance of doubt, the consents contemplated in clauses (A)-(D) therein), any Law to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, conflict, violation, termination, default, creation, acceleration, loss or change that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(e)    Company Reports; Financial Statements. (i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2016 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will when so filed or furnished comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and none of the Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(ii)    The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s or any of its Subsidiaries’ assets that would be reasonably likely to have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of its board of directors any material weaknesses in internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. As of the date of this Agreement, there have not been, since the Applicable Date, any material complaints or concerns made through the Company’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

(iii)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Company Reports, including any related notes and schedules, fairly presents in all material respects, or, in the case of Company Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f)    Absence of Certain Changes. (i) Since September 30, 2019, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practices.

(ii)    Since September 30, 2019, there has not been any change in the financial condition, properties, assets, liabilities, business or results of the Company’s and its Subsidiaries’ operations or any circumstance, occurrence or development that individually or in the aggregate, has had or would reasonably be expected to result in a Company Material Adverse Effect.

(iii)    From December 31, 2018, through the date of this Agreement, there has not been any material change in any method of accounting or accounting practices by the Company or any of its Subsidiaries, except as required by changes in GAAP or the Exchange Act.

(iv)    From September 30, 2019, through the date of this Agreement, there has not been any material increase in the compensation payable or to become payable to any of the Company’s or its Subsidiaries’ officers or employees (except for increases in the ordinary course of business and consistent with past practice).

(g)    Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the most recent balance sheet included in the Company Reports or in the notes to such balance sheet; (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2019; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

(h)    Employee Benefits. (i) Section 5.1(h)(i) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent a true and complete copy of the following items (in each case, only if applicable): (A) plan documents and all related trust agreements, insurance contracts, or other funding arrangements; (B) written descriptions of any Company Benefit Plans that are not set forth in writing; (C) the most recent summary plan description together with the summary or summaries of material modifications thereto; (D) the most recent annual actuarial valuation; (E) the most recently filed annual report on IRS Form 5500 and all schedules thereto; (F) the most recent determination letter or opinion letter issued by the Internal Revenue Service (“IRS”) with respect to any Company Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter; and (G) all material non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan, with respect to any issue that remains outstanding.

(ii)    Neither the Company, any of its Subsidiaries, nor any Company ERISA Affiliate contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan. Neither the Company, any of its Subsidiaries, nor any Company ERISA Affiliate has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) with respect to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan.

(iii)    Except as would not result in, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action (by any Person or Governmental Entity) is pending or, to the Knowledge of the Company, threatened (A) with respect to any Company Benefit Plan other than claims for benefits in the ordinary course, (B) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties by the Company and its Subsidiaries or any of their respective officers, directors or employees with respect thereto or (C) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(iv)    Each Company Benefit Plan (including any related trusts) has been established, operated, maintained, funded and administered in compliance with its terms and with all applicable Laws, including ERISA and the Code, except for such non-compliance which would not result in, individually or in the aggregate, a Company Material Adverse Effect. Except as would not result in a Company Material Adverse Effect, neither the Company nor any Subsidiary or any “party in interest” or “disqualified person” with respect to a Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that has not been revoked and, except as would not result in, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Company no fact or event has occurred since the date of such determination letter or opinion letter from the IRS that would adversely affect the qualification or tax exemption of any such Company Benefit Plan. Neither the Company nor any of its Subsidiaries maintains or contributes to or is required to contribute to any plan, agreement or arrangement which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, other than for continuation coverage required to be provided pursuant to Section 4980B of the Code or any similar state law, continuation of benefits through the remainder of the month in which a termination of employment occurs, or the right to convert a group insurance policy of the Company or its Subsidiaries to an individual insurance policy.

(v)    Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate sponsors, maintains or contributes to or in the last six years has sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code (excluding Multiemployer Plans), or a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. No liability under Section 302 or Title IV of ERISA or Section 412 of the Code in respect of a Company Benefit Plan has been incurred by the Company, any of its Subsidiaries or any Company ERISA Affiliate that has not been satisfied in full. With respect to any Company Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) the Pension Benefit Guaranty Corporation (the “PBGC”) has not instituted proceedings to terminate any such Company Benefit Plan, and (C) except as would not result in, individually or in the aggregate, a Company Material Adverse Effect, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(vi)    Except as would not result in, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Benefit Plan, all contributions, premiums and other payments due from any of the Company or any of its Subsidiaries required by Law or any Company Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof or accrued in accordance with generally accepted accounting principles.

(vii)    The execution and delivery of this Agreement, the shareholder or other approval of this Agreement, and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to any material compensatory payment, (B) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) result in any forgiveness of indebtedness or obligation to fund benefits under a Company Benefit Plan with respect to any such employee, director or officer, (D) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, or (E) result in any amount failing to be deductible by reason of Section 280G of the Code. No director, officer, employee or other service provider of the Company or any of its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.

(viii)    Except as would not result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been maintained in documentary and operational compliance with Section 409A of the Code.

(i)    Compliance with Laws.

(i)    The Company and its Subsidiaries are and have at all times since the Applicable Date been in compliance with all applicable federal, state, local or foreign laws, statutes or ordinances, common laws or any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, or agency requirements of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, to the Knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. The Company and its Subsidiaries have each obtained and are in compliance with all licenses, permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions, allowances, credits and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. All such Licenses are valid and in full force and effect except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (A) the Company and its Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption Laws, (B) since the Applicable Date, there have been no voluntary disclosures by the Company or any of its Subsidiaries under any Anti-Corruption Law, (C) since the Applicable Date, no Governmental Entity has notified the Company or any Subsidiary of the Company in writing of any actual or alleged violation or breach of any Anti-Corruption Law, (D) since the Applicable Date, neither the Company nor any Subsidiary of the Company has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to the Company’s or any Subsidiary of the Company’s compliance with any Anti-Corruption Law, and to the Company’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, (E) since the Applicable Date, neither the Company nor any Subsidiary of the Company has been or is now under any administrative, civil or criminal charge or indictment or, to the Company’s Knowledge, investigation, alleging non-compliance with any Anti-Corruption Law, nor, to the Company’s Knowledge, is there any basis for any such charge, indictment or investigation, and (F) since the Applicable Date, neither the Company nor any Subsidiary of the Company has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption Law, nor, to the Company’s Knowledge, is there any basis for any such proceeding.

(j)    Takeover Statutes. Other than Section 203 of DGCL (from which the Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby), no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or by-laws is applicable to the Company, the Company Shares, the Merger or the other transactions contemplated by this Agreement. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” anti-takeover plan or similar device in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound.

(k)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, (A) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property (including soils, groundwater, surface water, buildings and surface and subsurface strata or structures) currently or, to the Knowledge of the Company, formerly owned, operated or utilized by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law or any contractual obligation; (C) neither the Company nor any of its Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (D) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Company or any of its Subsidiaries is in violation of or subject to liability under any Environmental Law; (E) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party assigning or otherwise imposing liability or obligations relating to any Environmental Law and (F) to the Knowledge of the Company, there are no other conditions or occurrences involving the Company or any of its Subsidiaries that if known by a Governmental Entity or other third Person would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the Company or any of its Subsidiaries pursuant to any Environmental Law.

(l)    Tax Matters. Neither the Company nor any of its Affiliates has taken or agreed to take any action, nor does the Company have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)    Taxes. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to result, in a Company Material Adverse Effect:

(i)    The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are correct and complete, (B) have paid or withheld, as applicable, all Taxes that (1) are shown as due on such filed Tax Returns or (2) that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith, and (C) as of the date of this Agreement, with respect to U.S. income and Canadian Taxes, have not waived any statute of limitations or agreed to any extension of time, in each case within this clause (C), with respect to a Tax assessment or deficiency;

(ii)    The Company and each of its Subsidiaries have properly collected and remitted all material sales and similar Taxes with respect to transactions with its customers or have properly received and retained any appropriate Tax exemption certificates and other documentation for all transactions made without charging or remitting sales or similar Taxes that would qualify such sales as exempt from sales and similar Taxes;

(iii)    As of the date of this Agreement, there are no ongoing, pending or threatened in writing, any audits, examinations, investigations or other proceedings of the Company and its Subsidiaries in respect of Taxes or Tax matters;

(iv)    There are no outstanding deficiencies for Taxes of the Company or any of its Subsidiaries that are not disclosed or provided for in the Company Reports;

(v)    No claim has been made in writing against the Company or any of its Subsidiaries within the past six years by any Tax authorities in a jurisdiction where the Company or its Subsidiaries did not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction;

(vi)    Neither the Company nor any of its Subsidiaries (A) has, after December 31, 2008, been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company or any of its Subsidiaries was the common parent, (B) has any liability for Taxes of any Person (other than the Company and its Subsidiaries) for taxable periods beginning on or after January 1, 2009 (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (2) as a transferee or successor, or (C) is a party to or bound by any Tax sharing or allocation agreement, other than (1) agreements solely among the Company or its Subsidiaries and (2) agreements entered into in the ordinary course of business that do not primarily relate to Tax matters;

(vii)    Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, during the two-year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring between members of the same group of affiliated corporations filing a consolidated federal income tax return;

(viii)    Neither the Company nor any of its Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b), other than those disclosed in Tax Returns of the Company and its Subsidiaries for Tax years from 2014 through 2018;

(ix)    Since January 1, 2014, neither the Company nor any of its Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code;

(x)    No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any Tax authority with respect to the Company or any of its Subsidiaries that will have a material effect on the Company or any of its Subsidiaries following the Effective Time;

(xi)    No Liens for Taxes exist with respect to any of the Company’s assets or properties or those of its Subsidiaries, except for Permitted Liens;

(xii)    All material transactions entered into between or among the Company and/or any of its Subsidiaries comply in all material respects with applicable transfer pricing Laws in all relevant jurisdictions, and the Company and its Subsidiaries have properly and timely documented their transfer pricing methodology in compliance with applicable Law (including Sections 482 and 6662 of the Code); and

(xiii)    The Company and its Subsidiaries have remitted to the appropriate Governmental Entity all amounts required to be remitted under all applicable escheat and unclaimed property Laws, and have complied with all applicable filing requirements related thereto.

(n)    Labor Matters.

(i)    Section 5.1(n)(i) of the Company Disclosure Letter sets forth an accurate and complete list of any collective bargaining agreement or other material agreement with a labor union or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by (collectively, the “Company Labor Agreements”), including the parties to each such agreement and the expiration date, and to the Company’s Knowledge, there are no activities or proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries. The Company has made available to Parent accurate and complete copies of each Company Labor Agreement. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Entity) to any material payments under any of the Company Labor Agreements, and, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with any notification or bargaining obligations arising under any Company Labor Agreement.

(ii)    The Company has made available to Parent an accurate and complete list of all Company Employees working in the United States that sets forth (A) for each such Company Employee (other than PPHC Bowling Green and PPHC Sylacagua employees) the applicable hourly wage rate or annual base salary, exempt/non-exempt status, work location, date of hire and active/inactive status (as of November 20, 2019) and (B) for each PPHC Bowling Green and PPHC Sylacagua employee the location and wages paid for 2019 through the date of such report (as of November 28, 2019).

(iii)    Except as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the respective business activities of the Company or its Subsidiaries or be reasonably expected to result in a material liability of the Company or its Subsidiaries, there are no, and there have not been since the Applicable Date, any actual or, to the Company’s Knowledge, threatened (A) strikes, lockouts, slowdowns, other work stoppages or job actions, picketing, unfair labor practices or other labor disputes, (B) unfair labor practice charge against the Company or any of its Subsidiaries before the National Labor Relations Board or any comparable labor relations authority, and (C) arbitrations or grievances, charges, complaints, audits or investigations by or before any Governmental Entity with respect to any current or former employees of, or other service providers to, the Company or any of its Subsidiaries.

(iv)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since the Applicable Date, each of the Company and its Subsidiaries has been in compliance with the Company Labor Agreements and all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), terms and conditions of employment, labor relations, workers’ compensation, occupational safety and health, affirmative action, employee privacy, classification as (A) exempt from overtime or (B) a contractor, plant closings, immigration and wages and hours.

(v)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee, or present or former contractor, of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other alleged discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment or other service-provider relationship, and there have not been any such proceedings since the Applicable Date.

(vi)    Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

(o)    Intellectual Property.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company or one of its Subsidiaries own solely and exclusively all Intellectual Property that the Company and its Subsidiaries own or purport to own (“Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens).

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (A) to the Company’s Knowledge, the Company and each of its Subsidiaries have sufficient rights to use all Intellectual Property used in their respective businesses as presently conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement, (B) the Company Intellectual Property is subsisting, and, to the Knowledge of the Company, the issued or granted Registered Intellectual Property included therein is valid and enforceable, and (C) no Company Intellectual Property is subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s or its Subsidiaries’ use of, or its rights to, such Intellectual Property.

(iii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated the valid and enforceable Intellectual Property rights of any third party during the six year period immediately preceding the date of this Agreement, and there are no pending, outstanding, or, to the Company’s Knowledge, threatened written notices (including invitations to take a license), actions, suits, claims, investigations or other legal proceedings asserting the same.

(iv)    To the Company’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to the Company and its Subsidiaries taken as a whole.

(v)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and each of its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and value of all Trade Secrets that are owned by the Company or any of its Subsidiaries, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure or license agreements or obligations.

(vi)    To the Company’s Knowledge, the Company and each of its Subsidiaries have obtained from all parties (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, Company Intellectual Property assignments of any work, invention, improvement or other rights in or to such Company Intellectual Property to the Company or its Subsidiaries, except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(vii)    Except where failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (A) the IT Assets owned or used by the Company or any of its Subsidiaries operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their business and (B) the Company and each of its Subsidiaries implements commercially reasonable measures designed to (1) protect the confidentiality, integrity and security of its IT Assets and the information stored or contained therein or transmitted thereby from any unauthorized use, access, interruption or modification by third parties, and (2) prevent the introduction of “back door,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware” and other malicious code into software used in the business of the Company and its Subsidiaries in a manner consistent with industry practice.

(viii)    To the Company’s Knowledge, no Person has gained unauthorized access to any material IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(p)    Insurance. All material fire and casualty, general liability, business interruption, directors and officers, product liability, and sprinkler and water damage insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries provide coverage for risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and, to the Knowledge of the Company, are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Each Insurance Policy maintained by the Company or any of its Subsidiaries is in full force and effect and all premiums due with respect to all of such Insurance Policies have been paid, with such exceptions that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(q)    Material Contracts. Except for this Agreement, the Confidentiality Agreement, and the Contracts filed as exhibits to publicly available Company Reports, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract:

(i)    that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    pursuant to which the Company or any Subsidiary of the Company has any material continuing “earn-out” or other contingent payment obligations arising in connection with the acquisition or disposition by the Company of any business;

(iii)    containing any standstill or similar provision remaining in effect pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire securities or material assets of another Person;

(iv)    that (A) limits in any material respect either the type of business in which the Company or its Subsidiaries (or in which Parent or any of its Subsidiaries after the Effective Time) may engage or the manner or locations in which any of them may so engage in any business (including through “non-competition” or “exclusivity” provisions), (B) would require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Significant Subsidiaries or (C) grants “most favored nation” status that, following the Merger, would apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries;

(v)    that (A) is an indenture, loan or credit Contract, loan note, mortgage Contract, letter of credit or other Contract representing, or any guarantee of, indebtedness of the Company or any Subsidiary of the Company or (B) is a guarantee by the Company or any Subsidiary of the Company of the indebtedness of any Person other than the Company or a wholly owned Subsidiary of the Company;

(vi)    that grants with respect to any asset that is material to the Company or any of its Subsidiaries (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company);

(vii)    that was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;

(viii)    limiting or restricting the ability of the Company or any of its Subsidiaries to declare or pay dividends or make distributions in respect of their capital stock, partner interests, membership interests or other equity interests;

(ix)    pursuant to which (A) the Company or any of its Subsidiaries grants to any third party any license, release, covenant not to sue or similar right with respect to material Intellectual Property or (B) the Company or any of its Subsidiaries receives a license, release, covenant not to sue or similar right with respect to any material Intellectual Property owned by a third party (other than generally commercially available software in object code form);

(x)    that is a partnership, limited liability company, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, limited liability company or joint venture in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any wholly owned Subsidiary of the Company;

(xi)    that relates to the acquisition or disposition of any business or assets or the sale or supply of any services pursuant to which the Company or any of its Subsidiaries has any liability in excess of $20,000,000 individually or $50,000,000 in the aggregate;

(xii)    that requires or is expected to require in the next year aggregate annual payments by or to the Company or any of its Subsidiaries in excess of $20,000,000; or

(xiii)    to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract).

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Company Material Contract.” Each Company Material Contract (and each Contract that would be a Company Material Contract but for the exception of having been filed as an exhibit to a publicly available Company Report) is valid and binding on the Company and its Subsidiaries as applicable and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to a Company Material Contract is in breach or violation of any provision of, or in default under, any Company Material Contract, and no event has occurred that, with or without notice, lapse of time or both, would constitute such a breach, violation or default, except for breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. A true, complete and accurate copy of each Company Material Contract as of the date of this Agreement has previously been made available to Parent.

(r)    Hedging Arrangements. The Company and its Subsidiaries have only entered into swap and other derivative and hedging transactions, and Contracts with respect to such transactions, in the ordinary course of business and in compliance in all material respects with the Company’s written hedging policies and risk management policies then in effect, and not in any case for speculative purposes.

(s)    Real and Personal Property. (i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to all real property owned by the Company or any of its Subsidiaries (the “Company Owned Real Property”), subject only to Permitted Liens and divestitures following the date hereof made in compliance with the terms of this Agreement. Neither the Company nor its Subsidiaries has granted, or is obligated under, any option, right of first offer, right of first refusal or similar contractual right to sell or dispose of the Company Owned Real Property or any portion thereof or interest therein.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (A) each lease, sublease or license under which the Company or any of its Subsidiaries leases, subleases or licenses any real property (each such lease, license or sublease, a “Company Real Property Lease,” and such real property “Company Leased Real Property”) is valid and in full force and effect, and (B) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Company Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Real Property Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Real Property Lease.

(iii)    All material tangible assets (including Owned Real Property and Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(t)    Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Goldman Sachs & Co. LLC as its financial advisor in connection with the transactions contemplated by this Agreement. The Company has disclosed to Parent a good faith estimate of the amount of the fees that Goldman Sachs & Co. LLC and any other advisor to the Company is entitled to receive in connection with the transactions contemplated by this Agreement, in each case, other than fees generally incurred on an hourly basis.

(u)    Customers and Suppliers. From December 31, 2017 through the date hereof, no Company Material Customer or Company Material Supplier has terminated, materially curtailed or, notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise notified the Company or any of its Subsidiaries) that it intends to terminate or materially curtail any business relationship with the Company and its Subsidiaries. For purposes of this Agreement, “Company Material Customers” means the Company’s 10 largest customers for the fiscal years ended December 31, 2017 and December 31, 2018, in each case as measured by gross revenue, and “Company Material Suppliers” means the Company’s 10 largest suppliers for the fiscal years ended December 31, 2017 and December 31, 2018, in each case as measured by gross expenditures.

(v)    No Other Representations.

(i)    Except for the representations and warranties made in this Section 5.1 or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 5.1 or any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes or has made any representation or warranty to Parent or any of its Person or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 5.1 or any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent or any of its Person or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that neither Parent nor Merger Sub or any other Person has made or is making, and the Company expressly disclaims reliance upon, any representations, warranties or statements relating to Parent or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Parent in Section 5.2 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that, except as expressly provided in Section 5.2 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

5.2    Representations and Warranties of Parent and Merger Sub. Except as set forth in the Parent Reports publicly filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being agreed that nothing disclosed in the Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 5.2(a), Section 5.2(b)(i), Section 5.2(c), and Section 5.2(l), or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to or simultaneously with entering into this Agreement (the “Parent Disclosure Letter” and together with the Company Disclosure Letter, the “Disclosure Letters”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Letter to the extent that the relevance of such item to such section or subsection is reasonably apparent on its face), Parent and Merger Sub hereby represent and warrant to the Company that:

(a)    Organization, Good Standing and Qualification. Each of Parent, Merger Sub and each of Parent’s Significant Subsidiaries is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Each of Parent, Merger Sub and each of Parent’s Significant Subsidiaries is in good standing under the Laws of its respective jurisdiction of organization, and each of Parent and its Significant Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of Parent’s Third Amended Articles of Incorporation and Regulations, Merger Sub’s certificate of incorporation and by-laws and each of Parent’s Significant Subsidiaries’ certificates of incorporation and by-laws or comparable governing documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(b)    Capital Structure.

(i)    Capitalization of Parent. The authorized capital stock of Parent consists of 600,000,000 Parent Shares and 7,000,000 shares of preferred stock, without par value (“Parent Preferred Stock”), consisting of 3,000,000 shares of Class A Serial Preferred Stock, without par value, and 4,000,000 shares of Class B Serial Preferred Stock, without par value. As of the close of business on November 26, 2019, (A) 270,084,010 Parent Shares were issued and outstanding (not including Parent Shares held in treasury), (B) 31,802,784 Parent Shares were held in treasury, (C) no Parent Preferred Stock was issued or outstanding, (D) 563,230 Parent Shares were issuable upon the exercise of outstanding options to purchase Parent Shares, (E) 3,872,308 Parent Shares were subject to outstanding awards of performance shares and performance units (in each case assuming achievement of the applicable performance measures at the maximum level), 2,150,278 Parent Shares were subject to outstanding awards of restricted stock units, 77,546.422 Parent Shares were subject to outstanding awards of deferred shares, and 81,491 Parent Shares were subject to outstanding awards of restricted shares, (F) 10,000,000 Parent Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2015 Employee Stock Purchase Plan, 9,918,750 Parent Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2015 Equity and Incentive Compensation Plan (as amended and restated), 390,862.542 Parent Shares were reserved for issuance (and remained available) under the Cliffs Natural Resources Inc. 2014 Nonemployee Directors’ Compensation Plan (as amended and restated), and 563,230 Parent Shares were reserved for issuance (but no longer remained available) under the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan (as amended and restated) (the “Parent Stock Plans”), (G) 52,272,710 Parent Shares were reserved for issuance in respect of Parent’s 2025 Convertible Notes, and (H) no other shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. As of the date of this Agreement, except as set forth above in this Section 5.2(b)(i), there are no other shares of capital stock or other voting securities of Parent issued, reserved for issuance or outstanding. All outstanding Parent Shares are, and all Parent Shares reserved for issuance in accordance with the Parent Stock Plans, when issued upon exercise thereof or in accordance with the respective terms thereof, will be, duly authorized, validly issued, fully paid and non-assessable. Except as set forth above in this Section 5.2(b)(i), and for changes after the date hereof in compliance with Section 6.1(b), there are no (1) shares of capital stock or other securities of, or ownership interests in, Parent, (2) securities of Parent or any of its Subsidiaries convertible into or exchangeable or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other securities of or ownership interests in Parent or any Subsidiary of Parent, (3) preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that (x) give any Person the right to purchase, subscribe or acquire from Parent or any Subsidiary of Parent, or (y) obligate Parent or any of its Subsidiaries to issue or sell, any capital stock, securities of, or ownership interests in, or securities convertible into or exchangeable or exercisable for capital stock or securities of, or ownership interests in, Parent or any Subsidiary of Parent, or (4) obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any capital stock or securities of, or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock or securities of, or ownership interests in, Parent or any Subsidiary of Parent. Parent does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter. There are no voting trusts or other agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the voting of or restricting the transfer of the capital stock or other equity interests of Parent or any Subsidiary of Parent.

(ii)    Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding and constitute all of the issued and outstanding capital stock of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (A) no other shares of capital stock or voting securities of Merger Sub, (B) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub, and (C) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(iii)    Each of the outstanding shares of capital stock or other securities of each of Parent’s Significant Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and owned by Parent or by a direct or indirect wholly owned Subsidiary of Parent, free and clear of all Liens, other than Liens securing Parent’s existing indebtedness and indebtedness to be secured in connection with the Financing, restrictions under applicable securities Laws and Liens otherwise permitted by the Company’s existing indebtedness. Neither Parent nor any Subsidiary of Parent owns any Company Shares.

(c)    Corporate Authority; Approval. (i) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to (A) the adoption of this Agreement by Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution of this Agreement) and (B) the approval of this Agreement and the transactions contemplated hereby, including the issuance of Parent Shares in connection with the Merger, by a majority of the outstanding Parent Shares entitled to vote on such matter at a shareholders’ meeting duly called and held for such purpose (the “Requisite Parent Vote”). The Requisite Parent Vote is the only vote of the holders of capital stock of Parent or Merger Sub that is necessary under applicable Law, NYSE rules, and Parent’s Third Amended Articles of Incorporation and Regulations to approve the issuance of Parent Shares in the Merger. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding agreement of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)    The board of directors of Parent has (A) unanimously approved this Agreement and the Merger and the issuance of Parent Shares in the Merger upon the terms and subject to the conditions set forth in this Agreement, and resolved to recommend that the holders of Parent Shares vote in favor of the issuance of Parent Shares required to be issued pursuant to Article IV (the “Parent Recommendation”), (B) directed that such matter be submitted to the holders of Parent Shares for their approval, and (C) received the opinion of Parent’s financial advisor, Moelis & Company LLC, to the effect that, subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion, as of the date of such opinion, the Exchange Ratio pursuant to this Agreement is fair from a financial point of view to Parent. A copy of the signed written opinion of Moelis & Company LLC rendered to the board of directors of Parent will promptly be delivered to the Company, solely for informational purposes, following receipt thereof by Parent.

(d)    Governmental Filings; No Violations; Certain Contracts, Etc.

(i)    Other than the filings or notices (A) pursuant to Section 1.3, (B) under the Antitrust Laws, the Foreign Investment Laws, the Exchange Act and the Securities Act, (C) required to be made with the NYSE, and (D) under state securities, takeover and “blue sky” Laws, no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(ii)    The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, Parent’s Third Amended Articles of Incorporation or Regulations, Merger Sub’s certificate of incorporation or by-laws or the comparable governing documents of any of Parent’s other Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under, the loss of any benefits under, or the creation of a Lien on any of the assets of Parent or Merger Sub or any other Subsidiary of Parent pursuant to (1) any Contract binding upon Parent, Merger Sub or any other Subsidiary of Parent or (2) assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) receipt of all applicable consents contemplated by Section 5.2(d)(i), any Law to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (B) or (C) above, for any such breach, conflict violation, termination, default, creation, acceleration, loss or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e)    Parent Reports; Financial Statements. (i) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished complied, or if not yet filed or furnished, will when so filed or furnished, comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not, and none of the Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will when so filed or furnished, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. As of the date of this Agreement, there have not, since the Applicable Date, been any material complaints or concerns made through Parent’s whistleblower hot line or equivalent system for receipt of employee concerns regarding possible violations of Law, that remain outstanding or unresolved.

(ii)    Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Parent maintains internal control over financial reporting (as defined in and meeting the requirements of Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and directors of Parent, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that would be reasonably likely to have a material effect on its financial statements. Parent has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to its auditors and the audit committee of its board of directors (1) any significant deficiencies in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and has identified for Parent’s auditors and audit committee of its board of directors any material weaknesses in internal control over financial reporting and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Parent employees regarding questionable accounting or auditing matters, have been received by Parent.

(iii)    Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of the Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, comprehensive income, changes in equity and cash flows included in or incorporated by reference into the Parent Reports including any related notes and schedules, fairly presents in all material respects, or, in the case of Parent Reports filed after the date of this Agreement, will fairly present in all material respects, the results of operations, cash flows, retained earnings (loss) and changes in financial position, as the case may be, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f)    Absence of Certain Changes. (i) Since September 30, 2019, Parent and its Subsidiaries have conducted their respective businesses in the ordinary course of such businesses consistent with past practices.

(ii)    Since September 30, 2019, there has not been any change in the financial condition, properties, assets, liabilities, business or results of Parent’s and its Significant Subsidiaries’ operations or any circumstance, occurrence or development that individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(iii)    From December 31, 2018 through the date of this Agreement, there has not been any material change in any method of accounting or accounting practices by Parent or any of its Significant Subsidiaries, except as required by changes in GAAP or the Exchange Act.

(g)    Litigation and Liabilities. There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Significant Subsidiaries which would reasonably be expected to result in any claims against, or obligations or liabilities of, Parent or any of its Significant Subsidiaries, except for those that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Significant Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity. There are no liabilities or obligations of Parent or any of its Significant Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the most recent balance sheet included in the Parent Reports or in the notes to such balance sheet; (ii) liabilities or obligations incurred in the ordinary course of business since September 30, 2019; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (iv) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Significant Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among Parent or any of its Significant Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Securities Act).

(h)    Employee Benefits.

(i)    Section 5.2(h)(i) of the Parent Disclosure Letter sets forth an accurate and complete list of each material Parent Benefit Plan. With respect to each material Parent Benefit Plan, Parent has made available to the Company a true and complete copy of the most recently filed annual report on IRS Form 5500 and all schedules thereto.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Significant Subsidiaries, neither the Parent, any of its Subsidiaries, nor any Parent ERISA Affiliate contributes to, is required to contribute to, or has in the last six years contributed to or been is required to contribute to a Multiemployer Plan. Except as would not result in a Parent Material Adverse Effect, neither the Parent, any of its Subsidiaries, nor any Parent ERISA Affiliate has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) with respect to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan.

(iii)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material liability to Parent or its Significant Subsidiaries, neither Parent nor any of its Subsidiaries sponsors, maintains or contributes to or in the last six years has sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any single-employer “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, or a “multiple employer plan” subject to Sections 4063 or 4064 of ERISA or Section 413(c) of the Code. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, no liability under Section 302 or Title IV of ERISA or Section 412 of the Code has been incurred by Parent, any of its Subsidiaries or any Parent ERISA Affiliate that has not been satisfied in full. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, with respect to any Parent Benefit Plan subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, (A) no such plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code), (B) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan, and (C) no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) has occurred, nor has any event described in Sections 4062, 4063 or 4041 of ERISA occurred.

(iv)    The execution and delivery of this Agreement, the shareholder or other approval of this Agreement, and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (A) entitle any current or former employee, director, officer or independent contractor of Parent or any of its Subsidiaries to any material compensatory payment, (B) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, director, officer or independent contractor, (C) result in any forgiveness of indebtedness or obligation to fund benefits under a Parent Benefit Plan with respect to any such employee, director or officer, or (D) directly or indirectly cause Parent to transfer or set aside any assets to fund any material benefits under any Parent Benefit Plan.

(i)    Compliance with Laws.

(i)    Parent and its Significant Subsidiaries are and have at all times since the Applicable Date been in compliance with all Laws, except for violations that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.5, to the Knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its Significant Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. Parent and its Significant Subsidiaries have each obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. All such Licenses are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) Parent and its Significant Subsidiaries have developed and implemented a compliance program that includes corporate policies and procedures designed to ensure compliance with the Anti-Corruption Laws, (B) since the Applicable Date, there have been no voluntary disclosures by Parent or any of its Significant Subsidiaries under any Anti-Corruption Law, (C) since the Applicable Date, no Governmental Entity has notified Parent or any of its Significant Subsidiaries in writing of any actual or alleged violation or breach of any Anti-Corruption Law, (D) since the Applicable Date, neither Parent nor any of its Significant Subsidiaries has undergone or is undergoing any audit, review, inspection, investigation, survey or examination of records relating to Parent’s or any of its Significant Subsidiaries of Parent’s compliance with any Anti-Corruption Law, and to Parent’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records, (E) since the Applicable Date, neither Parent nor any of its Significant Subsidiaries has been or is now under any administrative, civil or criminal charge or indictment or, to Parent’s Knowledge, investigation, alleging non-compliance with any Anti-Corruption Law, nor, to Parent’s Knowledge, is there any basis for any such charge, indictment or investigation, and (F) since the Applicable Date, neither Parent nor any of its Significant Subsidiaries has been or is now a party to any administrative or civil litigation alleging noncompliance with any Anti-Corruption Law, nor, to Parent’s Knowledge, is there any basis for any such proceeding.

(j)    Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s Third Amended Articles of Incorporation or Regulations is applicable to Parent or the Parent Shares to be issued in connection with this Agreement.

(k)    Real and Personal Property.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its Significant Subsidiaries have good and marketable title to all real property owned by Parent or any of its Significant Subsidiaries (the “Parent Owned Real Property”), subject only to Permitted Liens.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (A) each lease, sublease or license under which Parent or any of its Significant Subsidiaries leases, subleases or licenses any real property (each such lease, license or sublease, a “Parent Real Property Lease,” and such real property “Parent Leased Real Property”) is valid and in full force and effect, (B) neither Parent nor any of its Significant Subsidiaries, nor to Parent’s Knowledge any other party to a Parent Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Parent Real Property Lease, and neither Parent nor any of its Significant Subsidiaries has received noticed that it has breached, violated or defaulted under any Parent Real Property Lease and (C) Parent and its Significant Subsidiaries have all necessary mineral rights, surface and subsurface rights, consents, easements, rights of way, permits, licenses, ingress, egress and access rights (and all other rights and interests granting Parent or any of its Subsidiaries the rights and ability to mine, extract, remove, process, transport and market the mineral reserves owned or controlled by Parent or its Subsidiaries), as are necessary for Parent and its Subsidiaries to conduct their business as presently conducted in the ordinary course.

(iii)    All material tangible assets (including Owned Real Property and Leased Real Property) of Parent and its Significant Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(l)    Brokers and Finders. None of Parent or Merger Sub or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Moelis & Company LLC and Credit Suisse Group AG as its financial advisors in connection with the transactions contemplated by this Agreement, the fees of which will be paid by Parent or a Subsidiary of Parent.

(m)    Financing.

(i)    Parent will have sufficient funds available to it for Parent and, after the Effective Time, the Surviving Corporation, to complete the Merger and refinance in full all amounts outstanding under the Company ABL Credit Agreement and the Senior Secured Indenture, to pay cash in lieu of fractional shares in accordance with Section 4.2(f), and to satisfy the respective obligations of Parent and Merger Sub as and when contemplated by this Agreement and to pay or otherwise perform such obligations of Parent and Merger Sub under any agreement or documents entered into in connection with the Merger (including any fees and expenses relating to the Financing).

(ii)    Parent has delivered to the Company true and complete copies of (i) a fully executed debt commitment letter, dated as of the date of this Agreement (including all schedules, annexes and exhibits thereto) (the “Commitment Letter”) and (ii) the fully executed fee letters referenced therein, relating to fees with respect to the Financing contemplated by the Commitment Letter (collectively, the “Fee Letter,” and together with the Commitment Letter, collectively, the “Commitment Papers”), by and among Parent and the Financing Sources specified therein (with only fee amounts and other economic terms, and the “flex” provisions, redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Letter). As used herein, the debt financing contemplated in the Commitment Papers, together with, unless the context otherwise requires, any replacement financing, including any bank financing or debt securities issued in lieu thereof, is collectively referred to as the “Financing.” As of the date of this Agreement, each of the Commitment Papers is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and, to the Knowledge of Parent, no amendment or modification in any manner that is potentially adverse to the Company is contemplated as of the date of this Agreement (other than as set forth in the Fee Letter with respect to flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the

Commitment Papers as of the date of this Agreement), and each of the Commitment Papers, in the form so delivered, constitutes the legal, valid and binding obligation of, and is enforceable against, Parent and, to the Knowledge of Parent, each of the other parties thereto, subject, in each case, to the Bankruptcy and Equity Exception. Except as set forth in the Commitment Papers and except for any engagement letters, fee credit letters and fee letters related to the permanent financing described in the Commitment Papers, as of the date of this Agreement, there are no contracts, agreements, “side letters” or other arrangements to which Parent, Merger Sub or any of their respective affiliates is a party relating to the Commitment Papers or the Financing.

(iii)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, constitutes, or would reasonably be expected to constitute, a default or breach by Parent or, to the Knowledge of Parent, any other party thereto, of any term of the Commitment Papers. As of the date of this Agreement, no Financing Source party to the Commitment Letter has notified Parent in writing of its termination or repudiation (or intent to terminate or repudiate) any of the commitments under such Commitment Letter or intent not to provide all or any portion of the Financing. Assuming the truth and accuracy of the Company’s representations and warranties set forth in Section 5.1 and compliance by the Company with its obligations hereunder, in each case, in all material respects, and assuming satisfaction of the conditions in Section 7.3 (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), Parent has no reason to believe that any of the conditions to the availability and funding, as applicable, of the Financing contemplated by the Commitment Papers will fail to be satisfied on the Closing Date or that the full amounts committed pursuant to the Commitment Letter will not be available to be funded on the Closing Date to the extent required to refinance in full all amounts outstanding under the Company ABL Credit Agreement and the Senior Secured Indenture, to pay cash in lieu of fractional shares in accordance with Section 4.2(f) and to pay the fees and expenses relating to the Merger and the Financing.

(iv)    Notwithstanding anything to the contrary in this Agreement, each of Parent and Merger Sub acknowledges that its obligation to consummate the Merger as set forth in this Agreement is not contingent on Parent’s ability to obtain any financing, whether pursuant to the Commitment Papers or otherwise.

(v)    As of the date hereof, Parent and Merger Sub have fully paid (or caused to be paid) any and all commitment fees or other fees required by the Commitment Papers to be paid on or before the date of this Agreement. The only conditions precedent related to the obligations of the Financing Sources party to the Commitment Letter to fund the full amount of the Financing contemplated by the Commitment Letter are expressly set forth in the Commitment Letter.

(n)    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, since the Applicable Date, (A) Parent and its Significant Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property (including soils, groundwater, surface water, buildings and surface and subsurface strata or structures) currently or, to the Knowledge of Parent, formerly owned, operated or utilized by Parent or any of its Significant Subsidiaries has been contaminated with any Hazardous Substance requiring remediation or other action pursuant to any Environmental Law or any contractual obligation; (C) neither Parent nor any of its Significant Subsidiaries has any liability for any Hazardous Substance disposal or contamination on any third party property; (D) neither Parent nor any of its Significant Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Significant Subsidiaries is in violation of or subject to liability under any Environmental Law; (E) neither Parent nor any of its Significant Subsidiaries is subject to any order, decree, injunction, settlement or other agreement with any Governmental Entity or any indemnity or other agreement with any third party assigning or otherwise imposing liability or obligations relating to any Environmental Law and (F) to the Knowledge of Parent, there are no other conditions or occurrences involving Parent or any of its Significant Subsidiaries that if known by a Governmental Entity or other third Person would reasonably be expected to result in any claim, liability, investigation, cost or restriction on Parent or any of its Subsidiaries pursuant to any Environmental Law.

(o)    Tax Matters. Neither Parent nor any of its Affiliates has taken or agreed to take any action, nor does Parent have any Knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p)    Taxes. Except as has not had, and would not, individually or in the aggregate, reasonably be expected to result in, a Parent Material Adverse Effect:

(i)    Parent and each of its Significant Subsidiaries (A) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are correct and complete; (B) have paid or withheld, as applicable, all Taxes that (1) are shown as due on such filed Tax Returns or (2) that Parent or any of its Significant Subsidiaries are obligated to withhold from amounts owing to any employee, creditor, shareholder or third party, except with respect to matters contested in good faith; and (C) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ii)    As of the date of this Agreement, there are no ongoing pending or threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters of Parent and its Significant Subsidiaries;

(iii)    There are no outstanding deficiencies for Taxes of Parent or any of its Significant Subsidiaries that are not disclosed or provided for in the Parent Reports;

(iv)    Neither Parent nor any of its Significant Subsidiaries (A) has, after December 31, 2008, been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which the Parent or any of its Subsidiaries was the common parent, (B) has any liability for Taxes of any Person (other than Parent and its Subsidiaries) for taxable periods beginning on or after January 1, 2009 (1) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (2) as a transferee or successor, or (C) is a party to or bound by any Tax sharing or allocation agreement, other than (1) agreements solely among Parent or its Subsidiaries and (2) agreements entered into in the ordinary course of business that do not primarily relate to Tax matters;

(v)    Neither Parent nor any of its Significant Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, during the two year period prior to the date of this Agreement, in a transaction in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring between members of the same group of affiliated corporations filing a consolidated federal income tax return;

(vi)    Neither Parent nor any of its Significant Subsidiaries has participated in any reportable transaction within the meaning of Treasury Regulations Section 1.6011-4(b), other than those disclosed in Tax Returns for taxable years from 2014 through 2018; and

(vii)    No Liens for Taxes exist with respect to any of the Parent’s assets or properties or those of its Significant Subsidiaries, except for Permitted Liens.

(q)    Labor Matters.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the respective business activities of Parent or any of its Significant Subsidiaries or be reasonably expected to result in a material liability of Parent or its Significant Subsidiaries, there are no, and there have not been since the Applicable Date, any actual or, to Parent’s Knowledge, threatened (A) strikes, lockouts, slowdowns, other work stoppages or job actions, picketing, unfair labor practices or other labor disputes, (B) unfair labor practice charge against Parent or any of its Significant Subsidiaries before the National Labor Relations Board or any comparable labor relations authority, and (C) arbitrations or grievances, charges, complaints, audits or investigations by or before any Governmental Entity with respect to any current or former employees of, or other service providers to, Parent or any of its Significant Subsidiaries.

(ii)    Except as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the respective business activities of the Company or its Subsidiaries or be reasonably expected to result in a material liability of Parent or its Subsidiaries, since the Applicable Date, each of Parent and its Significant Subsidiaries has been in compliance with all collective bargaining agreements or other material agreements with a labor union or like organization that Parent or any of its Significant Subsidiaries is a party to or otherwise bound by and all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), terms and conditions of employment, labor relations, workers’ compensation, occupational safety and health, affirmative action, employee privacy, classification as (A) exempt from overtime or (B) a contractor, plant closings, immigration and wages and hours.

(r)    Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect, to Parent’s Knowledge, neither Parent nor any of its Significant Subsidiaries is infringing, misappropriating, or otherwise violating, or has infringed, misappropriated, or otherwise violated the valid and enforceable Intellectual Property rights of any third party during the six year period immediately preceding the date of this Agreement, and there are no pending, outstanding, or, to Parent’s Knowledge, threatened written notices (including invitations to take a license), actions, suits, claims, investigations or other legal proceedings asserting the same.

(s)    No Other Representations.

(i)    Except for the representations and warranties made in this Section 5.2 or any certificate delivered pursuant to this Agreement, neither Parent nor Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except as expressly provided in this Section 5.2 or any certificate delivered pursuant to this Agreement, neither Parent nor Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Person or Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses or (B) except for the representations and warranties made in this Section 5.2 or any certificate delivered pursuant to this Agreement, any oral or written information presented to the Company or any of its Person or Representatives in the course of their due diligence investigation of Parent or Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)    Notwithstanding anything contained in this Agreement to the contrary, Parent and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making, and Parent and Merger Sub expressly disclaim reliance upon, any representations, warranties or statements relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Section 5.1 or any certificate delivered pursuant to this Agreement, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge that, except as expressly provided in Section 5.1 or any certificate delivered pursuant to this Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their Representatives.

ARTICLE VI

COVENANTS

6.1    Interim Operations.

(a)    Covenants of the Company. The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld, conditioned or delayed) and except as expressly contemplated by this Agreement, as required by applicable Laws or as set forth on Section 6.1(a) of the Company Disclosure Letter, the Company shall conduct its and its Subsidiaries’ business in the ordinary course in all material respects and, to the extent consistent therewith, shall use its reasonable best efforts to maintain existing relationships with Governmental Entities and material customers, suppliers, distributors, creditors, lessors, insurers, employees, unions, and other material business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except (x) as otherwise expressly required by this Agreement, (y) as Parent may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (z) as set forth in the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i)    adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments, or the terms of any security of the Company or any Subsidiary of the Company;

(ii)    (A) merge or consolidate itself or any of its Subsidiaries with any other Person, other than any such merger or consolidation solely between or among any wholly owned Subsidiaries of the Company (but, for the avoidance of doubt, not involving the Company) or (B) restructure, reorganize or completely or partially liquidate;

(iii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $30 million in any transaction or series of related transactions;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than (A) the issuance of (1) any Company Shares upon the settlement or exercise of Company Equity Awards or lifting of restrictions on restricted stock, in each case that are outstanding on the date of this Agreement or are granted after the date hereof in accordance with Section 6.1(a)(xvi), in accordance with the terms of those Company Equity Awards or (2) any securities of a wholly owned Subsidiary of the Company to the Company or any other wholly owned Subsidiary of the Company, (B) as may be required pursuant to the ABL Credit Agreement or the Company Indentures, or (C) as may be required by any Contracts governing indebtedness, including the Financing;

(v)    make any loans, advances or capital contributions to or investments in any Person (other than loans or advances between or among the Company and any of its direct or indirect wholly owned Subsidiaries), in excess of $3 million in the aggregate, other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(vi)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly owned Subsidiary of the Company to the Company or to any other direct or indirect wholly owned Subsidiary of the Company that are made in compliance with the Company Credit Agreements, Company Indentures and the other contractual obligations of the Company and its Subsidiaries);

(vii)    enter into any agreement with respect to the voting of its capital stock;

(viii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix)    incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any of its debt securities or of any of its Subsidiaries, except for (A) Indebtedness for borrowed money incurred in the ordinary course of business pursuant to the revolving, swingline or letter of credit facilities of the Company Credit Agreements in an aggregate principal amount not to exceed $625 million outstanding at any time, (B) guarantees by the Company or any wholly owned Subsidiary of the Company of indebtedness for borrowed money of the Company or any other wholly owned Subsidiary of the Company, and (C) interest and commodity swaps, futures, forward contracts and similar derivatives (1) not entered for speculative purposes and (2) entered into on customary commercial terms in the ordinary course of business and in compliance with its risk management and hedging policies in effect on the date of this Agreement;

(x)    make or authorize any capital expenditure other than for capital expenditures that do not, in any calendar year, exceed 105% of the aggregate capital expenditure amount for such year, or of the aggregate amount in respect of any category of use for such year, in each case, as set forth in Section 6.1(a)(x) of the Company Disclosure Letter;

(xi)    (A) other than in the ordinary course of business (except with respect to any Company Material Contract set forth in clause (ii), (iii), (iv), (v), (vi) or (x) of the definition thereof), amend, modify, terminate or waive any material right under any Company Material Contract, (B) subject to clause (C) below, other than in the ordinary course of business consistent with past practice enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement, or (C) enter into any contract that would be a Company Material Contract pursuant to any of clauses (ii), (iii), (iv), (v), (vi), or (x) of the definition of Company Material Contract had it been entered into prior to this Agreement;

(xii)    (A) make any material changes with respect to accounting policies or procedures, except as required by changes after the date hereof in GAAP, (B) change its fiscal year or (C) make any material change in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect the Company;

(xiii)    settle, propose to settle or compromise any action before a Governmental Entity if such settlement, proposed settlement or compromise (A) with respect to the payment of monetary damages, involves the payment of monetary damages that exceed $5 million in the aggregate (together with all other settlements or compromises after the date of this Agreement), net of any amounts covered by insurance that the Company expects to be promptly paid by the applicable insurer, (B) imposes any material equitable or non-monetary relief, penalty or restriction on the Company or any of its Subsidiaries (or, after the Effective Time, on Parent or any of Parent’s Subsidiaries) or (C) would reasonably be expected to affect the rights or defenses available to the Company or any of its Subsidiaries in any related or similar claims that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole; provided that, notwithstanding any of the foregoing, the Company may not settle, propose to settle or compromise any claim or action that is covered by Section 6.15 except as is expressly permitted by Section 6.15;

(xiv)    make, change or rescind any material Tax elections, change or consent to any change in its or its Subsidiaries’ material method of accounting for Tax purposes (except as required by applicable Law), amend any material Tax Returns, settle, compromise, concede or abandon any material Tax liability, claim or assessment, enter into any material closing agreement, waive or extend any statute of limitations with respect to material Taxes or obtain any material Tax ruling;

(xv)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses, including any equity interests of any of its Subsidiaries, except (other than with respect to equity interests of any Subsidiary of the Company) (A) in connection with goods or services provided in the ordinary course of business, (B) sales of obsolete assets, (C) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $20 million in the aggregate, or (D) pursuant to Contracts in effect prior to the date of this Agreement that have been disclosed to Parent prior to the date of this Agreement;

(xvi)    except as required by Law, any Company Labor Agreement(s) in effect as of the date hereof or the terms of any Company Benefit Plan existing as of the date hereof, (A) materially increase in any manner the compensation or benefits of any current or former directors, officers, employees, or independent contractors (who are natural persons) of the Company or its Subsidiaries, other than (1) annual increases in base salaries or regular hourly wages that are (I) granted in the ordinary course of business consistent with past practice and (II) in the aggregate not in excess of 3% of the aggregate base salaries or regular hourly wages for the Company’s employees in effect as of the date hereof, provided that the Company delivers a written budget showing the annual increases for the affected employees to Parent for review prior to the effective date of any such increases in base salaries or regular hourly wages or (2) increases upon promotions in the ordinary course of business consistent with past practice, provided that the Company deliver to Parent a monthly report of any such increases upon promotions during the month prior to delivery of the report, (B) pay or award, or commit to pay or award, any bonuses or incentive compensation, other than (1) annual bonuses and annual, long-term (in respect of payments under awards outstanding on the date hereof) or quarterly short-term incentive compensation granted in the ordinary course of business and consistent with past practice or (2) special recognition awards in an amount not to exceed $100,000 in the aggregate (counting all special recognition awards during such period), (C) accelerate any rights or benefits under any Company Benefit Plan, (D) accelerate the time of funding or payment of, or increase the amount required to fund, any Company Benefit Plan, or fund any rabbi trust or similar arrangement associated with or intended to satisfy liabilities under any Company Benefit Plan, (E) forgive any loans, or issue any loans (other than routine advances issued in the ordinary course of business) to any of its or its Subsidiaries’ directors, officers, employees or independent contractors, (F) grant any new equity awards under any Company Benefit Plan, other than (1) annual equity grants, with each such grant having a grant date value (at target) that is no greater than the grant date value (at target) of the equity award received by the award recipient in 2019, except as may be adjusted to account for a promotion or base salary adjustment (I) in effect on the date hereof or (II) to the extent permitted under Section 6.1(a)(xvi)(A), (2) equity grants to permitted new hires or promotions, in each case under clause (1) and (2), in the ordinary course of business and consistent with past practice, or (3) long-term equity grants made to employees in lieu of an annual 2020 long-term cash incentive award, with each such grant having a grant date value (at target) that does not exceed the cash value (at target) of the long-term cash incentive award granted to such employee in 2019 in the ordinary course of business, except as may be adjusted to account for a promotion or base salary adjustment (I) in effect on the date hereof or (II) to the extent permitted under Section 6.1(a)(xvi)(A), (G) grant any new long-term cash incentive awards (including under the Company’s Omnibus Management Incentive Plan or any other Company Benefit Plan), (H) enter into, establish, amend or terminate any Company Benefit Plan or any other agreement or arrangement which would be a Company Benefit Plan if it were in effect on the date of this Agreement other than (1) related to annual plan renewals in the ordinary course of business consistent with past practice, (2) changes that do not result in an increase in cost to the Company or (3) as otherwise permitted in this Section 6.1(a)(xvi), (I) enter into, establish, amend, renegotiate or terminate any collective bargaining agreement (other than with respect to any collective bargaining agreement that is expiring or up for renewal, provided that (1) the Company provides updates on the status of the applicable negotiations to Parent reasonably promptly upon request, (2) Parent is given a reasonable opportunity to review any written proposals to be made by the Company before they are given to the union (other than any proposals that have an incremental economic value of less than $100,000), (3) the Company will consider in good faith any comments or concerns provided by Parent with respect to any such proposals and (4) any successor agreement will not result in a material increase in cost, or material decrease in operational flexibility, to the Company), (J) hire any employee of the Company or any of its Subsidiaries or engage any other individual to provide services to the Company or any of its Subsidiaries, other than the hiring of employees to replace employees who were employees on the date hereof or to fill open positions as of the date hereof, in either case, with base pay not in excess of $200,000, (K) promote any employee who is an officer to a position more senior than such employee’s position as of the date of this Agreement, or promote a non-officer employee to an officer position, or (L) terminate the employment of any executive officer other than for cause;

(xvii)    effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN Act or any similar state or local Law;

(xviii)    transfer amounts to a trust, escrow or other segregated account to fund any benefits under any nonqualified deferred compensation plan, including the Company Supplemental Thrift Plan, Supplemental Retirement Plan, Executive Retirement Income Plan, Executive Minimum and Supplemental Retirement Plan, Executive Deferred Compensation Plan and Directors’ Deferred Compensation Plan; provided that this Section 6.1(a)(xviii) shall not impact the Company’s ability to otherwise secure the obligations under such plans with a letter of credit to the extent the Company is required by the terms of the applicable plans in effect on the date hereof to secure the obligations under the applicable plans; or

(xix)    agree, authorize or commit to do any of the foregoing.

(b)    Covenants of Parent. From the date of this Agreement until the Effective Time, except (i) as otherwise expressly required by this Agreement, (ii) as the Company may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (iii) as set forth in the Parent Disclosure Letter, Parent will not and will not permit its Subsidiaries to:

(i)    adopt or propose any change in (A) Parent’s Third Amended Articles of Incorporation or Regulations or other applicable governing instruments, (B) Merger Sub’s certificate of incorporation or by-laws or other applicable governing instruments or (C) the material terms of any security of Parent, Merger Sub or any of Parent’s Subsidiaries;

(ii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or repurchase any Parent Shares at a premium; provided that, in each case solely to the extent in compliance with the credit agreements, indentures and other Contractual obligations of Parent and its Subsidiaries, (x) Parent may continue to declare and pay regular quarterly cash dividends to the holders of Parent Shares, in each case in accordance with Parent’s past practice, and (y) Parent may give effect to dividend equivalent rights with respect to grants under the Parent Stock Plans or any similar Parent plan;

(iii)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, securities or assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $300 million in any transaction or series of related transactions;

(iv)    issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or of any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, other than the issuance of (A) any Parent Shares upon the settlement of any grants made under any Parent Stock Plan or any similar Parent plan in accordance with the terms as of the date of this Agreement of those grants; (B) any securities of a Subsidiary of Parent to Parent or any other Subsidiary of Parent; (C) any grants under the Parent Stock Plan, or any similar Parent plan, or in the ordinary course of business or (D) as may be required by any Contracts governing indebtedness, including the Financing;

(v)    (A) merge or consolidate itself or any of its Subsidiaries with any other Person or (B) restructure, reorganize or completely or partially liquidate (except for any such transactions with respect to its wholly owned Subsidiaries);

(vi)    enter into any agreement with respect to the voting of its capital stock in connection with the Parent Shareholder Meeting;

(vii)    reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(viii)    transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, product lines or businesses or those of any of its Subsidiaries, including any equity interests of any of its Subsidiaries, except (other than with respect to equity interests of any Subsidiary of Parent) (A) in connection with goods or services provided in the ordinary course of business, (B) sales of obsolete assets, (C) for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $300 million in the aggregate, or (D) pursuant to Contracts in effect prior to the date of this Agreement that have been disclosed to the Company prior to the date of this Agreement;

(ix)    enter into any new line of business, or fundamentally change any existing line of business; or

(x)    agree, authorize or commit to do any of the foregoing.

(c)    PBGC Coordination. From and after the date of this Agreement, the Company will notify Parent promptly of any notice or other communication received by the Company or any of its Subsidiaries from the PBGC regarding any defined benefit pension plan of the Company or any of its Subsidiaries. In the event of any such notice or communication, the Company will consult with Parent with respect to any communications with the PBGC or its Representatives and will not enter into any Contract with the PBGC without Parent’s prior consent (which shall not be unreasonably withheld, delayed or conditioned).

(d)    Interim Communications by the Company. Prior to making any material written communications disseminated to the employees, officers, directors, or independent contractors of the Company or its Subsidiaries pertaining to compensation, benefits or other matters related to the transactions contemplated by this Agreement, the Company shall consult with and consider in good faith any comments promptly provided by Parent.

6.2    Acquisition Proposals.

(a)    No-Solicitation. Each of the Company and Parent agree that, except as expressly permitted by this Section 6.2 from the date of this Agreement to the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries shall, and each shall cause its respective Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives (such Persons, collectively, “Representatives”) not to, directly or indirectly:

(i)    initiate, solicit or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Company Acquisition Proposal, in the case of the Company, or any Parent Acquisition Proposal, in the case of Parent;

(ii)    enter into, engage in, maintain, continue or otherwise participate in any discussions or negotiations with, or furnish or otherwise make available any material non-public information or data to, any Person other than the other Parties, or any of their Affiliates or any of their respective Representatives (a “Third Party”) that is reasonably likely to be considering or seeking to make, or has made within the 12 months preceding the date of this Agreement, a Company Acquisition Proposal (in the case of the Company) or a Parent Acquisition Proposal (in the case of Parent), in each case relating to, or as would reasonably be expected to lead to, a Company Acquisition Proposal or a Parent Acquisition Proposal, respectively; or

(iii)    enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement, memorandum of understanding or other Contract (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.2(b)) relating to, or that would reasonably be expected to lead to, a Company Acquisition Proposal (in the case of the Company) or Parent Acquisition Proposal (in the case of Parent) (any of the foregoing, an “Alternative Acquisition Agreement”).

(iv)    Each of the Company and Parent shall, and shall cause its Subsidiaries and its and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party or its Representatives, with respect to any Company Acquisition Proposal (in the case of the Company) or Parent Acquisition Proposal (in the case of Parent), or any inquiry, proposal or offer that would reasonably be expected to lead to, any Company Acquisition Proposal or Parent Acquisition Proposal, as the case may be, and shall promptly request that each Third Party to whom confidential information has been furnished or otherwise made available by or on behalf of such Party or any of its Subsidiaries within the 12 month period preceding the date of this Agreement in connection with, or for the purpose of evaluating, a Company Acquisition Proposal or Parent Acquisition Proposal, promptly return or destroy all such confidential information so furnished or otherwise made available. Neither the Company nor Parent shall, and each shall cause its Subsidiaries not to, terminate, waive, amend, release or modify in any respect any standstill or other similar provision of any confidentiality agreement to which any of them is a party in connection with a Company Acquisition Proposal or Parent Acquisition Proposal, respectively, or other proposal, inquiry or offer that would reasonably be expected to lead to a Company Acquisition Proposal or Parent Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such confidentiality agreements, including by seeking injunctions to prevent any known breaches of any such agreements and to enforce specifically the terms and provisions thereof, except in each case if such Party’s board of directors determines in good faith, after consultation with its outside legal counsel, that taking such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b)    No-Solicitation Exception. Notwithstanding anything to the contrary in Section 6.2(a), prior to the time, but not after, the Requisite Company Vote (in the case of the Company) or the Requisite Parent Vote (in the case of Parent) is obtained, if (i) the Company receives a bona fide Company Acquisition Proposal, or Parent receives a bona fide Parent Acquisition Proposal, that, in either case, did not result from a breach by such Party or its Subsidiaries or Representatives of this Section 6.2, (ii) the board of directors of such Party determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Acquisition Proposal or Parent Acquisition Proposal constitutes or would reasonably be expected to result in a Company Superior Proposal or Parent Superior Proposal, as applicable, and (iii) the board of directors of such Party determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then, before (but not after) the Requisite Company Vote (in the case of the Company) or the Requisite Parent Vote (in the case of Parent) is obtained, the Company or Parent, as applicable, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with such Third Party making the Company Acquisition Proposal or Parent Acquisition Proposal and its Representatives regarding a Company Acquisition Proposal or Parent Acquisition Proposal, as applicable, and (B) furnish to such Third Party or its Representatives information, including material non-public information relating to, and afford access to the business, properties, assets, books and records of, such Party and its Subsidiaries, pursuant to an Acceptable Confidentiality Agreement; provided that such Party shall promptly (and in any event within 48 hours) provide to the other Parties any such information that is provided to any such Third Party which was not previously provided to or made available to such other Parties; provided, further, that such Party and its Subsidiaries shall, and shall cause their respective Representatives to, promptly (and in any event within 48 hours) following the time that such Party’s board of directors determines in good faith that such Company Acquisition Proposal (in the case of the Company’s board of directors) or Parent Acquisition Proposal (in the case of Parent’s board of directors) does not constitute and would not reasonably be expected to result in a Company Superior Proposal or Parent Superior Proposal, respectively, terminate such negotiations, discussion and information access.

(c)    Restrictions on Changes of Recommendation. Subject to Section 6.2(d), Section 6.2(f) and Section 6.2(h), the board of directors of the Company and each committee thereof, on the one hand, and the board of directors of Parent and each committee thereof, on the other hand, shall not, directly or indirectly: (i) fail to include the Company Recommendation (in the case of the Company) or the Parent Recommendation (in the case of Parent) in the Prospectus/Proxy Statement, (ii) withdraw (or qualify or modify in a manner adverse to the other Parties) the Company Recommendation (in the case of the Company) or the Parent Recommendation (in the case of Parent) or publicly propose to do so, (iii) make any public recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or a “stop, look and listen” communication by its board of directors of the type contemplated by Rule 14d-9(f) under the Exchange Act, or fail to recommend against acceptance of such a tender or exchange offer by the close of business on the earlier of (A) the 10th Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the second Business Day prior to the Company Stockholders Meeting (in the case of the Company) or the Parent Shareholders Meeting (in the case of Parent), as the same may be postponed in accordance with Section 6.4(a)) (it being understood and agreed that such Party’s board of directors may take no position with respect to a Company Acquisition Proposal (in the case of the Company) or a Parent Acquisition Proposal (in the case of Parent) that is a tender offer or exchange offer during the applicable period referred to in clause (A) or clause (B) without such non-position constituting, in and of itself, an Adverse Company Recommendation Change or Adverse Parent Recommendation Change), (iv) (except as permitted by Section 6.2(d)) adopt, approve, recommend to its stockholders, endorse or otherwise declare advisable any Company Acquisition Proposal (in the case of the Company) or any Parent Acquisition Proposal (in the case of Parent) resolve or agree to publicly propose to take any such actions, or (v) other than with respect to a tender offer or exchange offer, fail to publicly reaffirm the Company Recommendation (in the case of the Company) or the Parent Recommendation (in the case of Parent) within three Business Days following receipt of a written notice from Parent (in the case of the Company) or the Company (in the case of Parent), delivered after a Company Acquisition Proposal (in the case of the Company) or a Parent Acquisition Proposal (in the case of Parent) has become publicly known, which notice requests such reaffirmation (or, if earlier, the date that is two Business Days prior to the Company Stockholders Meeting (in the case of the Company) or the Parent Shareholders Meeting (in the case of Parent), as the same may be postponed in accordance with Section 6.4(a)) (each such action set forth in this Section 6.2(c) with respect to the Company’s board of directors being referred to herein as an “Adverse Company Recommendation Change,” and each such action set forth in this Section 6.2(c) with respect to Parent’s board of directors being referred to herein as an “Adverse Parent Recommendation Change”).

(d)    Permitted Changes of Recommendation and Termination of this Agreement. Notwithstanding anything contained in this Section 6.2 to the contrary, if prior to the time, but not after, the Requisite Company Vote (in the case of the Company) or the Requisite Parent Vote (in the case of Parent) is obtained, (i) the Company or Parent receives a bona fide Company Acquisition Proposal (in the case of the Company) or bona fide Parent Acquisition Proposal (in the case of Parent) that did not result from a breach by the receiving Party of this Section 6.2 and (ii) the board of directors of the receiving Party determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Company Acquisition Proposal (in the case of the Company) or Parent Acquisition Proposal (in the case of Parent) constitutes a Company Superior Proposal or Parent Superior Proposal, respectively, and that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the board of directors of the receiving Party may, after complying with Section 6.2(f), make an Adverse Company Recommendation Change (in the case of the Company) or Adverse Parent Recommendation Change (in the case of Parent) or terminate this Agreement in accordance with Section 8.3(d) or Section 8.4(d), as applicable, in order to enter into a definitive agreement with respect to the applicable Company Superior Proposal or Parent Superior Proposal.

(e)    Certain Permitted Disclosure. In addition, nothing contained in this Section 6.2 shall prevent the Company or Parent or either of their boards of directors from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9, Rule 14e-2(a) and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement (provided that neither the disclosing Party nor its board of directors may effect an Adverse Company Recommendation Change (in the case of the Company) or an Adverse Parent Recommendation Change (in the case of Parent) unless permitted by Section 6.2(d) or Section 6.2(h)) or (ii) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that if any disclosure made in reliance on this Section 6.2(e) does not reaffirm the Company Recommendation (in the case of the Company) or Parent Recommendation (in the case of Parent), such disclosure shall be deemed to be an Adverse Company Recommendation Change or Adverse Parent Recommendation Change, respectively, and, in the case of an Adverse Company Recommendation Change, Parent shall have the right to terminate this Agreement as set forth in Section 8.4(a), and, in the case of an Adverse Parent Recommendation Change, the Company shall have the right to terminate this Agreement as set forth in Section 8.3(a).

(f)    Match Rights. The board of directors of the Company, on the one hand, and the board of directors of Parent, on the other hand, shall not take any action set forth in Section 6.2(d) unless it has first:

(i)    caused the Company or Parent, as applicable, to provide the other Party at least four Business Days’ prior written notice of its intent to make an Adverse Company Recommendation Change (in the case of the Company) or an Adverse Parent Recommendation Change (in the case of Parent), in each case, in accordance with Section 6.2(d) (a “Notice of Superior Proposal”), which notice shall (A) state that the notifying Party has received a Company Superior Proposal or Parent Superior Proposal, as applicable, (B) specify the material terms and conditions of such Company Superior Proposal or Parent Superior Proposal, (C) identify the Person making such Company Superior Proposal or Parent Superior Proposal, and (D) enclose the most recent draft of any agreements intended to be entered into in connection with such Company Superior Proposal or Parent Superior Proposal (it being understood and agreed that the delivery of the notification contemplated by this clause (i) shall not, in and of itself, constitute an Adverse Company Recommendation Change or Adverse Parent Recommendation Change);

(ii)    caused the notifying Party and its Representatives to negotiate, to the extent the other Party so wishes to negotiate, during such four Business Day period following delivery of the Notice of Superior Proposal (the “Notice Period”), in good faith with the other Party concerning any revisions to the terms of this Agreement that the other Party wishes to propose in response to such Company Superior Proposal or Parent Superior Proposal; and

(iii)    following the end of the Notice Period, determined in good faith after consultation with its outside legal counsel and financial advisor, that such Company Acquisition Proposal or Parent Acquisition Proposal continues to constitute a Company Superior Proposal or Parent Superior Proposal, respectively, after taking into account any changes to which the other Party has committed in writing to make to this Agreement, and that the failure to make an Adverse Company Recommendation Change (in the case of the Company) or an Adverse Parent Recommendation Change (in the case of Parent) or to terminate this Agreement, in each case, in accordance with Section 6.2(d) would be inconsistent with its fiduciary duties under applicable Law; provided, however, that if, during the Notice Period, any revisions are made to the financial or other material terms of the Company Superior Proposal or Parent Superior Proposal that is the subject of such Notice of Superior Proposal, the notifying Party shall deliver to the other Party a new notice describing such revisions (and providing copies of the most recent draft of any agreements implementing such revisions) and shall comply with the requirements of clause (i) and clause (ii) of this Section 6.2(f) (except that the four Business Day Notice Period shall instead be a two Business Day Notice Period).

(g)    Notice of Acquisition Proposals. Each of the Company and Parent shall notify the other promptly (but in no event later than 24 hours) after receipt by such Party (or any of its Representatives) of any Company Acquisition Proposal (in the case of the Company) or Parent Acquisition Proposal (in the case of Parent), or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Acquisition Proposal (in the case of the Company) or Parent Acquisition Proposal (in the case of Parent), which notice shall include the material terms and conditions of any such Company Acquisition Proposal or Parent Acquisition Proposal, inquiry, proposal, offer or request, copies of any material written communications and draft documentation received relating to such Company Acquisition Proposal or Parent Acquisition Proposal and indicating the name of the Person making such Company Acquisition Proposal or Parent Acquisition Proposal, inquiry, proposal, offer or request, and thereafter the notifying Party shall keep the other Party reasonably informed, on a timely basis, of the status and material terms of any such Company Acquisition Proposal or Parent Acquisition Proposal, inquiry, proposal, offer or request (including any amendments thereto) and the status of any discussions or negotiations with such Person or its Representatives (without prejudice to the restrictions set forth in Section 6.2(a) and the other provisions of this Section 6.2) and provide copies of all material written communications and draft documentation received relating to such Company Acquisition Proposal or Parent Acquisition Proposal.

(h)    Intervening Event. Notwithstanding anything to the contrary in Section 6.2(c), the board of directors of the Company, on the one hand, and the board of directors of Parent, on the other hand, may at any time prior to (but not after) obtaining the Requisite Company Vote (in the case of the Company) or the Requisite Parent Vote (in the case of Parent) effect an Adverse Company Recommendation Change or Adverse Parent Recommendation Change, respectively, if (i) a Company Intervening Event (in the case of the Company) or Parent Intervening Event (in the case of Parent) occurs and (ii) the board of directors of the Company (in the case of a Company Intervening Event) or Parent (in the case of a Parent Intervening Event) determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an Adverse Company Recommendation Change (in the case of the Company) or an Adverse Parent Recommendation Change (in the case of Parent) in response to such Company Intervening Event or Parent Intervening Event, respectively, would be inconsistent with its fiduciary duties under applicable Law; provided that the board of directors of the Party in respect of which such Company Intervening Event (in the case of the Company) or Parent Intervening Event (in the case of Parent) occurs has first (x) caused such Party to provide the other Party at least four Business Days’ prior written notice of its intent to effect such an Adverse Company Recommendation Change or Adverse Parent Recommendation Change, which shall specify in reasonable detail the circumstances related to such determination, (y) caused such Party and its Representatives to negotiate, to the extent the other Party so wishes to negotiate, during such four Business Day period following delivery of such notice, in good faith with the other Party concerning any revisions to the terms of this Agreement that the other Party wishes to propose in response to such Company Intervening Event or Parent Intervening Event, and (z) after complying with clause (x) and clause (y), determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to effect an Adverse Company Recommendation Change (in the case of the Company) or Adverse Parent Recommendation Change (in the case of Parent) in response to such Company Intervening Event or Parent Intervening Event, respectively, continues to be inconsistent with its fiduciary duties under applicable Law after taking into account any changes committed in writing to be made to this Agreement by the other Party.

6.3    Proxy Filing; Information Supplied.

(a)    As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall jointly prepare and file with the SEC the joint Prospectus/Proxy Statement relating to the Company Stockholder Meeting and the Parent Shareholder Meeting (together with any amendments or supplements thereto, the “Prospectus/Proxy Statement”) in preliminary form, and Parent shall promptly prepare and file with the SEC the Registration Statement on Form S-4 in connection with the issuance of Parent Shares in the Merger, which shall include the Prospectus/Proxy Statement (the “S-4 Registration Statement”). Parent and the Company each shall use its reasonable best efforts to have the Prospectus/Proxy Statement cleared by the SEC as promptly as practicable after such filing, and Parent shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after its filing (and keep the S-4 Registration Statement effective for so long as may be necessary to consummate the Merger), and promptly thereafter each of the Company and Parent shall mail their respective Prospectus/Proxy Statement to their respective stockholders. Each of the Parties shall promptly furnish to the other all non-privileged information concerning such Party that is required by applicable Law to be included in the Prospectus/Proxy Statement or the S-4 Registration Statement so as to enable Parent to file the S-4 Registration Statement and the Company and Parent to file the Prospectus/Proxy Statement. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it or any of its Representatives for use in the Prospectus/Proxy Statement or the S-4 Registration Statement if and to the extent that such information is discovered by Company, Parent or Merger Sub, as applicable, to be or to have become false or misleading in any material respect. Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Prospectus/Proxy Statement or the S-4 Registration Statement received by such Party from the SEC, including any request from the SEC for amendments or supplements thereto, and shall provide the other with copies of all other material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Notwithstanding the foregoing, prior to filing the Prospectus/Proxy Statement and the S-4 Registration Statement or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Prospectus/Proxy Statement or the S-4 Registration Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate. Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the S-4 Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the issuance of the Parent Shares in the Merger.

(b)    The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of each of the Company and Parent to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will cause the S-4 Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

(c)    If at any time prior to obtaining the Requisite Company Vote and the Requisite Parent Vote, the Company or Parent discovers that any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be set forth in an amendment or supplement to either the Prospectus/Proxy Statement or the S-4 Registration Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of each of the Company and Parent.

(d)    Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable

Party) stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC or the NYSE in connection with the Prospectus/Proxy Statement and the S-4 Registration Statement.

6.4    Stockholders Meetings.

(a)    The Company shall (i) as soon as reasonably practicable following the date on which the S-4 Registration Statement is declared effective under the Securities Act, duly call and give notice of, and commence mailing the Prospectus/Proxy Statement to the holders of Company Shares as of the record date established for, a meeting of holders of the Company Shares (the “Company Stockholders Meeting”) to consider and vote upon the adoption of this Agreement and (ii) as soon as reasonably practicable (but in any event within 35 calendar days) following the commencement of the mailing of the Prospectus/Proxy Statement pursuant to clause (i) above, convene and hold the Company Stockholders Meeting; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date to the extent the Company believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Prospectus/Proxy Statement is provided to the holders of Company Shares within a reasonable amount of time in advance of the Company Stockholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Company Vote (including after commencement of a Company Acquisition Proposal that is a tender offer or exchange offer), provided that the Company Stockholders Meeting cannot be postponed by more than 10 Business Days pursuant to this clause (B) in connection with any commencement of a Company Acquisition Proposal that is a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (C) to ensure that there are sufficient Company Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (D) otherwise where required to comply with applicable Law. Subject to Section 6.2, the Company’s board of directors shall recommend the adoption of this Agreement at the Company Stockholders Meeting and, unless there has been an Adverse Company Recommendation Change or a termination of this Agreement permitted by and in accordance with Section 6.2(d) or Section 6.2(h), shall include the Company Recommendation in the Prospectus/Proxy Statement and take all lawful action necessary, proper or advisable on its part to solicit such adoption.

(b)    Parent shall (i) as soon as reasonably practicable following the date on which the S-4 Registration Statement is declared effective under the Securities Act, duly call and give notice of, and commence mailing the Prospectus/Proxy Statement to the holders of Parent Shares as of the record date established for, a meeting of holders of the Parent Shares (the “Parent Shareholders Meeting”) (which record date shall be the same as the record date established by the Company for the Company Stockholders Meeting) to consider and vote upon (A) the issuance of Parent Shares in the Merger, and (B) at Parent’s election, an amendment to Parent’s Third Amended Articles of Incorporation to increase the authorized number of Parent Shares and (ii) as soon as reasonably practicable (but in any event within 35 calendar days) following the commencement of the mailing of the Prospectus/Proxy Statement pursuant to clause (i) above, convene and hold the Parent Shareholders Meeting; provided that Parent may adjourn or postpone the Parent Shareholders Meeting to a later date to the extent Parent believes in good faith that such adjournment or postponement is reasonably necessary (A) to ensure that any required supplement or amendment to the Prospectus/Proxy Statement is provided to the holders of Parent Shares within a reasonable amount of time in advance of the Parent Shareholders Meeting, (B) to allow reasonable additional time to solicit additional proxies necessary to obtain the Requisite Parent Vote (including after commencement of a Parent Superior Proposal that is a tender offer or exchange offer), provided that the Parent Shareholders Meeting cannot be postponed by more than 10 Business Days pursuant to this clause (B) in connection with any individual commencement of a Parent Acquisition Proposal that is a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act, (C) to ensure that there are sufficient Parent Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Parent Shareholders Meeting or (D) otherwise where required to comply with applicable Law. Subject to Section 6.2, Parent’s board of directors shall recommend the approval of the issuance of Parent Shares in the Merger at the Parent Shareholders Meeting and, unless there has been an Adverse Parent Recommendation Change or a termination of this Agreement permitted by and in accordance with Section 6.2(d) or Section 6.2(h), shall include the Parent Recommendation in the Prospectus/Proxy Statement and take all lawful action necessary, proper or advisable on its part to solicit such approval.

(c)    Parent and the Company shall cooperate to schedule and shall use their reasonable best efforts to convene the Parent Shareholders Meeting and the Company Stockholders Meeting on the same date and to establish the same record date for both the Parent Shareholders Meeting and the Company Stockholders Meeting. Notwithstanding any Adverse Company Recommendation Change or Adverse Parent Recommendation Change, unless this Agreement is terminated pursuant to Article VIII, (x) the adoption of this Agreement shall be submitted to the holders of the Company Shares at the Company Stockholders Meeting and (y) the approval of the issuance of Parent Shares in the Merger shall be submitted to the holders of the Parent Shares at the Parent Shareholders Meeting.

6.5    Filings; Other Actions; Notification.

(a)    Cooperation.

(i)    Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement, including (A) filing a Notice and Report Form with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act as promptly as reasonably practicable and in any event within ten Business Days (unless otherwise mutually agreed upon in writing); (B) filing all other filings and submissions required under any Foreign Investment Laws or Antitrust Laws as set forth in Schedule 7.1(c) as promptly as reasonably practicable; and (C) responding as promptly as reasonably practicable and advisable to requests for additional information or inquiries from any Governmental Entity. If any lawsuit or any other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), by any Governmental Entity, including the United States Department of Justice or the United States Federal Trade Commission, or private party challenging the transactions contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to resolve any such objection or challenge and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order that results from such action or proceeding that prohibits, prevents or restricts consummation of the Merger on or before the End Date. If Parent defends any litigation or similar proceeding brought by any Governmental Entity, including Federal Trade Commission or the Antitrust Division of the Department of Justice or any state attorney general or private party in connection with the Merger, Parent will promptly reimburse the Company for any reasonable and documented expenses and costs (including out-of-pocket auditor’s and attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ involvement therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.

(ii)    Nothing in this Agreement, including this Section 6.5 will (and “reasonable best efforts” will in no event) require or be construed to require Parent to proffer to or agree to sell, divest, lease, license, transfer, dispose of or hold separate, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries; provided, however that if necessary to avoid or eliminate each and every impediment under the HSR Act or any other Antitrust Law and to complete the transactions contemplated by this Agreement so as the enable the Closing to occur as soon as reasonably practicable (and, in no event, no later than the End Date), Parent shall agree to any changes (including through a licensing, supply or other arrangement) or restriction(s) on the current or future business operations of Parent, the Company or the Surviving Corporation; provided further that, notwithstanding anything to the contrary in this Agreement, Parent will not be required to take (and the Company and its Subsidiaries shall not take, without the prior written consent of Parent) any actions that, individually or in the aggregate, would reasonably be expected to (1) have a material adverse effect on Parent and its Subsidiaries, including the Surviving Corporation and its Subsidiaries after giving effect to the Merger, taken as a whole, or (2) have an economic effect on Parent, the Company or the Surviving Corporation in an amount that would be material when compared to the benefits anticipated to be derived by Parent and its Subsidiaries as a result of the Merger.

(iii)    Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the joint right to direct all matters with any Governmental Entity consistent with its obligations hereunder; provided that each Party shall permit the other Parties to review in advance, and to the extent practicable each of Parent and the Company will consult with the other on and consider in good faith the views of the other in connection with, any proposed substantive communication to any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement (including all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement)). In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable. Notwithstanding the foregoing, in the case of a disagreement regarding the strategy, tactics, or decisions relating to obtaining all consents, approvals, or authorizations necessary under the Antitrust Laws from any Governmental Entity, Parent shall have the final and ultimate authority over the appropriate strategy, tactics, and decisions. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.”

(b)    Information. The Company and Parent each shall, upon request by the other, use reasonable best efforts to furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement; provided, that the limitations set forth in the provisos to Section 6.7 shall apply to the Company’s and Parent’s obligations, mutatis mutandis. In addition, each of the Company and Parent shall use its reasonable best efforts to provide the information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Prospectus/Proxy Statement and the S-4 Registration Statement.

(c)    Status.

(i)    Subject to applicable Law and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of written notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to such transactions. The Company and Parent each shall give prompt notice to the other of any change, fact or condition of which it becomes aware that would be reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively, or any breach by such Party of its representations, warranties, covenants or agreements hereunder that would reasonably be expected to result in the failure of any condition to the other Party’s obligations to effect the Merger hereunder. Subject to Section 6.5(a), neither the Company nor Parent shall permit any of its officers or any other Representatives or agents to participate in any substantive meeting, conference, telephone call or discussion with any Governmental

Entity in respect of any filings, investigation or other inquiry relating to the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat.

(ii)    Without limiting the generality of Section 6.5(a) or Section 6.5(c)(i), the Company and Parent shall each promptly advise the other Party if it obtains knowledge of (A) any written notice or other written communication from any counterparty to a Material Contract with regard to any action, consent, approval or waiver that is required to be taken or obtained with respect to such material Contract in connection with the consummation of the Merger (and provide a copy thereof) or (B) any written notice or other written communication from any other Person alleging that the consent of such Person is or may be required in connection with the Merger (and provide a copy thereof). The Company shall notify Parent as promptly as practicable of any written notice or other written communication received after the date of this Agreement from any party to any Material Contract to the effect that such Party has terminated or intends to terminate or otherwise materially adversely modify its relationship with the Company or any Subsidiary of the Company. Notwithstanding the foregoing, a Party’s failure to comply with this Section 6.5(c)(ii) (provided that such failure was not in bad faith) shall not constitute a failure of any condition set forth in Article VII to be satisfied, or otherwise provide any other Party the right not to effect the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

(d)    Additional Transactions. Parent and the Company will not and will not permit any of their respective Affiliates to, acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person, or otherwise acquire or agree to acquire any assets or equity, if the entering into of an agreement relating to or the consummation of such acquisition, merger or consolidation would, based on the Knowledge of Parent or the Company, respectively, at the time of entry into such agreement, reasonably be expected to (i) materially increase the likelihood of any Governmental Entity entering an Order prohibiting the consummation of the transactions contemplated by this Agreement or (ii) prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement.

6.6    Taxation.

(a)    The Parties intend to adopt this Agreement and the Merger as a plan of reorganization under Section 368(a) of the Code. Notwithstanding any other provision in this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter to the contrary, each of the Parties shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to not take any action that would reasonably be expected to prevent or impede the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

(b)    From and after the date of this Agreement and until the Effective Time, the Company, on the one hand, and Parent, on the other hand, shall cooperate with each other and shall use their respective commercially reasonable efforts to obtain, a written opinion of Weil, Gotshal & Manges LLP (or other nationally recognized tax counsel reasonably acceptable to the Company) (“Company Tax Counsel”), in the case of the Company, and a written opinion of Jones Day (or other nationally recognized tax counsel reasonably acceptable to Parent) (“Parent Tax Counsel”), in the case of Parent, in form and substance reasonably satisfactory to the Company and Parent, respectively (each such opinion, a “Tax Opinion”), dated as of the Closing Date, to the effect that, on the basis of customary representations, assumptions and undertakings set forth or referred to in such opinion and in the related Tax Representation Letters, (i) for U.S. federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company, the Merger Sub and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code. Each of the Company, Parent, and Merger Sub shall deliver to Company Tax Counsel and Parent Tax Counsel for purposes of the Tax Opinions customary representations, assumptions and undertakings, substantially in the forms attached as exhibits hereto (the “Tax Representation Letters”), with such changes as may be necessary to take into account any change in applicable Law or fact after the date hereof. The Company will promptly notify Parent if, before the Effective Time, it knows or has reason to believe that the Company is no longer able to obtain the Tax Opinion from Company Tax Counsel. Parent will promptly notify the Company if, before the Effective Time, it knows or has reason to believe that Parent is no longer able to obtain the Tax Opinion from Parent Tax Counsel.

(c)    After the date of this Agreement and prior to the Effective Time, the Company and its Subsidiaries shall cooperate in good faith and shall provide all information in their possession (or in possession of the Company’s or any of its Subsidiaries’ agents or third party advisors) that is reasonably requested by Parent with respect to Tax matters relevant to integrating the Company’s respective Subsidiaries and operations.

6.7    Access and Reports. Subject to applicable Law, upon reasonable notice, (a) the Company shall (and shall cause its Subsidiaries to) afford Parent and Parent’s Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, Contracts and records and, during such period, shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested and (b) Parent shall (and shall cause its Subsidiaries to) afford the Company reasonable access, during normal business hours throughout the period prior to the Effective Time, to such information as may be reasonably requested by the Company for a bona fide business purpose in connection with material events, circumstances, occurrences or developments with respect to Parent and its Subsidiaries after the date of this Agreement (or which were not previously disclosed to the Company by Parent or its Representatives and were not known by the Company, in each case, as of the date of this Agreement); provided that (i) neither the Company nor Parent shall be required to provide such access if it would unreasonably disrupt its operations and (ii) no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company, Parent, or Merger Sub herein, and provided, further, that the foregoing shall not require the Company, Parent or any of their respective Subsidiaries (1) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or Parent, as applicable, would result in the disclosure of any Trade Secrets of third parties or violate any of its obligations with respect to confidentiality (provided that such Party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure), (ii) to permit (or to require the Company to perform) any Phase II environmental site assessments or other intrusive environmental sampling or subsurface investigations, including soil, sediment or groundwater testing or sampling, on any of the properties owned, leased or operated by it or any of its Subsidiaries or (iii) to disclose any privileged information of the Company, Parent or any of their respective Subsidiaries. Notwithstanding anything in this Section 6.7 to the contrary, the Company and Parent shall use their respective commercially reasonable efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use commercially reasonable efforts to permit such access or disclosure, including pursuant to the use of “clean team” arrangements (on terms reasonably acceptable to the Company and Parent, as applicable) pursuant to which outside counsel of Parent or the Company, as applicable, could be provided access to any such information and pursuant to which such information shall not be disclosed by such outside counsel to directors, officers, employees or other Representatives of Parent or the Company, as applicable, without the prior consent of the other Party; provided that neither the Company nor Parent, as applicable, shall be required to incur any liability, take any action that would breach any Contract or applicable Law or otherwise jeopardize any privilege or protection in connection with the foregoing. All requests for information made pursuant to this Section 6.7 shall be directed to the general counsel or other Person designated by the Company or Parent, as applicable. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8    Stock Exchange Listing and Delisting. Parent shall use its reasonable best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Shares from the NYSE and the deregistration of the Company

Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than 10 calendar days after the Closing Date.

6.9    Publicity. The initial press release regarding the Merger shall be a joint press release, and thereafter, unless an Adverse Company Recommendation Change or an Adverse Parent Recommendation Change shall have occurred, and except with respect to press releases and other public statements in connection with Section 6.2 (to the extent expressly permitted pursuant to Section 6.2), the Company and Parent each shall consult with the other, and give the other a reasonable opportunity for review, prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity. Notwithstanding the foregoing sentence, without prior consultation, each Party (a) may, subject to Section 6.2, communicate information that is not confidential information of any other Party with financial analysts, investors and media representatives in the ordinary course of business and in a manner consistent with its past practice in compliance with applicable Law and (b) may disseminate information included in a press release or other document already approved for external distribution by the other Parties.

6.10    Employee Benefits.

(a)    For a period beginning at the Effective Time and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent will, or will cause the Surviving Corporation or their Subsidiaries to, provide to each employee who is employed by the Company or its Subsidiaries on the Closing Date (each, a “Company Employee”) for so long as such Company Employee remains an employee of Parent, the Surviving Corporation or their respective Subsidiaries during the Continuation Period, (i) base salary or regular hourly wage no less favorable than the base salary or regular hourly wage provided by the Company and its Subsidiaries to such Company Employee immediately before the Effective Time; (ii) target annual cash bonus opportunities and target quarterly and target long-term incentive compensation opportunities that are no less favorable than the target annual cash bonus opportunities and target quarterly and target long-term incentive compensation opportunities provided to such Company Employee by the Company and its Subsidiaries immediately prior to the Effective Time and (iii) employee benefits that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries to such Company Employee immediately before the Effective Time; provided, however, that the requirements of this sentence shall not apply to Company Employees who are covered by a Company Labor Agreement. Additionally, Parent agrees that any Company Employee whose employment involuntarily terminates without cause during the Continuation Period and is not otherwise, as of the Effective Time, covered by, or a party to, a plan, agreement, or arrangement providing for severance benefits, shall be provided with the severance pay and benefits set forth in Section 6.10(a) of the Company Disclosure Letter, subject to such Company Employee’s execution of a customary release of claims against the Company, Parent, and their Affiliates. Parent shall, or shall cause the Surviving Corporation to, honor and assume all obligations under the Change in Control Agreements and Severance Agreements listed in Section 5.1(h) of the Company Disclosure Letter in accordance with the terms of such agreements as in effect on the date hereof.

(b)    For purposes of vesting, eligibility to participate and benefit entitlement under the employee benefit plans of Parent and its Affiliates providing benefits to any Company Employees after the Effective Time as required pursuant to Section 6.10(a) (the “New Plans”), each Company Employee will be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time to the extent such service was recognized by the Company and its Subsidiaries under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, except to the extent such credit would result in a duplication of benefits. In addition, to the extent such Company Employee is eligible to participate in a New Plan pursuant to Section 6.10(a), and without limiting the generality of the foregoing, (i) Parent will waive any waiting time in any and all New Plans of the same type as any

Company Benefit Plans in which such Company Employee participated immediately before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions were not satisfied or would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time. Each Company Employee shall be given credit, under the applicable New Plan providing medical, dental, pharmaceutical or vision benefits, for amounts paid prior to the Effective Time during the year in which the Effective Time occurs under a corresponding Old Plan during the same period for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents as though such amounts had been paid in accordance with the terms and conditions of the New Plan.

(c)    Parent shall, or shall cause the Surviving Corporation to, pay bonuses pursuant to the Company’s annual and quarterly bonus programs to the Company Employees in respect of any portion of calendar year 2020 that occurs prior to the Effective Time, which payment shall be no less than the amount accrued by the Company for such bonuses through the Effective Time. The bonus payments will be allocated in consultation with management of the Company immediately prior to the Closing and paid in accordance with the applicable annual or quarterly bonus plan at the time the Company would otherwise have paid bonuses absent the consummation of the Merger. Without limiting the generality of Section 6.10(a), commencing at the Effective Time through December 31, 2020, each Company Employee will participate in an annual or quarterly bonus plan that continues the non-financial performance metrics set prior to the Effective Time to the extent such non-financial performance metrics were set in the ordinary course of business and consistent with past practice or in a bonus plan of Parent or one of its Subsidiaries.

(d)    Parent shall, or shall cause the Surviving Corporation or their applicable Subsidiaries to, recognize and honor each Company Employee’s vacation accrued but unused through the Effective Time, and the Company Employees shall be permitted to use their accrued vacation in a manner consistent with the policies applicable to such Company Employees as of immediately prior to the Effective Time.

(e)    If requested in writing by Parent at least ten Business Days prior to the Effective Time (or such longer time period necessary to comply with the Company Benefit Plan or applicable Law), the Company will take (or cause to be taken) all actions necessary to terminate, effective no later than the Business Day immediately prior to the Effective Time, any Company Benefit Plans listed in Section 6.10(e) of the Company Disclosure Letter (each, a “Terminated Plan”). The Company shall provide Parent with evidence that such Terminated Plans have been terminated (the form and substance of which shall reflect any reasonable comments thereto submitted by Parent to the Company) not later than the Business Day immediately preceding the Effective Time. If a Terminated Plan is a qualified defined contribution plan, Parent shall permit each eligible Company Employee to become a participant in an “eligible retirement plan” (within the meaning of Section 401(a)(31) of the Code) of Parent or any of its Subsidiaries (the “Parent 401(k) Plan”) and make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including all participant loans) in cash or notes (in the case of participant loans) in an amount equal to the eligible rollover distribution portion of the account balance distributed to each such Company Employee from such plan to the Parent 401(k) Plan.

(f)    Nothing in this Agreement, expressed or implied, will (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Corporation or any Affiliate of Parent, or will interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or any Person at any time for any reason whatsoever, with or without cause, (ii) constitute an amendment to any Company Benefit Plan or any employee benefit or compensation plan of Parent or any of its Affiliates, (iii) obligate Parent, the Surviving Corporation or any Affiliate of Parent to maintain any particular compensation or benefit plan, program, arrangement, policy or contract, or (iv) prevent Parent, the Company, or any of their Affiliates from amending or terminating any of their benefit plans in accordance with their terms. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.10 will create any third party beneficiary rights in any current or former service provider of the Company or its Affiliates, or any beneficiaries, dependents, or collective bargaining representative thereof, or in any other Person.

6.11    Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expense, except (a) that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company and (b)  as otherwise expressly set forth in this Agreement.

6.12     Indemnification; Directors’ and Officers’ Insurance. (a) From and after the Effective Time for a period of six years, Parent will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and each other Person who, at the request or for the benefit of the Company or any of its Subsidiaries, is or was previously serving as a director or officer, or fiduciary (including an ERISA fiduciary) of any other Person (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement (including all interest, assessments and other charges) or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or the applicable Subsidiary of the Company would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on the date of this Agreement to indemnify such Person (and the Surviving Corporation shall also advance fees, costs and expenses (including attorney’s fees and disbursements) as incurred to the fullest extent permitted under applicable Law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and nonappealable judicial determination that such Person is not entitled to indemnification hereunder or thereunder) and provided further that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation, in each case to the extent a claim in connection therewith has been asserted prior to the sixth anniversary of the Effective Time, shall continue until the disposition or resolution of such matter.

(b)    Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party.

(c)    For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and by-laws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement. From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor and comply with their respective obligations under any indemnification agreement with any Indemnified Party in effect as of (and disclosed to Parent prior to, including by way of making a form of such agreement (including a list of signatories and beneficiaries) available to Parent) the date hereof), and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Party thereunder.

(d)    Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies with a claims period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend for such policies an aggregate premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage no less favorable in any material respect to the Indemnified Parties than that provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in the Company’s existing policies as of the date of this Agreement), provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; and, provided further that if the annual premium of such insurance coverage exceeds such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)    If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(f)    The provisions of this Section 6.12 are intended to survive the consummation of the Merger and to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(g)    The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

6.13    [Reserved].

6.14    Other Actions by the Company and Parent.

(a)    Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective boards of directors shall use their reasonable best efforts to grant such approvals and take such actions as are in accordance with applicable Law so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate (or to the extent elimination is not possible, minimize) the effects of such statute or regulation on such transactions.

(b)    Section 16 Matters. The board of directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3 promulgated under the

Exchange Act to exempt (i) the disposition of Company Shares, Company Equity Awards and other derivative securities with respect to Company Shares, (ii) the conversion of Company Shares, Company Equity Awards and other derivative securities with respect to Company Shares into Parent Shares or other derivative securities with respect to Parent Shares, as the case may be, and (iii) the acquisition of Parent Shares or other derivative securities with respect to Parent Shares as the case may be, pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by directors, officers or employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act.

(c)    The Company agrees that prior to the Effective Time, neither the Company nor any of its Subsidiaries shall (i) file any registration statement (other than on Form S-8) or (ii) consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act.

6.15    Litigation. The Company shall control the defense and settlement of any litigation or other legal proceedings against the Company or any of its directors or executive officers relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that the Company shall give Parent the opportunity to participate in the Company’s defense or settlement of any stockholder litigation against the Company or its directors or executive officers relating to the transactions contemplated by this Agreement, including the Merger. To the extent permitted by applicable Law, the Company agrees that it shall not settle or offer to settle any litigation commenced after the date of this Agreement against the Company or its directors, executive officers or similar Persons by any stockholder of the Company relating to this Agreement, the Merger, or any other transaction contemplated hereby without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed. Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, legal advisors and other Representatives to, use their respective reasonable best efforts to cooperate with and provide any requested support to the Company in connection with the defense of any such litigation.

6.16    Financing.

(a)    Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Commitment Papers (including any “flex” provisions) to the extent required, when taken together with cash or cash equivalents held by Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company ABL Credit Agreement and the Senior Secured Indenture and to pay cash in lieu of fractional shares in accordance with Section 4.2(f), including using reasonable best efforts to (i) maintain in effect the Commitment Papers, (ii) satisfy (or, if determined advisable by Parent in its reasonable discretion, obtain the waiver of) on or prior to the Closing Date all conditions to funding and availability of the Financing contained in the Commitment Papers and such definitive agreements for the Financing to be entered into pursuant thereto, in each case, that are within the control of Parent, (iii) negotiate and enter into definitive agreements with respect to the Financing contemplated by the Commitment Papers on terms and conditions not materially less favorable to Parent, taken as a whole, than those described in the Commitment Papers (including any “flex” provisions contained therein) on or prior to the Closing Date, (iv) enforce its rights under the Commitment Papers and (v) in the event that all conditions to funding and availability of the Financing contained in the Commitment Papers have been satisfied or waived, consummate the Financing contemplated by the Commitment Papers.

In the event any portion of the Financing contemplated by the Commitment Papers becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Commitment Papers for any reason and such portion is necessary to refinance in full all amounts outstanding under the Company ABL Credit Agreement and the Senior Secured Indenture, to pay cash in lieu of fractional shares in accordance with Section 4.2(f) and to pay the fees and expenses relating to the Merger and the Financing (A) Parent shall promptly notify the Company in writing and (B) Parent shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such portion from alternative sources (the “Alternative Financing”) in an amount not less than such unavailable and necessary funds and which (1) does not involve terms and conditions that, taken as a whole, are materially less beneficial to Parent than those contained in the Commitment Papers, or (2) would not reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement. To the extent requested by the Company from time to time, Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing. Without limiting the generality of the foregoing, Parent shall promptly notify the Company in writing (x) if there exists any material breach, material default, repudiation, cancellation or termination by any party to the Commitment Papers (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach, material default, repudiation, cancellation or termination) of which Parent obtains knowledge or (y) of the receipt by Parent or any of its Subsidiaries of any written notice or other written communication from any Financing Source asserting any actual or potential material breach, default, repudiation, cancellation or termination by any party to the Commitment Papers. None of Parent nor any of its Subsidiaries shall (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Commitment Papers or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required, when taken together with cash or cash equivalents held by the Parent and the Company on the Closing Date and the other sources of funds available to Parent on the Closing Date, to refinance in full all amounts outstanding under the Company ABL Credit Agreement and the Senior Secured Indenture, to pay cash in lieu of fractional shares in accordance with Section 4.2(f) and to pay the fees and expenses relating to the Merger and the Financing, (2) imposes new or additional conditions or otherwise expands any of the conditions to the receipt of the Financing, (3) could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (4) materially and adversely impacts the ability of Parent to enforce its rights against the other parties to the Commitment Papers; provided, however, that, for the avoidance of doubt, Parent may amend, replace, supplement and/or modify the Commitment Papers to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Papers as of the date of this Agreement or increase the amount of commitments under the Commitment Papers. Upon any amendment, supplement or modification of the Commitment Papers, Parent shall provide a true and complete copy thereof to the Company (provided that, solely in the case of any amendment, supplement or modification of the Fee Letter, any fee amounts and other economic terms, and the “flex” provisions set forth therein may be redacted, none of which redacted provisions would adversely affect the conditionality, enforceability, termination or amount of the debt financing contemplated by the Commitment Papers as so amended, supplemented or modified) and, to the extent such amendment, supplement or modification has been made in compliance with this Section 6.16(a), the term “Commitment Papers” shall mean the Commitment Papers as so amended, replaced, supplemented or modified. Notwithstanding the foregoing, compliance by Parent with this Section 6.16(a) shall not relieve Parent of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Parent acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Parent’s ability to obtain the Financing or any specific term with respect to such Financing. To the extent Parent obtains Alternative Financing pursuant to this Section 6.16(a), or amends, replaces, supplements, modifies or waives any of the Financing pursuant to this Section 6.16(a), references to the “Financing,” and “Commitment Papers” (and other like terms in this Agreement) shall be deemed to refer to such Alternative Financing, the commitments thereunder and the agreements with respect thereto, or the Financing as so amended, replaced, supplemented, modified or waived.

(b)    The Company shall use and cause its Subsidiaries to use its and their reasonable best efforts to cause its and their respective officers, directors, employees, accountants, consultants, investment bankers, agents and other non-legal advisors and Representatives to provide to Parent, at Parent’s sole cost and expense, all cooperation as is reasonably requested by Parent in connection with arranging, obtaining and syndicating any

Financing and any Refinancing, including (i) promptly furnishing Parent and any of its Financing Sources and Refinancing Sources with (A) such financial statements, financial data, audit reports and other pertinent information regarding the Company and its Subsidiaries of the type required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (including assistance in the preparation of pro forma financial information) for registered offerings of debt securities of the type contemplated by the Commitment Papers, such financial statements to include audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company, for the three fiscal years most recently ended at least 60 days prior to the Closing Date and unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows and related notes thereto of the Company, for each subsequent fiscal quarter (excluding the fourth quarter of any fiscal year) ended at least 40 days prior to the Closing Date, in each case, with comparative financial information for the equivalent period of the prior year (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and which will be deemed delivered if publicly available and filed by the Company on the SEC’s website, EDGAR, and (B) information regarding the Company and its Subsidiaries customarily included in information memoranda and other syndication materials for revolving and term loan facilities, that is not already otherwise publicly available and filed by the Company on the SEC’s Website, EDGAR; provided that, without limiting the foregoing, the Company shall not be obligated to (v) prepare any pro forma financial information or projections (for which, for the avoidance of doubt, Parent shall be solely responsible), (w) provide a description of all or any component of the Financing or Refinancing or other information customarily provided by the Financing Sources or Refinancing Sources or their respective counsel, (x) provide risk factors relating to all or any component of the Financing or Refinancing, (y) prepare separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or segment reporting to the extent not otherwise required by applicable law and regulation or (z) in the case of a private offering or private placement by Parent, provide other information customarily excluded from each of a confidential information memorandum and an offering memorandum (collectively, the “Required Information”), (ii) making senior management of the Company available at reasonable times and locations and upon reasonable prior notice, to participate in meetings (including one-on-one meetings or conference calls with the parties acting as agents, arrangers or underwriters for, and prospective lenders or other providers of, the Financing or Refinancing, drafting sessions, presentations, road shows, rating agency presentations and due diligence sessions, (iii) reasonably assisting Parent and any of its Financing Sources or Refinancing Sources in (A) the preparation of (x) offering documents, private placement memoranda, prospectuses, prospectus supplements, registration statements, syndication documents and materials including information memoranda, lender and investor presentations and other marketing documents (including “public side” versions thereof), and similar documents and materials for any portion of the Financing or Refinancing, including, if an offering of debt securities is conducted by Parent prior to the filing by the Company of its Annual Report on Form 10-K for the year ended December 31, 2019, a customary qualitative or if available, quantitative “recent developments” section (the “Recent Developments Section”) with a brief discussion of the Company’s expected consolidated results of operations for both the quarter ended December 31, 2019 and the fiscal year ended December 31, 2019, which discussion shall only include ranges, if available, of the Company’s expected results of operations for such period, and (y) materials for rating agency presentations and (B) assisting Parent in obtaining any field examination and inventory appraisals in respect of the assets of the Company and its applicable Subsidiaries, and the preparation of any related reports, reasonably requested in connection with any portion of the Financing or Refinancing in the form of an asset-based credit facility, (iv) cooperating with the marketing efforts of Parent and any of its Financing Sources or Refinancing, including, to the extent applicable, obtaining and providing representation and authorization letters and arranging for customary auditor consents for use of the Required Information and other financial data in the marketing documentation, (v) assisting in obtaining corporate and facility credit ratings, (vi) using reasonable best efforts to cause the independent accountants and local and internal counsel of the Company to provide assistance to Parent including providing comfort letters, participating in accounting due diligence sessions and assistance in connection with providing customary review of interim financial statements as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 (which comfort letters shall not address or opine on the preliminary financial information included in any Recent Developments Section) and opinions of counsel (including providing customary back-up certificates), (vii) providing, at least four Business Days prior to Closing, information as required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and beneficial ownership, including the USA Patriot Act of 2001 (to the extent such information is reasonably requested by Parent at least 10 days before Closing), (viii) assisting Parent, at Parent’s sole cost and expense, as reasonably requested, in (1) commencing redemptions or offers to purchase or exchange, and conducting consent solicitations (including the Company conducting any such consent solicitation) with respect to any or all of the outstanding series of notes of the Company or any of its Subsidiaries (the “Company Notes”), on such terms and conditions, including pricing terms and amendments to the terms and provisions of the applicable Company Indentures, that are specified, from time to time, by Parent (each, a “Debt Repayment” and collectively, the “Debt Repayments”) and which are permitted by the terms of the applicable series of notes of the Company, the applicable Company Indentures and applicable Law, (2) using reasonable best efforts to cause the applicable trustee to agree to proceed with the Debt Repayments, (3) waiving any conditions to the Debt Repayments as may be reasonably requested by Parent that may be legally waived and may be waived under the terms of the applicable Company Indenture (and not, without the written consent of Parent, waiving any condition to the Debt Repayments or making any changes to the Debt Repayments unless required by the applicable Company Indenture or by Law), (4) in connection with any consent solicitations, assuming the applicable requisite consents are received, executing (and using reasonable best efforts to cause the applicable trustee to execute) supplemental indentures to the applicable indenture promptly after the requisite consents are obtained, provided that such supplemental indentures will not become operative prior to the Effective Time, and (5) upon the request of Parent, extending the offer period or consent period applicable to a Debt Repayments to a date selected by Parent in accordance with the terms of the applicable Company Indenture and Debt Repayments; provided that in no event will the Company or any of its Subsidiaries be required to commence or settle any Debt Repayments or make any consent payment prior to the Effective Time, unless Parent has agreed to fund the settlement of the Debt Repayments and make any consent payment therewith, including pursuant to the Financing or Refinancing, to satisfy any obligations of the Company to the debt holders of the Company or any of its Subsidiaries that may arise as a result of such Debt Repayments; provided further that the dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with the Debt Repayments will be selected by Parent after consultation with the Company and be reasonably acceptable to the Company (it being understood that any Financing Source or any of its Affiliates shall automatically be deemed reasonably acceptable to the Company), (ix) assisting in the preparation of any credit agreement, indenture, note, purchase agreement, underwriting agreement, guarantees, security agreements, customary closing certificates and other certificates, letters and documents as may be reasonably requested by Parent, in each case contemplated in connection with the Financing, (x) assisting Parent, at Parent’s sole cost and expense, in obtaining a payoff letter from the Agent evidencing the repayment or prepayment by Parent or any of Parent’s Subsidiaries of any amounts outstanding under the Company ABL Credit Agreement on or after the Closing Date (and in connection therewith, obtaining the termination of all commitments under and the release of all guarantees and liens with respect thereto), provided that the consummation of any such repayment or prepayment and termination shall be contingent upon the occurrence of the Merger, and (xi) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Financing.

(c)    Notwithstanding this Section 6.16, the actions contemplated in this Section 6.16 do not and shall not (i) require such cooperation to the extent it would require the Company, any of its Subsidiaries, or any of its or their respective Representatives to waive or amend any terms of this Agreement, incur any liabilities (of any kind), pay any fees, reimburse any expenses, or provide any indemnity, or enter into any definitive agreement (other than customary authorization and representation letters or as specifically provided in clause (a) above), in each case, with respect to any financing or any cooperation provided pursuant to this Section 6.16, in each case of the foregoing prior to the Closing that is not contingent on the Closing or which Parent is not obligated to reimburse or indemnify the Company or its Subsidiaries under this Agreement, or take any actions that would cause the Company or any of its Subsidiaries to breach this Agreement or become unable to satisfy a condition to the Closing, (ii) require such cooperation from the Company, any of its Subsidiaries, or any of its or their respective Representatives to the extent it would reasonably be expected to materially interfere with the ongoing operations of the Company or any of its Subsidiaries, (iii) involve any binding commitment by the Company, any of its Subsidiaries, or any of its or their respective Representatives (other than customary authorization and representation letters) which commitment is not conditioned on the Closing and does not terminate without liability to the Company, any of its Subsidiaries, or any of its or their respective Representatives upon the termination of this Agreement, (iv) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to be the issuer of any securities or issue any offering document prior to Closing or require the Company, any of its Affiliates, or any of its or their respective Representatives to enter into or approve any financing or purchase agreement for any financing prior to the Closing, (v) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to provide any information the disclosure of which is prohibited or restricted by applicable Law or legal proceeding or that is legally privileged and disclosure of which would result in a loss of privilege, (vi) require the Company, any of its Subsidiaries, or any of its or their respective Representatives to take any action that will conflict with or violate the organizational documents of such Person, any applicable Law or legal proceeding or any Material Contract or (vii) require the Company, any of its Subsidiaries, or any of its or their respective Representatives prior to Closing to make any representation to Parent, any of its Affiliates, any lender, agent or lead arranger to any financing, or any other Person with respect to any actions under this Section 6.16, as to the solvency of the Company, any of its Subsidiaries, or any of its or their respective Representatives, or to deliver or require to be delivered any solvency or similar certificate.

(d)    Parent shall indemnify and hold harmless the Company, its Subsidiaries, and their respective Representatives from, against and in respect of any actual losses, liabilities, damages, claims, costs, expenses, interest, awards, judgments or penalties, of any kind (“Losses”), imposed on, sustained, incurred or suffered by, or asserted against, any of them, directly or indirectly relating to, arising out of or resulting from any cooperation requested by Parent pursuant to this Section 6.16 (other than arising from factual information and historical information provided by the Company and its Subsidiaries used in a manner agreed to by the Company) to the fullest extent permitted by applicable Law, except to the extent such Losses arise out of the gross negligence, bad faith, fraud or willful misconduct of the Company or any of its Subsidiaries or any of its or their respective Representatives or a material breach of this Agreement by the Company. Parent shall directly pay, or from time to time (and promptly upon request by the Company) promptly reimburse the Company for any reasonable and documented out-of-pocket expenses and costs (including reasonable out-of-pocket auditor’s and attorney’s fees and expenses) incurred in connection with the Company’s or its Subsidiaries’ or Representatives’ obligations under this Section 6.16, including in connection with the Debt Repayments (provided that such reimbursement shall not include general auditor and legal expenses the Company would have incurred regardless of whether cooperation was requested pursuant to this Section 6.16). This Section 6.16(d) shall survive the Effective Time or earlier termination of this Agreement. Subject to Parent’s indemnification obligations under this Section 6.16, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of any Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

ARTICLE  VII

CONDITIONS

7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)    Stockholder Approval. The Requisite Company Vote and the Requisite Parent Vote shall each have been obtained.

(b)    NYSE Listing. The Parent Shares issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)    Regulatory Consents. The waiting period under the HSR Act applicable to the consummation of the Merger and the other transactions contemplated by this Agreement shall have expired or been terminated and any approvals, notices or other requirements under the other Antitrust Laws set forth on Schedule 7.1(c) shall have been made, obtained or satisfied, as applicable.

(d)    No Order. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any applicable Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

(e)    S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued (and not rescinded), and no proceedings for that purpose shall be pending before the SEC.

(f)    Tax Opinion. The Company shall have received the Tax Opinion from Company Tax Counsel, and such opinion shall not have been withdrawn or adversely modified; provided, that if Company Tax Counsel indicates that it is unwilling or unable to deliver its Tax Opinion, (i) Parent Tax Counsel may, at the election of Parent, deliver the Tax Opinion to the Company in satisfaction of this Section 7.1(f) or (ii) if Parent does not elect to have Parent Tax Counsel deliver such Tax Opinion, the Company shall use its reasonable best efforts to obtain a Tax Opinion from another nationally recognized tax counsel reasonably acceptable to the Company.

7.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of the Company set forth in (i) Section 5.1 (other than Section 5.1(a) (first sentence) (Incorporation), Section 5.1(b)(i) (Company Capitalization), Section 5.1(b)(ii) (Company Equity Awards) (solely as it relates to exercise price), Section 5.1(c) (Corporate Authority, Approval and Fairness), Section 5.1(f)(ii) (Absence of Certain Changes), and Section 5.1(t) (Brokers and Finders)) shall be true and correct (without regard to “materiality,” “Company Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Company Material Adverse Effect, (ii) Section 5.1(b)(i) (Company Capitalization) and Section 5.1(b)(ii) (Company Equity Awards) (solely as it relates to exercise price), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for immaterial inaccuracies, (iii) Section 5.1(a) (first sentence) (Incorporation), Section 5.1(c) (Corporate Authority, Approval and Fairness), and Section 5.1(t) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date) and (iv) Section 5.1(f)(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)    Performance of Obligations of the Company. The Company shall have performed and complied with, in all material respects, all obligations under this Agreement required to be performed or complied with by it at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

7.3    Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in (i) Section 5.2 (other than Section 5.2(a) (first sentence) (Incorporation), Section 5.2(b) (Capital Structure), Section 5.2(c) (Corporate Authority; Approval and Fairness), Section 5.2(f)(ii) (Absence of Certain Changes) and Section 5.2(l) (Brokers and Finders)), shall be true and correct (without regard to “materiality,” “Parent Material Adverse Effect” and similar qualifiers contained in such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had and would not be reasonably be expected to have a Parent Material Adverse Effect, (ii) Section 5.2(b) (Capital Structure) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date), except for immaterial inaccuracies, (iii) Section 5.2(a) (first sentence) (Incorporation), Section 5.2(c) (Corporate Authority, Approval and Fairness), and Section 5.2(l) (Brokers and Finders) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of another date, in which case such representation and warranty shall only be required to be so true and correct as of such other date) and (iv) Section 5.2(f)(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date, and the Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub to such effect.

(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed and complied with, in all material respects, all of their respective obligations under this Agreement required to be performed or complied with by them at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of each of Parent and Merger Sub to such effect.

ARTICLE VIII

TERMINATION

8.1    Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after either the Requisite Company Vote or the Requisite Parent Vote has been obtained, by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2    Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Requisite Company Vote or the Requisite Parent Vote has been obtained, by action of the board of directors of either Parent or the Company if:

(a)    the Merger shall not have been consummated by June 30, 2020 (the “End Date”); provided that (i) if the conditions set forth in Section 7.1(c) or Section 7.1(d) (where the relevant Order arises from or relates to Antitrust Laws) shall not have been satisfied or waived by the End Date, then the Company or Parent may, upon prior written notice to the other Parties, extend the End Date to September 30, 2020 (the “Extended End Date”) and (ii) if the conditions set forth in Section 7.1(c) or Section 7.1(d) (where the relevant Order arises from or relates to Antitrust Laws) shall not have been satisfied or waived by the Extended End Date, then the Company or Parent may, upon prior written notice to the other Parties, extend the End Date to December 31, 2020;

(b)    the adoption of this Agreement by the stockholders of the Company shall not have been obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement;

(c)    the approval by Parent’s shareholders of the issuance of Parent Shares shall not have been obtained at the Parent Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or

(d)    any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable.

The right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any Party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to, or the occurrence of, the consummation of the Merger.

8.3    Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by action of the board of directors of the Company at any time prior to the Effective Time, whether before or after the Requisite Company Vote is obtained (unless otherwise specified below), upon written notice to Parent and Merger Sub specifying the provision of this Agreement pursuant to which such termination is effective, if:

(a)    an Adverse Parent Recommendation Change shall have occurred;

(b)    there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, in each case such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) the third Business Day prior to the End Date (as the same may be extended pursuant to Section 8.2(a));

(c)    Parent or any of its Representatives (i) materially breaches the first sentence of Section 6.2 or (ii) materially breaches Section 6.3(a) or Section 6.4(b) by not filing the S-4 Registration Statement containing the Proxy/Statement Prospectus or not holding the Parent Shareholders Meeting, respectively; or

(d)    at any time before the Requisite Company Vote is obtained (i) the board of directors of the Company authorizes the Company to enter into a definitive written agreement constituting a Company Superior Proposal, (ii) the board of directors of the Company has complied in all material respects with its obligations under Sections 6.2(d) and 6.2(f) in respect of such Company Superior Proposal and (iii) the Company has paid, or simultaneously with the termination of this Agreement pays, the Termination Fee due under Section 8.5(b)(iv) that is payable if this Agreement is terminated pursuant to this Section 8.3(d).

8.4    Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent at any time prior to the Effective Time, whether before or after the Requisite Parent Vote is obtained (unless otherwise specified below), upon written notice to the Company specifying the provision of this Agreement pursuant to which such termination is effective, if:

(a)    an Adverse Company Recommendation Change shall have occurred;

(b)    there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Parent to the Company and (ii) the third Business Day prior to the End Date (as the same may be extended pursuant to Section 8.2(a));

(c)    the Company (i) materially breaches the first sentence of Section 6.2 or (ii) materially breaches Section 6.3(a) or Section 6.4(a) by not filing the Proxy Statement/Prospectus or not holding the Company Stockholders Meeting, respectively; or

(d)    at any time before the Requisite Parent Vote is obtained (i) the board of directors of Parent authorizes Parent to enter into a definitive written agreement constituting a Parent Superior Proposal, (ii) the board of directors of Parent has complied in all material respects with its obligations under Sections 6.2(d) and 6.2(f) in respect of such Parent Superior Proposal and (iii) Parent has paid, or simultaneously with the termination of this Agreement pays, the Termination Fee due under Section 8.5(c)(iv) that is payable if this Agreement is terminated pursuant to this Section 8.4(d).

8.5    Effect of Termination and Abandonment. (a) Except as otherwise provided in this Section 8.5, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve any Party of any liability or damages to the other Party resulting from fraud or any material and intentional breach of this Agreement, and (ii) the provisions set forth in Section 6.11, Section 6.16(d), this Section 8.5 and Article IX (other than Section 9.1 and Section 9.5(c)) shall survive termination of this Agreement.

(b)    Payment of Termination Fee by the Company.

(i)    If this Agreement is terminated by Parent either pursuant to Section 8.4(a) or pursuant to Section 8.4(c), then the Company shall pay to Parent, by wire transfer of immediately available funds, $30 million (the “Termination Fee”) within two Business Days after such a termination of this Agreement by Parent.

(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b), or by Parent pursuant to Section 8.4(b), (B) a Company Acquisition Proposal shall have been publicly announced after the date of this Agreement and not publicly withdrawn prior to the date of the Company Stockholders Meeting (in the case of Section 8.2(b)) or prior to the date of such termination (in the case of Section 8.2(a) or Section 8.4(b)), and (C) within 12 months following the date of such termination (1) the Company board of directors shall have recommended that stockholders vote in favor of, or tender into, a Company Acquisition Proposal, (2) the Company shall have entered into an Alternative Acquisition Agreement providing for the consummation of a Company Acquisition Proposal or (3) a Company Acquisition Proposal shall have been consummated, then the Company shall pay to Parent, by wire transfer of immediately available funds, concurrently with the occurrence of the applicable event described in clause (C) above, the Termination Fee.

(iii)    If this Agreement is terminated by the Company pursuant to Section 8.3(d), then the Company shall pay to Parent, by wire transfer of immediately available funds, the Termination Fee.

(iv)    The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee or reimbursement of expenses set forth in this Section 8.5(b) or any portion of such amounts, the Company shall pay to Parent and Merger Sub their costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee, at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made, from the date such payment was required to be made through the date of payment.

(c)    Payment of Termination Fee by Parent.

(i)    If this Agreement is terminated by the Company either pursuant to Section 8.3(a) or pursuant to Section 8.3(c), then Parent shall pay to the Company, by wire transfer of immediately available funds the Termination Fee within two Business Days after such a termination of this Agreement by the Company.

(ii)    If (A) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(a) or Section 8.2(c), or by the Company pursuant to Section 8.3(b), (B) a Parent Acquisition Proposal shall have been publicly announced after the date of this Agreement and not publicly withdrawn prior to the date of the Parent Shareholders Meeting (in the case of Section 8.2(c)) or prior to the date of such termination (in the case of Section 8.2(a) or Section 8.3(b)), and (C) within 12 months following the date of such termination (1) Parent’s board of directors shall have recommended that shareholders vote in favor of, or tender into, a Parent Acquisition Proposal, (2) Parent shall have entered into an Alternative Acquisition Agreement providing for the consummation of a Parent Acquisition Proposal or (3) a Parent Acquisition Proposal shall have been consummated, then Parent shall pay to the Company, by wire transfer of immediately available funds, concurrently with the occurrence of the applicable event described in clause (C) above, the Termination Fee.

(iii)    If this Agreement is terminated by Parent pursuant to Section 8.4(d), then Parent shall pay to the Company, by wire transfer of immediately available funds, the Termination Fee.

(iv)    Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the fee or reimbursement of expenses set forth in this Section 8.5(c) or any portion of such amounts, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate (as published in The Wall Street Journal) in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

(d)    Exclusive Remedy. The Parties agree and understand that (i) in no event shall the Company be required to pay the Termination Fee on more than one occasion, (ii) in no event shall Parent be required to pay the Termination Fee on more than one occasion, and (iii) if Parent receives and accepts the full amount of the Termination Fee from the Company in the circumstances described in Section 8.5(b) or the Company receives and accepts the full amount of the Termination Fee from Parent in the circumstances described in Section 8.5(c), such payment shall be the sole and exclusive remedy of the receiving Party against the paying Party and its Subsidiaries and their respective former, current or future partners, stockholders or shareholders, managers, members, Affiliates and Representatives and none of the paying Party, any of its Subsidiaries or any of their respective former, current or future partners, stockholders or shareholders, managers, members, Affiliates, the Financing Parties, the Refinancing Parties or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

ARTICLE  IX

MISCELLANEOUS AND GENERAL

9.1    Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article II, Article III, Article IV, Section 6.8 (Stock Exchange Listing and Delisting), Section 6.10 (Employee Benefits), Section 6.11 (Expenses), Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger.

9.2    Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the Parties; provided that after the Requisite Company Vote or Requisite Parent Vote has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company or the shareholders of Parent, respectively, under applicable Law, without such approval having first been obtained. Notwithstanding anything to the contrary in this Agreement, none of the provisions of which the Financing Parties or the Refinancing Parties are expressly made third-party beneficiaries pursuant to Section 9.8 may be modified, amended or waived in a manner adverse to any Financing Party or Refinancing Party without the prior written consent of the relevant Financing Source or Refinancing Source, as applicable.

9.3    Waiver; Extensions. At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Parent shall require the approval of the shareholders of Parent unless such approval is required by Law and no extension or waiver by the Company shall require the approval of the stockholders of the Company unless such approval is required by Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4    Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE. (a) THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD HAVE THE EFFECT OF APPLYING THE LAWS OF, OR DIRECTING A MATTER TO, ANOTHER JURISDICTION. The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a Delaware State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING TO THE FINANCING, THE REFINANCING INDEBTEDNESS OR THE COMMITMENT PAPERS OR THE PERFORMANCE OF SERVICES THEREUNDER OR RELATED THERETO). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED TO SUCH PARTY, EXPRESSLY

OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, without the necessity of proving the inadequacy of money damages as a remedy (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such Party is entitled at Law or in equity. The Parties further agree (i) that by seeking the remedies provided for in this Section 9.5(c), a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement, including, subject to Section 8.5(d), monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5(c) are not available or otherwise are not granted, (ii) that, subject to Section 8.5(d), nothing contained in this Section 9.5(c) shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.5(c) before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.5(c) or anything contained in this Section 9.5(c) restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter and (iii) not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(d)    Notwithstanding anything in this Agreement to the contrary, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties or the Refinancing Parties in any way relating to this Agreement, the Financing, the Refinancing Indebtedness, the Commitment Papers or any other agreement relating to the Financing, the Refinancing Indebtedness or the performance thereof or the financings contemplated thereby shall, except as specifically set forth in the Commitment Papers, be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the conflict of law principles thereof to the extent that such principles would have the effect of applying the laws of, or directing a matter to, another jurisdiction, and each party agrees not to bring or support any person in any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties or the Refinancing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Refinancing Indebtedness, the Financing, the Commitment Papers or any other agreement relating to the Refinancing Indebtedness, the Financing, or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.

9.6    Notices. Any notice, request, instruction or other document or communication to be given to any Party hereunder shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, email or overnight courier:

if to Parent or Merger Sub:

Cleveland-Cliffs Inc.

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Attn: James Graham, Executive Vice President, Chief Legal Officer & Secretary

Email: James.Graham@clevelandcliffs.com

Fax: (216) 694-4880

(with a copy, which shall not constitute notice, to)

Jones Day

250 Vesey Street New York, New York 10281-1047

Attn:    James P. Dougherty

Email: jpdougherty@jonesday.com

Fax: (212) 755-7306

and

Jones Day

901 Lakeside Avenue

Cleveland, Ohio 44114

Attn:    Benjamin L. Stulberg

Email: blstulberg@jonesday.com

Fax: (216) 579-0212

if to the Company:

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

Attn: Joseph C. Alter, Vice President, General Counsel and Corporate Secretary

Email: joe.alter@aksteel.com

Fax: (513) 425-5607

(with a copy, which shall not constitute notice, to)

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Attn: Raymond O. Gietz; Amanda Fenster

Email: raymond.gietz@weil.com; amanda.fenster@weil.com

Fax: (212) 310-8007

or to such other Persons or addresses as may be designated in writing by the Party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving Party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon telephonic or written confirmation of receipt (excluding out of office replies) if sent by facsimile or email; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

9.7    Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated November 1, 2019, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the Parties, with respect to the subject matter of this Agreement. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NONE OF PARENT, MERGER SUB OR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8    No Third Party Beneficiaries. Except as provided in Section 3.3 (Composition of Parent’s Board of Directors) and Section 6.12 (Indemnification; Directors’ and Officers’ Insurance), Parent, Merger Sub and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The Parties further agree that the rights of third party beneficiaries under Section 3.3 and Section 6.12 and shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, each of the Financing Parties and the Refinancing Parties shall be an express third-party beneficiary of and shall be entitled to rely on Section 8.5(d), the last sentence of Section 9.2, Section 9.5(b) and (d), this sentence of this Section 9.8 and Section 9.13 (together with any defined term used in any of the foregoing provisions), and each of the Financing Parties and the Refinancing Parties may enforce such provisions.

9.9    Obligations of Parent and of the Company. Whenever this Agreement requires Merger Sub or any other Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or such other Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.11    Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All pronouns and all variations thereof will be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require. The defined terms contained in this Agreement are applicable to the singular, as well as to the plural, forms of such terms. References to any statute, rule, regulation, law or Law shall be deemed to refer to such statutes, rules, regulations laws or Laws as amended or supplemented from time to time, unless otherwise specifically indicated. All references to “dollars” or “$” in this Agreement are to United States dollars. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, in accordance with its terms. References to any Person include the successors and permitted assigns of that Person. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.” The word “covenant” means “covenant and agreement.” The use of the words “or,” “either,” or “any” shall not be exclusive. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c)    Each Party has or may have set forth information in its respective Disclosure Letter in a section of such Disclosure Letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

9.12    Assignment. This Agreement shall not be assignable by operation of Law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct Subsidiary that is a Delaware corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that no such designation shall (a) relieve any such Person of its obligations hereunder, (b) impose any additional or incremental non-de minimis obligation, or otherwise have any non-de minimis adverse effect, on the Company or any of its stockholders, or (c) impede or delay the consummation of the transactions contemplated by this Agreement or otherwise impede the rights of the Company or the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

9.13    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered in connection herewith, in no event shall any Financing Party or Refinancing Party have any liability or obligation to, or be subject to any action, suit, proceeding or claim from the Company, its affiliates, or it or its affiliates’ respective former, current or future general or limited partners, stockholders, managers, members, controlling persons, agents or Representatives (collectively, the “Company Parties”; it being understood and agreed that such term shall at no time be deemed to include Parent and Merger Sub) in connection with this Agreement or the transactions contemplated hereby, including any Financing or Refinancing, whether at law or equity, in contract, in tort or otherwise, and none of Company Parties will have any rights or claims against any Financing Party or Refinancing Party (solely in its capacity as a Financing Party or Refinancing Party, as applicable) under this Agreement or any other agreement contemplated by, or entered into in connection with the transactions contemplated by, this Agreement, including any commitments by the Financing Sources or Refinancing Sources, as applicable, in respect of financing the transactions contemplated by this Agreement.

ARTICLE X

CERTAIN DEFINITIONS

10.1    Definitions. For the purposes of this Agreement, the following terms shall have the meanings specified in this Section 10.1.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company or Parent, whichever is a party thereto, than those contained in the Confidentiality Agreement that are applicable to the Company (it being understood that such confidentiality agreement need not contain a “standstill” or similar obligations to the extent that the other Party is, concurrently with the entry by a Party or any of its Subsidiaries into such confidentiality agreement, released from any “standstill” and other similar obligations in the Confidentiality Agreement).

“Affiliate” means, when used with respect to any Party, any Person who is an “affiliate” of that Party within the meaning of Rule 405 promulgated under the Securities Act.

“Annual Financial Statements” means the audited combined financial balance sheets and related statements of income and cash flows of the Company and its subsidiaries for the three most recently completed fiscal years ended at least 60 days before the Closing Date, prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X).

“Anti-Corruption Laws” means, with respect to any Person, the U.S. Foreign Corrupt Practices Act of 1977 and any other similar Laws applicable to such Person or any of its Subsidiaries regarding corruption, commercial bribery or the use of funds for political activity.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time), other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

“Company Acquisition Proposal” means (a) any proposal or offer from any Third Party with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries with respect to assets that constitute 50% or more of the assets, revenues or net income of the Company and its Subsidiaries, taken as a whole, or (b) any acquisition by a Third Party resulting in, or proposal or offer (including any tender offer or exchange offer) from a Third Party that if consummated would result in, a Third Party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, (i) 50% or more of the total voting power of, or of any class of, equity securities of the Company, or (ii) 50% or more of the consolidated total assets (including equity securities of the Company’s Subsidiaries), revenues or net income of the Company and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

“Company Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash, equity-based, incentive, bonus, employment, individual consulting, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, supplemental retirement, profit sharing, pension, deferred compensation, savings, or termination, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any current, potential, or contingent liability, except that no Multiemployer Plan will be considered a Company Benefit Plan.

“Company Credit Agreements” means (a) that certain Second Amended and Restated Loan and Security Agreement, dated as of September 13, 2017 (the “Company ABL Credit Agreement”), by and among AK Steel

Corporation, as borrower, the guarantors named therein, certain financial institutions from time to time party thereto (the “Lenders”), and Bank of America, N.A., as agent for the Lenders (in such capacity, the “Agent”), as amended by that First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 26, 2019, by and among AK Steel Corporation, as borrower, AK Tube LLC, Mountain State Carbon, LLC, the Lenders and the Agent and (b) any other credit agreements or facilities to which the Company or any of its Subsidiaries is a party.

“Company Equity Awards” means the Company Options, Company RSUs, Company PSAs and Company Restricted Shares.

“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Indentures” means (a) that certain Indenture, dated as of May 11, 2010, among AK Steel Corporation, as issuer, the Company, as guarantor, and U.S. Bank National Association, as trustee, as amended and supplemented, (b) the Senior Secured Indenture, and (c) any other indentures to which the Company or any of its Subsidiaries is a party.

“Company Intervening Event” means any material change, development or occurrence with respect to the Company and its Subsidiaries or Parent and its Significant Subsidiaries that (x) first becomes known to the Company’s board of directors after the date of this Agreement and was not reasonably foreseeable by the Company’s board of directors as of the date of this Agreement, or (y) if known (or reasonably foreseeable) as of the date of this Agreement, the consequences of such change, development or occurrence were not known to or reasonably foreseeable by the Company’s board of directors as of the date of this Agreement; provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, a Company Intervening Event: (a) the receipt, existence or terms of any Company Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Company Acquisition Proposal, or the consequences of any of the foregoing, (b) any event resulting, in and of itself, from a breach of this Agreement by the Company or (c) any fact, event, change, circumstance or effect resulting from (i) changes in the economy or financial markets generally in the United States or any other country or changes that are the result of acts of war, sabotage or terrorism or of natural disasters; (ii) the announcement or consummation of the transactions contemplated by this Agreement; (iii) changes in Law or in GAAP after the date of this Agreement; (iv) any failure in and of itself by the Company or its Subsidiaries or Parent or its Subsidiaries to meet any estimates or projections of financial performance for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Intervening Event; (v) any change in the price or trading volume of the Company Shares or Parent Shares on the NYSE or any other market in which such securities are quoted for purchase and sale; provided that, the exception in this clause shall not prevent or otherwise affect, in any way, a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, a Company Intervening Event; and (vi) any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty by the Company or its directors or other violation of applicable Law by the Company relating to this Agreement and the transactions contemplated hereby; except, with respect to clauses (i) and (iii), to the extent such fact, event, change, circumstance or effect (A) primarily relates only to (or has the effect of primarily relating only to) the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, or (B) disproportionately adversely affects the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, compared to other companies operating in the industries in which the Company and its Subsidiaries or Parent and its Subsidiaries, respectively, operate.

“Company Material Adverse Effect” means any fact, event, change, circumstance, development or effect that, (x) prevents, is reasonably expected to delay beyond the End Date, or has a material adverse effect on the ability of the Company to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby or (y) materially adversely affects the properties, business, conditions (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, excluding, for purposes of clause (y), any effect to the extent resulting from (a) general economic, regulatory or political conditions (or changes therein, including any actual or potential stoppage, shutdown, default or similar event or occurrence) or securities, credit, financial or other capital market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States or any other country; (b) changes or conditions generally affecting the industries in which the Company and its Subsidiaries operate; (c) geopolitical conditions or changes that are the result of, or any escalation or worsening of, acts of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, or threat of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, and any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster; (d) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or its Subsidiaries with employees, labor unions, suppliers or partners; provided that the exception in this clause (d) shall not apply to any representation or warranty contained in Section 5.1 of this Agreement if the primary purpose of such representation or warranty is to address the consequences resulting from the consummation of the Merger; (e) changes in Law or in GAAP (or authoritative interpretations thereof) after the date of this Agreement; (f) any failure in and of itself by the Company and its Subsidiaries to meet any estimates or projections of financial performance for any period; provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (g) a change, in and of itself, in the price or trading volume of the Company Shares (or of the equity securities of any Subsidiary of the Company) on the NYSE or in the credit rating of the Company or any of its Subsidiaries; provided that, the exception in this clause (g) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, a Company Material Adverse Effect; (h) any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement and the transactions contemplated hereby; or (i) the taking of any action at the written request of the other Party hereto except, with respect to clauses (a), (b), (c) and (e), to the extent such change, event, circumstance, development or effect has a materially disproportionate effect on the Company and its Subsidiaries compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Stock Plan” means the AK Steel Holding Corporation 2019 Omnibus Supplemental Incentive Plan, the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of May 26, 2016), the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of July 23, 2015), the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 20, 2014), and the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 18, 2010).

“Company Superior Proposal” means a bona fide written Company Acquisition Proposal (but substituting “80%” for all references to “50%” in the definition of such term) that did not result from a violation of Section 6.2, that the board of directors of the Company has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, and taking into account the terms and conditions and all other relevant factors (including all legal, financial and regulatory aspects of the proposal and the Person making the proposal), is reasonably capable of being consummated in accordance with its terms and which, if consummated, would be more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (a) any revisions to the terms of this Agreement that Parent has committed in writing to make pursuant to Section 6.2(f) and (b) the certainty of completion and the time likely to be required to consummate such Company Acquisition Proposal).

“Environmental Law” means Law relating to: (a) the protection, investigation or restoration of the environment, health and safety or natural resources, (b) the handling, disposal, use, presence, sale, distribution, marketing, labeling, importation, exportation, generation, treatment, storage, release or threatened release of, or contamination by, any Hazardous Substance, (c) indoor air, wetlands, pollution, noise, odor or any injury or threat of injury or exposure to persons or property relating to any Hazardous Substance, (d) the emission of greenhouse gases, including carbon dioxide, or (e) consumer product, worker or environmental exposure warnings (including under California’s Proposition 65, Cal. Health and Safety Code section 25249.5 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financing Parties” means the persons (other than Parent or any of its Subsidiaries) that have committed to provide any portion of any Financing or have otherwise entered into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with the Financing, including any Financing Source, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Financing together with, in each case, their Representatives.

“Financing Sources” means the parties named in the Commitment Letter, any joinder agreements (or any similar agreement pursuant to which the Commitment Letter is modified solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities as parties thereto who had not executed the Commitment Papers as of the date hereof) thereto and the Fee Letter contemplated therein (and their respective successors and permitted assigns) as having committed to provide any portion of the Financing.

“Foreign Investment Laws” means any Law intended to prohibit, restrict, or regulate acquisitions or investments in Persons organized, domiciled, or operating in a jurisdiction by foreign Persons.

“Hazardous Substance” means any substance that is: (a) listed, classified or regulated pursuant to or that may give rise to liability under any Environmental Law; (b) any petroleum product, compound or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) any other substance that poses a risk of harm or is regulated due to a potential for harm by any Governmental Entity pursuant to any Law.

“Intellectual Property” means anywhere in the world, all (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (b) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (c) Trade Secrets; (d) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; (e) internet domain names; and (f) all other intellectual property or proprietary rights.

“Interim Financial Statements” means the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its subsidiaries for any subsequent financial quarter and the portion of the fiscal year through the end of such quarter ended at least 40 days prior to the Closing Date and for the comparable period of the prior fiscal year, together with all related notes and schedules thereto, prepared in accordance with GAAP and in compliance with Regulation S-X (other than Rules 3-03(e), 3-09, 3-10 and 3-16 of Regulation S-X).

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Knowledge” means (a) with respect to the Company, the actual knowledge, after due inquiry of their direct reports, of the individuals listed in Section 10.1(a) of the Company Disclosure Letter and (b) with respect to Parent, the actual knowledge, after due inquiry of their direct reports, of the individuals listed in Section 10.1(a) of the Parent Disclosure Letter.

“Marketing Period” means the first period of 18 consecutive Business Days after the date of this Agreement throughout and at the end of which (a) Parent shall have all of the Required Information (it being understood that any offering document may, at the election of the Company, be updated during such period with more recent information regarding the Company, including financial statements, related financial data and information related to the financial position, results of operations, cash flows and prospects of the Company, and in such event the 18 Business Day period shall not be deemed to have been tolled or recommenced) and (b) the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall be satisfied (not including conditions which, by their nature, can only be satisfied at the Closing) and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 to fail to be satisfied assuming the Closing were scheduled at any time during such period; provided that (i) such 18 consecutive Business Day period shall not commence prior to January 6, 2020, (ii)    none of July 3, 2020, November 26, 2020 and November 27, 2020 shall constitute a Business Day for purposes of calculating such 18 Business Day period, (iii) if such 18 Business Day period has not ended prior to August 21, 2020, then such 18 Business Day period shall not commence prior to September 8, 2020 and (iv) the Marketing Period shall not be deemed to have commenced if, prior to the Closing Date, (A) the Interim Financial Statements included in the Required Information become stale under Regulation S-X, in which case the Marketing Period shall not be deemed to commence unless and until the earliest date on which the Company has furnished Parent with or filed on the SEC’s website, EDGAR, the updated Required Information, (B) Ernst & Young LLP shall have withdrawn in writing its audit opinion with respect to any of the Annual Financial Statements, in which case the Marketing Period shall be deemed not to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements by Ernst & Young LLP or another nationally-recognized independent public accounting firm, (C) any of the historical financial statements of the Company that are included in the Required Information shall have been restated or the Company or any of its Subsidiaries shall have publicly announced that a restatement of any historical financial statements of the Company is required, or the board of directors of the Company shall have determined to restate historical financial statements of the Company, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, such restatement has been completed or the board of directors of the Company subsequently concludes that no such restatement shall be required in accordance with GAAP, or (D) the Required Information, taken as a whole, contains any untrue statement of a material fact or omits to state any material fact, in each case with respect to the Company or any of its Subsidiaries, necessary in order to make the statement contained in the Required Information, in light of the circumstances under which it was made, not materially misleading, provided that any supplemental disclosure that would typically be included in a customary pricing supplement (and that would not typically require circulating updated disclosure to potential investors prior to pricing of any related securities offering) shall not be construed to be a material misstatement or omission. If the Company reasonably believes (in good faith) that the Marketing Period has commenced, it may deliver to Parent a written notice (which may be delivered by email) to that effect (stating when it believes such period commenced), in which case, the “Marketing Period” shall be deemed to have commenced on the date specified in such notice, unless Parent reasonably believes (in good faith) that the Marketing Period has not commenced and, within three Business Days after receipt of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity why the Marketing Period has not commenced).

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Parent Acquisition Proposal” means (a) any proposal or offer from any Third Party with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Parent or any of its Subsidiaries with respect to assets that constitute 50% or more of the assets, revenues or net income of Parent and its Subsidiaries, taken as a whole, or (b) any acquisition by a Third Party resulting in, or proposal or offer (including any tender offer or exchange offer) from a Third Party that if consummated would result in, a Third Party becoming the beneficial owner of, directly or indirectly, in one transaction or a series of related transactions, (i) 50% or more of the total voting power of, or of any class of, equity securities of Parent, or (ii) 50% or more of the consolidated total assets (including equity securities of Parent’s Subsidiaries), revenues or net income of Parent and its Subsidiaries, taken as a whole, in each case other than the transactions contemplated by this Agreement.

“Parent Benefit Plan” means (a) all “employee benefit plans” (within the meaning of Section 3(3) of ERISA) and (b) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash, equity-based, incentive, bonus, employment, individual consulting, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, relocation, loan, fringe benefit, severance, retirement, supplemental retirement, profit sharing, pension, deferred compensation, savings, or termination, in each case of clauses (a) and (b) that are sponsored, maintained, contributed to or required to be contributed to by Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any current, potential, or contingent liability, except that no Multiemployer Plan will be considered a Parent Benefit Plan.

“Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Parent Intervening Event” means any material change, development or occurrence with respect to Parent and its Significant Subsidiaries or the Company and its Subsidiaries that (x) first becomes known to Parent’s board of directors after the date of this Agreement and was not reasonably foreseeable by Parent’s board of directors as of the date of this Agreement, or (y) if known (or reasonably foreseeable) as of the date of this Agreement, the consequences of such change, development or occurrence were not known to or reasonably foreseeable by Parent’s board of directors as of the date of this Agreement; provided, however, that in no event shall any of the following constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been, a Parent Intervening Event: (a) the receipt, existence or terms of any Parent Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Parent Acquisition Proposal, or the consequences of any of the foregoing, (b) any event resulting, in and of itself, from a breach of this Agreement by Parent or Merger Sub, or (c) any fact, event, change, circumstance or effect resulting from (i) changes in the economy or financial markets generally in the United States or any other country or changes that are the result of acts of war, sabotage or terrorism or of natural disasters; (ii) the announcement or consummation of the transactions contemplated by this Agreement; (iii) changes in Law or in GAAP after the date of this Agreement; (iv) any failure in and of itself by the Company or its Subsidiaries or Parent or its Subsidiaries to meet any estimates or projections of financial performance for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause (iv) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Parent Intervening Event; (v) any change in the price or trading volume of the Company Shares or Parent Shares on the NYSE or any other market in which such securities are quoted for purchase and sale; provided that, the exception in this clause shall not prevent or otherwise affect, in any way, a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, a Parent Intervening Event; and (vi) any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty by Parent or its directors or other violation of applicable Law by Parent relating to this Agreement and the transactions contemplated hereby; except, with respect to clauses (i) and (iii), to the extent such fact, event, change, circumstance or effect (A) primarily relates only to (or has the effect of primarily relating only to) Parent and its Subsidiaries or the Company and its Subsidiaries or (B) disproportionately adversely affects Parent and its Subsidiaries or the Company and its Subsidiaries, as applicable, compared to other companies operating in the industries in which Parent and its Subsidiaries or the Company and its Subsidiaries, respectively, operate.

“Parent Material Adverse Effect” means any fact, event, change, circumstance, development or effect that, (x) prevents, is reasonably expected to delay beyond the End Date, or has a material adverse effect on the ability of Parent to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby or (y) materially adversely affects the properties, business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole, excluding, for purposes of clause (y), any effect to the extent resulting from (a) general economic, regulatory or political conditions (or changes therein, including any actual or potential stoppage, shutdown, default or similar event or occurrence) or securities, credit, financial or other capital market conditions (including changes generally in prevailing interest rates, currency exchange rates, credit markets or equity price levels or trading volumes), in each case in the United States or any other country; (b) changes or conditions generally affecting the industries in which Parent and its Subsidiaries operate; (c) geopolitical conditions or changes that are the result of, or any escalation or worsening of, acts of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, or threat of war (whether or not declared), sabotage, cyber-intrusion, terrorism or any epidemics, and any hurricane, tornado, flood, fire, volcano, earthquake or other natural or man-made disaster or any other national or international calamity, crisis or disaster; (d) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or its Subsidiaries with employees, labor unions, suppliers or partners, provided that the exception in this clause (d) shall not apply to any representation or warranty contained in Section 5.2 of this Agreement if the primary purpose of such representation or warranty is to address the consequences resulting from the consummation of the Merger; (e) changes in Law or in GAAP (or authoritative interpretations thereof) after the date of this Agreement; (f) any failure in and of itself by Parent and its Subsidiaries to meet any estimates or projections of financial performance for any period; provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Parent Material Adverse Effect; (g) a change, in and of itself, in the price or trading volume of the Parent Shares (or of the equity securities of any Subsidiary of Parent) on the NYSE or in the credit rating of Parent or any of its Subsidiaries; provided that, the exception in this clause (g) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such change has resulted in, or contributed to, a Parent Material Adverse Effect; (h) any litigation, claim or proceeding arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement and the transactions contemplated hereby; or (i) the taking of any action at the written request of the other Party hereto except, with respect to clauses (a), (b), (c) and (e), to the extent such change, event, circumstance, development or effect has a materially disproportionate effect on Parent and its Subsidiaries compared to other companies operating in the industries in which Parent and its Subsidiaries operate.

“Parent Superior Proposal” means a bona fide written Parent Acquisition Proposal (but substituting “80%” for all references to “50%” in the definition of such term) that did not result from a violation of Section 6.2, that the board of directors of Parent has determined in its good faith judgment, after consultation with its outside legal counsel and financial advisor, and taking into account the terms and conditions and all other relevant factors (including all legal, financial and regulatory aspects of the proposal and the Person making the proposal), is reasonably capable of being consummated in accordance with its terms and which, if consummated, would be more favorable to Parent’s shareholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account (a) any revisions to the terms of this Agreement that the Company has committed in writing to make pursuant to Section 6.2(f) and (b) the certainty of completion and the time likely to be required to consummate such Parent Acquisition Proposal).

“Permitted Lien” means (a) any Lien for Taxes, assessments, or other governmental charges that are not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary and usual course of business and consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof or if due that are currently in the process of being paid, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, entitlement, building codes, building, or other land use Laws or similar restrictions, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (e) all immaterial imperfections and irregularities in title, charges, easements, rights of way (whether recorded or unrecorded), restrictions, declarations, covenants, conditions, defects, exceptions, encumbrances and other similar matters that do not, in each case and in the aggregate, do not materially interfere with, or materially impair the use of, the property or assets subject thereto, (f) Liens that constitute non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (g) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, landlord, lessor, sublessor or other Person in title under any license, lease or other contract or in the property being licensed, leased or occupied, so long as, in each case and in the aggregate, such right, interest, Lien or title does not materially interfere with the present use or occupancy of the applicable property owned, leased, used or held for use by the Parent, Company or any of their respective Subsidiaries, (h) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens on any estate superior to the interest of the Parent, Company or any of their respective Subsidiaries in any leased realty (j) other Liens that do not materially impair the value or use of the subject property or (k) Liens incurred pursuant to Company Credit Agreements or the Company’s 7.5% Senior Secured Notes due July 2023.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Pre-2016 Stock Plan” means the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of July 23, 2015), the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 20, 2014), and the AK Steel Holding Corporation Stock Incentive Plan (as amended and restated as of March 18, 2010).

“Refinancing” means any issuance or incurrence of Refinancing Indebtedness.

“Refinancing Indebtedness” means any indebtedness incurred by the Parent or any of its Subsidiaries any of the proceeds of which will be used to terminate, retire, repay, defease, repurchase, exchange, satisfy and discharge, redeem or repurchase any indebtedness outstanding under any Company Indenture.

“Refinancing Parties” means the Persons (other than Parent or any of its Subsidiaries) that have committed to provide any portion of any Refinancing or have otherwise entered into or proposed to enter into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, indenture or other agreement in connection with any Refinancing, including any Refinancing Sources, and any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of the Refinancing together with, in each case, their Representatives.

“Refinancing Sources” means the Persons (other than Parent or any of its Subsidiaries) that have entered or propose to enter into any commitment letter, engagement letter, credit agreement, underwriting agreement, purchase agreement, dealer manager agreement, indenture or other agreement in connection with any Refinancing, including any arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or similar representative in connection with any portion of any Refinancing together with, in each case, their Representatives.

“Registered” means issued by, registered with or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Regulation S-X” means Regulation S-X promulgated by the United States Securities and Exchange Commission, as in effect on the date hereof.

“Senior Secured Indenture” means that certain Indenture, dated as of June 20, 2016, among AK Steel Corporation, as issuer, the guarantors named therein and U.S. Bank National Association, as trustee and collateral agent, as amended and supplemented.

“Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X.

“Subsidiary” means, when used with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any of its Subsidiaries is a general partner or holds a majority of the voting interests of a partnership or (b) such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person, and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control.

“Tax” means all federal, state, provincial, local and foreign income, profits, gain, franchise, gross receipts, alternative minimum, environmental, customs duty, license, capital, capital stock, severance, stamp, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, ad valorem, occupancy, transfer, registration, goods and services, import, wage, workers compensation, levies, tariffs, real property, intangibles, net worth, estimated or other taxes or governmental fees, duties or assessments in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, whether disputed or not.

“Tax Return” means all returns, reports and documents (including elections, declarations, disclosures, schedules, estimates and information returns) or other information or filing supplied to or required to be supplied to a Tax authority relating to Taxes, including any amendment or attachment thereto.

“Trade Secrets” means confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

In addition to the terms defined above, the terms listed below are defined in the sections set forth opposite such defined term.

Definition	Agreement Section Reference
Adverse Company Recommendation Change	6.2(c)
Adverse Parent Recommendation Change	6.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(a)(iii)
Alternative Financing	6.16(a)
Antitrust Laws	5.1(d)(i)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Book Entry Company Share	4.1(a)
Book Entry Parent Shares	4.2(a)
By-Laws	2.2
Cash-Out Option	4.5(a)(i)
Cash-Out Option Payment	4.5(a)(i)
Certificate	4.1(a)
Certificate of Merger	1.3
Charter	2.1
Closing	1.2

Definition	Agreement Section Reference
Closing Date	1.2
Closing Date Notice	1.2
Code	Recitals
Commitment Letter	5.2(m)(ii)
Commitment Papers	5.2(m)(ii)
Company	Preamble
Company Disclosure Letter	5.1
Company Employee	6.10(a)
Company Intellectual Property	5.1(o)(i)
Company Labor Agreements	5.1(n)(i)
Company Leased Real Property	5.1(s)(ii)
Company Material Contract	5.1(q)
Company Material Customers	5.1(u)
Company Material Suppliers	5.1(u)
Company Notes	6.16(a)
Company Option	4.5(a)(i)
Company Owned Real Property	5.1(s)(i)
Company Preferred Shares	5.1(b)(i)
Company PSA	4.5(c)
Company Real Property Lease	5.1(s)(ii)
Company Recommendation	5.1(c)(ii)
Company Restricted Share	4.5(d)
Company Reports	5.1(e)(i)
Company RSU	4.5(b)
Company Share or Company Shares	4.1(a)
Company Stockholders Meeting	6.4(a)
Company Tax Counsel	6.6(b)
Confidentiality Agreement	9.7
Continuation Period	6.10(a)
Contract	5.1(d)(ii)
Converted Company Option	4.5(a)(ii)
Debt Repayments	6.16(b)
DGCL	1.1
D&O Insurance	6.12(d)
Disclosure Letters	5.2
DTC	4.1(b)
Effective Time	1.3
End Date	8.2(a)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Exchange Ratio	4.1(a)
Excluded Company Share or Excluded Company Shares	4.1(a)
Extended End Date	8.2(a)
Fee Letter	5.2(m)(ii)
Financing	6.16(a)
GAAP	5.1(e)(iii)
Governmental Entity	5.1(d)(i)
HSR Act	5.1(d)(i)
Indemnified Parties	6.12(a)
Insurance Policies	5.1(p)
IRS	5.1(h)(i)

Definition	Agreement Section Reference
Laws	5.1(i)(i)
Licenses	5.1(i)(i)
Lien	5.1(b)(v)
Losses	6.16(d)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
New Plans	6.10(b)
Notice Period	6.2(f)(i)
Notice of Superior Proposal	6.2(f)(i)
NYSE	4.2(f)
Old Plans	6.10(b)
Order	7.1(d)
Parent	Preamble
Parent 401(k) Plan	6.10(c)
Parent Disclosure Letter	5.2
Parent Leased Real Property	5.2(k)(ii)
Parent Owned Real Property	5.2(k)(i)
Parent Preferred Stock	5.2(b)(i)
Parent Real Property Lease	5.2(k)(ii)
Parent Recommendation	5.2(c)(ii)
Parent Reports	5.2(e)(i)
Parent Share or Parent Shares	4.1(a)
Parent Shareholders Meeting	6.4(b)
Parent Stock Plans	5.2(b)(i)
Parent Tax Counsel	6.6(b)
Party or Parties	Preamble
Payor	4.2(c)(iv)
PBGC	5.1(h)(v)
Per Share Merger Consideration	4.1(a)
Per Share Option Consideration	4.5(a)(i)
Pre-2016 Option	4.5(a)(i)
Prospectus/Proxy Statement	6.3(a)
Recent Developments Section	6.16(a)
Representatives	6.2(a)
Required Information	6.16(b)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(c)(i)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(i)
Surviving Corporation	1.1
Takeover Statute	5.1(j)
Tax Opinion	6.6(b)
Tax Representation Letters	6.6(b)
Termination Fee	8.5(b)
Terminated Plan	6.10(c)
Third Party	6.2(a)(ii)
WARN Act	5.1(n)(vi)

(Signature Pages Follow)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

AK STEEL HOLDING CORPORATION

By	/s/ Roger K. Newport
Name: Roger K. Newport
Title: Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

CLEVELAND-CLIFFS INC.

By	/s/ Lourenco Goncalves
Name: Lourenco Goncalves
Title: Chairman, President, and Chief Executive Officer

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Parties as of the date first written above.

PEPPER MERGER SUB INC.

By	/s/ Clifford T. Smith
Name: Clifford T. Smith
Title: President

ANNEX B

December 2, 2019

Board of Directors

Cleveland-Cliffs Inc.

200 Public Square, Suite 3300

Cleveland, Ohio 44114-2315

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Cleveland-Cliffs Inc. (“Parent”) of the Exchange Ratio (as defined below) pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among AK Steel Holding Corporation (the “Company”), Parent and Pepper Merger Sub Inc., a direct wholly owned subsidiary of Parent (“Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of common stock, par value $0.01 per share (“Company Common Stock”), of the Company (other than Company Restricted Shares (as defined in the Agreement) and shares owned by Parent, Merger Sub or the Company not held on behalf of third parties) will be converted into, and become exchangeable for, 0.400 (the “Exchange Ratio”) of a share of common stock, par value $0.125 per share (“Parent Common Stock”), of Parent.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information, including publicly available research analysts’ financial forecasts, relating to the Company and Parent; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company (the “Company Forecasts”); (iii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by Parent, including financial forecasts provided to or discussed with us by the management of Parent (the “Parent Adjusted Company Forecasts”); (iv) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of Parent furnished to us by Parent, including financial forecasts provided to or discussed with us by the management of Parent (the “Parent Forecasts”); (v) reviewed certain internal information relating to cost savings, synergies and related expenses expected to result from the Transaction (the “Expected Synergies”) and certain other pro forma financial effects of the Transaction, in each case as furnished to us by Parent; (vi) reviewed capitalization information for Parent and the Company provided by Parent and the Company, respectively; (vii) conducted discussions with members of the senior managements and representatives of Parent and the Company concerning the information described in clauses (i)–(vi) of this paragraph, as well as the businesses and prospects of the Company and Parent generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed the financial terms of certain other transactions that we deemed relevant; (x) reviewed a draft, dated December 2, 2019, of the Agreement; (xi) participated in certain discussions among representatives of Parent and the Company and their advisors; and (xii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of Parent

LOS ANGELES  |   NEW YORK  |  BOSTON  |  CHICAGO

and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the financial forecasts and other information relating to the Company, Parent, the Expected Synergies and other pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or Parent, as the case may be, as to the future performance of the Company and Parent, such Expected Synergies (including the amount, timing and achievability thereof) and other pro forma financial effects. At your direction, we have relied upon the Parent Forecasts and the Parent Adjusted Company Forecasts (and have not relied upon the Company Forecasts) for purposes of our analysis and this opinion. At your direction, we have also relied upon Parent’s future pricing and tariff assumptions that are included in the Parent Forecasts and Parent Adjusted Company Forecasts. We also have assumed, at your direction, that the future financial results (including Expected Synergies) reflected in the Parent Forecasts and the Parent Adjusted Company Forecasts and other information (including the Expected Synergies) will be achieved at the times and in the amounts projected. In addition, at your direction, we have relied on the assessments of the management of Parent as to Parent’s ability to integrate the businesses of the Company and Parent. We express no views as to the reasonableness of any financial forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, Parent or any of their respective subsidiaries, nor have we been furnished with any such evaluation or appraisal.

Our opinion does not address Parent’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Parent and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of Exchange Ratio from a financial point of view to Parent. Our opinion relates to the relative values of Parent and the Company. With your consent, we express no opinion as to what the value of the Parent Common Stock actually will be when issued pursuant to the Transaction or the prices at which Parent Common Stock or Company Common Stock may trade at any time. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ from the draft that we have reviewed in any respect material to our analysis, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other consents or approvals, no restrictions, terms or conditions will be imposed that could be material to our analysis. In addition, representatives of Parent have advised us, and we have assumed, with your consent, that the Transaction will qualify as a tax-free reorganization for federal income tax purposes.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof. We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of Parent and the Company. We currently are providing investment banking services to Parent unrelated to the Transaction and in the future may provide investment banking and other services to Parent and the Company and may receive compensation for such services.

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This opinion is for the use and benefit of the Board of Directors of Parent (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of Parent or the Company. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to Parent.

Very truly yours,

/s/ Moelis & Company LLC

MOELIS & COMPANY LLC

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ANNEX C

PERSONAL AND CONFIDENTIAL

December 2, 2019

Board of Directors

AK Steel Holding Corporation

9227 Centre Pointe Drive

West Chester, Ohio 45069

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Cleveland-Cliffs Inc. (“Cliffs”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of AK Steel Holding Corporation (the “Company”) of the exchange ratio of 0.400 of a common share, par value $0.125 per share (the “Cliffs Common Shares”), of Cliffs to be paid for each Share (the “Exchange Ratio”) pursuant to the Agreement and Plan of Merger, dated as of December 2, 2019 (the “Agreement”), by and among the Company, Cliffs, and Pepper Merger Sub Inc., a wholly owned subsidiary of Cliffs.

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Cliffs, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to Cliffs and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to a private placement of Cliffs’ 4.875% Senior Secured Notes due 2024 (aggregate principal amount $400,000,000) in December 2017; as joint bookrunner with respect to a public offering of Cliffs’ 1.5% Convertible Senior Notes due 2025 (aggregate principal amount $316,250,000) in December 2017; as sole bookrunner with respect to a private placement of Cliffs’ 5.875% Senior Guaranteed Notes due 2027 (aggregate principal amount $750,000,000) in April 2019; and as dealer-manager with respect to Cliffs’ tender offer of its outstanding 5.75% Senior Guaranteed Notes due 2025 (aggregate principal amount $600,000,000) in May 2019. We may also in the future provide financial advisory and/or underwriting services to the Company, Cliffs, and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and Cliffs for the five years ended December 31, 2018; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Cliffs; certain other communications from the Company and Cliffs to their respective stockholders; certain publicly available research analyst reports for the Company and Cliffs; and certain internal financial analyses and forecasts for the Company prepared by its management and for Cliffs on a standalone basis, prepared by the management of Cliffs, as adjusted by the management of the Company, and certain financial analyses and forecasts for Cliffs on a pro forma basis giving effect to the Transaction prepared by the management of the Company, in each case as approved for our use by the Company (the “Forecasts”), including certain operating synergies projected by the management of the Company to result from the Transaction, as approved for our use

Board of Directors

AK Steel Holding Corporation

December 2, 2019

by the Company (the “Synergies”). We have also held discussions with members of the senior managements of the Company and Cliffs regarding their assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of Cliffs and with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares and the Cliffs Common Shares; compared certain financial and stock market information for the Company and Cliffs with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Cliffs or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Cliffs or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Cliffs and its affiliates) of Shares, as of the date hereof, of the Exchange Ratio pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Cliffs Common Shares will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or Cliffs or the ability of the Company or Cliffs to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Board of Directors

AK Steel Holding Corporation

December 2, 2019

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders (other than Cliffs and its affiliates) of Shares.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

PART II

Item 20. Indemnification of Directors and Officers.

Cleveland-Cliffs Inc., which is referred to as Cliffs, is incorporated under the laws of the State of Ohio.

Cliffs will indemnify, to the full extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of Cliffs, or is or was serving at Cliffs’ request as a director, trustee, officer, employee or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust or other enterprise; provided, however, that Cliffs will indemnify any such agent (as opposed to any director, officer or employee) of Cliffs to an extent greater than required by law only if and to the extent that the directors may, in their discretion, so determine. The indemnification Cliffs gives will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, Cliffs’ Third Amended Articles of Incorporation, as amended, or any agreement, vote of shareholders or of disinterested directors or otherwise, both as to action in official capacities and as to action in another capacity while such person is a director, officer, employee or agent, and shall continue as to a person who has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of heirs, executors and administrators of such a person.

Cliffs may, to the full extent permitted by law and authorized by the directors, purchase and maintain insurance on behalf of any persons described in the paragraph above against any liability asserted against and incurred by any such person in any such capacity, or arising out of the status as such, whether or not Cliffs would have the power to indemnify such person against such liability. Cliffs has purchased and currently maintains, at its expense, directors’ and officers’ liability insurance, providing coverage, within certain limits, for liabilities that may be incurred by its directors and officers in their capacities as such.

Under the Ohio Revised Code, Ohio corporations are authorized to indemnify directors, officers, employees and agents within prescribed limits and must indemnify them under certain circumstances. The Ohio Revised Code does not provide statutory authorization for a corporation to indemnify directors, officers, employees and agents for settlements, fines or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees or agents) are entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

The Ohio Revised Code does not authorize payment of judgments to a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is permitted, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation’s articles, code of regulations or by contract except with respect to the advancement of expenses of directors.

Under the Ohio Revised Code, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his or her action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

In the Agreement and Plan of Merger, which is referred to as the Merger Agreement, dated as of December 2, 2019, by and among Cliffs, AK Steel Holding Corporation, which is referred to as AK Steel, and

Pepper Merger Sub Inc., which is referred to as Merger Sub, Cliffs has agreed, in addition to its existing indemnification obligations under the Third Amended Articles of Incorporation, as amended, for a period of six years from and after the effective time of the merger of Merger Sub with and into AK Steel, which is referred to as the Merger, that Cliffs will and will cause the surviving corporation to indemnify and hold harmless (and subject to certain conditions to provide advancement of expenses to) each present and former director and officer of AK Steel and its subsidiaries and each other person or entity who, at the request or for the benefit of AK Steel or any of its subsidiaries, is or was previously serving as a director or officer or fiduciary of any other person or entity (determined at the effective time of the Merger), from and against any costs or expenses, judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of matters existing or occurring at or prior to the effective time of the Merger, to the fullest extent that AK Steel or the applicable subsidiary of AK Steel would have been permitted under Delaware law and under its certificate of incorporation or by-laws or other governing documents in effect on December 2, 2019, to indemnify such person. The Merger Agreement also requires that prior to the effective time of the Merger, either Cliffs or AK Steel will obtain and fully pay for a six-year “tail” insurance policy with benefits and levels of coverage no less favorable in any material respect to the persons entitled to indemnification under the Merger Agreement than AK Steel’s existing policies, subject to a premium cap. If Cliffs, AK Steel and the surviving corporation fail to obtain such “tail” insurance policies as of the effective time of the Merger, the surviving corporation in the Merger will (and Cliffs will cause the surviving corporation to) continue to maintain in effect for a period of at least six years from and after the effective time of the Merger the directors’ and officers’ liability insurance coverage that AK Steel had in place as of December 2, 2019, with benefits and levels of coverage no less favorable in any material respect to the indemnified parties than that provided in AK Steel’s existing policies as of December 2, 2019, subject to a premium cap.

For more information on the indemnification and directors’ and officers’ insurance provisions in the Merger Agreement, see the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page [    ] in the joint proxy statement/prospectus that forms a part of this Registration Statement on Form S-4.

Item 21. Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of December 2, 2019, by and among Cliffs, AK Steel Holding Corporation, and Pepper Merger Sub Inc. (attached as Annex A to the joint proxy statement/prospectus which forms part of this registration statement and incorporated herein by reference).±

3.1	Third Amended Articles of Incorporation of Cliffs, as filed with the Secretary of State of the State of Ohio on May 13, 2013 (filed as Exhibit 3.1 to Cliffs’ Current Report on Form 8-K on May 13, 2013 and incorporated herein by reference).

3.2	Certificate of Amendment to Third Amended Articles of Incorporation of Cliffs, as filed with the Secretary of State of the State of Ohio on April 26, 2017 (filed as Exhibit 3.1 to Cliffs’ Current Report on Form 8-K on April 27, 2017 and incorporated herein by reference).

3.3	Certificate of Amendment to Third Amended Articles of Incorporation of Cliffs, as amended, as filed with the Secretary of State of the State of Ohio on August 15, 2017 (filed as Exhibit 3.1 to Cliffs’ Current Report on Form 8-K on August 17, 2017 and incorporated herein by reference).

3.4	Regulations of Cliffs (filed as Exhibit 3.2 to Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2011 and incorporated herein by reference).

5.1	Opinion of Jones Day.

8.1	Tax Opinion of Weil, Gotshal & Manges LLP regarding certain U.S. federal income tax matters.

Exhibit No.	Description

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP relating to Cliffs’ financial statements.

23.3	Consent of Ernst & Young LLP relating to AK Steel Holding Corporation’s financial statements.

23.4	Consent of Weil, Gotshal & Manges LLP (included in Exhibit 8.1).

23.5	Consent of Moelis & Company LLC.

23.6	Consent of Goldman Sachs & Co. LLC.

24.1	Power of Attorney of Directors and Officers of Cliffs.

99.1	Form of Cliffs Proxy Card.

99.2	Form of AK Steel Holding Corporation Proxy Card.

±

Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Cliffs hereby undertakes to furnish supplementally a copy of any omitted schedule or exhibit upon request by the Securities and Exchange Commission.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

•

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)

The registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, in the State of Ohio, on January 8, 2020.

CLEVELAND-CLIFFS INC.

By:	/s/ James D. Graham
James D. Graham
Executive Vice President, Chief Legal Officer & Secretary

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lourenco Goncalves Lourenco Goncalves	Chairman, President and Chief Executive Officer (principal executive officer) and Director	January 8, 2020

/s/ Keith A. Koci Keith A. Koci	Executive Vice President, Chief Financial Officer (principal financial officer)	January 8, 2020

/s/ R. Christopher Cebula R. Christopher Cebula	Vice President, Corporate Controller and Chief Accounting Officer (principal accounting officer)	January 8, 2020

* John T. Baldwin	Director	January 8, 2020

* Robert P. Fisher, Jr.	Director	January 8, 2020

* Susan M. Green	Director	January 8, 2020

* M. Ann Harlan	Director	January 8, 2020

* Janet L. Miller	Director	January 8, 2020

* Joseph A. Rutkowski, Jr.	Director	January 8, 2020

* Eric M. Rychel	Director	January 8, 2020

Signature	Title	Date

* Michael D. Siegal	Director	January 8, 2020

* Gabriel Stoliar	Director	January 8, 2020

* Douglas Taylor	Director	January 8, 2020

*

The undersigned, by signing his name hereto, does sign and execute this registration statement on Form S-4 pursuant to the Power of Attorney executed by the above-named directors of the registrant, which is being filed herewith on behalf of such directors.

By:	/s/ James D. Graham	January 8, 2020
James D. Graham
Attorney-in-Fact